File No. 1-9120





                                   FORM U-3A-2





                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.



                          Statement by Holding Company
                      Claiming Exemption Under Rule U-3A-2
                           from the Provisions of the
                   Public Utility Holding Company Act of 1935



                      To Be Filed Annually Prior to March 1



                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                                (Name of company)

     hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935 and submits the following information:





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     1.  Name,  State of  organization,  location  and  nature  of  business  of claimant, and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

1. Public Service Enterprise Group Incorporated (PSEG), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEG has four direct wholly-owned subsidiaries, Public Service Electric and Gas Company (PSE&G), PSEG Power LLC (Power), PSEG Energy Holdings Inc. (Energy Holdings), and PSEG Services Corporation (Services). PSEG also has 392 indirect subsidiaries. Details are as follows:

1.1. PSE&G, a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an operating public utility company engaged principally in the transmission, distribution and sale of electric energy service and in the transmission, distribution and sale of gas service in New Jersey. Pursuant to the New Jersey Board of Public Utilities' (BPU) mandate under the New Jersey Electric Discount and Energy Competition Act, the New Jersey Energy Master Plan proceedings and associated BPU Orders, PSEG Power LLC (Power) was formed to provide generation services in the deregulated, competitive electricity market throughout the Eastern United States. On August 21, 2000, PSE&G transferred its generation-related assets to Power and its subsidiaries PSEG Nuclear LLC, and PSEG Fossil LLC and its wholesale power contracts to PSEG Energy Resources & Trade LLC. Power and its subsidiaries now own and operate PSEG's generation business. As of December 31, 2000, PSE&G comprised 74% of PSEG's assets. PSE&G's 2000 revenues were 86% of PSEG's revenues and PSE&G's earnings available to PSEG were 76% of PSEG's net income.

PSE&G has five direct wholly-owned subsidiaries; one direct 99%-owned subsidiary (the remaining 1% of which is owned by PSE&G's subsidiary, Public Service Corporation of New Jersey); one direct 50%-owned subsidiary (the remaining 50% of which is owned by Potomac Electric Power Company, a Virginia and District of Columbia corporation) and one indirect wholly-owned subsidiary, as follows:

1.1.A. PSE&G Fuel Corporation (Fuelco), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fuelco provides financing, unconditionally guaranteed by PSE&G, of up to $125 million aggregate principal amount at any one time outstanding with respect to its 42.49% interest in the nuclear fuel acquired for Peach Bottom Atomic Power Station Units 2 and 3. Fuelco is currently inactive.

1.1.B. New Jersey Properties, Inc. (NJP), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. NJP acquires real estate from time to time.

1.1.C. Public Service Corporation of New Jersey (PSC of NJ), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSC of NJ owns 1% of Public Service New Millennium Economic Development Fund L.L.C. (see below).

1.1.D. Public Service New Millennium Economic Development Fund L.L.C. (New Millennium) has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. New Millennium is a direct 99%-owned subsidiary of PSE&G, with the remaining 1% owned by PSC

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of NJ. New  Millennium  supports  economic  development  and programs  providing technology to improve education and health care in urban areas of New Jersey, and has one direct subsidiary, discussed below.

1.1.D.1. Tradelink New Jersey International Business Center, Inc. (Tradelink), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Tradelink is a direct subsidiary of Public Service New Millennium Economic Development Fund L.L.C. and operates a full service turn-key office suite facility designed to attract foreign firms to establish a business presence in New Jersey.

1.1.E. Public Service Energy Trading Company (PS Trading), a New Jersey corporation formed in 1997, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is currently inactive.

1.1.F. Gridco International L.L.C. (Gridco International), a Delaware corporation, has its principal executive offices at 1209 Orange Street, New Castle County, and Wilmington, Delaware 19801. Gridco International, a direct 50%-owned subsidiary of PSE&G with the remaining 50% owned by Potomac Electric Power Company and is currently inactive.

1.1.G. PSE&G Transition Funding LLC (Transition Funding), a Delaware limited liability company, has its principal offices at 1209 Orange Street, Wilmington, Delaware 19801. PSE&G is the sole member (parent) of Transition Funding. Transition Funding, which was organized for the purpose of purchasing intangible transition property and issuing transition bonds. Transition Funding purchased PSE&G's property right in certain intangible transition property and issued transition bonds, on January 31, 2001.

1.2. PSEG Power LLC (Power), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Power, a wholly-owned subsidiary of PSEG, was formed along with its subsidiaries PSEG Nuclear LLC, PSEG Fossil LLC and PSEG Energy Resources & Trade LLC to acquire, own and operate the electric generation-related assets of PSE&G which were transferred during 2000. Power will provide energy and capacity to PSE&G under a full requirements contract through the end of July 2002 and will also market electricity, natural gas and capacity and ancillary services throughout the greater North East region (Northeast, Mid Atlantic and Mid-West) of the United States. Power has five direct wholly-owned subsidiaries and 10 indirect wholly-owned subsidiaries, discussed below. As of December 31, 2000, Power comprised 17% of PSEG's assets. Power's 2000 revenues were 15% of PSEG's revenues and Power's 2000 earnings available to PSEG were 14% of PSEG's net income.

1.2.A. PSEG Fossil LLC (Fossil), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fossil, a wholly-owned subsidiary of Power, is an EWG, and was formed to own and operate the fossil-fueled electric generation assets of PSE&G which were transferred during 2000, as well as to acquire, own and operate additional fossil-fueled electric generation assets. Fossil has nine direct wholly-owned subsidiaries, and one indirect subsidiary, discussed below.

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1.2.A.1. PSEG Power New York Inc. (Power New York), a Delaware corporation,  has its principal executive offices at Route 144 Glen Mount, Albany, New York 12077. Power New York, a direct wholly-owned subsidiary of Fossil, was formed in 1999 to acquire fossil-fueled electric generation assets located in the state of New York. EWG status was granted on June 21, 2000. Power New York has one direct wholly-owned subsidiary, discussed below.

1.2.A.1.(a) PSEG Power Hudson LLC (Power Hudson), a New York limited liability company, has its registered office at 111 Eight Avenue, New York, NY 10011. This company is a wholly-owned subsidiary of Power New York. Power Hudson was formed to acquire fossil-fueled electric generation assets located in the state of New York.

1.2.A.2. PSEG Midwest Operating Company Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power facilities in the Midwestern United States. This company is a wholly-owned subsidiary of Fossil.

1.2.A.3. PSEG Lawrenceburg Energy Company LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power facilities in the Midwestern United States. This company is a wholly-owned subsidiary of Fossil. This company has filed for EWG status on February 9, 2001.

1.2.A.4. PSEG Morristown Energy Company LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power facilities in the Midwestern United States. This company is a wholly-owned subsidiary of Fossil.

1.2.A.5. PSEG Sidney Township Energy Company LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power facilities in the Midwestern United States. This company is a wholly-owned subsidiary of Fossil.

1.2.A.6. PSEG Waterford Energy LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power facilities in the Midwestern United States. This company is a wholly-owned subsidiary of Fossil. This company has filed for EWG status on February 9, 2001.

1.2.A.7. PSEG Power Development LLC (formerly PSEG Americas Development LLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power facilities in the Midwestern United States. This company is a wholly-owned subsidiary of Fossil.

1.2.A.8. PSEG Power Midwest LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power facilities in the Midwestern United States. This company is a wholly-owned subsidiary of Fossil.

1.2.B. PSEG Nuclear LLC (Nuclear), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Nuclear, a wholly-owned subsidiary of Power, is an EWG, and was formed to own and operate the nuclear-fueled electric generation assets of PSE&G which were transferred during 2000, as well as to acquire, own and operate additional nuclear-fueled generation assets. Nuclear has one direct wholly-owned subsidiary, discussed below.

1.2.B.1 The Francis Corporation (TFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. TFC acquires real estate from time to time.

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1.2.C. PSEG Power Fuels LLC (Power Fuels), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. This company is a wholly-owned subsidiary of Power and was formed in 2000 to hold an interest in Keystone Fuel LLC.

1.2.D. PSEG Energy Resources & Trade LLC (ER&T), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. ER&T, a wholly-owned subsidiary of Power, was formed to market electricity, capacity, ancillary, services and natural gas products on a wholesale basis throughout Eastern and Midwestern, United States.

1.2.E. PSEG Power Capital Investment Co. (Power Capital), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 602, Wilmington, Delaware 19801. This company is a wholly-owned subsidiary of Power and was formed to provide financing to Power and its subsidiaries.

1.3. PSEG Energy Holdings Inc. (Energy Holdings), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Energy Holdings is the parent of PSEG's other energy-related businesses. As of December 31, 2000, Energy Holdings comprised 25% of PSEG's assets. Energy Holdings' 2000 revenues were 12% of PSEG's revenues and Energy Holdings' 2000 earnings available to PSEG were 12% of PSEG's net income. Energy Holdings' 6 direct wholly-owned subsidiaries and 366 indirect subsidiaries are as follows:

1.3.A. PSEG Resources Inc. (PSEG Resources), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEG Resources provides energy infrastructure financing in developed countries. PSEG Resources invests in energy related financial transactions and manages a diversified portfolio of more than 60 investments, including leveraged leases, leveraged buyout (LBO) funds, limited partnerships and marketable securities. The remainder of PSEG Resources' portfolio is further diversified across a wide spectrum of asset types and business sectors, including leveraged leases of aircraft, railcars, real estate and industrial equipment, limited partnership interests in project finance transactions, LBO and venture funds and marketable securities. Some of the transactions in which PSEG Resources and its subsidiaries participate involve other equity investors. As of December 31, 2000, PSEG Resources comprised 12% of PSEG's assets. PSEG Resources' 2000 revenues were 3% of PSEG's revenues and PSEG Resources' 2000 earnings available to PSEG were 9% of PSEG's net income. PSEG Resources is a wholly-owned subsidiary of Energy Holdings. PSEG Resources has 15 direct and 21 indirect wholly-owned subsidiaries as follows:

1.3.A.1.   Resources  Capital  Financing   Corporation   (RCFC),  a  New  Jersey
corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCFC is presently inactive.

1.3.A.2.   Resources  Capital  Investment   Corporation  (RCIC),  a  New  Jersey
corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCIC has investments in several leveraged lease transactions.

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1.3.A.3.  Resources Capital Sales Corporation  (RCSC) is incorporated  under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, and Saint Thomas, United States Virgin Islands 00801. RCSC was formed in connection with investment activities of PSEG Resources to receive the benefits available to a foreign sales corporation (FSC) under the Internal Revenue Code for the purpose of arranging the export of sales and leases of United States manufactured products, including the financing, management, negotiation and contracting of such sales and leases.

1.3.A.4. Resources Capital Management Corporation (RCMC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. As of December 31, 2000, RCMC comprised 4% of PSEG's assets. RCMC's 2000 revenues were 1% of PSEG's revenues and RCMC's 2000 net income was 3% of PSEG's income before extraordinary item. RCMC has investments in a project financing and several leveraged leases. RCMC has six direct wholly-owned subsidiaries as follows:

1.3.A.4.(a)   Franklin  Street  Real  Estate,   Inc.   (Franklin),   a  Delaware
corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Franklin, a direct wholly-owned subsidiary of RCMC, acts as a lessee under a master lease and lessor under an operating lease with regard to the leveraged lease investment of RCMC in a Detroit, Michigan office complex.

1.3.A.4.(b)   Renaissance   Tower  Associates,   Inc.  (Tower),   a  Connecticut
corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Tower, a direct wholly-owned subsidiary of RCMC, is the lender under a loan agreement and issuer of lender notes under a leveraged lease transaction.

1.3.A.4.(c) RCMC Sales Corporation (RCMC SC) is incorporated under the laws of the United States Virgin Islands, and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. RCMC SC, a direct wholly-owned subsidiary of RCMC, was formed as a FSC in connection with investment activities of RCMC.

1.3.A.4.(d)  RCMC  One,  Incorporated,   a  New  Jersey  corporation,  a  direct
wholly-owned subsidiary of RCMC, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.3.A.4.(e) RCMC, Inc. (RCMCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. RCMCI, a direct wholly-owned subsidiary of RCMC, has investments in four foreign aircraft leveraged leases, a limited partnership investment in an advanced flue gas desulfurization facility and a limited partnership investment in an ethylene facility in Sweeny, Texas.

1.3.A.4.(f) RCMC I, Inc. (RCMC I), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. RCMC I, a direct wholly-owned subsidiary of RCMC, has investments in a leveraged lease of an undivided interest of System Energy Resources Inc.'s interest in a nuclear generating station in Port Gibson, Mississippi and in a leveraged lease of an office facility in Denver, Colorado.

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1.3.A.5. PSRC Sales Corporation One (PSRC One) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC One was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.6. PSRC Sales Corporation Two (PSRC Two) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Two was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.7. PSRC Sales Corporation Three (PSRC Three) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Three was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.8. PSRC Sales Corporation Four (PSRC Four) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Four was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.9. PSRC, Inc. (PSRCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. PSRCI has investments in several leveraged lease transactions and a limited partnership interest in a developer of an historic real estate rehabilitation project in Philadelphia, Pennsylvania.

1.3.A.10. PSRC II, Inc. (PSRC II), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. PSRC II has investments in leveraged buyout funds, limited partnerships and securities.

1.3.A.11. Enterprise Energy Technology Group, Inc., a Delaware corporation, has its principal executive offices at 1300 Market Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.A.12. PSEG Collins Generation, LLC (Collins Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins Generation has indirect investments in five gas/oil-fired steam generating units located in Grundy County, Illinois. Collins Generation has four direct wholly-owned subsidiaries as follows:

1.3.A.12.(a) Collins Generation I, LLC (Collins I), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins I, a direct wholly-owned subsidiary of Collins Generation, is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units located in Grundy County, Illinois.

1.3.A.12.(b) Collins Generation II, LLC (Collins II), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins II, a direct wholly-owned subsidiary of Collins Generation, is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units located in Grundy County, Illinois.

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1.3.A.12.(c)  Collins  Generation  III,  LLC (Collins  III), a Delaware  limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins III, a direct wholly-owned subsidiary of Collins Generation, is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units located in Grundy County, Illinois.

1.3.A.12.(d) Collins Generation IV, LLC (Collins IV), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins IV, a direct wholly-owned subsidiary of Collins Generation, is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units located in Grundy County, Illinois.

1.3.A.13. PSEGR PJM, LLC (PSEGR PJM), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR PJM has indirect investments in three (3) generation facilities: (1) the Conemaugh Station (Conemaugh), a generating facility located near New Florence, Pennsylvania. PSEGR PJM indirectly owns an undivided interest in Conemaugh, (2) the Keystone Station (Keystone), a generating facility located in Plumcreek Township, Pennsylvania. PSEGR PJM indirectly owns an undivided interest in Keystone, and (3) the Shawville Station (Shawville), a generating facility located in Bradford Township, Pennsylvania. PSEGR PJM indirectly owns a 100% interest in Shawville. PSEGR PJM has three direct and six indirect wholly-owned subsidiaries as follows:

1.3.A.13.(a) PSEGR Conemaugh, LLC (PSEGR Conemaugh), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Conemaugh, a direct wholly-owned subsidiary of PSEGR PJM, has an indirect investment in Conemaugh. PSEGR Conemaugh has one direct and one indirect wholly-owned subsidiary as follows:

1.3.A.13.(a)(i) PSEGR Conemaugh Generation, LLC (Conemaugh Generation), a Delaware limited liability company, has its principal executive offices at 80
Park Plaza, Newark, New Jersey 07102. Conemaugh Generation, a direct wholly-owned subsidiary of PSEGR Conemaugh, is the Owner Participant in connection with an undivided interest in three generating stations with a collective capacity of approximately 1,711 megawatts located in New Florence, Pennsylvania (Conemaugh). Conemaugh Generation has one direct wholly-owned subsidiary as follows:

1.3.A.13.(a)(i)(A) Conemaugh Lessor Genco, LLC (Conemaugh Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Conemaugh Lessor, a direct wholly-owned subsidiary of Conemaugh Generation, is the lessor of an undivided interest in Conemaugh.

1.3.A.13.(b) PSEGR Keystone, LLC (PSEGR Keystone), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Keystone, a direct wholly-owned subsidiary of PSEGR PJM, has an indirect investment in Keystone. PSEGR Keystone has one direct and one indirect wholly-owned subsidiary as follows:

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1.3.A.13.(b)(i) PSEGR Keystone Generation, LLC (Keystone Generation), a Delaware
limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Keystone Generation, a direct wholly-owned subsidiary of PSEGR Keystone, is the Owner Participant in connection with an undivided
interest  in  three   generating   stations   with  a  collective   capacity  of
approximately 1,711 megawatts located in Plumcreek Township, Pennsylvania (Keystone). Keystone Generation has one direct wholly-owned subsidiary as follows:

1.3.A.13.(b)(i)(A) Keystone Lessor Genco, LLC (Keystone Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Keystone Lessor, a direct wholly-owned subsidiary of Keystone Generation, is the lessor of an undivided interest in Keystone.

1.3.A.13.(c) PSEGR Shawville, LLC (PSEGR Shawville), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Shawville, a direct wholly-owned subsidiary of PSEGR PJM, has an indirect investment in Shawville. PSEGR Shawville has one direct and one indirect wholly-owned subsidiary as follows:

1.3.A.13.(c)(i) PSEGR Shawville Generation, LLC (Shawville Generation), a Delaware limited liability company, has its principal executive offices at 80
Park Plaza, Newark, New Jersey 07102. Shawville Generation, a direct wholly-owned subsidiary of PSEGR Shawville, is the Owner Participant in connection with an undivided interest in three generating stations with a collective capacity of approximately 613 megawatts located in Bradford Township, Pennsylvania (Shawville). Shawville Generation has one direct wholly-owned subsidiary as follows:

1.3.A.13.(c)(i)(A) Shawville Lessor Genco, LLC (Shawville Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Shawville Lessor, a direct wholly-owned subsidiary of Shawville Generation, is the lessor of an undivided interest in Shawville.

1.3.A.14. PSEGR Midwest, LLC (PSEGR Midwest), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR PJM has an indirect investment in two coal-fired steam generating units located in Pekin, Illinois (Powerton) and Joliet, Illinois (Joliet), respectively with a collective capacity of approximately 2,582 megawatts. PSEGR Midwest has two direct wholly-owned subsidiaries as follows:

1.3.A.14.(a) Powerton Generation I, LLC (Powerton Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Powerton Generation, a direct wholly-owned subsidiary of PSEGR Midwest, is the Owner Participant in connection with a 100% interest in Powerton.

1.3.A.14.(b) Joliet Generation I, LLC (Joliet Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Joliet Generation, a direct wholly-owned subsidiary of PSEGR Midwest, is the Owner Participant in connection with a 100% interest in Joliet.

1.3.B. PSEG Global Inc. (PSEG Global), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG Global invests and participates in the development and operation of projects in the generation and distribution of energy, which includes cogeneration and independent power production facilities (IPP), and electric distribution companies. The majority of such IPPs are domestic facilities designated as "qualifying facilities" (QFs) under the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), 11 of which are designated as "foreign utility companies" (FUCOs) under the Public Utility Holding Company Act of 1935, as amended (PUHCA), and 14 of which are designated as "exempt wholesale generators" (EWGs) under PUHCA. PSEG Global is a wholly-owned subsidiary of PSEG Energy Holdings Inc. PSEG Global has three direct wholly-owned subsidiaries, PSEG Global New Jersey Inc. (PSEG NJ), PSEG Global USA Inc. (PSEG Global USA), and PSEG Global Holding Company, as well as 299 indirect subsidiaries including limited and general partnership interests. PSEG NJ and its subsidiaries invest in projects in New Jersey which sell power to PSE&G. PSEG Global USA and its subsidiaries invest in projects which sell power to other domestic and foreign entities as well as transmission and distribution projects. PSEG Global Holding Company and its subsidiaries invest in projects internationally. In addition to its investment in PSEG NJ, PSEG Global USA, and PSEG Global Holding Company, PSEG Global is a limited partner in 2 QFs: (i) UAH-Hydro Kennebec Limited Partnership (15.6% partnership interest) which owns a hydroelectric facility in Winslow, Maine, and (ii) Luz Solar Partners, III (8.9% partnership interest) which owns a solar facility in Kramer Junction, California. PSEG Global also is a limited partner in (i) Black Hills North American Power Fund, L.P. (Black Hills), formerly Indeck North American Power Fund, L.P., (6.8% partnership interest) which invests in QFs and EWGs, and (ii) Black Hills North American Power Partners, L.P., formerly Indeck North American Power Partners, L.P., (13.3% partnership interest) which is the general partner of Black Hills. In addition, Black Hills owns a 99% interest in Black Hills Harbor, LLC (Black Hills Harbor), formerly Indeck Harbor, LLC and, in turn, Black Hills Harbor owns a 70% general partnership interest in Harbor Cogeneration Company. As of December 31, 2000, PSEG Global comprised 11% of PSEG's assets. PSEG Global's 2000 revenues were 2% of PSEG's revenues and PSEG Global's 2000 earnings available to PSEG were 5% of PSEG's net income.

1.3.B.1. PSEG Global New Jersey Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG NJ has three direct subsidiaries and one indirect subsidiary as described below:

1.3.B.1.(a) PSEG Eagle Point Inc. (PSEG EPI), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054 and is currently inactive.

1.3.B.1.(b) PSEG Newark Bay Inc. (PSEG NBI), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is presently inactive.

1.3.B.1.(c) PSEG Newark Bay Services Inc. (PSEG NBS), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG NBS is presently inactive.

1.3.B.2. PSEG Global USA, a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG Global USA has a total of 246 direct and indirect subsidiaries including limited and general partnership interests as described below:

1.3.B.2.(a) CEMAS Corporation (CEMAS), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. CEMAS owns 18.63% of Inversora de San Nicolas, S.A. (ISN), 100% of Empresa Argentina Electrica I, Inc. (EAEI), and 4.95% of AES San Nicolas, Inc. (ASNI), (defined below).

1.3.B.2.(a)(i) ASNI, a Delaware corporation, has its principal office at 1001 N. 19th Street, Arlington, Virginia 22209, and is owned 4.95% by CEMAS. ASNI owns 62.74% of ISN, (defined below).

1.3.B.2.(a)(i)(A) ISN, an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. ISN owns an 88% controlling stockholder interest in Central Termica San Nicolas, S.A. (CTSN), (defined below).

1.3.B.2.(a)(i)(A)(i) CTSN, an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal),
Argentina. CTSN owns a coal-fired electric generating station in San Nicolas, Argentina, and is an EWG.

1.3.B.2.(a)(ii) EAEI, a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has a 1% general partnership interest in Empresa Argentina Electrica LP (EAELP), (defined below). PSEG Americas, Inc. (defined below) owns a 99% limited partnership interest in EAELP.

1.3.B.2.(a)(ii)(A) EAELP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has one direct and one indirect wholly-owned subsidiary as described below:

1.3.B.2.(a)(ii)(A)(i) Empresa Argentina Electrica II, a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has one direct wholly-owned subsidiary as described below:

1.3.B.2.(a)(ii)(A)(i)(a) Empresa Argentina Electrica, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman Islands, British West Indies, and is presently inactive.

1.3.B.2.(b) Deblois Investments, Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is presently inactive.

1.3.B.2.(c) National Energy Partners, a Delaware limited partnership, has its principal executive offices at 11645 Wilshire Blvd., Suite 750, Los Angeles, California 90024, and owns 100% of GWF Power Systems Company, Inc. (GWF PSC). PSEG Global USA is a 50% general partner in

National Energy Partners. National Energy Partners has one direct subsidiary and two indirect subsidiaries, described below.

1.3.B.2.(c)(i) GWF PSC, a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF PSC has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(c)(i)(A) GWF Bay Area, Inc. (GWF Bay), a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF Bay is a 2% managing general partner of GWF Power Systems LP (GWFLP). GWF Bay is an indirect 50% owned subsidiary of PSEG Global USA.

1.3.B.2.(c)(i)(A)(i) GWFLP, a California limited partnership, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598, and owns and operates five petroleum coke-fired small power production QFs in Contra Costa County, California. PSEG Global USA directly owns a 48.5% limited partnership interest in GWFLP. In addition, PSEG Bay Area Inc. (PSEG
Bay)(described below), owns a 0.5% general partnership interest in GWFLP.

1.3.B.2.(c)(i)(B) GWF Hanford, Inc. (GWF HI), a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF HI is a 2% managing general partner of Hanford L.P. (HLP). GWF HI is an indirect 50% owned subsidiary of PSEG Global USA.

1.3.B.2.(c)(i)(B)(i) HLP, a California limited partnership, has its registered office at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598, and is the owner of a petroleum coke and natural gas-fired cogeneration QF in Hanford, California. PSEG Global USA directly owns a 48.5% limited partnership interest in HLP. PSEG Hanford Inc. (PSEG HI) owns a 0.5% general partnership interest in HLP.

1.3.B.2.(d) PSEG Asia Inc. (PSEG Asia), a Delaware corporation, has its principal executive offices at Room 1701 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong Special Administrative Region, People's Republic of China (China) and is presently inactive. PSEG Asia has one direct wholly-owned subsidiary, as discussed below.

1.3.B.2.(d)(i) PSEG Asia Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and is a developer of EWG and FUCO power production facilities in Asia. PSEG Asia Ltd. is presently inactive.

1.3.B.2.(e) PSEG Baja Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(f) PSEG Conemaugh Management Inc. (PSEG CMI), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG CMI is a 0.5% general partner in Pennsylvania Renewable Resources, Associates (PRRA).

1.3.B.2.(f)(i) PRRA, a Pennsylvania limited partnership, has its principal executive offices at 50 Tice Boulevard, Woodcliff Lake, New Jersey 07675. PRRA owns a hydroelectric QF in Saltsburg, Pennsylvania. PSEG Mount Carmel Inc. (described below) is a 49.5% limited partner in PRRA.

1.3.B.2.(g) PSEG GWF Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and has two direct wholly-owned subsidiaries as described below:

1.3.B.2.(g)(i) PSEG Bay Area, Inc., a Delaware corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. PSEG Bay is a 0.5% general partner in GWFLP (described above), which is the owner and operator of five petroleum coke-fired small power production facilities in Contra Costa County, California. PSEG Global USA directly owns a 48.5% limited partnership interest in GWFLP. All five facilities are QFs.

1.3.B.2.(g)(ii) PSEG HI, a Delaware corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. PSEG HI is a 0.5% general partner in Hanford L.P. (HLP) (described above), which is the owner of a petroleum coke and natural gas-fired cogeneration QF in Hanford, California. PSEG Global USA directly owns a 48.5% limited partnership interest in HLP.

1.3.B.2.(h) PSEG Hawaiian Investment Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 48.49% limited partnership interest in Kalaeloa Investment Partners, L.P. (KIPLP), a Delaware limited partnership.

1.3.B.2.(i) PSEG Hawaiian Management Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is a 1% general partner in KIPLP.

1.3.B.2.(i)(2) KIPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 99% limited partnership interest in Kalaeloa Partners, L.P. (KPLP).

1.3.B.2.(i)(2)(i) KPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a heavy oil-fired cogeneration QF on the Island of Oahu in Hawaii.

1.3.B.2.(j) PSEG India Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and holds one share of PSEG India Private Limited (PIPL).

1.3.B.2.(k) PIPL, an Indian company, has its principal executive offices at "Prince Towers", Floor No. 9, No. 25-26, College Road, Chennai, India 600006, and was formed for the purpose of developing power production facilities in India. All but one share of PIPL is owned by PSEG Global USA Inc. The remaining 1 share is owned by PSEG India Inc.

1.3.B.2.(l) PSEG International Services Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and provides management, operations and maintenance personnel to some of the international subsidiaries of PSEG Global USA.

1.3.B.2.(m) PSEG Kalaeloa Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of acquiring a 1% general partnership interest in KPLP (described above), a Delaware limited partnership. (The remaining 99% limited partnership interest is owned by KIPLP, which is also described above.)

1.3.B.2.(n) PSEG Leasing Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is a 50% general partner in National Energy Leasing Partners, (NELP).

1.3.B.2.(n)(i) NELP, a Delaware limited partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35244. NELP has entered into lease transactions with respect to certain of the equipment installed at the Hanford cogeneration facility of HLP (described above) and the five Contra Costa County, California small power production facilities of GWFLP (described above).

1.3.B.2.(o) PSEG Mexico Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(p) PSEG Mount Carmel Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is a 49.5% limited partner in PRRA (described above). PSEG Conemaugh Management Inc. owns a 0.5% general partnership interest in PRRA, resulting in a 50% indirect ownership by PSEG Global USA.

1.3.B.2.(q) PSEG New Hampshire Incorporated (PSEG NH), a New Hampshire corporation, has its principal executive offices in Bridgewater, New Hampshire. PSEG NH is a co-managing 40% general partner in Bridgewater Power Company, L.P. (BPCLP).

1.3.B.2.(q)(i) BPCLP, a New Hampshire limited partnership, has its principal executive offices at Route 3, Bridgewater, New Hampshire 03222. BPCLP owns a biomass-fired small power production QF in Bridgewater, New Hampshire.

1.3.B.2.(r) PSEG Project Services Inc. (PSEG PRO), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New
Jersey 07054. PSEG PRO provides engineering, procurement, construction and management services and owns a 50% general partnership interest in each of the two following limited partnerships:

1.3.B.2.(r)(i) National Energy Constructors, a California limited partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376, under which PSEG PRO constructed five petroleum coke-fired small power production facilities owned and operated by GWFLP (described above) and a petroleum coke and natural gas-fired cogeneration QF owned by HLP (described above).

1.3.B.2.(r)(ii) Tracy Operators, a California limited partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376, and operates and maintains a biomass-fired small power production facility in Tracy, California in which PSEG Tracy Inc. (described below) has an ownership interest.

1.3.B.2.(s) PSEG Tracy Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is a co-managing 34.5% general partner in Thermal Energy Development Partnership, L.P. (TEDPLP).

1.3.B.2.(s)(i) TEDPLP, a Delaware limited partnership, has its principal executive offices at New York Life Building, 501 W. Weber Avenue, Suite 104A, Stockton, California 95203. TEDPLP owns a small biomass-fired power production QF in Tracy, California.

1.3.B.2.(t) PSEG U.S. Services Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purposes of future investment in Texas and is now inactive.

1.3.B.2.(u) PSEG International Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(u)(i) PSEG Americas Services Inc. (PSEG-ASI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PSEG-ASI provides management, operations and maintenance personnel to some of the international subsidiaries of PSEG Global USA.

1.3.B.2.(u)(ii) PSEG Middle East Inc., formerly PSEG Barka Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has one direct wholly-owned subsidiary:

1.3.B.2.(u)(ii)(A) PSEG Global Power Holdings Ltd. (GPH), formerly Barka Power Holdings Ltd., a Bermuda limited liability company, has its principal offices at Clarendon House, 2 Church Street, Hamilton HMCX HM11, Bermuda. GPH was formed for the purpose of investing in power facilities in Muscat, Oman, which are expected to qualify upon completion as an EWG.

1.3.B.2.(u)(iii) PSEG (Bermuda) Holdings II Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(u)(iii)(A) PSEG Bhilai Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius has one direct 45% owned subsidiary, and is an EWG.

1.3.B.2.(u)(iii)(A)(i) Bhilai Power Supply Company Limited, an Indian company, has its registered office at Vijaya Building (7th Floor), 17 Barakhamba Road, New Delhi 110001, India, and will construct and own a 587 MW coal-fired power plant in Malhya Pradish, India.

1.3.B.2.(u)(iv) ECI International Development, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(u)(v) PSEG Americas Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries and owns a 0.01% interest in PSEG Americas Operating Company (PSEGAOC) as described below:

1.3.B.2.(u)(v)(A) La Plata I Inc.(La Plata I), a Delaware Company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in La Plata Partners, L.P. La Plata I is a direct and wholly owned subsidiary of PSEG Americas Inc.

1.3.B.2.(u)(v)(A)(i) La Plata Partners L.P., a Delaware limited partnership, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of holding shares or other equity interests and to invest in other entities which are directly or indirectly engaged in the electric energy business. La Plata I holds a direct 33.33% interest in La Plata Partners L.P. La Plata II, Inc. (described below) holds a direct 1% interest in La Plata Partners L.P.

1.3.B.2.(u)(v)(A)(i)(a) La Plata Holdings, Inc.(La Plata Holdings), a Delaware corporation, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in Camille, Ltd. La Plata Holdings is a direct wholly-owned subsidiary of La Plata Partners L.P.

1.3.B.2.(u)(v)(A)(i)(a)(i) Camille Ltd., a Cayman Islands company, has its registered offices at Leeward One Building, Safe Haven Corporate Centre, West Bay Road, P.O. Box 31106SMB, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of executing, delivering and performing its obligations under and consummating the transaction contemplated by the Stock Purchase Agreement. 100% of Class A Preferred stock is directly owned by La Plata Holdings 33.33% of the Class B Common stock is directly owned by Wildwood I Ltd. (described below).

1.3.B.2.(u)(v)(A)(i)(a)(i)(A) Luz de la Plata S.A., an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, and was formed for the purpose of investing in generation, transmission, distribution, commercialization, purchase and sale of electricity. Luz de la Plata S.A. is a direct wholly-owned subsidiary of Camille Ltd.

1.3.B.2.(u)(v)(A)(i)(a)(i)(B) Compania de Inversiones en Electricidad S.A. (COINELEC), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of making investments, including participation in joint ventures, buying and selling stocks, bonds, debentures or other assets, public or private, and any related activities. A 40% interest in COINELEC is directly owned by Camille Ltd. (described above), the remaining 60% interest is directly owned by Luz de la Plata S.A. (described above).

1.3.B.2.(u)(v)(A)(i)(a)(i)(B)(i) Empresa Distribuidora La Plata Sociedad Anonima (EDELAP), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, is a FUCO, and was formed for the purpose of offering services of distribution and commercialization of electricity in accordance with the terms of the Concession Contract. 51% of EDELAP Class A stock is directly owned by COINELEC (described above), 31.942% of EDELAP Class B shares is directly owned by Luz de la Plata S.A. (described above) and an additional 7.058% of EDELAP Class B Shares are directly owned by Camille Ltd. (described above).

1.3.B.2.(u)(v)(A)(i)(a)(i)(B)(ii) Central Dique Sociedad Anonima (Central Dique), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, and was formed for the purpose of producing electricity and selling it in bulk. COINELEC (described above) holds 51% Class A shares in Central Dique.

1.3.B.2.(u)(v)(B) La Plata II, Inc., a Delaware Corporation, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in La Plata Partners, L.P. A 33.33% interest in La Plata II, Inc. is directly held by PSEG Americas Inc. (described above).

1.3.B.2.(u)(v)(C) PSEG Texgen Holdings Inc. (Texgen Holdings), a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of future investments in Texas. Texgen Holdings has the following direct and indirect subsidiaries:

1.3.B.2.(u)(v)(C)(i) PSEG Texgen I Inc. (Texgen I), a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 0.5% interest in Texas Independent Energy, L.P.

1.3.B.2.(u)(v)(C)(ii) PSEG Texgen II Inc. (Texgen II), a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 49.5% interest in Texas Independent Energy, L.P.

1.3.B.2.(u)(v)(C)(ii)(a) Texas Independent Energy, L.P. (TIELP), a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for future investments in Texas. PSEG Texgen I and II together own 50% of TIELP. TIELP has seven direct and 3 interest subsidiaries as described below.

1.3.B.2.(u)(v)(C)(ii)(a)(i) Archer Power I, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 1% general partnership interest in Archer Power Partners, LP as described below.

1.3.B.2.(u)(v)(C)(ii)(b) Archer Power II, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 99% limited partnership interest in Archer Power Partners, LP as described below.

1.3.B.2.(u)(v)(C)(ii)(b)(i) Archer Power Partners, LP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power generating facilities in Archer County, Texas, which is an EWG.

1.3.B.2.(u)(v)(C)(ii)(c) Guadalupe Power I, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 1% general partnership interest in Guadalupe Power Partners, LP as described below.

1.3.B.2.(u)(v)(C)(ii)(d) Guadalupe Power II, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 99% limited partnership interest in Guadalupe Power Partners, LP as described below.

1.3.B.2.(u)(v)(C)(ii)(d)(i) Guadalupe Power Partners, LP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power generating facilities in Guadalupe, Texas, which is an EWG.

1.3.B.2.(u)(v)(C)(ii)(e) Odessa-Ector Power I, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 1% general partnership interest in Odessa-Ector Power Partners, LP as described below.

1.3.B.2.(u)(v)(C)(ii)(f) Odessa-Ector Power II, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 99% limited partnership interest in Odessa-Ector Power Partners, LP as described below.

1.3.B.2.(u)(v)(C)(ii)(f)(i) Odessa-Ector Power Partners, LP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power generating facilities in Odessa, Texas, which is an EWG.

1.3.B.2.(u)(v)(C)(ii)(g) Texas Independent Energy Operating Company, LLC (TIE), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed to own and operate the eligible electric facilities owned by Odessa-Ector Power Partners, L.P., a Delaware limited liability company, and the sole limited partner is Odessa-Ector Power II, LLC, a Delaware limited liability company. EWG status was granted to TIE on April 11, 2000.

1.3.B.2.(u)(v)(D) Andina Electrica, Inc. (AEI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 99% limited partnership interest in Andina Mendoza Partner L.P. (AMPLP) as described below. Cuyana, Inc owns the remaining 1% general partnership interest.

1.3.B.2.(u)(v)(D)(i) AMPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and directly owns Andina Mendoza Corporation (AMC) as described below:

1.3.B.2.(u)(v)(D)(i) AMC, a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and directly owns 51% Class A shares of Andina Mendoza

Company (AMCO) as described below. The remaining 49% is directly owned by PSEG Cayman Americas Company (described above).

1.3.B.2.(u)(v)(D)(i)(a) Andina Mendoza Company (AMCO), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following direct and indirect wholly and partially-owned subsidiaries:

1.3.B.2.(u)(v)(D)(i)(a)(i) PSEG Cayman Americas I Company (Cayman I), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one 99.9916% subsidiary and one indirect partially owned subsidiary as described below (PSEG Cayman Americas II Company (Cayman II) owns the remaining 0.0083%).

1.3.B.2.(u)(v)(D)(i)(a)(i)(A) PSEG Operadora S.R.L., an Argentine company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina and has one 100% direct subsidiary as described below:

1.3.B.2.(u)(v)(D)(i)(a)(i)(A)(i) Inversora Electrica Cuyana S.A., an Argentine company, has its registered office in Buenos Aires, Argentina and is presently inactive.

1.3.B.2.(u)(v)(D)(i)(a)(ii) PSEG Cayman II, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and owns 0.0083% of PSEG Operadora S.R.L. (described above).

1.3.B.2.(u)(v)(E) Cuyana, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 1% general partnership interest in AMPLP (described above).

1.3.B.2.(u)(v)(F) PSEG Global Funding II LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and directly owns PSEG Global Funding Corp. (PSEG GFC).

1.3.B.2.(u)(v)(F)(i) PSEG GFC, a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and wholly owns PSEG Global Funding III Company (PSEG GFCIII). In addition, PSEG GFC has an 80% interest in Asociacion o Cuentas en Participacion (ACP).

1.3.B.2.(u)(v)(F)(i)(a)   PSEG  GFCIII,  a  Cayman  Islands  company,   has  its
registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has two subsidiaries as follows:

1.3.B.2.(u)(v)(F)(i)(a)(i) ACP, is simply a contractual obligation which is considered a non-entity according to Chilean law, but is treated as an entity for U.S. tax purposes and was formed in accordance with Chilean tax laws. It has the following subsidiaries:

1.3.B.2.(u)(v)(F)(i)(a)(i)(a) PSEG Finance Company (PSEGFC), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for tax reasons under Chilean tax law. PSEGFC is wholly owned by ACP.

1.3.B.2.(u)(v)(F)(i)(a)(i)(b) PSEG Peru Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and is currently inactive. PSEG Peru Company is wholly owned by ACP and is in the process of dissolution.

1.3.B.2.(u)(v)(F)(i)(a)(i)(c) PSEG Peru SRL, a Peruvian limited liability company, has its registered office at Victor Andres Belaunde 147, Via Principal 155, Edificio Centro Empresarial Camino Real, Oficina 1201, San Isidro, Peru and is 99.99% owned by ACP and .01% owned by PSEGFC.

1.3.B.2.(u)(v)(G) PSEG Global Management Inc., formerly Mendoza Energia, Inc., a Delaware corporation, has its registered office at 1209 Orange Street,
Wilmington, Delaware 19801, was formed for the purpose of providing energy-related services.

1.3.B.2.(u)(vi) PSEG China Holdings Ltd., formerly PSEG Gongyi Power Ltd., (China Holdings), a Bermuda limited liability company, has its principal offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and has the following wholly-owned subsidiaries:

1.3.B.2.(u)(vi)(A) Pinyi Power Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(u)(vi)(B) PSEG Asia I Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(u)(vi)(C) PSEG Asia II Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(u)(vi)(D) PSEG Wuxue Cogeneration Ltd. (formerly PSEG Asia III Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(u)(vi)(E) PSEG Doulinzi Hydropower Ltd. (formerly PSEG Asia IV Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(u)(vi)(F) PSEG Haian Power Co. Ltd. (formerly PSEG Asia V Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(u)(vi)(G) PSEG Philippines Power LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(u)(vi)(H) PSEG Xuzhou Cogeneration Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(u)(vi)(I) PSEG Zhuzhou Cogen Power Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(u)(vii) PSEG Philippines Holdings LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, has one direct 27.8% owned subsidiary and four indirect partially owned subsidiaries as described below:

1.3.B.2.(u)(vii)(A) Magellan Capital Holdings Corporation (MCHC), a Philippine company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, was formed for the purpose of investing in power facilities in the Philippines which are expected to qualify upon completion as EWGs and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(u)(vii)(A)(i) Magellan Utilities Development Corporation (MUDC), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, and was formed for the purpose of investing in a power facility in the Philippines which is expected upon completion to qualify as an EWG. MUDC is 60% owned by MCHC.

1.3.B.2.(u)(vii)(A)(i)(a) Pinamucan Power Corporation (PPC), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines and is presently inactive. PPC is 99.8% owned by MUDC.

1.3.B.2.(u)(vii)(A)(i)(b)   Batangas  Agro-Industrial   Development  Corporation
(BAID), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines and owns certain real property that is the site of the EWG to be constructed by MUDC. BAID is 100% owned by MCHC.

1.3.B.2.(u)(vii)(A)(i)(c)   Pinamucan   Industrial   Estates,   Inc.   (PIE),  a
Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, and is presently inactive. PIE is 99.9% owned by MCHC.

1.3.B.2.(u)(viii) PSEG Full Moon Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Indonesia.

1.3.B.2.(u)(ix) PSEG Pontianak Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Indonesia.

1.3.B.2.(u)(x) PSEG Pontianak (L) Ltd., a Malaysian company, has its offices at Level 10, Wisma Oceanic, Jalan O.K.K. Awang Besar, 87007 Labuan F.T., Malaysia, and has one direct 93.75% owned subsidiary as described below:

1.3.B.2.(u)(x)(A) PT Pontianak Power, an Indonesian company, has its principal executive offices at JI. Dr. Saharjo 52 Jakarta, 12970 Indonesia, and was formed for the purpose of investing in power facilities in Pontianak, Indonesia.

1.3.B.2.(u)(xi) PSEG Zhou Kou Power Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has one direct wholly-owned subsidiary as described below:

1.3.B.2.(u)(xi)(A) PSEG Zhou Kou Power Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Zhou Kou, China which are expected to qualify upon completion as an EWG.

1.3.B.2.(u)(xii) PSEG Europe Ltd. (formerly PSEG Global Ltd.), an English company, has its principal executive office at Millbank Tower, 30th Floor, 21-24 Millbank, London SW1P 4QP, England, and was formed for the purpose of managing development activities in Europe and the Middle East. PSEG Europe Ltd. has the following wholly-owned subsidiaries described below:

1.3.B.2.(u)(xii)(A) PSEG Plan Ltd. (formerly Opalshore Limited), a United Kingdom company, has its principal executive office at Millbank Tower, 30th Floor, 21-24 Millbank, London SW1P 4QP, England, and was formed for the purpose of serving PSEG Europe Ltd. as Trustee for its benefits plan and is currently inactive.

1.3.B.2.(u)(xii)(B) PSEG Technical Services Ltd., a United Kingdom company, has its principal executive office at Millbank Tower, 30th Floor, 21-24 Millbank, London SW1P 4QP, England, was formed for the purpose of providing technical services to power facilities in Poland.

1.3.B.2.(u)(xii)(C) PSEG Offshore Operations Ltd., a United Kingdom company, has its principal executive office at Millbank Tower, 30th Floor, 21-24 Millbank, London SW1P 4QP, England, was formed for the purpose of providing construction, management, operation and maintenance services offshore to Carthage Power.

1.3.B.2.(u)(xii)(D) PSEG Operations (Tunisia) Ltd., a United Kingdom company, has its principal executive office at Millbank Tower, 30th Floor, 21-24 Millbank, London SW1P 4QP, England, was formed for the purpose of investing in power facilities in Europe and the Middle East.

1.3.B.2.(u)(xii)(E) PSEG Punjab Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2 (v) PSEG Chilquinta Finance LLC (Chilquinta Finance), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of operating and investing in various projects in Latin America. Chilquinta Finance has the following 50% owned subsidiary:

1.3.B.2 (v)(i) Chilquinta Energia Finance Co. LLC (Energia Finance), a Delaware limited liability company, has its registered office in Delaware, and was formed for the purpose of operating and investing in various projects in Latin America.

1.3.B.3. PSEG Global Holding Company (formerly PSEG Americas Holdings Company), a Cayman Islands company, has its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in South America.

1.3.B.3.(a)  PSEG Europe  (Delaware)  Inc.,  formerly PSEG Elcho (Delaware) Inc.
(PEDI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(a)(i) PSEG Europe B.V. (PSEG Europe), a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ. PSEG Europe is a direct wholly owned subsidiary of PEDI and has the following direct wholly-owned subsidiaries, 99% owned subsidiaries, and indirect subsidiaries:

1.3.B.3.(a)(i)(A) PSEG Investments B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, and was formed for the purpose of investing in power facilities in Konya Ilgin, Turkey, which are expected to qualify upon completion as an EWG. PSEG Investments B.V. is owned 99% by PSEG Europe and 1% by PEDI.

1.3.B.3.(a)(i)(B) PSEG Poland B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, and is currently inactive. PSEG Poland B.V. . is owned 99% by PSEG Europe and 1% by PEDI.

1.3.B.3 (a)(i)(C) PSEG Silesia B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, and has one wholly owned subsidiary and one indirect 55.34% owned subsidiary as follows:

1.3.B.3 (a)(i)(C)(i) PSEG Chorzow B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, and has a 55.34% interest in Elektrocieplownia Chorzow Elcho Sp.z.o.o. (Chorzow).

1.3.B.3.(a)(i)(C)(i)(a) Chorzow, a Polish company, has its principal executive offices at ul. Sklodowskiez 3, 41-503 Chorzow, Poland, and is developing a coal-fired power station in Chorzow, Poland, which is expected to qualify upon completion as an EWG.

1.3.B.3 (a)(i)(D) PSEG Spain B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, and has one wholly owned subsidiary and one indirect 50% owned subsidiary as follows:

1.3.B.3 (a)(i)(D)(i) PSEG Guadalcacin B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, and has a 50% interest in Guadalcacin Energia, S.A. (Guadalcacin).

1.3.B.3 (a)(i)(D)(i)(a) Guadalcacin, a Spanish company, has its registered offices at 2 Avenida de la Buhaira, Seville, Spain and was formed for the purpose of investing in power facilities in Spain.

1.3.B.3.(a)(i)(E) PSEG Turkey B.V., formerly Konya Ilgin Electric Production B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, and was formed for the purpose of investing in power facilities in Konya Ilgin, Turkey, which are expected to qualify upon completion as an EWG.

1.3.B.3.(a)(i)(F) PSEG Italia B.V. (formerly Ramat Hovav, B.V.), a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ and was formed for the purpose of investing in power facilities in Italy. PSEG Italia B.V. owns a 70% interest in Prisma 2000 S.p.A. (Prisma) and an indirect interest in five subsidiaries of Prisma.

1.3.B.3.(a)(i)(F)(i) Prisma, an Italian company, has its registered office at Via Sant Andrea 19, Milan, Italy and was formed for the purpose of construction, operation and maintenance of, and investing in, power projects in Italy and is now in the process of being sold. Prisma has the following direct wholly owned and partially owned subsidiaries:

1.3.B.3 (a)(i)(F)(i)(a) Cellulosa Calabra S.p.A., an Italian company, has its registered office at Via Sant Andrea 19, Milan, Italy and was formed for the purpose of investing in power facilities in Italy. Prisma, which is now in the process of being sold, has a 95.24% interest in Cellulosa Calabra S.p.A.

1.3.B.3 (a)(i)(F)(i)(b) Energ S.p.A., an Italian company, has its registered office at Via Sant Andrea 19, Milan, Italy and was formed for the purpose of investing in power facilities in Italy, is wholly owned by Prisma which is now in the process of being sold.

1.3.B.3 (a)(i)(F)(i)(c) San Marco Bioenergie S.p.A., an Italian company, has its registered office at Via Sant Andrea 19, Milan, Italy and was formed for the purpose of investing in power facilities in Italy, is wholly owned by Prisma which is now in the process of being sold.

1.3.B.3 (a)(i)(F)(i)(d) Biomass Italia S.p.A., an Italian company, has its registered office at Via Sant Andrea 19, Milan, Italy and was formed for the purpose of investing in power facilities in Italy. Prisma, which is now in the process of being sold, has a 50% interest in Biomass Italia S.p.A.

1.3.B.3 (a)(i)(F)(i)(e) Marmex Engineering (Societ'a Fiduciaria), an Italian company, has its registered office at Via Sant Andrea 19, Milan, Italy and was formed for the purpose of investing in power facilities in Italy, is wholly owned by Prisma which is now in the process of being sold.

1.3.B.3 (a)(i)(G) PSEG Poland Distribution B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, and was formed for the purpose of investing in power facilities in Poland.

1.3.B.3 (b) PSEG Global International Holdings LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of serving as a holding company for various international investments. This company is wholly-owned by PSEG Global Holding Company.

1.3.B.3.(b)(i) PSEG Americas Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. PSEG Americas Ltd. has the following direct and indirect wholly and partially owned subsidiaries as described below.

1.3.B.3.(b)(i)(A) Andina Mendoza I Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman Islands, British West Indies and is presently inactive. Andina Mendoza I Company is a direct wholly owned subsidiary of PSEG Americas Ltd.

1.3.B.3.(b)(i)(B) Inversiones PSEG Chile I Limitada (IPCIL), a Chilean company, has its registered office in Santiago, Chile and was formed for the purpose of investing in Latin America. IPCIL is 99.99% owned by PSEG Americas Ltd. and PSEG Chilean Equity II Ltd. owned the remaining .01%.

1.3.B.3.(b)(i)(C) PSEGAOC, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and owns a 99.99% interest in PSEG Operating Argentina S.A.(PSEG OA). The remaining 0.01% interest is owned by CEMAS Corporation (described above). PSEGAOC is a directly 90% owned subsidiary of PSEG Americas Ltd. PSEG Americas Inc. holds an additional 0.01% interest in this company.

1.3.B.3.(b)(i)(C)(i) PSEG OA, an Argentine company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and has two 33.34% owned subsidiaries:

1.3.B.3.(b)(i)(C)(ii) Empresa Distribuidora de Energia Norte S.A., an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina and owns a distribution facility in the province of Buenos Aires, Argentina, and is a FUCO.

1.3.B.3.(b)(i)(C)(iii) Empresa Distribuidora de Energia Sur S.A., an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina and owns a distribution facility in the province of Buenos Aires, Argentina, and is a FUCO.

1.3.B.3.(b)(i)(D) Compania de Inversiones en Energia Electrica S.A. (CIEESA), an Argentine company, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of investing in power facilities in Latin America. CIEESA is 49% directly owned by PSEG Americas Ltd.

1.3.B.3.(b)(i)(E) Inversora en Distribucion de Entre Rios S.A. (Inverder), an Argentine company, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of investing in power facilities in Latin America. Inverder is 53.5% owned by CIEESA and 19% owned by PSEG Americas Ltd.

1.3.B.3.(b)(i)(E)(i) Empresa Distribuidora De Electricidad De Entre Rios S.A. (EDEERSA), an Argentine corporation, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of distributing and transmitting electric power to the province of Entre Rios, Argentina. EDEERSA is 90% directly owned by Inverder.

1.3.B.3.(b)(i)(F) PSEG Brasil Ltda., a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree)Andar, Conjunto 81, Sao Paulo, CEP04575-020, Brazil, and provides management and business development services. PSEG Brasil Ltda. is 99.9% directly owned by PSEG Americas Ltd. (described above) and 0.1% directly owned by IPE Energia S.A. (IPE) (described below).

1.3.B.3.(b)(i)(G) PSEG Brazil II Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has one 50% owned subsidiary.

1.3.B.3.(b)(i)(G)(i) PSEG Trader S.A. (PSEGTSA), formerly Terra Roxa Participacoes S.A., a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree) Andar, Conjunto 81, Sala A, Sao Paulo, CEP04575-020, Brazil and is currently inactive. PSEG Brazil III Company owns the remaining 50% interest in PSEGTSA.

1.3.B.3.(b)(i)(H) PSEG Brazil III Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has one 50% owned subsidiary, (PSEGTSA) (described above) which is also 50% owned by PSEG Brazil II Company (described above).

1.3.B.3.(b)(i)(I) PSEG Brazil Investment Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring privatized assets in Brazil. PSEG Brazil Investment Company has the following direct and indirect wholly-owned subsidiaries:

1.3.B.3.(b)(i)(I)(i) Pampa Energia Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring privatized assets in Brazil. Pampa Energia Ltda. has the following direct and indirect wholly-owned subsidiaries:

1.3.B.3.(b)(i)(I)(i)(a) PSEG Brazil Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring an interest in Rio Grande Energia, S.A., formerly Companhia Norte-Nordeste de Distribuicao de Energia Eletrica, a Brazilian electrical distribution company located in the State of Rio Grande do Sul (RGE) and currently owns a 50% interest in PSEG Participacoes S.A. and IPE. The remaining 50% interest in each company is owned by PSEG Brazil I Company.

1.3.B.3.(b)(i)(I)(i)(a)(i) PSEG Participacoes S.A., a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree) Andar, Conjunto 81, Sala B, Sao Paulo, CEP04575-020, Brazil and is presently inactive.

1.3.B.3.(b)(i)(I)(i)(a)(ii) IPE Energia S.A., (IPE) a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree) Andar, Conjunto 81, Sala B, Sao Paulo, CEP04575-020, Brazil, and owns a 32.28% interest in RGE. IPE also owns 0.01% of Conversora de Fertilizante e Energia do Parana Ltda. (COFEPAR) as described below. The remaining 99.9% interest in COFEPAR is held by PSEG Brazil I Company which is also described below.

1.3.B.3.(b)(i)(I)(i)(a)(ii)(A) RGE, a Brazilian company, has its registered office at Rua da Consolaco #247, 8th Floor, Room 12, Sao Paulo, Brazil 01301903, is 32.28% owned by IPE, and is a FUCO.

1.3.B.3.(b)(i)(I)(i)(a)(ii)(A)(i) Sul Gerador Participacoes S.A. (Sul), a Brazilian company, has its registered office at Av. Eng. Luiz Carlos Berrini, 1297-13 Anadar Parte, Sao Paulo, CEP04571, Brazil and was formed for the purpose of participation in importation, exportation and commerce of agricultural products. Sul is 100% owned by RGE.

1.3.B.3.(b)(i)(I)(ii) PSEG Brazil I Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of acquiring an indirect ownership interest in RGE and currently owns a 50% interest in PSEG Participacoes S.A. and a 50% interest in IPE. The remaining 50% interest in each company is owned by PSEG Brazil Company, (described above), and a 99.9% interest in COFEPAR. The remaining 0.1% ownership interest in COFEPAR is held by PSEG Brazil Company.

1.3.B.3.(b)(i)(I)(i)(a)(iii) COFEPAR (formerly CEA Brasil Operacoes Ltda.), a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree) Andar Conjunto 81, Sala C, Sao Paulo, CEP04575-020, Brazil, and is developing a cogeneration facility in Brazil which is expected to qualify upon completion as an EWG. PSEG Brasil I Company presently owns a direct 99.9% interest in Conversora de Fertilizante e Energia do Parana Ltda., and PSEG Brazil Company directly owns the remaining 0.1%.

1.3.B.3.(b)(i)(J) PSEG Brazil Operating Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.3.B.3 (b)(i)(K) PSEG (Bermuda) Holdings III Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and was formed for the purpose of investing in India. It has one direct wholly-owned subsidiary and ten indirect subsidiaries as described below.

1.3.B.3.(b)(i)(K)(i) PSEG India Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and owns the following direct wholly-owned and indirect partially-owned subsidiaries:

1.3.B.3.(b)(i)(K)(i)(a) PSEG Ambalamugal Energy Company Ltd. (Ambalamugal), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.3.(b)(i)(K)(i)(b) PSEG Cochin Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.3.(b)(i)(K)(i)(c) PSEG Kakinada Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.3.(b)(i)(K)(i)(d) PSEG North Chennai Ltd. (formerly PSEG North Madras Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India. PSEG North Chennai Ltd. has a 26% interest in Tri-Sakthi Investments Limited (TSIL) and a 50% interest in Tri-Sakthi Energy Private Limited (TSEPL).

1.3.B.3.(b)(i)(K)(i)(d)(i) TSIL, a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and has a 50% interest in TSEPL.

1.3.B.3.(b)(i)(K)(i)(d)(i)(a) TSEPL, an Indian company, has its registered office at No. 7 "Mamatha Complex", II Floor, 13 Whites Road, Chennai, India 600014 and was formed for future investments in India.

1.3.B.3.(b)(i)(K)(i)(e) PSEG Yamunanagar Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.3.(b)(i)(K)(i)(f) PSEG Tanir Bavi Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and owns a 49% interest in Tanir Bavi Power Company Private Limited.

1.3.B.3.(b)(i)(K)(i)(g) Alterio Mauritius Co., a Mauritius company, has its principal offices in Mauritius and owns a 40.99% interest in Tanir Bavi Power Company Private Limited.

1.3.B.3.(b)(i)(K)(i)(g)(i) Tanir Bavi Power Company Private Limited, an Indian company, has its principal offices in India and is a power generating facility which has recently applied for EWG status.

1.3.B.3.(b)(i)(L) PSEG Cayman Americas Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following wholly-owned and partially-owned direct and indirect subsidiaries as described below:

1.3.B.3.(b)(i)(L)(i) PSEG Cayman Americas III Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.3.B.3.(b)(i)(L)(ii) PSEG Cayman Americas IV Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.3.B.3.(b)(i)(L)(iii) PSEG Cayman Americas V Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has five directly-owned subsidiaries as described below:

1.3.B.3.(b)(i)(L)(iii)(a) AES Parana Operations SRL, an Argentine company, has its registered office in Buenos Aires, Argentina and will provide maintenance and operations services to the project being constructed by AES Parana SCA. AES Parana Operations SRL is 33.33% owned by PSEG Cayman Americas V Company.

1.3.B.3.(b)(i)(L)(iii)(b) Shazia SRL, an Argentine company, has its registered office in Buenos Aires, Argentina and owns 1% of AES Parana SCA. Shazia SRL is 33.33% owned by PSEG Cayman Americas V Company.

1.3.B.3.(b)(i)(L)(iii)(c) AES Parana SCA, an Argentine company, has its registered office in Buenos Aires, Argentina and owns a natural gas-fired electric generating facility under construction in Argentina and its FUCO approval is pending. AES Parana SCA is 33% owned by PSEG Cayman Americas V Company.

1.3.B.3.(b)(i)(L)(iii)(d) AES Parana Gas S.A., an Argentine company, has its registered office in Buenos Aires, Argentina and provides natural gas brokerage services. AES Parana Gas S.A. is 33.33% owned by PSEG Cayman Americas V Company.

1.3.B.3.(b)(i)(L)(iii)(e) AES Parana Propiedades S.A., an Argentine company, has its registered office in Buenos Aires, Argentina and provides administration of personal and real property. AES Parana Propiedades S.A. is 33.33% owned by PSEG Cayman Americas V Company.

1.3.B.3.(b)(i)(L)(iv) PSEG Inversora S.A., an Argentine company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and was formed for the purpose of making future investments in Latin America. PSEG Cayman Americas Company (described above) owns 99.99% of PSEG Inversora S.A. PSEG Americas Ltd. owns the remaining 0.01% of PSEG Inversora S.A.

1.3.B.3.(b)(i)(M) PSEG Electrica, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Venezuela.

1.3.B.3.(b)(i)(N) PSEG Global Funding II Corp., a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for future investments in South America.

1.3.B.3.(b)(i)(O) PSEG Luxembourg S.a.r.l., a Luxembourg company, has its registered office at 4 Rue Carlo Hemmer, Luxembourg, and was formed for the purpose of being a holding company for entities in various jurisdiction.

1.3.B.3.(b)(i)(P) PSEG Peru LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and provides management and operational support services to projects in Latin America.

1.3.B.3.(b)(i)(Q) Peru Power Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.3.B.3.(b)(i)(R) Ras Laffan Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making a future investment in the Middle East.

1.3.B.3.(b)(i)(S) Terra Roxa I Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.3.B.3.(b)(i)(T) Transamerica Energy Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Panama.

1.3.B.3.(b)(i)(U) Venergy Holdings Company, formerly Turbogeneradores de Maracay Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following direct and indirect partially owned subsidiaries.

1.3.B.3.(b)(i)(U)(i) Turboven Company, a Cayman Islands company, has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, and has four direct wholly owned subsidiaries described below. Turboven Company is a direct 50% owned subsidiary of Venergy Holdings Company.

1.3.B.3.(b)(i)(U)(ii) Turboven Cagua Company, a Cayman Islands company, has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.3.B.3.(b)(i)(U)(iii) Turboven Maracay Company, a Cayman Islands company, has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O.

Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.3.B.3.(b)(i)(U)(iv) Turboven Valencia Company Inc., a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.3.B.3.(b)(i)(U)(v) Turboven La Victoria Company Inc., a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Latin America.

1.3.B.3.(b)(i)(V) Rayo-Andino Gestora Company, formerly Turbogeneradores de Valencia Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one direct 0.014% owned subsidiary described below. A 92.843% interest is owned by Rayo-Andino Inversora Company (described below).

1.3.B.3.(b)(i)(V)(a) Promotora Termica del Cafe SCA, a Colombian company, has its registered office at Carrera 11 No. 86-60, Oficina 301 de Santafe de Bogota, Colombia, and was formed for the purpose of making future investments in Colombia.

1.3.B.3.(b)(i)(W) Rayo-Andino Inversora Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one direct 92.843% owned subsidiary described above. A 0.014% interest is owned by Rayo-Andino Gestora Company, also described above.

1.3.B.3.(b)(i)(X) Venergy Distribudora Dos, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making future investments in Latin America.

1.3.B.3.(b)(i)(Y) Wildwood I Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and is a direct wholly-owned subsidiary of PSEG Americas Ltd.

1.3.B.3.(b)(i)(Z) PSEG Chilean Equity II Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is a direct wholly-owned subsidiary of PSEG Americas Ltd., and has the following direct and indirect subsidiaries:

1.3.B.3.(b)(i)(Z)(i) Tecnored S.A. (Tecnored), a Chilean company, has its principal executive offices at General Cruz No. 222, Valparaiso, Chile and is an energy-related services company. Tecnored is 50% owned by PSEG Chilean Equity II Ltd.

1.3.B.3.(b)(i)(Z)(i)(a) PSEG Chilean Equity Ltd. (Chilean Equity), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in Chile and Peru. PSEG Chilean Equity II Ltd. owns 99.9% of Chilean Equity.

1.3.B.3.(b)(i)(Z)(i)(a) Inversiones Sempra-PSEG Chile S.A. (Inversiones Sempra-PSEG), a Chilean company, has its principal executive offices at Av. Apoquindo 3721, Piso 13, Santiago, Chile and was formed for the purpose of making investments in Chile and Peru. Chilean Equity holds a direct 50% interest in Inversiones Sempra-PSEG.

1.3.B.3.(b)(i)(Z)(i)(a)(i) Inversiones Sempra-PSEG Chile II S.A. (Inversiones Sempra-PSEG II), a Chilean company, has its principal executive offices at Av. Apoquindo 3721, Piso 13, Santiago, Chile and was formed for the purpose of making investments in Chile and Peru. Inversiones Sempra-PSEG holds a direct 99.99995% interest and Chilean Equity holds a direct 0.00005% interest in Inversiones Sempra-PSEG II.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A) Chilquinta Energia S.A., a Chilean company, has its principal executive offices at General Cruz No. 222, Valparaiso, Chile, is a FUCO and was formed for the purpose of making investments in Chile and Peru. A 99.99% interest in Chilquinta Energia S.A. is directly held by Inversiones Sempra-PSEG II.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(i) ITO (formerly Chilquinta International A.V.V.), an Aruban company, has its principal executive offices at Zoutmanstraat 35, Oranjestad, Aruba and was formed for the purpose of making investments in Peru. A 99% interest in ITO is directly owned by Chilquinta Energia S.A. The remaining 1% interest is directly owned by Tecnored S.A. (described above).

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(i)(a) Chilquinta Argentina S.A., an Argentine company, with registered offices in Buenos Aires, Argentina was formed for the purpose of investing in Latin America. Chilquinta Argentina S.A. is 99.99% owned by ITO and the remaining 0.01% is owned by Tecnored S.A.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(i)(b) Ontario Quinta A.V.V., an Aruban company, has its principal executive offices at Zoutmanstraat 35, Oranjestad, Aruba and was formed for the purpose of making investments in Peru. A 55.3% interest in Ontario Quinta A.V.V. is directly owned by ITO, Peruvian Opportunity Company S.A.C. owns the remaining 44.7% interest.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(i)(b)(2) Tecsur S.A.A., a Peruvian company, has its executive offices at Pasaje Calango 158 San Juan De Mirafloref, Lima, Peru and is an energy-related services company. A 3.72% interest is owned by Ontario Quinta A.V.V. and a 31.5% interest is owned by ITO.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(i)(c) Luz del Sur S.A.A., a Peruvian company, has its principal executive offices at Canaval y Moreyra 380, Piso 18, San Isidro Lima, Peru and is a FUCO and an electric distribution company serving southern Lima, Peru. A 61.16% interest in Luz del Sur S.A.A. is directly owned by Ontario Quinta A.V.V. Peruvian Opportunity Company S.A.C. holds a direct interest of 22.89% in Luz del Sur S.A.A. Energy Business International A.V.V. owns 3.83%.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(i)(c)(1) Empresa de Distribucion Electrica de Canete S.A. (EDE Canete S.A.), a Peruvian company, has its executive offices at Av. 28 de Julio 386, San Vicente de Canete, Canete. A 99.9999% interest is owned by Luz del Sur S.A.A. and each of Tecsur S.A.A. and Inmobiliaria Luz del Sur S.A. owns a 0.00005% interest.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(i)(c)(2) Inmobiliaria Luz del Sur S.A., a Peruvian company , has its principal executive offices in Peru and is 99.9999% owned by Luz del Sur S.A.A.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(i)(c)(3) Luz del Sur International A.V.V., an Aruban company, has its principal place of business at Zoutmanstraat 35, Oranjestad, Aruba and is wholly-owned by Luz del Sur S.A.A.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(i)(d) Energy Business International A.V.V. (EBI), an Aruban company, has its principal place of business at Zoutmanstraat 35, Oranjestad, Aruba and is a holding company owning a 3.83% interest in Luz del Sur S.A.A. EBI is a wholly owned direct subsidiary of ITO.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(ii) Energas S.A., a Chilean company, has its principal place of business at General Cruz No. 222, Valparaiso, Chile and was formed for the purpose of acquiring, producing, storing, distributing and selling gas and related business in the Fifth Region of Chile. A 99% interest in Energas S.A. is directly owned by Chilquinta Energia S.A. and the remaining 0.01% is owned by Compania Electrica del Litoral S.A.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(iii) Energia de Casablanca S.A., a Chilean company, has its principal place of business at Portales 187, Casablanca, Chile and was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. A 68.97% interest in Energia de Casablanca S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(iv) Compania Electrica del Litoral S.A., a Chilean company, has its principal place of business at Alameda 949, Of. 2002, Santiago, Chile and was formed for the purpose of producing, acquiring, transporting, distributing and selling electric energy and related business. A 75.61% interest in Compania Electrica del Litoral S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(iv)(a) Inmobiliaria del Litoral S.A., a Chilean company, has its principal place of business at Alameda 949, Of. 2002, Santiago, Chile and was formed for the purpose of producing, acquiring, transporting, distributing and selling electric energy and related business. An 80% interest in Inmobiliaria del Litoral S.A. is directly owned by Compania Electrica del Litoral S.A. and the remaining 20% interest is held by Generadora Electrica Sauce los Andes S.A.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(v) Generadora Electrica Sauce los Andes S.A. (Sauce), a Chilean company, has its principal place of business at Alameda 949, Of. 2002, Santiago, Chile and was formed for the purpose of producing, acquiring, transporting, distributing and selling electric energy and related business. A 99.5% interest in Sauce is directly owned by Compania Electrica del Litoral S.A. and the remaining 0.5% interest is held by Chilquinta Energia S.A.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(vi) Luzlinares S.A., a Chilean company, has its principal place of business at Max Jara 478, Linares, Chile and was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. A 52.5% interest in Luzlinares S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.3.(b)(i)(Z)(i)(a)(i)(A)(vii) Distribuidora Parral S.A./Luz Par S.A. (Luz Parral), a Chilean company, has its principal place of business at Max Jara 478, Linares, Chile and was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. A 51% interest in Luz Parral is directly owned by Chilquinta Energia S.A.

1.3.B.3.(b)(i)(Z)(i)(b) PSEG Chilean Equity III Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands British West Indies, and owns a 1% interest in PSEG Venezuela S.R.L. described below.

1.3.B.3.(b)(i)(Z)(i)(c) PSEG Venezuela S.R.L., a Venezuelan company, has its registered office in Caracas, Venezuela and was formed for the purpose of investing in Latin America.

1.3.B.3.(b)(i)(AA) Peruvian Opportunity Company SAC (Peru), a Peruvian company, has its registered office at Victor Andres Belaunde 147, Edificio Real 3, Piso 12, San Isidro, Lima 27, Peru and it is 50% owned by PSEG Americas Ltd. It has one wholly owned subsidiary as follows:

1.3.B.3.(b)(i)(AA)(i) PSEG Sempra Peruvian Services Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands British West Indies, and was formed for the purpose of investing in power facilities in Latin America.

1.3.B.3.(b)(i)(BB) InfraMax, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the future provision of services and materials relating to energy and communication delivery. InfraMax holds a direct 33% interest in the following company.

1.3.B.3.(b)(i)(BB)(i) BA Services.Com S.R.L., an Argentine company, has its registered office in Buenos Aires, Argentina, and was formed for the purpose of providing internet access services to the EDEN/EDES area. BA Services.Com S.R.L. is 33.34% owned by PSEG Cayman Americas V Company.

1.3.B.3.(b)(i)(CC) e-Commerce & Energy Services (eES) Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the future provision of services and materials relating to energy and communication delivery.

1.3.B.3.(b)(i)(DD) PSEG Americas II Ltd. (PSEGAII), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. PSEGAII has one direct wholly-owned subsidiary, one direct 50% owned subsidiary, and one indirect 17.13% owned subsidiary as described below.

1.3.B.3.(b)(i)(DD)(i) Bahia Participacoes Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. Bahia Participacoes Ltda., is a directly wholly-owned subsidiary of PSEGAII and is presently inactive.

1.3.B.3.(b)(i)(DD)(ii) Turbogeneradores de Venezuela, C.A. (TGV), a Venezuelan company, has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGV is 50% directly owned by PSEGAII. TGV owns 17.13% of Turbogeneradores Maracay, C.A. (TGM).

1.3.B.3.(b)(i)(DD)(ii)(a) TGM, a Venezuelan company, has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGM owns an investment in a gas-fired electric power generation facility in Maracay, Venezuela, and is a FUCO.

1.3.B.3.(b)(i)(EE) PSEG Peru Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.3.(b)(i)(FF) PSEG China Inc. (PSEG China), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(b)(i)(FF)(i) Meiya Power Company Limited (MPC), a Bermuda limited liability company, has its registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is 50% owned by PSEG China and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(b)(i)(FF)(i)(a) PSEG Zuojiang Hydropower Ltd. (ZHL), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Zuojiang, China and is an EWG. PSEG Zuojiang Hydropower Ltd. has a direct 60% interest in Guangxi Zuojiang Meiya Hydropower Co. Ltd., described below.

1.3.B.3.(b)(i)(FF)(i)(a)(i) Guangxi Zuojiang Meiya Hydropower Co. Ltd., a Chinese joint venture company, has its registered office at 17 You Ai North Road, Nanning City, Guangxi Zhuang Nationality Autonomous Region, China and owns and operates a hydroelectric power facility in Zuojiang, Guangxi Zhuang Nationality Autonomous Region, China which is an EWG.

1.3.B.3.(b)(i)(FF)(i)(b) PSEG Huangshi Power Ltd., a Bermuda limited liability company, has its registered offices at Clarenden House, 2 Church Street, Hamilton, Bermuda and was formed for the purpose of investing in power facilities in China. PSEG Huangshi Power Ltd. has a direct 49% interest in Hubei Xisaishan Power Generation Company Ltd.(HXPGCL), described below.

1.3.B.3.(b)(i)(FF)(i)(b)(i) HXPGCL, a Chinese company, has its registered offices at Xi Sai Xiang, Shi Hui Yao Qu, Huangshi City, Hubei Province and was formed for the purpose of investing in power facilities in China.

1.3.B.3.(b)(i)(FF)(i)(c) PSEG Shanghai BFG Company, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one direct 50% owned subsidiary and one indirect subsidiary, described below.

1.3.B.3.(b)(i)(FF)(i)(c)(i) CanAm Energy China Holdings, LLC (CanAm), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in power facilities in China which is qualified as a FUCO. PSEG China indirectly owns 25% of CanAm. CanAm has a 65% interest in Shanghai Wei-Gang Energy Company Ltd., described below.

1.3.B.3.(b)(i)(FF)(i)(c)(i)(1) Shanghai Wei-Gang Energy Company Ltd., (SWGEC), a Chinese joint venture company, has its registered office at 735 Changjiang Road, Shanghai, China 200431, and owns and operates a blast furnace gas-fired electric power generation facility in Shanghai, China which has FUCO status.

1.3.B.3.(b)(i)(FF)(i)(d) PSEG Tongzhou Cogen Power Ltd., (TMC), a Bermuda limited liability company, has its registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has one direct 80% owned subsidiary as described below.

1.3.B.3.(b)(i)(FF)(i)(d)(i) Tongzhou Meiya Cogeneration Company Limited (TMCC), a Chinese joint venture company, has its offices at Tinsha Touw, Tongzhou City, Jiangsu Province, China, and owns and operates a coal-fired cogeneration facility in Tongzhou City, Jiangsu Province, China, which is an EWG. PSEG China indirectly owns 40% of TMCC.

1.3.B.3.(b)(i)(FF)(i)(e) PSEG (Bermuda) Holdings Ltd., a Bermuda limited liability company, has its registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and owns a 60% interest in Shanghai Meiya Jinqiao Energy Co., Ltd. (SMJE), as described below.

1.3.B.3.(b)(i)(FF)(i)(e)(i) SMJE, a Chinese joint venture company, has its registered office at Lot #21, Jinqiao EPZ, Shanghai, China, and owns and operates an oil-fired steam plant in Shanghai, China. PSEG China indirectly owns 30% of SMJE.

1.3.B.3.(b)(i)(FF)(i)(f) China U.S. Power Partners I, Ltd., a Bermuda limited liability company, has its registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is an EWG, and has a 30% interest in Jingyuan Second Power Co., Ltd., (Jingyuan), as described below.

1.3.B.3.(b)(i)(FF)(i)(f)(i) Jingyuan, a Chinese joint venture company, has its registered office at Lanzhou City, Gansu Province, China, and owns a coal-fired electric power generation facility in Jingyuan, China which is an EWG. PSEG China indirectly owns 15% of Jingyuan.

1.3.B.3.(b)(i)(FF)(i)(f)(i)(a) Meiya Power China Holdings Limited, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and owns the following direct and indirect subsidiaries:

1.3.B.3.(b)(i)(FF)(i)(f)(i)(a)(1) Meiya Power International Holding I, Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and owns a 100% interest in Meiya Electric Asia, Ltd.

1.3.B.3.(b)(i)(FF)(i)(f)(i)(a)(1)(A) Meiya Electric Asia, Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and owns a 92% interest in Nantong Entergy Heat & Power Ltd., (Nantong). EWG status was granted on June 2, 2000.

1.3.B.3.(b)(i)(FF)(i)(f)(i)(a)(1)(A)(1) Nantong, a Chinese joint venture company, has its registered office at West of Shi Hua Road, Nantong Economic and Technological Development Zone, Nantong Municipality, Jiangsu Province, China, and owns and operates a steam turbine electric power generation facility in Jiangsu, China which is qualified as an EWG.

1.3.B.3.(b)(i)(FF)(i)(g) PSEG Rongjiang Hydropower Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China. PSEG Rongjiang Hydropower Ltd. owns a 55% interest in Guangxi Rongjiang Meiya Company Ltd. (GRMCL) and an 80% interest in Guangxi Rongjiang Meiya Hydropower Company Ltd. (GRMHCL). EWG status was granted on June 2, 2000.

1.3.B.3.(b)(i)(FF)(i)(g)(i) GRMCL, a Chinese joint venture company, has its registered office at 29 Guang Ya Lu, Liuzhou City, Guangxi, China, and owns a dam station, which is expected to qualify as an EWG upon completion.

1.3.B.3.(b)(i)(FF)(i)(g)(i)(a) GRMHCL, a Chinese joint venture company, has its registered office at 29 Guang Ya Lu, Liuzhou City, Guangxi, China, and owns a hydropower station, which is expected to qualify as an EWG upon completion.

1.3.B.3.(b)(i)(FF)(i)(h) Yaneng Consulting (Shanghai) Company Limited, a Chinese company, has its principal executive office at Unit 08-13, 14th Floor, POS Plaza, 1600 Century Avenue, Pudong New District, Shanghai, People's Republic of China and to render consulting services on technology and other services in relation to the electric and thermal power industry.

1.3.B.3.(b)(i)(FF)(i)(i) Meiya (Tao Yuan) Power Company Ltd., a Labuan company, has its registered office at Level 13(E), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000, Labuan F.T., Malaysia and owns a 35% interest in Kuo Kuang Power Company Ltd. (Kuo Kuang) described below.

1.3.B.3.(b)(i)(FF)(i)(i)(a) Kuo Kuang, a Taiwanese company, has its registered office at 3/F., 25 Paoching Road, Taipei, Taiwan, 10041, Republic of China, and was formed for the purpose of investing in power facilities in Taiwan.

1.3.B.3.(b)(i)(GG) PSEG Salalah Inc. (PSEG SI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PSEG SI has the following direct and indirect wholly owned subsidiaries:

1.3.B.3.(b)(i)(GG)(i) PSEG Oman Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purposes of future investment in Oman.

1.3.B.3.(b)(i)(GG)(ii) Salalah Power Holdings, Ltd. (SPH), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is wholly owned by PSEG SI and has four direct wholly-owned subsidiaries described below.

1.3.B.3.(b)(i)(GG)(ii)(a) Salalah Power Holdings I Ltd. (SPHI), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Salalah, Oman, which are expected to qualify upon completion as EWGs.

1.3.B.3.(b)(i)(GG)(ii)(b) Salalah Power Holdings II, Ltd. (SPHII), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Salalah, Oman, which are expected to qualify upon completion as an EWG.

1.3.B.3.(b)(i)(GG)(ii)(c) Salalah Power Holdings III, Ltd. (SPHIII), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Salalah, Oman, which are expected to qualify upon completion as EWGs.

1.3.B.3.(b)(i)(GG)(ii)(d) Salalah Power Holdings IV, Ltd. (SPHIV), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Salalah, Oman, which are expected to qualify upon completion as EWGs.

1.3.B.3.(b)(i)(GG)(iii) PSEG Oman Power Holdings Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing in power facilities in Salalah, Oman.

1.3.B.3.(b)(i)(HH) PSEG International Holding Company, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following direct and indirect subsidiaries.

1.3.B.3.(b)(i)(HH)(i) PSEG International Holding II Company, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and wholly owns PSEG International Ltd. and indirectly partially owns Carthage Power Company Sarl described below.

1.3.B.3.(b)(i)(HH)(i)(a) PSEG International Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda HM11, and has a 60% interest in Carthage Power Company Sarl, which is an EWG, described below.

1.3.B.3.(b)(i)(HH)(i)(a)(i) Carthage Power Company Sarl, a Tunisian company, has its registered offices at Immeuble Spric, Appartement 24b, Route de l'Ariana, Tunis and was formed for the purpose of developing, constructing, owning and operating a 471 MW combined-cycle power generation facility in Rades, Tunisia.

1.3.B.3.(b)(i)(HH)(ii) PSEG Holdings Pte Ltd., a Singapore company, has its principal executive offices at 95 South Bridge Road, #09-00 Pidemco Centre,
Singapore 058717, and was formed for the purpose of investing in power facilities in Israel. PSEG Holdings Pte Ltd. has one 50% directly owned subsidiary as described below.

1.3.B.3.(b)(i)(HH)(ii)(a) O.P.C. Ramat Hovav Ltd., an Israeli company, has its registered office at 2 Hanamal Street, Haifa, Israel, and was formed for the purpose of investing in power facilities in Israel.

1.3.B.3. (b)(i)(II) PSEG India Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. PSEG India Company has one direct wholly owned subsidiary, three indirect wholly owned subsidiaries, and indirect partially owned subsidiaries, all of which are described below.

1.3.B.3.(b)(i)(II)(i) PSEG EAMS Ltd. (PSEG EAMS), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis,
Mauritius, and is a wholly owned subsidiary of PSEG India Company and has two direct wholly owned subsidiaries, two indirect partially owned and one wholly owned subsidiary which are described below.

1.3.B.3.(b)(i)(II)(i)(a) PSEG Operations Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and has one direct wholly owned subsidiary and one partially owned subsidiary, described below.

1.3.B.3.(b)(i)(II)(i)(a)(i) PSEG PPN Operations Private Ltd., an Indian company, has its registered office at'Prince Towers', Floor 9, 25-26, College Road, Chennai, India 600 006, was formed for the purpose of operation and maintenance of power facilities in India and is an EWG. PSEG Ambalamugal Energy Company Ltd. (described above) owns one share of PSEG PPN Operations Private Ltd.

1.3.B.3.(b)(i)(II)(i)(a)(ii) GMR PSEG Operations Private Limited, and Indian company, has its registered office at 'Prince Towers', Floor 9, 25-26, College Road, Chennai, India 600 006, was formed to provide O&M support to projects in India. PSEG Operations Ltd. has a 51% interest in GMR PSEG Opertations Private Limited.

1.3.B.3.(b)(i)(II)(i)(b) PSEG PPN Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in India. As of March 1, 1999, status as an EWG was granted. PSEG

PPN Energy Company Ltd. has a 20% ownership interest in PPN Power Generating Company Limited (PPN PGC) as described below.

1.3.B.3.(b)(i)(II)(i)(b)(i) PPN PGC, an Indian company, has its registered office at Jhaver Plaza III Floor, I A Nungambakkam High Road, Nungambakkam, Chennai, India 600034, and was formed for the purpose of owning and operating power facilities in India.

1.3.C. Enterprise Group Development Corporation (EGDC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. EGDC is a nonresidential real estate development and investment business. EGDC has investments in seven commercial real estate properties (one of which is developed) in several states. EGDC is an 80% joint venture partner in each of State Street Square Urban Renewal Partners (SSSURPI), State Street Square Urban Renewal Partners II (SSSURPII), State Street Square Partners III (SSSIII), State Street Square 36 West Partners (SSS36W) and State Street Square NSB Partners (SSSNSB). EGDC is a wholly-owned subsidiary of Energy Holdings. EGDC has nine direct and two indirect subsidiaries, including general partnership interests as described below.

1.3.C.1. EGDC - Concourse, Incorporated (Concourse), a Florida corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Concourse is a 75% general partner in Concourse at Maitland Associates (CMA). EGDC owns 100% of Concourse.

1.3.C.1.(a) CMA, a Florida general partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35201, and is presently inactive.

1.3.C.2. EGDC - Fairfax, Incorporated (Fairfax), a Virginia corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fairfax is a 50% general partner in Monument Place Associates (MPA).

1.3.C.2.(a) MPA, a Virginia general partnership, has its principal executive offices at 1416 Dodge Street, Room 1100, Omaha, Nebraska 68179, and owns land on which it plans to develop an office complex in Fairfax County, Virginia.

1.3.C.3. SSSURPI, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns land and improvements comprising one phase of a commercial office complex in Trenton, New Jersey.

1.3.C.4. SSSURPII, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns vacant land presently used for surface parking comprising one phase of a commercial office complex in Trenton, New Jersey.

1.3.C.5. SSSIII, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns land in Trenton, New Jersey.

1.3.C.6. SSSNSB, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns the former National State Bank Building in Trenton, New Jersey.

1.3.C.7. SSS36W, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and is presently inactive.

1.3.C.8. EGDC - Largo Incorporated (Largo), a Maryland corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and owns land on which it plans to develop an office complex in Largo, Maryland.

1.3.C.9. EGDC - Largo Management Incorporated (Largo Management), a Maryland corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.3.D. PSEG Energy Technologies Inc. (PSEG Energy Technologies), a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. PSEG Energy Technologies, an energy services business, is a wholly-owned subsidiary of PSEG Energy Holdings. PSEG Energy Technologies provides a variety of energy related services to industrial and commercial customers in the Northeastern and Middle Atlantic regions of the United States. As of December 31, 2000, PSEG Energy Technologies comprised 2% of PSEG's assets and 6% of PSEG's revenues and PSEG Energy Technologies' 2000 net loss comprised
(1)% of PSEG's net income. PSEG Energy Technologies has the following 12 direct and 8 indirect subsidiaries:

1.3.D.1. The Dowling Group, Inc. (Dowling Group), a Pennsylvania corporation, has its principal executive offices at 4140 Whitaker Avenue, Philadelphia, Pennsylvania 19035. Dowling Group is a wholly-owned subsidiary of PSEG Energy Technologies. Dowling Group has one direct subsidiary and two indirect subsidiaries, as follows:

1.3.D.1.(a) Fluidics, Inc. (Fluidics), a Pennsylvania corporation, has its principal executive offices at 4140 Whitaker Avenue, Philadelphia, Pennsylvania 19124. Fluidics is a 14% directly owned subsidiary of PSEG Energy Technologies and an 86% directly owned subsidiary of Dowling Group. Fluidics provides mechanical, construction and building services. Fluidics has two wholly-owned subsidiaries, as follows:

1.3.D.1.(a)(i) Fluidics of New Jersey, Inc., a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. Fluidics of New Jersey, Inc. is a wholly-owned subsidiary of Fluidics and provides mechanical, construction and building services.

1.3.D.1.(a)(ii) Wredna, Inc. (Wredna), a Delaware Corporation, has its principal executive offices at 900 Market Street, Suite 200, Wilmington, Delaware 19801. Wredna is a wholly-owned subsidiary of Fluidics and owns various Fluidics trade and service marks which it licenses to Fluidics.

1.3.D.2. Public Service Conservation Resources Corporation (PSCRC), a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837.

PSCRC finances, markets and develops energy conservation projects, mostly within PSE&G's service territory, and is a wholly-owned subsidiary of PSEG Energy Technologies.

1.3.D.3. Arden Engineering Constructors, Inc. (Arden), a Rhode Island corporation, has its principal executive offices at 435 Narragansett Park Drive, Pawtucket, Rhode Island 02861. Arden is a wholly-owned subsidiary of PSEG Energy Technologies. Arden provides mechanical, construction and building services.

1.3.D.4. East Coast Mechanical, Inc. (East Coast), a Virginia corporation, has its principal executive offices at 552 Central Drive, Suite 112, Virginia Beach, Virginia 23454. East Coast is a wholly-owned subsidiary of PSEG Energy Technologies. East Coast provides mechanical, construction and building services.

1.3.D.5. The Frank A. McBride Company (McBride), a New Jersey corporation, has its principal executive offices at 233 Central Avenue, Hawthorne, New Jersey 07507. McBride is a partially owned subsidiary of PSEG Energy Technologies, whose shareholders are 90% PSEG Energy Technologies and 10% Terence McBride. McBride provides mechanical contracting services and has five direct subsidiaries.

1.3.D.5.(a) McBride Realty Company (McBride Realty), a New Jersey corporation, has its principal executive offices at 233 Central Avenue, Hawthorne, New Jersey 07507, and is a wholly-owned subsidiary of The Frank A. McBride Company. McBride Realty is currently inactive and in the process of dissolution, but had previously been a holding company for various real estate investments made by the prior owners of The Frank A. McBride Company and affiliates.

1.3.D.5.(b) Urban Comm-Data, Inc. (Urban), a New Jersey corporation, has its principal executive offices at 128 Bauer Drive, Suite 3, Oakland, New Jersey 07436, and is a wholly-owned subsidiary of The Frank A. McBride Company. Urban provides mechanical and electrical services.

1.3.D.5.(c) Independent Electrical Construction Company (Independent Electrical), a New Jersey corporation, has its principal executive offices at 128 Bauer Drive, Suite 3, Oakland, New Jersey 07436. Independent Electrical is a wholly-owned subsidiary of The Frank A. McBride Company. Independent Electrical provides mechanical and electric contracting services.

1.3.D.5.(d) Independent Sheet Metal Co. Inc. (Independent Sheet), a New Jersey corporation, has its principal executive offices at PO Box 649, 50 Fifth Avenue, Hawthorne, New Jersey 07506. Independent Sheet is a wholly-owned subsidiary of The Frank A. McBride Company. Independent Sheet provides sheet metal fabrication and installation services, primarily for mechanical applications.

1.3.D.5.(e) McBride Energy Services Company, LLC (MESCO), a New Jersey limited liability company, has its principal offices at 233 Central Avenue, Hawthorne, New Jersey 07506. MESCO is an energy services business. MESCO is a partially owned subsidiary of the Frank A. McBride Company whose members are McBride (90%) and Todd Meyer (10%).

1.3.D.6. Liber Rich & Sons, Inc. (Liber Rich), a New Jersey corporation, has its principal executive offices at 701 West Delilah Road, Pleasantville, New Jersey 08232. Liber Rich is a partially owned subsidiary of PSEG Energy Technologies, whose shareholders are 90% PSEG Energy Technologies and 10% Joseph Rich, Jr. Liber Rich provides mechanical contracting services.

1.3.D.7.   Rich  Fire  Protection  Company,  Inc.  (Rich  Fire),  a  New  Jersey
corporation, has its principal executive offices at 701 West Delilah Road, Pleasantville, New Jersey 08232. Rich Fire is a wholly-owned subsidiary of PSEG Energy Technologies. Rich Fire provides fire protection and mechanical contracting services.

1.3.D.8. Keith H. Struble Air Conditioning, Inc. (Struble), a New Jersey corporation, has its principal executive offices at 321 Fairfield Road, Fairfield, New Jersey 07004. Struble is a wholly-owned subsidiary of PSEG Energy Technologies. Struble provides mechanical contracting services.

1.3.D.9. Thomas H. Barham, Co. (Barham), a New Jersey company, has its principal executive offices at 4239 Highway 33, Tinton Falls, NJ 07753. Barham is a partially owned subsidiary of PSEG Energy Technologies, whose shareholders are 90% PSEG Energy Technologies, and 10% Thomas H. Barham. Barham provides mechanical contracting services.

1.3.D.10. Central Plumbing and Heating Company, Inc. (Central), a Pennsylvania corporation, has its principal offices at 622 Hanover Avenue, Allentown, Pennsylvania 18103. Central is a wholly-owned subsidiary of PSEG Energy Technologies. Central provides fire protection and mechanical services.

1.3.D.11. Tougher Industries, Inc. (Tougher), a New York corporation, has its principal offices at 175 Broadway, Albany, NY 12204. Tougher is a wholly-owned subsidiary of PSEG Energy Technologies. Tougher provides mechanical contracting services and fabricates and installs sheet metal for primarily mechanical applications.

1.3.D.11.(a) Tougher Mechanical, Inc. (Mechanical), a New York corporation, has its principal office at 175 Broadway, Albany, NY 12204. Mechanical is a wholly-owned subsidiary of Tougher. Mechanical provides in house union payroll services.

1.3.E. PSEG Capital Corporation (Capital), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Capital is a wholly-owned financing subsidiary of Energy Holdings, which serves as a capital financing vehicle for Energy Holdings' businesses, borrowing up to $650 million at any one time outstanding on their behalf on the basis of a minimum net worth maintenance agreement with PSEG.

1.3.F. Enterprise Capital Funding Corporation (Funding), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Funding, a wholly-owned subsidiary of Energy Holdings, formerly served as a capital financing vehicle for Energy Holdings' businesses (excluding EGDC and PSEG Energy Technologies), borrowing on their behalf, on the basis of an unconditional guaranty from Energy Holdings, but without direct support from PSEG, as well as investing their short-term funds. Funding is currently inactive.

1.4. PSEG Services Corporation (Services), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Services, a wholly-owned subsidiary of PSEG, was formed in 1999 to provide internal support services to PSEG's operating subsidiaries. Services has one direct wholly-owned subsidiary and two indirect wholly-owned subsidiaries, discussed below.

1.4.A. PSEG Area Development LLC (Area Development), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Area Development, a wholly-owned subsidiary of Services, was formed to hold membership interests in limited liability companies that will provide the following services in New Jersey: real estate site finding, listing and referral and corporate relocation, strategic land use and economic development planning.

1.4.A.1. PSEG SiteFinders LLC (SiteFinders), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. SiteFinders, a wholly-owned subsidiary of Area Development, was formed to provide real estate site finding, listing and referral services in New Jersey.

1.4.A.2. PSEG Economic Development LLC (Economic Development), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Economic Development, a wholly-owned subsidiary of Area Development, was formed to provide corporate relocation, strategic land use and economic development planning services in New Jersey.

2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

     PSEG  owns  no  property  used  for  the   generation,   transmission,   or
distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas.

     PSEG's only subsidiary public utility company is PSE&G, which is an operating electric and gas utility company. As noted previously, during 2000, PSE&G transferred its generation-related assets to Power and its subsidiaries Nuclear and Fossil and its wholesale power contracts to ER&T to own and operate such assets in the deregulated electric generation market in New Jersey. A description of the properties of PSE&G used for the transmission and distribution of electric energy for sale, and for the transmission and distribution of natural gas, which are located predominantly in New Jersey, follows:

     As of December 31, 2000, PSE&G owned 41 switching and/or generating stations with an aggregate installed capacity of 30,417,670 kilovolt-amperes and 223 substations with an aggregate installed capacity of 7,396,000 kilovolt-amperes. In addition, six substations having an aggregate installed capacity of 108,000 kilovolt-amperes were operated on leased property. All of these facilities are located in New Jersey.

     Electric Transmission and Distribution Properties

     As of December 31,  2000,  PSE&G's  transmission  and  distribution  system included approximately 155,207 circuit miles, of which approximately 37,999 miles were underground, and approximately 815,830 poles, of which approximately 539,957 poles were jointly owned. Approximately 99% of this property is located in New Jersey.

     In  addition,   as  of  December  31,  2000,   PSE&G  owned  four  electric
distribution headquarters and five sub headquarters in four operating divisions all located in New Jersey.

     Gas Distribution Properties

     As of December 31, 2000, the daily gas capacity of PSE&G's 100%-owned peaking facilities (the maximum daily gas delivery available during the three peak winter months) consisted of liquid petroleum air gas (LPG) and liquefied natural gas (LNG) and aggregated 3,317,000 therms (approximately 3,220,000 cubic feet on an equivalent basis of 1,030 Btu/cubic foot) as shown in the following table:

                                                            Daily Capacity
     Plant                          Location                --------------
     -----                          --------                   (Therms)

     Burlington LNG..............   Burlington, NJ              773,000
     Camden LPG..................   Camden, NJ                  384,000
     Central LPG.................   Edison Twp., NJ           1,080,000
     Harrison LPG................   Harrison, NJ              1,080,000
                                                              ---------
       Total.....................                             3,317,000
                                                              =========

     As of December 31, 2000, PSE&G owned and operated approximately 16,551 miles of gas mains, owned 11 gas distribution headquarters and two sub headquarters all in two operating regions located in New Jersey and owned one meter shop in New Jersey serving all such areas. In addition, PSE&G operated 61 natural gas metering or regulating stations, all located in New Jersey, of which 28 were located on land owned by customers or natural gas pipeline companies supplying PSE&G with natural gas and were operated under lease, easement or other similar arrangement. In some instances, the pipeline companies owned portions of the metering and regulating facilities.

     3. The following information is for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

          (a) Number of kwh. (megawatt (Mwh.) = 1,000 kilowatts) of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

          PSEG     -    None.

          PSE&G    -    41,711,787 Mwh. (retail and wholesale) sold primarily in
                        the   state  of  New   Jersey   providing   revenue   of
                        approximately $3,746 million in 2000.

          PSE&G    -    385,756,943  Mcf.  (2000  basis of 1,035 BTU/cubic foot)
                        sold in the state of New Jersey providing revenue of approximately $2,048 million in 2000.

          (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

          PSEG     -    None.

          PSE&G    -    None.

          (c) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

          PSEG     -    None.

          PSE&G    -    14,463,656   Mwh.   Interchange  of  physical  sales  in
                        multiple states, including primarily those states in the
                        following power pools: New York, Pennsylvania, Virginia,
                        Florida,  Ohio  and  Tennessee,   providing  revenue  of
                        approximately $466 million in 2000.

          PSE&G    -    62,984,521  Mcf.  total  off-system  sales  sold  in the
                        states  of New  Jersey  (at N.J.  City-Gate),  New York,
                        Pennsylvania, Maryland, South Carolina, Ohio, Washington
                        D.C.,   Virginia,   North  Carolina,   Georgia,   Texas,
                        Mississippi   and   Louisiana   providing   revenue   of
                        approximately $248 million in 2000.

          (d) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

          PSEG     -    None.

          PSE&G    -    13,034,168  Mwh. of physical  purchases made in multiple
                        states,   including   primarily   those  states  in  the
                        following power pools: New York, Pennsylvania, Virginia,
                        Florida, Ohio and Tennessee,  at a cost of approximately
                        $425 million in 2000.

          PSE&G    -    306,729,983    Mcf.    received    through   sales   and
                        transportation   agreements  with  interstate  pipelines
                        having delivery points within the State from the states of New Jersey, New York, Pennsylvania, Ohio, Texas,
                        Louisiana  and  Mississippi  at a cost of  approximately
                        $1,724 million in 2000.

     4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

          (a)  Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or the distribution at retail of natural or manufactured gas.

               (i) PSEG Bhilai Energy Company Ltd. (BHILAI), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius. BHILAI has a 45% interest in Bhilai Power Supply Company Limited, which will construct and own a 587 MW coal-fired power plant in Malhya Pradish, India. BHILAI is a direct wholly-owned subsidiary of PSEG India Limited.

              (ii) Central Termica San Nicolas, S.A. (CTSN), an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. CTSN owns and operates a coal, petroleum coke, natural gas and oil-fired electric power generating facility located at San Nicolas, Argentina. CTSN is an indirectly owned subsidiary of CEMAS Corporation.

             (iii) China U.S. Power Partners I, Ltd. (CUPPI), a Bermuda limited liability company, has its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda. CUPPI has a 30% interest in Jingyuan Second Power Co., Ltd. (Jingyuan), which owns a coal-fired electric power generation facility in Jingyuan, China. PSEG China indirectly owns 15% of Jingyuan.

              (iv) PSEG Zuojiang Hydropower Ltd. (ZHL), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius. ZHL has a direct 60% interest in Guangxi Zuojiang Meiya Hydropower Co. Ltd. (GZMHCL), which owns a hydroelectric power facility in Zuojiang, Guangxi Zhuang Nationality Autonomous Region, China. PSEG China indirectly owns 30% of GZMHCL.

               (v) PSEG Tongzhou Cogen Power Ltd. (TMC), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. TMC owns an 80% interest in Tongzhou Meiya Cogeneration Company Limited (TMCC), which owns a coal-fired cogeneration facility in Tongzhou City, Jiangsu Province, China. PSEG China indirectly owns 40% of TMCC.

              (vi) Rio Grande Energia, S.A., (RGE), formerly Companhia Norte-Nordeste de Distribuicao de Energia Eletrica, a Brazilian company, has its registered office at Rua da Consolacao #247, 8th Floor, Room 12, Sao Paulo, Brazil 01301903. RGE is an electric distribution company serving the State of Rio Grande do Sul, Brazil. RGE is 32.28% owned by Ipe Energia S.A., a Brazilian company, which is owned 50% each by PSEG Brazil Company and PSEG Brazil I Company, both Cayman companies, which in turn are wholly-owned by Pampa Energia Ltda.

             (vii) Empresa Distribuidora de Energia Norte S.A. (EDEN), an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina. EDEN owns a distribution facility in the province of Buenos Aires, Argentina. EDEN is a direct 33.34% owned subsidiary of PSEG OA, which in turn is 99.99% owned by PSEGAOC, a Cayman company and 0.01% owned by CEMAS Corporation. PSEGAOC is in turn 90% owned by PSEG Americas Ltd., a Bermuda limited liability company.

                    PSEG Americas Ltd. is a wholly-owned subsidiary of PSEG Global International Holdings LLC.

            (viii) Empresa Distribuidora de Energia Sur S.A. (EDES), an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina. EDES owns a distribution facility in the province of Buenos Aires, Argentina. EDES is a direct 33.34% owned subsidiary of PSEG OA, which in turn is 99.99% owned by PSEGAOC, a Cayman company and 0.01% owned by CEMAS Corporation. PSEGAOC is in turn 90% owned by PSEG Americas Ltd., a Bermuda limited liability company. PSEG Americas Ltd. is a wholly-owned subsidiary of PSEG Global International Holdings LLC.

              (ix) Turbogeneradores Maracay, C.A. (TGM), a Venezuela company, has its principal offices located at Avenida Francisco de Miranda, Piso 12, Torre Country Club, Chacaito, and Caracas, Venezuela. TGM owns and operates two nominal 20 MW simple-cycle gas turbine generators at the paper mill facilities of Manufacturas de Papel C.A. in Maracay,
                    Venezuela. TGM is a direct 17.13% owned subsidiary of Turbogeneradores de Venezuela, C.A., (TGV). TGV is a direct 50% owned subsidiary of PSEG Americas II, Ltd.

               (x) Empresa Distribuidora La Plata Sociedad Anonima (EDELAP), an Argentine Sociedad Anonima, with its executive offices in Buenos Aires, Argentina. The principal purpose of EDELAP is to offer services of distribution and commercialization of electricity in accordance with the terms of the Concession Contract. 51% of EDELAP Class A stock is directly owned by COINELEC (described above), 31.942% of EDELAP Class B shares is directly owned by Luz de la Plata S.A. and an additional 7.058% of EDELAP Class B Shares are directly owned by Camille Ltd. (described above).

              (xi) Turboven Cagua (CAGUA), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a
                    FUCO, and was formed for the purpose of making a future investment in Latin America.

             (xii) Turboven Maracay (MARACAY), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a
                    FUCO, and was formed for the purpose of making a future investment in Latin America.

            (xiii) Turboven Valencia (VALENCIA), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a
                    FUCO, and was formed for the purpose of making a future investment in Latin America.

             (xiv) PSEG PPN Energy Company Ltd. (PPN Energy), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and was formed for the purpose of investing in power facilities in Kerala, India. PSEG PPN Energy Company Ltd. has a 20% ownership interest in PPN Power Generating Company Limited.

              (xv) PSEG PPN Operations Private Ltd. (PPN Operations), an Indian company, has its registered office at "Prince Towers", Floor 9, 25-26, College Road, Chennai, India 600006, is an EWG and was formed for the purpose of providing operations and maintenance services to power facilities in India.

             (xvi) Carthage Power Company Sarl (Tunisia), a Tunisian company, was formed for the purpose of developing, constructing, owning and operating a 471 MW combined-cycle power generation facility in Rades, Tunisia.

            (xvii) Tri-Sakthi Energy Private Limited (TSEPL), an Indian company, has its registered office at No, 7 "Mamatha Complex" II Floor, 1`3 Whites Road, Chennai, India 600014, and was formed for the purpose of investing in power facilities in India. PSEG North Chennai Ltd. and Tri-Sakthi Investments Limited both own a 50% interest in TSEPL.

           (xviii) Guadalupe Power Partners, LP (Guadalupe), has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for making future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P., which owns 100% of Guadalupe Power I, LLC and Guadalupe Power II, LLC.

             (xix) Archer Power Partners, LP (Archer), has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for making future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P., which owns 100% of Archer Power I, LLC and Archer Power II, LLC.

              (xx) Odessa-Ector Power Partners, LP (Odessa), has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for making future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P., which owns 100% of Odessa-Ector Power I, LLC and Odessa-Ector Power II, LLC.

             (xxi) Chilquinta Energia S.A. (Chilquinta), a Chilean company, has its principal executive offices at General Cruz No. 222, Valparaiso, Chile, and was formed for the purpose of making investments in Chile and Peru. Sempra/PSEG Inversiones holds a 100% interest in Chilquinta.

            (xxii) Luz del Sur S.A.A. (Luz del Sur), a Peruvian company, has its principal executive offices at Canaval y Moreyra 380, Piso 18, San Isidro Lima Peru, and is a FUCO and an electric distribution company serving southern Lima, Peru. A 60% interest in Luz del Sur is directly owned by Ontario Quinta A.V.V.. Peruvian Opportunity S.A.C. holds a direct interest of 22.4% in Luz del Sur and Energy Business International A.V.V. owns 3.76%.

           (xxiii) AES Parana Operations SRL (AES Parana), an Argentine company, has registered office in Buenos Aires, Argentina, and will provide maintenance and operations services to the project being constructed by AES Parana. AES Parana is 33.33% owned by PSEG Cayman Americas V Company and was formed for the purpose of making investments in Argentina.

            (xxiv) PSEG Fossil LLC (Fossil), a Delaware Limited Liability Company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fossil, a wholly-owned subsidiary of Power, is an EWG, and was formed to operate the fossil fueled electric generation assets of PSE&G which were sold to Power during 2000.

             (xxv) PSEG Nuclear LLC (Nuclear), a Delaware Limited Liability Company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Nuclear, a wholly-owned subsidiary of Power, is an EWG, and was formed to operate the nuclear fueled electric generation assets of PSE&G which were sold to Power during 2000.

            (xxvi) PSEG Chorzow B.V., a Netherlands Company, has its principal executive offices at Weena 340, Rotterdam, and was formed for the purpose of holding shares in Electrocieplownia Chorzow Elcho Sp.z.o.o.

           (xxvii) PSEG Rongjiang Hydropower Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China. PSEG China indirectly owns 50% interest in PSEG Rongjiang Hydropower Ltd.

          (xxviii) Kalaeloa Partners, LP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and it owns a heavy oil-fired cogeneration QF on the Island of Oahu in Hawaii.

            (xxix) Meiya Electric Asia, Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and owns a 92% interest in Nantong Entergy Heat & Power Ltd., (Nantong), which owns a coal-fired cogeneration facility in Nantong, Jiangsu Province, China. PSEG China indirectly owns 46% of Nantong.

             (xxx) Shanghai Wei-Gang Energy Company Ltd., a Chinese joint venture company, has its registered office at 735 Changjiang Road, Shanghai, China 200431, and owns and operates a blast furnace gas-fired electric power generation facility in Shanghai, China which has FUCO status. PSEG China indirectly owns 16.25% of this company.

            (xxxi) PSEG Power New York, Inc. (Power New York), a Delaware Corporation, has its principal executive offices at Route 144 Glen Mount, Albany, New York 12077. Power New York, a wholly-owned subsidiary of Fossil, was formed to acquire electric generation assets located in the state of New York.

          (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

               See Exhibit C attached hereto and Items 1 and 4(a) above.

          (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

               (i)  BHILAI
                    As of December 31, 2000, PSEG has an indirect aggregate capital investment in BHILAI of U.S. $0.

              (ii)  CTSN
                    As of December 31, 2000, PSEG has an indirect aggregate capital investment in CTSN of U.S. $25,323,478 all of which is equity.

             (iii)  CUPPI
                    As of December 31, 2000, PSEG has an indirect aggregate capital investment in CUPPI of U.S. $26,934,761 all of which is equity. PSEG Global has committed to fund up to a total of $130 million in Jingyuan, (system company of CUPPI) pursuant to the joint venture contract governing Jingyuan.

              (iv)  ZHL
                    As of December 31, 2000, PSEG has an indirect aggregate capital investment in ZHL of U.S. $16,802,920 all of which is equity.

               (v)  TMC
                    As of December 31, 2000, PSEG has an indirect aggregate capital investment in TMC of U.S. $5,468,526 all of which is equity.

              (vi)  RGE
                    As of December 31, 2000, PSEG has an indirect aggregate capital investment in RGE of U.S. $295,439,053 all of which is equity.

             (vii)  EDEN
                    As of December 31, 2000, PSEG has an indirect aggregate capital investment in EDEN of U.S. $153,699,746 all of which is equity.

            (viii)  EDES
                    As of December 31, 2000, PSEG has an indirect aggregate capital investment in EDES of U.S. $64,330,853 all of which is equity.

               (ix) TGM
                    As of December 31, 2000, PSEG has an indirect capital investment in TGM of U.S. $1,982,855 all of which is equity. PSEG and its subsidiaries (direct and indirect) have no other security guarantees, debt or other financial obligations relative to TGM.

               (x)  EDELAP
                    As of December 31, 2000, PSEG has an indirect capital investment in EDELAP of U.S. $96,453,666 all of which is equity.

              (xi)  CAGUA
                    Turboven Company Inc., a Cayman company, is the 100% direct parent of CAGUA. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2000, PSEG has an indirect capital investment in Turboven Company Inc. of US $49 million.

             (xii)  MARACAY
                    Turboven Company Inc., a Cayman company, is the 100% direct parent of MARACAY. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2000, PSEG has an indirect capital investment in Turboven Company Inc. of US $49 million.

            (xiii)  VALENCIA
                    Turboven Company Inc., a Cayman company, is the 100% direct parent of VALENCIA. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2000, PSEG has an indirect capital investment in Turboven Company Inc. of US $49 million.

             (xiv)  PPN Energy
                    As of December 31, 2000, PSEG has an indirect capital investment in PPN Energy of U.S. $18,957,410 all of which is equity.

              (xv)  PPN Operations
                    As of December 31, 2000, PSEG has an indirect capital investment in PPN Operations of U.S. $2,291,525.

             (xvi)  Carthage
                    As of December 31, 2000, PSEG has an indirect capital investment in Carthage of U.S. $19,372,490.

            (xvii)  Tri-Sakthi
                    As of December 31, 2000, PSEG has an indirect capital investment in Tri-Sakthi of U.S. $6,065,074.

           (xviii)  Guadalupe Power Partners
                    Texas Independent Energy L.P. is the 100% indirect parent of Guadalupe Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2000, PSEG has an indirect capital investment in Texas Independent Energy L.P. of U.S. $112,162,945.

             (xix)  Archer Power Partners
                    Texas Independent Energy L.P. is the 100% indirect parent of Archer Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2000, PSEG has an indirect capital investment in Independent Energy L.P. of U.S. $112,162,945.

              (xx)  Odessa Power Partners
                    Texas Independent Energy L.P. is the 100% indirect parent of Odessa Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2000, PSEG has an indirect capital investment in Texas Independent Energy L.P. of U.S. $112,162,945.

             (xxi)  Chilquinta
                    As of December 31, 2000, PSEG has an indirect capital investment in Chilquinta of U.S. $406,453,647, of which U.S. $246,453,647 is equity and U.S. $0 is debt (including interest).

            (xxii)  Luz del Sur
                    As of December 31, 2000, PSEG has an indirect capital investment in Luz del Sur of U.S. $113,251,887.

           (xxiii)  AES Parana
                    As of December 31, 2000, PSEG has an indirect capital investment in AES Parana of U.S. $38,146,887.

            (xxiv)  Fossil
                    As of December 31, 2000, PSEG has an indirect capital investment in Fossil of U.S. $820 million all of which is equity.

             (xxv)  Nuclear
                    As of December 31, 2000, PSEG has an indirect capital investment in Nuclear of U.S. $363 million all of which is equity.

            (xxvi)  PSEG Chorzow B.V.
                    As of December 31, 2000, PSEG has an indirect capital investment in PSEG Chorzow B.V. of U.S. $11,813,817 all of which is equity.

           (xxvii)  PSEG Rongjiang
                    As of December 31, 2000, PSEG has an indirect capital investment in PSEG Rongjiang of U.S. $7,890,120 all of which is equity.

          (xxviii)  Kalaeloa Partners LP
                    As of December 31, 2000, PSEG has an indirect capital investment in Kalaeloa Partners LP of U.S. $29,274,200 all of which is equity.

            (xxix)  Meiya Electric Asia Ltd.
                    As of December 31, 2000, PSEG has an indirect capital investment in Meiya Electric Asia Ltd. of U.S. $657,315 all of which is equity.

             (xxx)  Shanghai Wei-Gang Energy Company Ltd.
                    As of December 31, 2000, PSEG has an indirect capital investment in Shanghai Wei-Gang Energy Company Ltd. of U.S. $5,951,151 all of which is equity.

            (xxxi)  Power New York
                    As of December 31, 2000, PSEG has an indirect capital investment in Power New York of U.S. $17 million all of which is equity.

          (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

(d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.


                                   (I) BHILAI
                                    12/31/00

                                                                   $ U.S.

     Capitalization                                                         $0
                                                           ===================
     Net Income                                                             $0
                                                           ===================

                                    (II) CTSN
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                $56,579,000
     Non-current Assets                                            126,669,000
                                                            ------------------
     Total Assets                                                 $183,248,000
                                                            ==================
     LIABILITIES
     Current Liabilities                                           $45,785,000
     Non-current Liabilities                                         1,365,000
                                                            ------------------
     Total Liabilities                                              47,150,000

     EQUITY                                                        136,098,000
                                                            ------------------
     Total Liabilities and Equity                                 $183,248,000
                                                            ==================

     Net Income for Year-Ended 12/31/00                            $28,625,310


                                   (III) CUPPI
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                $10,148,624
     Non-current Assets                                             70,346,040
                                                            ------------------
     Total Assets                                                  $80,494,664
                                                            ==================
     LIABILITIES
     Current Liabilities                                            $6,927,858
     Non-current Liabilities                                        29,788,203
                                                            ------------------
     Total Liabilities                                              36,716,061

     EQUITY                                                         43,778,603
                                                            ------------------
     Total Liabilities and Equity                                  $80,494,664
                                                            ==================
     Net Income for Year-Ended 12/31/00                             $6,208,295

                                    (IV) ZHL
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                 $7,324,428
     Non-current Assets                                             59,070,483
                                                            ------------------
     Total Assets                                                  $66,394,911
                                                            ==================
     LIABILITIES
     Current Liabilities                                           $18,469,591
     Non-current Liabilities                                        13,281,326
                                                            ------------------
     Total Liabilities                                              31,750,917

     EQUITY                                                         34,643,994
                                                            ------------------
     Total Liabilities and Equity                                  $66,394,911
                                                            ==================
     Net Income for Year-Ended 12/31/00                             $2,688,839



                                     (V) TMC
                                    12/31/00

                                                                   $ U.S.

     ASSETS
     Current Assets                                                 $2,219,780
     Non-current Assets
                                                            ------------------
     Total Assets                                                  $33,352,269
                                                            ==================
     LIABILITIES
     Current Liabilities                                           $16,475,391
     Non-current Liabilities                                         6,712,564
                                                            ------------------
     Total Liabilities                                              23,187,955

     EQUITY                                                         10,164,314
                                                            ------------------
     Total Liabilities and Equity                                  $33,352,269
                                                            ==================

     Net Income for Year-Ended 12/31/00                               $892,782

                                    (VI) RGE
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                 $91,076,916
     Non-current Assets                                           1,098,257,414
                                                            -------------------
     Total Assets                                                $1,189,334,331
                                                            ===================
     LIABILITIES
     Current Liabilities                                           $109,116,690
     Non-current Liabilities                                        371,352,344
                                                            -------------------
     Total Liabilities                                              480,469,034

     EQUITY                                                         708,865,297
                                                            --------------------
     Total Liabilities and Equity                                $1,189,334,331
                                                            ===================
     Net Income for Year-Ended 12/31/00                             $41,833,120


                                   (VII) EDEN
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                $83,932,910
     Non-current Assets                                            482,710,086
                                                            ------------------
     Total Assets                                                 $566,642,996
                                                            ==================
     LIABILITIES
     Current Liabilities                                           $81,165,771
     Non-current Liabilities                                        69,496,788
                                                            ------------------
     Total Liabilities                                             150,662,559

     EQUITY                                                        415,980,437
                                                            ------------------
     Total Liabilities and Equity                                 $566,642,996
                                                            ==================
     Net Income for Year-Ended 12/31/00                            $15,743,140

                                   (VIII) EDES
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                $42,927,859
     Non-current Assets                                            184,063,705
                                                            ------------------
     Total Assets                                                 $226,991,564
                                                            ==================
     LIABILITIES
     Current Liabilities                                           $44,315,066
     Non-current Liabilities                                        24,074,442
                                                            ------------------
     Total Liabilities                                              68,389,508

     EQUITY                                                        158,602,056
                                                            ------------------
     Total Liabilities and Equity                                 $226,991,564
                                                            ==================
     Net Income for Year-Ended 12/31/00                             $8,120,780


                                    (IX) TGM
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                 $5,457,573
     Non-current Assets                                              7,284,621
                                                            ------------------
     Total Assets                                                  $12,742,194
                                                            ==================
     LIABILITIES
     Current Liabilities                                            $2,910,848
     Non-current Liabilities                                           390,198
                                                            ------------------
     Total Liabilities                                               3,301,046

     EQUITY                                                          9,441,148
                                                            ------------------
     Total Liabilities and Equity                                  $12,742,194
                                                            ==================
     Net Income for Year-Ended 12/31/00                             $2,487,375

                                   (X) EDELAP
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                $46,401,485
     Non-current Assets                                            340,304,846
                                                            ------------------
     Total Assets                                                 $386,706,331
                                                            ==================
     LIABILITIES
     Current Liabilities                                          $109,865,940
     Non-current Liabilities                                        19,553,825
                                                            ------------------
     Total Liabilities                                             129,419,765

     EQUITY                                                        257,286,566
                                                            ------------------
     Total Liabilities and Equity                                 $386,706,331
                                                            ==================
     Net Income for Year-Ended 12/31/00                             $6,885,680


                                   (XI) CAGUA
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                 $6,238,124
     Non-current Assets                                             39,632,095
                                                            ------------------
     Total Assets                                                  $45,870,219
                                                            ==================
     LIABILITIES
     Current Liabilities                                            $2,234,840
     Non-current Liabilities                                        14,634,936
                                                            ------------------
     Total Liabilities                                              16,869,776

     EQUITY                                                         29,000,443
                                                            ------------------
     Total Liabilities and Equity                                  $45,870,219
                                                            ==================
     Net Income for Year-Ended 12/31/00                               $593,516

                                  (XII) MARACAY
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                 $4,689,818
     Non-current Assets                                             37,990,721
                                                            ------------------
     Total Assets                                                  $42,680,539
                                                            ==================
     LIABILITIES
     Current Liabilities                                            $4,187,205
     Non-current Liabilities                                        10,888,055
                                                            ------------------
     Total Liabilities                                              15,075,260

     EQUITY                                                         27,605,279
                                                            ------------------
     Total Liabilities and Equity                                  $42,680,539
                                                            ==================
     Net Income for Year-Ended 12/31/00                             ($487,959)


                                 (XIII) VALENCIA
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                    $52,372
     Non-current Assets                                              2,619,310
                                                            ------------------
     Total Assets                                                   $2,679,682
                                                            ==================
     LIABILITIES
     Current Liabilities                                            $1,808,135
     Non-current Liabilities                                          (60,468)
                                                            ------------------
     Total Liabilities                                               1,747,667

     EQUITY                                                            924,015
                                                            ------------------
     Total Liabilities and Equity                                   $2,671,682
                                                            ==================
     Net Income for Year-Ended 12/31/00                                     $0

                                (XIV) PPN ENERGY
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                    $37,996
     Non-current Assets                                             22,540,752
                                                            ------------------
     Total Assets                                                  $22,578,748
                                                            ==================
     LIABILITIES
     Current Liabilities                                           $3,884,047
     Non-current Liabilities                                         (262,709)
                                                            ------------------
     Total Liabilities                                               3,621,338

     EQUITY                                                         18,957,410
                                                            ------------------
     Total Liabilities and Equity                                  $22,578,748
                                                            ==================
     Net Income for Year-Ended 12/31/00                                 $8,200


                               (XV) PPN OPERATIONS
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                   $189,734
     Non-current Assets                                              2,108,639
                                                            ------------------
     Total Assets                                                   $2,298,373

     LIABILITIES
     Current Liabilities                                                    $0
     Non-current Liabilities                                             6,848
                                                            ------------------
     Total Liabilities                                                   6,848

     EQUITY                                                          2,291,525
                                                            ------------------
     Total Liabilities and Equity                                   $2,298,373

     Net Income for Year-Ended 12/31/00                                $55,000

                                 (XVI) CARTHAGE
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                 $5,580,164
     Non-current Assets                                            139,491,514
                                                            ------------------
     Total Assets                                                 $145,071,678

     LIABILITIES
     Current Liabilities                                             3,876,063
     Non-current Liabilities                                       125,565,083
                                                            ------------------
     Total Liabilities                                             129,441,146

     EQUITY                                                         15,630,532
                                                            ------------------
     Total Liabilities and Equity                                 $145,071,678

     Net Income for Year-Ended 12/31/00                                     $0


                                (XVII) TRI-SAKTHI
                                    12/31/00

                                                                 $ U.S.

     Capitalization                                                         $0
                                                           ===================

     Net Income                                                             $0
                                                           ===================


                                (XVIII) GUADALUPE
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                $10,912,000
     Non-current Assets                                            400,087,000
                                                            ------------------
     Total Assets                                                 $410,999,000

     LIABILITIES
     Current Liabilities                                           $23,700,000
     Non-current Liabilities                                       260,000,000
                                                            ------------------
     Total Liabilities                                            $283,700,000

     EQUITY                                                        127,299,000
                                                            ------------------
     Total Liabilities and Equity                                 $410,999,000

     Net Income for Year-Ended 12/31/00                               $704,791

                                  (XIX) ARCHER
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                         $0
     Non-current Assets                                              1,502,000
                                                            ------------------
     Total Assets                                                   $1,502,000

     LIABILITIES
     Current Liabilities                                                    $0
     Non-current Liabilities                                                 0
                                                            ------------------
     Total Liabilities                                                      $0

     EQUITY                                                          1,502,000
                                                            ------------------
     Total Liabilities and Equity                                    1,502,000

     Net Income for Year-Ended 12/31/00                             ($487,435)


                                (XX) ODESSA-ECTOR
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                   $230,000
     Non-current Assets                                            359,795,000
                                                            ------------------
     Total Assets                                                 $360,025,000

     LIABILITIES
     Current Liabilities                                           $13,274,000
     Non-current Liabilities                                       225,000,000
                                                            ------------------
     Total Liabilities                                            $238,274,000

     EQUITY                                                        121,751,000
                                                            ------------------
     Total Liabilities and Equity                                 $360,025,000

     Net Income for Year-Ended 12/31/00                             ($410,633)

                                (XXI) CHILQUINTA
                                    12/31/00

                                                                   $ U.S.
     ASSETS
     Current Assets                                                  $51,779,611
     Non-current Assets                                            1,669,064,177
                                                            --------------------
     Total Assets                                                 $1,720,843,788

     LIABILITIES
     Current Liabilities                                            $205,294,463
     Non-current Liabilities                                         602,618,218
                                                            --------------------
     Total Liabilities                                               807,912,681

     EQUITY                                                          912,931,107
                                                            --------------------
     Total Liabilities and Equity                                 $1,720,843,788

     Net Income for Year-Ended 12/31/00                               $1,772,800


                               (XXII) LUZ DEL SUR
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                $75,447,897
     Non-current Assets                                            441,644,367
                                                            ------------------
     Total Assets                                                 $517,092,264

     LIABILITIES
     Current Liabilities                                           $96,004,624
     Non-current Liabilities                                       147,387,642
                                                            ------------------
     Total Liabilities                                             243,392,266

     EQUITY                                                        273,699,998
                                                            ------------------
     Total Liabilities and Equity                                 $517,092,264

     Net Income for Year-Ended 12/31/00                            $68,859,060

                             (XXIII) AES PARANA SCA
                                    12/31/00

                                                                 $ U.S.
    ASSETS
    Current Assets                                                 $6,977,724
    Non-current Assets                                            367,954,492
                                                           ------------------
    Total Assets                                                 $374,932,216

    LIABILITIES
    Current Liabilities                                            $3,672,987
    Non-current Liabilities                                       269,877,481
                                                           ------------------
    Total Liabilities                                             273,550,468

    EQUITY                                                        101,381,748
                                                           ------------------
    Total Liabilities and Equity                                 $374,932,217

    Net Income for Year-Ended 12/31/00                              ($42,333)


                                  (XXIV) FOSSIL
                                    12/31/00

                                                                  $ U.S.
     ASSETS                                                     (MILLIONS)
     Current Assets                                                        $62
     Non-current Assets                                                  1,357
                                                            ------------------
     Total Assets                                                       $1,419
                                                            ==================
     LIABILITIES
     Current Liabilities                                                  $384
     Non-current Liabilities                                               215
                                                            ------------------
     Total Liabilities                                                     599

     EQUITY                                                                820
                                                            ------------------
     Total Liabilities and Equity                                       $1,419
                                                            ==================

     Net Income for Year-Ended 12/31/00                                    $36

                                  (XXV) NUCLEAR
                                    12/31/00

                                                                  $ U.S.
     ASSETS                                                     (MILLIONS)
     Current Assets                                                        $85
     Non-current Assets                                                  1,003
                                                            ------------------
     Total Assets                                                       $1,088
                                                            ==================
     LIABILITIES
     Current Liabilities                                                    $9
     Non-current Liabilities                                               716
                                                            ------------------
     Total Liabilities                                                     725

     EQUITY                                                                363
                                                            ------------------
     Total Liabilities and Equity                                       $1,088
                                                            ==================

     Net Income for Year-Ended 12/31/00                                    $47


                            (XXVI) PSEG CHORZOW B.V.
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                 $4,512,668
     Non-current Assets                                             13,295,399
                                                            ------------------
     Total Assets                                                  $17,808,068
                                                            ==================
     LIABILITIES
     Current Liabilities                                            $5,994,889
     Non-current Liabilities                                             (638)
                                                            ------------------
     Total Liabilities                                               5,994,251

     EQUITY                                                         11,813,817
                                                            ------------------
     Total Liabilities and Equity                                  $17,808,068
                                                            ==================

     Net Income for Year-Ended 12/31/00                               ($5,749)

                             (XXVII) PSEG RONGJIANG
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                 $6,641,842
     Non-current Assets                                             51,761,226
                                                            ------------------
     Total Assets                                                  $58,403,068
                                                            ==================
     LIABILITIES
     Current Liabilities                                            $3,004,547
     Non-current Liabilities                                        38,914,995
                                                            ------------------
     Total Liabilities                                              41,919,542

     EQUITY                                                         16,483,526
                                                            ------------------
     Total Liabilities and Equity                                  $58,403,068
                                                            ==================

     Net Income for Year-Ended 12/31/00                             $1,481,756


                          (XXVIII) KALAELOA PARTNERS LP
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                $20,433,419
     Non-current Assets                                            223,294,772
                                                            ------------------
     Total Assets                                                 $243,728,191
                                                            ==================
     LIABILITIES
     Current Liabilities                                           $13,941,900
     Non-current Liabilities                                       177,949,400
                                                            ------------------
     Total Liabilities                                             191,890,409

     EQUITY                                                         51,837,781
                                                            ------------------
     Total Liabilities and Equity                                 $243,728,191
                                                            ==================

     Net Income for Year-Ended 12/31/00                             $6,763,481

                         (XXIX) MEIYA ELECTRIC ASIA LTD
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                 $2,898,876
     Non-current Assets                                             18,649,851
                                                            ------------------
     Total Assets                                                  $21,548,727
                                                            ==================
     LIABILITIES
     Current Liabilities                                           $16,200,419
     Non-current Liabilities                                         4,174,440
                                                            ------------------
     Total Liabilities                                              20,374,859

     EQUITY                                                          1,173,868
                                                            ------------------
     Total Liabilities and Equity                                  $21,548,727
                                                            ==================

     Net Income for Year-Ended 12/31/00                               $668,461


                     (XXX) SHANGHAI WEI-GANG ENERGY CO. LTD
                                    12/31/00

                                                                  $ U.S.
     ASSETS
     Current Assets                                                         $0
     Non-current Assets                                             14,417,372
                                                            ------------------
     Total Assets                                                  $14,417,372
                                                            ==================
     LIABILITIES
     Current Liabilities                                            $3,536,973
     Non-current Liabilities                                                 0
                                                            ------------------
     Total Liabilities                                               3,536,973

     EQUITY                                                         10,880,399
                                                            ------------------
     Total Liabilities and Equity                                  $14,417,372
                                                            ==================

     Net Income for Year-Ended 12/31/00                             $1,173,839

                              (XXXI) POWER NEW YORK
                                    12/31/00

                                                                  $ U.S.
     ASSETS                                                     (MILLIONS)
     Current Assets                                                        $27
     Non-current Assets                                                     68
                                                            ------------------
     Total Assets                                                          $95
                                                            ==================
     LIABILITIES
     Current Liabilities                                                   $60
     Non-current Liabilities                                                18
                                                            ------------------
     Total Liabilities                                                      78

     EQUITY                                                                 17
                                                            ------------------
     Total Liabilities and Equity                                          $95
                                                            ==================

     Net Income for Year-Ended 12/31/00                                   $(9)

          (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

               (i)     BHILAI
                       None.

               (ii)    CTSN
                       None.

               (iii)   CUPPI
                       None.

               (iv)    ZHL
                       None.

               (v)     TMC
                       None.

               (vi)    RGE
                       RGE has an Operators Agreement with IPE under which IPE provides certain support services to RGE in connection with electricity distribution.

               (vii)   EDEN
                       PSEGAOC has an Operators Agreement with EDEN under which PSEGAOC provides certain support services to EDEN in connection with electricity distribution.


               (viii)  EDES
                       PSEGAOC has an Operators Agreement with EDES under which PSEGAOC provides certain support services to EDES in connection with electricity distribution.

               (ix)    TGM
                       None.

               (x)     EDELAP
                       None.

               (xi)    CAGUA
                       None.

               (xii)   MARACAY
                       None.

               (xiii)  VALENCIA
                       None.

               (xiv)   PPN Energy
                       None.

               (xv)    PPN Operations

                       PPN Operations has an Operation and Maintenance Agreement with PPN PGC to provide certain services in connection with mobilization, operation and maintenance of 330 MW combined cycle electric power generating facility of PPN PGC located in Pillaiperumalnallur in the state of Tamilnadu, India. Under said agreement, PPN Operations will receive a fee equal to fifteen percent (15%) of the non fuel and insurance related operating expenses of the said facility.

               (xvi)   Carthage
                       None.

               (xvii)  TSEPL
                       None.

               (xviii) Guadalupe
                       None.

               (xix)   Archer
                       None.

               (xx)    Odessa
                       None.

               (xxi)   Chilquinta
                       None.

               (xxii)  Luz del Sur
                       None.

               (xxiii)  AES Parana
                        None.

               (xxiv)   Fossil

                        Fossil has a Service Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

               (xxv)    Nuclear

                        Nuclear has a Service Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

               (xxvi)   PSEG Chorzow B.V.
                        None.

               (xxvii)  PSEG Rongjiang Hydropower Ltd.
                        None.

               (xxviii) Kalaeloa Partners LP
                        None.

               (xxix)   Meiya Electric Asia Ltd.
                        None.

               (xxx)    Shanghai Wei-Gang Energy Company
                        None.

               (xxxi) Power New York has a Service Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

                                    EXHIBIT A
                                    ---------

     A consolidating statement of income and surplus of claimant and its direct or indirect affiliated subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

          Exhibit A includes all required consolidating financial statements described above to be filed with this report and are attached hereto. Subsidiaries described under Item 1 above include all PSEG's direct and indirect subsidiaries. Direct and inPdirect subsidiaries of PSEG that exceeded 2% of PSEG's consolidated assets or consolidated revenues are PSE&G, Power, Fossil, Nuclear, ER&T, Energy Holdings, PSEG Resources, RCMC, PSEG Global, PSEG Global USA, PSEG International, PSEG Americas Inc., PSEG Americas Ltd., and PSEG Energy Technologies and are included in Exhibit A and cross-referenced for additional information to Item I.


                                    EXHIBIT B
                                    ---------

                             Financial Data Schedule

     If, at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.

     Exhibit B, attached to this report, includes all financial and other data that are applicable to the registrant on a consolidated basis.


                                    EXHIBIT C
                                    ---------

     An organizational chart showing the relationship of each EWG or foreign utility company to the associate companies in the holding-company system.

     See attached Exhibit C.

     The above-named Claimant (PSEG) has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 2001.


                                    Public Service Enterprise Group Incorporated

                                               (Name of Claimant)


                                    By       PATRICIA A. RADO
                                       ------------------------------
                                             Patricia A. Rado
                                       Vice President and Controller
                                       (Principal Accounting Officer)


(CORPORATE SEAL)

Attest:


    E. J. BIGGINS, JR.
---------------------------
    E. J. Biggins, Jr.
   Corporate Secretary


     Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:


       James T. Foran                              Associate General Counsel
------------------------------                    ---------------------------
           (Name)                                            (Title)


        80 Park Plaza, T5B, P. O. Box 1171, Newark, New Jersey 07101-1171
        -----------------------------------------------------------------
                                    (Address)

                                                                       EXHIBIT B



                             Financial Data Schedule


                  Public Service Enterprise Group Incorporated
                                December 31, 2000
                              (Millions of Dollars)


               Consolidated Total Assets                            $ 20,796

               Consolidated Total Operating Revenues                $  6,848

               Consolidated Net Income                              $    764

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING STATEMENT OF INCOME
For The Year Ended December 31, 2000
(Millions of Dollars, except for Per Share Data)

                                                         INTERCOMPANY                 PSEG                     ENERGY
                                                PSEG     ELIMINATIONS   PSE&G &      POWER &       PSEG      HOLDINGS &
                                               CONSOL.    & RECLASS.   SUBS. (A)    SUBS. (A)    SERVICES     SUBS. (A)
                                             ---------    ---------    ---------    ---------    ---------    ---------
OPERATING REVENUES
     Electric Revenues
       Generation                            $   2,280    $      --    $   1,243    $   1,037    $      --    $      --
       Transmission and Distribution             1,634         (871)       2,505           --           --           --
                                             ---------    ---------    ---------    ---------    ---------    ---------
         Total Electric Revenues                 3,914         (871)       3,748        1,037           --           --
     Gas Distribution                            2,140           --        2,140           --           --           --
     Other                                         794           (1)          --           --           --          795
                                             ---------    ---------    ---------    ---------    ---------    ---------
         Total Operating Revenues                6,848         (872)       5,888        1,037           --          795
                                             ---------    ---------    ---------    ---------    ---------    ---------
OPERATING EXPENSES
     Electric Energy Costs                         960         (841)       1,520          254           --           27
     Gas Costs                                   1,471           --        1,429           --           --           42
     Operation and Maintenance                   1,984          (27)       1,214          391           (3)         419
     Depreciation and Amortization                 362           --          291           58           --           13
     Taxes Other Than Income Taxes                 182           (2)         166           16           --            2
                                             ---------    ---------    ---------    ---------    ---------    ---------
         Total Operating Expenses                4,959         (870)       4,620          719           (3)         503
                                             ---------    ---------    ---------    ---------    ---------    ---------
OPERATING INCOME                                 1,889           (2)       1,268          318            3          292
Other Income and Deductions                         33         (844)          26            1           --            4
Interest Expense                                  (574)          42         (254)        (149)          (2)        (137)
Preferred Securities Dividend Requirements         (94)           8          (55)          --           --           --
                                             ---------    ---------    ---------    ---------    ---------    ---------
INCOME BEFORE INCOME TAXES                       1,254         (796)         985          170            1          159
Income Taxes                                      (490)          --         (407)         (66)          (1)         (45)
                                             ---------    ---------    ---------    ---------    ---------    ---------
 NET INCOME                                  $     764    $    (796)   $     578    $     104    $      --    $     114
                                             =========    =========    =========    =========    =========    =========

WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING (000's)                        215,121
                                             =========

EARNINGS PER SHARE (BASIC AND DILUTED):
Net Income                                   $    3.55
                                             =========

DIVIDENDS PAID PER SHARE OF COMMON STOCK     $    2.16
                                             =========

                                                          ENTERPRISE  ENTERPRISE    ENTERPRISE
                                                           CAPITAL     CAPITAL       CAPITAL
                                                PSEG       TRUST I     TRUST II     TRUST III
                                             ---------    ---------    ---------    ---------
OPERATING REVENUES
     Electric Revenues
       Generation                            $      --    $      --    $      --    $      --
       Transmission and Distribution                --           --           --           --
                                             ---------    ---------    ---------    ---------
         Total Electric Revenues                    --           --           --           --
     Gas Distribution                               --           --           --           --
     Other                                          --           --           --           --
                                             ---------    ---------    ---------    ---------
         Total Operating Revenues                   --           --           --           --
                                             ---------    ---------    ---------    ---------
OPERATING EXPENSES
     Electric Energy Costs                          --           --           --           --
     Gas Costs                                      --           --           --           --
     Operation and Maintenance                     (10)          --           --           --
     Depreciation and Amortization                  --           --           --           --
     Taxes Other Than Income Taxes                  --           --           --           --
                                             ---------    ---------    ---------    ---------
         Total Operating Expenses                  (10)          --           --           --
                                             ---------    ---------    ---------    ---------
OPERATING INCOME                                    10           --           --           --
Other Income and Deductions                        808           17           10           11
Interest Expense                                   (74)          --           --           --
Preferred Securities Dividend Requirements          (9)         (17)         (10)         (11)
                                             ---------    ---------    ---------    ---------
INCOME BEFORE INCOME TAXES                         735           --           --           --
Income Taxes                                        29           --           --           --
                                             ---------    ---------    ---------    ---------
 NET INCOME                                  $     764    $      --    $      --    $      --
                                             =========    =========    =========    =========

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
PSEG Power - PSEG Power LLC
PSEG Services - PSEG Services Corporation
Energy Holdings - PSEG Energy Holdings Inc.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
(Millions of Dollars)

                                                            Intercompany                 PSEG     Energy
                                                    PSEG    Eliminations   PSE&G &     POWER &   Holdings &
                                                   Consol.    & Reclass.     Subs.       SUBS.      Subs.      PSEG
                                                   -------     -------     -------     -------    -------     -------
BALANCE JANUARY 1, 2000                            $ 1,193     $  (873)    $   597     $    --    $   276     $ 1,193

     Net Income                                        764        (805)        587         104        114         764
                                                   -------     -------     -------     -------    -------     -------
                 Total                               1,957      (1,678)      1,184         104        390       1,957
                                                   -------     -------     -------     -------    -------     -------

Cash Dividends:
Preferred Stock, at required rates                      --          46          (9)         --        (37)         --
Common Stock                                          (464)        800        (800)         --         --        (464)
                                                   -------     -------     -------     -------    -------     -------
     Total Cash Dividends                             (464)        846        (809)         --        (37)       (464)
                                                   -------     -------     -------     -------    -------     -------

BALANCE DECEMBER 31, 2000                          $ 1,493     $  (832)    $   375     $   104    $   353     $ 1,493
                                                   =======     =======     =======     =======    =======     =======

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
PSEG Power - PSEG Power LLC
Energy Holdings - PSEG Energy Holdings Inc.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING BALANCE SHEET
December 31, 2000
(Millions of Dollars)

                                                                     INTERCOMPANY                 PSEG                     ENERGY
                                                            PSEG     ELIMINATIONS   PSE&G &      POWER &       PSEG      HOLDINGS &
                                                           CONSOL.    & RECLASS.      SUBS.       SUBS.      SERVICES       SUBS.
                                                         ---------    ---------    ---------    ---------    ---------    ---------
CURRENT ASSETS
  Cash and Cash Equivalents                              $     102    $       1    $      39    $      20    $      --    $      22
  Accounts Receivable:
    Customer Accounts Receivable                               778           --          614           --           --           164
    Other Accounts Receivable                                  431         (230)          71          272           18           69
    Allowance for Doubtful Accounts                            (44)          --          (39)          --           --           (5)
  Unbilled Revenues                                            357           --          357           --           --           --
  Fuel                                                         431           --          372           58           --            1
  Materials and Supplies, net of valuation reserves            155           --           48          107           --           --
  Prepayments                                                   31           --            5           10           12            4
  Other                                                        168           --           24           71           --           73
                                                         ---------    ---------    ---------    ---------    ---------    ---------
       Total Current Assets                                  2,409         (229)       1,491          538           30          328
                                                         ---------    ---------    ---------    ---------    ---------    ---------

PROPERTY, PLANT AND EQUIPMENT
  Electric - Generation                                      2,699           --           --        2,699           --           --
  Electric - Transmission and Distribution                   5,302           --        5,302           --           --           --
  Gas - Distribution                                         3,177           --        3,177           --           --           --
  Other                                                        790            1          420            6           14          349
                                                         ---------    ---------    ---------    ---------    ---------    ---------
       Total                                                11,968            1        8,899        2,705           14          349
  Accumulated depreciation and amortization                 (4,266)          --       (3,139)      (1,070)          (1)         (56)
                                                         ---------    ---------    ---------    ---------    ---------    ---------
       Net Property, Plant and Equipment                     7,702            1        5,760        1,635           13          293
                                                         ---------    ---------    ---------    ---------    ---------    ---------

NONCURRENT ASSETS
 Regulatory Assets                                           4,995           --        4,995           --           --           --
 Notes Receivable - Affiliated Companies                        --       (2,786)       2,786           --           --           --
 Deferred Income Taxes and ITC                                  --         (669)          --          669           --           --
 Long-Term Investments, net of accumulated amortization
     and net of valuation allowances                         4,545       (6,090)         109           13           --        4,423
 Nuclear Decommissioning Fund                                  716           --           --          716           --           --
 Other Special Funds                                           122           --           70           37           15           --
 Other,  net of accumulated amortization                       307           (4)          56           26           37          154
                                                         ---------    ---------    ---------    ---------    ---------    ---------
       Total Noncurrent Assets                              10,685       (9,549)       8,016        1,461           52        4,577
                                                         ---------    ---------    ---------    ---------    ---------    ---------

TOTAL                                                    $  20,796    $  (9,777)   $  15,267    $   3,634    $      95    $   5,198
                                                         =========    =========    =========    =========    =========    =========

                                                                     ENTERPRISE  ENTERPRISE  ENTERPRISE
                                                                      CAPITAL     CAPITAL     CAPITAL
                                                            PSEG      TRUST I     TRUST II   TRUST III
                                                         ---------   ---------   ---------   ---------
CURRENT ASSETS
  Cash and Cash Equivalents                              $      20   $      --   $      --   $      --
  Accounts Receivable:
    Customer Accounts Receivable                                --          --          --          --
    Other Accounts Receivable                                  231          --          --          --
    Allowance for Doubtful Accounts                             --          --          --          --
  Unbilled Revenues                                             --          --          --          --
  Fuel                                                          --          --          --          --
  Materials and Supplies, net of valuation reserves             --          --          --          --
  Prepayments                                                   --          --          --          --
  Other                                                         --          --          --          --
                                                         ---------   ---------   ---------   ---------
       Total Current Assets                                    251          --          --          --
                                                         ---------   ---------   ---------   ---------

PROPERTY, PLANT AND EQUIPMENT
  Electric - Generation                                         --          --          --          --
  Electric - Transmission and Distribution                      --          --          --          --
  Gas - Distribution                                            --          --          --          --
  Other                                                         --          --          --          --
                                                         ---------   ---------   ---------   ---------
       Total                                                    --          --          --          --
  Accumulated depreciation and amortization                     --
                                                         ---------   ---------   ---------   ---------
       Net Property, Plant and Equipment                        --          --          --          --
                                                         ---------   ---------   ---------   ---------

NONCURRENT ASSETS
 Regulatory Assets                                              --          --          --          --
 Notes Receivable - Affiliated Companies                        --          --          --          --
 Deferred Income Taxes and ITC                                  --          --          --          --
 Long-Term Investments, net of accumulated amortization
     and net of valuation allowances                         5,548         232         155         155
 Nuclear Decommissioning Fund                                   --          --          --          --
 Other Special Funds                                            --          --          --          --
 Other,  net of accumulated amortization                        38          --          --          --
                                                         ---------   ---------   ---------   ---------
       Total Noncurrent Assets                               5,586         232         155         155
                                                         ---------   ---------   ---------   ---------

TOTAL                                                    $   5,837   $     232   $     155   $     155
                                                         =========   =========   =========   =========

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
PSEG Power - PSEG Power LLC
PSEG Services - PSEG Services Corporation
Energy Holdings - PSEG Energy Holdings Inc.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING BALANCE SHEET
December 31, 2000
(Millions of Dollars)

                                                                           INTERCOMPANY                 PSEG
                                                                  PSEG     ELIMINATIONS   PSE&G &      POWER &       PSEG
                                                                 CONSOL.    & RECLASS.      SUBS.       SUBS.      SERVICES
                                                               ---------    ---------    ---------    ---------    ---------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                           $     667    $      --    $     100    $      --    $      --
  Commercial Paper and Loans                                       2,885           --        1,543           --           --
  Accounts Payable                                                 1,001         (231)         748          494           66
  Other                                                              429           (1)         253           87            3
                                                               ---------    ---------    ---------    ---------    ---------
       Total Current Liabilities                                   4,982         (232)       2,644          581           69
                                                               ---------    ---------    ---------    ---------    ---------

NONCURRENT LIABILITIES
  Deferred Income Taxes and ITC                                    3,107         (670)       2,701           --            5
  Regulatory Liabilities                                             470           --          470           --           --
  Nuclear Decommissioning                                            716           --           --          716           --
  OPEB Costs                                                         448           (1)         441            6            2
  Other                                                              572            2          223          277           19
                                                               ---------    ---------    ---------    ---------    ---------
       Total Noncurrent Liabilities                                5,313         (669)       3,835          999           26
                                                               ---------    ---------    ---------    ---------    ---------

COMMITMENTS AND CONTINGENT LIABILITIES                                --           --           --           --           --
                                                               ---------    ---------    ---------    ---------    ---------

CAPITALIZATION:
  LONG TERM DEBT                                                   5,297       (3,327)       3,590        2,786           --
                                                               ---------    ---------    ---------    ---------    ---------

  SUBSIDIARIES' PREFERRED SECURITIES:
    Preferred Stock Without Mandatory Redemption                      95         (509)          95           --           --
    Preferred Stock With Mandatory Redemption                         75           --           75           --           --
    Guaranteed Preferred Beneficial Interest in Subordinated
     Debentures                                                    1,038          525          513           --           --
                                                               ---------    ---------    ---------    ---------    ---------
       Total Subsidiaries' Preferred Securities                    1,208           16          683           --           --
                                                               ---------    ---------    ---------    ---------    ---------

  COMMON STOCKHOLDERS' EQUITY:
    Common Stock, issued; 231,957,608 shares                       3,604       (3,105)       2,563           --           --
    Contributed Capital                                               --       (1,834)         594          150           --
    Basis Adjustment                                                  --           --          986         (986)          --
    Treasury Stock, at cost; 2000 - 23,986,290 shares,
       1999 - 15,540,390 shares                                     (895)          --           --           --           --
    Retained Earnings                                              1,493         (832)         375          104           --
    Accumulated Other Comprehensive Income (Loss)                   (206)         206           (3)          --           --
                                                               ---------    ---------    ---------    ---------    ---------
       Total Common Stockholders' Equity                           3,996       (5,565)       4,515         (732)          --
                                                               ---------    ---------    ---------    ---------    ---------
            Total Capitalization                                  10,501       (8,876)       8,788        2,054           --
                                                               ---------    ---------    ---------    ---------    ---------
TOTAL                                                          $  20,796    $  (9,777)   $  15,267    $   3,634    $      95
                                                               =========    =========    =========    =========    =========
                                                                 ENERGY                 ENTERPRISE  ENTERPRISE  ENTERPRISE
                                                               HOLDINGS &                 CAPITAL     CAPITAL     CAPITAL
                                                                  SUBS.        PSEG       TRUST I    TRUST II    TRUST III
                                                               ---------    ---------    ---------   ---------   ---------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                           $     267    $     300    $      --   $      --   $      --
  Commercial Paper and Loans                                         482          860           --          --          --
  Accounts Payable                                                    60         (136)          --          --          --
  Other                                                               86            1           --          --          --
                                                               ---------    ---------    ---------   ---------   ---------
       Total Current Liabilities                                     895        1,025           --          --          --
                                                               ---------    ---------    ---------   ---------   ---------

NONCURRENT LIABILITIES
  Deferred Income Taxes and ITC                                    1,071           --           --          --          --
  Regulatory Liabilities                                              --           --           --          --          --
  Nuclear Decommissioning                                             --           --           --          --          --
  OPEB Costs                                                          --           --           --          --          --
  Other                                                               51           --           --          --          --
                                                               ---------    ---------    ---------   ---------   ---------
       Total Noncurrent Liabilities                                1,122           --           --          --          --
                                                               ---------    ---------    ---------   ---------   ---------

COMMITMENTS AND CONTINGENT LIABILITIES                                --           --           --          --          --
                                                               ---------    ---------    ---------   ---------   ---------

CAPITALIZATION:
  LONG TERM DEBT                                                   1,432          816           --          --          --
                                                               ---------    ---------    ---------   ---------   ---------

  SUBSIDIARIES' PREFERRED SECURITIES:
    Preferred Stock Without Mandatory Redemption                     509           --           --          --          --
    Preferred Stock With Mandatory Redemption                         --           --           --          --          --
    Guaranteed Preferred Beneficial Interest in Subordinated          --           --           --          --          --
     Debentures                                                       --           --           --          --          --
                                                               ---------    ---------    ---------   ---------   ---------
       Total Subsidiaries' Preferred Securities                      509           --           --          --          --
                                                               ---------    ---------    ---------   ---------   ---------

  COMMON STOCKHOLDERS' EQUITY:
    Common Stock, issued; 231,957,608 shares                          --        3,604          232         155         155
    Contributed Capital                                            1,090           --           --          --          --
    Basis Adjustment                                                  --           --           --          --          --
    Treasury Stock, at cost; 2000 - 23,986,290 shares,                --           --           --          --          --
       1999 - 15,540,390 shares                                       --         (895)          --          --          --
    Retained Earnings                                                353        1,493           --          --          --
    Accumulated Other Comprehensive Income (Loss)                   (203)        (206)          --          --          --
                                                               ---------    ---------    ---------   ---------   ---------
       Total Common Stockholders' Equity                           1,240        3,996          232         155         155
                                                               ---------    ---------    ---------   ---------   ---------
            Total Capitalization                                   3,181        4,812          232         155         155
                                                               ---------    ---------    ---------   ---------   ---------
TOTAL                                                          $   5,198    $   5,837    $     232   $     155   $     155
                                                               =========    =========    =========   =========   =========

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
PSEG Power - PSEG Power LLC
PSEG Services - PSEG Services Corporation
Energy Holdings - PSEG Energy Holdings Inc.

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING STATEMENT OF INCOME
For The Year Ended December 31, 2000
(Millions of Dollars)

                                                         INTERCOMPANY                             PSE&G       PSE&G         PSE&G
                                               PSE&G     ELIMINATIONS                            CAPITAL     CAPITAL       CAPITAL,
                                              CONSOL.(A)  & RECLASS.     PSE&G       FUELCO      TRUST I     TRUST II       L.P.
                                             ---------    ---------    ---------    ---------   ---------    ---------    ---------
OPERATING REVENUES
   Electric Revenues
     Generation                              $   1,243    $     (19)   $   1,243    $      19   $      --    $      --    $      --
     Transmission and Distribution               2,505           --        2,505           --          --           --           --
                                             ---------    ---------    ---------    ---------   ---------    ---------    ---------
        Total Electric Revenues                  3,748          (19)       3,748           19          --           --           --
   Gas Distribution                              2,140           --        2,140           --          --           --           --
   Other                                            --           --           --           --          --           --           --
                                             ---------    ---------    ---------    ---------   ---------    ---------    ---------
        Total Operating Revenues                 5,888          (19)       5,888           19          --           --           --
                                             ---------    ---------    ---------    ---------   ---------    ---------    ---------
OPERATING EXPENSES
   Electric Energy Costs                         1,520          (19)       1,520           19          --           --           --
   Gas Costs                                     1,429           --        1,429           --          --           --           --
   Operation and Maintenance                     1,214           --        1,214           --          --           --           --
   Depreciation and Amortization                   291           --          291           --          --           --           --
   Taxes Other Than Income Taxes                   166           --          166           --          --           --           --
                                             ---------    ---------    ---------    ---------   ---------    ---------    ---------
          Total Operating Expenses               4,620          (19)       4,620           19          --           --           --
                                             ---------    ---------    ---------    ---------   ---------    ---------    ---------
OPERATING INCOME                                 1,268           --        1,268           --          --           --           --
Other Income and Deductions                         26          (45)          26           --          18            8           19
Interest Expense                                  (254)          46         (300)          --          --           --           --
Preferred Securities Dividend Requirements         (55)          (1)          (9)          --         (18)          (8)         (19)
                                             ---------    ---------    ---------    ---------   ---------    ---------    ---------
INCOME BEFORE INCOME TAXES                         985           --          985           --          --           --           --
Income Taxes                                      (407)          --         (407)          --          --           --           --
                                             ---------    ---------    ---------    ---------   ---------    ---------    ---------
NET INCOME                                   $     578    $      --    $     578    $      --   $      --    $      --    $      --
                                             =========    =========    =========    =========   =========    =========    =========

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

PSE&G - Public Service Electric and Gas Company
FUELCO - PSE&G Fuel Corporation

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
(Millions of Dollars)


                                                 INTERCOMPANY
                                        PSE&G    ELIMINATIONS
                                       CONSOL.    & RECLASS.    PSE&G
                                     ---------    ---------   ---------

BALANCE JANUARY 1, 2000              $     597    $      --   $     597

     Net Income                            587           --         587

                                     ---------    ---------   ---------
                 Total                   1,184           --       1,184
                                     ---------    ---------   ---------

Cash Dividends:
Preferred Stock, at required rates          (9)          --          (9)
Common Stock                              (800)          --        (800)
                                     ---------    ---------   ---------
     Total Cash Dividends                 (809)          --        (809)
                                     ---------    ---------   ---------


BALANCE DECEMBER 31, 2000            $     375    $      --   $     375
                                     =========    =========   =========


PSE&G - Public Service Electric and Gas Company

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING BALANCE SHEET
December 31, 2000
(Millions of Dollars)

                                                                     INTERCOMPANY                                          PSE&G
                                                            PSE&G    ELIMINATIONS                   NEW                   CAPITAL
                                                           CONSOL.    & RECLASS.      PSE&G     MILLENNIUM      NJP       TRUST I
                                                          ---------    ---------    ---------    ---------   ---------   ---------
CURRENT ASSETS
  Cash and Cash Equivalents                               $      39    $      --    $      39    $      --   $      --   $      --
  Accounts Receivable:
    Customer Accounts Receivable                                614           --          614           --          --          --
    Other Accounts Receivable                                    71           --           71           --          --          --
    Allowance for Doubtful Accounts                             (39)          --          (39)          --          --          --
  Unbilled Revenues                                             357           --          357           --          --          --
  Fuel                                                          372           --          372           --          --          --
  Materials and Supplies, net of  valuation reserves             48           --           48           --          --          --
  Prepayments                                                     5           --            5           --          --          --
  Other                                                          24           --           24           --          --          --
                                                          ---------    ---------    ---------    ---------   ---------   ---------
       Total Current Assets                                   1,491           --        1,491           --          --          --
                                                          ---------    ---------    ---------    ---------   ---------   ---------

PROPERTY, PLANT AND EQUIPMENT
  Electric - Generation                                          --           --           --           --          --          --
  Electric - Transmission and Distribution                    5,302           --        5,302           --          --          --
  Gas - Distribution                                          3,177           --        3,177           --          --          --
  Other                                                         420           --          420           --          --          --
                                                          ---------    ---------    ---------    ---------   ---------   ---------
       Total                                                  8,899           --        8,899           --          --          --
  Accumulated depreciation and amortization                  (3,139)          --       (3,139)          --          --          --
                                                          ---------    ---------    ---------    ---------   ---------   ---------
       Net Property, Plant and Equipment                      5,760           --        5,760           --          --          --
                                                          ---------    ---------    ---------    ---------   ---------   ---------

NONCURRENT ASSETS
 Regulatory Assets                                            4,995           --        4,982           --          13          --
 Notes Receivable - Affiliated Companies                      2,786           --        2,786           --          --          --
 Long-Term Investments, net of accumulated
      amortization and net of valuation allowances              109         (547)         109           19          --         214
 Nuclear Decommissioning Fund                                    --           --           --           --          --          --
 Other Special Funds                                             70           --           70           --          --          --
 Other                                                           56           --           56           --          --          --
                                                          ---------    ---------    ---------    ---------   ---------   ---------
       Total Noncurrent Assets                                8,016         (547)       8,003           19          13         214
                                                          ---------    ---------    ---------    ---------   ---------   ---------

TOTAL                                                     $  15,267    $    (547)   $  15,254    $      19   $      13   $     214
                                                          =========    =========    =========    =========   =========   =========

                                                             PSE&G       PSE&G
                                                            CAPITAL     CAPITAL,
                                                            TRUST II      L.P.
                                                           ---------   ---------
CURRENT ASSETS
  Cash and Cash Equivalents                                $      --   $      --
  Accounts Receivable:
    Customer Accounts Receivable                                  --          --
    Other Accounts Receivable                                     --          --
    Allowance for Doubtful Accounts                               --          --
  Unbilled Revenues                                               --          --
  Fuel                                                            --          --
  Materials and Supplies, net of  valuation reserves              --          --
  Prepayments                                                     --          --
  Other                                                           --          --
                                                           ---------   ---------
       Total Current Assets                                       --          --
                                                           ---------   ---------

PROPERTY, PLANT AND EQUIPMENT
  Electric - Generation                                           --          --
  Electric - Transmission and Distribution                        --          --
  Gas - Distribution                                              --          --
  Other                                                           --          --
                                                           ---------   ---------
       Total                                                      --          --
  Accumulated depreciation and amortization                       --          --
                                                           ---------   ---------
       Net Property, Plant and Equipment                          --          --
                                                           ---------   ---------

NONCURRENT ASSETS
 Regulatory Assets                                                --          --
 Notes Receivable - Affiliated Companies
 Long-Term Investments, net of accumulated
      amortization and net of valuation allowances                98         216
 Nuclear Decommissioning Fund                                     --          --
 Other Special Funds                                              --          --
 Other                                                            --          --
                                                           ---------   ---------
       Total Noncurrent Assets                                    98         216
                                                           ---------   ---------

TOTAL                                                      $      98   $     216
                                                           =========   =========

PSE&G - Public Service Electric and Gas Company
NJP - New Jersey Properties

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING BALANCE SHEET
December 31, 2000
(Millions of Dollars)

                                                                         INTERCOMPANY                                     PSE&G
                                                                PSE&G    ELIMINATIONS                NEW                 CAPITAL
                                                                CONSOL.   & RECLASS.     PSE&G    MILLENNIUM     NJP     TRUST I
                                                               --------    --------    --------    --------   --------   --------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                           $    100    $     --    $    100    $     --   $     --   $     --
  Commercial Paper and Loans                                      1,543          --       1,543          --         --         --
  Accounts Payable                                                  748          --         735          --         13         --
  Other                                                             253          --         253          --         --         --
                                                               --------    --------    --------    --------   --------   --------
       Total Current Liabilities                                  2,644          --       2,631          --         13         --
                                                               --------    --------    --------    --------   --------   --------

NONCURRENT LIABILITIES
  Deferred Income Taxes and ITC                                   2,701          --       2,701          --         --         --
  Regulatory Liabilities                                            470          --         470          --         --         --
  Nuclear Decommissioning                                            --          --          --          --         --         --
  OPEB Costs                                                        441          --         441          --         --         --
  Other                                                             223          --         223          --         --         --
                                                               --------    --------    --------    --------   --------   --------
       Total Noncurrent Liabilities                               3,835          --       3,835          --         --         --
                                                               --------    --------    --------    --------   --------   --------

COMMITMENTS AND CONTINGENT LIABILITIES                               --          --          --          --         --         --
                                                               --------    --------    --------    --------   --------   --------

CAPITALIZATION:
  LONG TERM DEBT                                                  3,590          --       3,590          --         --         --
                                                               --------    --------    --------    --------   --------   --------

  SUBSIDIARIES' PREFERRED SECURITIES:
    Preferred Stock Without Mandatory Redemption                     95          --          95          --         --         --
    Preferred Stock With Mandatory Redemption                        75          --          75          --         --         --
    Guaranteed Preferred Beneficial Interest in Subordinated
     Debentures                                                     513        (528)        513          --         --        214
                                                               --------    --------    --------    --------   --------   --------
       Total Subsidiaries' Preferred Securities                     683        (528)        683          --         --        214
                                                               --------    --------    --------    --------   --------   --------

  COMMON STOCKHOLDERS' EQUITY:
    Common Stock                                                  2,563          --       2,563          --         --         --
    Contributed Capital                                             594         (19)        594          19         --         --
    Basis Adjustment                                                986          --         986          --         --         --
    Retained Earnings                                               375          --         375          --         --         --
    Accumulated Other Comprehensive Income (Loss)                    (3)         --          (3)         --         --         --
                                                               --------    --------    --------    --------   --------   --------
       Total Common Stockholders' Equity                          4,515         (19)      4,515          19         --         --
                                                               --------    --------    --------    --------   --------   --------
            Total Capitalization                                  8,788        (547)      8,788          19         --        214
                                                               --------    --------    --------    --------   --------   --------
TOTAL                                                          $ 15,267    $   (547)   $ 15,254    $     19   $     13   $    214
                                                               ========    ========    ========    ========   ========   ========
                                                                 PSE&G       PSE&G
                                                                CAPITAL     CAPITAL,
                                                                TRUST II     L.P.
                                                                --------   --------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                            $     --   $     --
  Commercial Paper and Loans                                          --         --
  Accounts Payable                                                    --         --
  Other                                                               --         --
                                                                --------   --------
       Total Current Liabilities                                      --         --
                                                                --------   --------

NONCURRENT LIABILITIES
  Deferred Income Taxes and ITC                                       --         --
  Regulatory Liabilities                                              --         --
  Nuclear Decommissioning                                             --         --
  OPEB Costs                                                          --         --
  Other                                                               --         --
                                                                --------   --------
       Total Noncurrent Liabilities                                   --         --
                                                                --------   --------

COMMITMENTS AND CONTINGENT LIABILITIES                                --         --
                                                                --------   --------

CAPITALIZATION:
  LONG TERM DEBT                                                      --         --
                                                                --------   --------

  SUBSIDIARIES' PREFERRED SECURITIES:
    Preferred Stock Without Mandatory Redemption                      --         --
    Preferred Stock With Mandatory Redemption                         --         --
    Guaranteed Preferred Beneficial Interest in Subordinated
     Debentures                                                       98        216
                                                                --------   --------
       Total Subsidiaries' Preferred Securities                       98        216
                                                                --------   --------

  COMMON STOCKHOLDERS' EQUITY:
    Common Stock                                                      --         --
    Contributed Capital                                               --         --
    Basis Adjustment                                                  --         --
    Retained Earnings                                                 --         --
    Accumulated Other Comprehensive Income (Loss)                     --         --
                                                                --------   --------
       Total Common Stockholders' Equity                              --         --
                                                                --------   --------
            Total Capitalization                                      98        216
                                                                --------   --------
TOTAL                                                           $     98   $    216
                                                                ========   ========

PSE&G - Public Service Electric and Gas Company
NJP - New Jersey Properties

PSEG POWER LLC
CONSOLIDATING STATEMENT OF INCOME
For The Year Ended December 31, 2000
(Millions of Dollars)

                                                PSEG     INTERCOMPANY
                                              POWER &    ELIMINATIONS    PSEG         PSEG         PSEG         PSEG
                                               SUBS.      & RECLASS.     POWER        FOSSIL      NUCLEAR       ER&T
                                             ---------    ---------    ---------    ---------    ---------    ---------
OPERATING REVENUES
   Electric Generation Revenues              $   1,037    $      --    $       2    $     197    $     281    $     557
                                             ---------    ---------    ---------    ---------    ---------    ---------
OPERATING EXPENSES
   Electric Energy Costs                           254           --          (22)          27           (3)         252
   Operation and Maintenance                       391           --           51           89          209           42
   Depreciation and Amortization                    58           --            6           34           18           --
   Taxes Other Than Income Taxes                    16           --           --            6           10           --
                                             ---------    ---------    ---------    ---------    ---------    ---------
          Total Operating Expenses                 719           --           35          156          234          294
                                             ---------    ---------    ---------    ---------    ---------    ---------
OPERATING INCOME                                   318           --          (33)          41           47          263
Other Income and Deductions                          1         (346)         356           (9)          --           --
Interest Expense                                  (149)          --         (153)           4           --           --
Preferred Securities Dividend Requirements          --           --           --           --           --           --
                                             ---------    ---------    ---------    ---------    ---------    ---------
INCOME BEFORE INCOME TAXES                         170         (346)         170           36           47          263
Income Taxes                                       (66)          --          (66)          --           --           --
                                             ---------    ---------    ---------    ---------    ---------    ---------
NET INCOME                                   $     104    $    (346)   $     104    $      36    $      47    $     263
                                             =========    =========    =========    =========    =========    =========

PSEG POWER - PSEG Power LLC
PSEG FOSSIL - PSEG FOSSIL LLC
PSEG NUCLEAR - PSEG NUCLEAR LLC
PSEG ER&T - PSEG Energy Resources & Trade LLC

PSEG POWER LLC
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
(Millions of Dollars)

                                              PSEG    INTERCOMPANY
                                            POWER &   ELIMINATIONS     PSEG       PSEG        PSEG         PSEG
                                             SUBS.     & RECLASS.      POWER     FOSSIL      NUCLEAR       ER&T
                                           ---------   ---------    ---------   ---------   ---------   ---------
BALANCE JANUARY 1, 2000                    $      --   $      --    $      --   $      --   $      --   $      --

     Net Income                                  104        (346)         104          36          47         263

                                           ---------   ---------    ---------   ---------   ---------   ---------
                 Total                           104        (346)         104          36          47         263
                                           ---------   ---------    ---------   ---------   ---------   ---------

Cash Dividends:
Common Stock                                      --          --           --          --          --          --
                                           ---------   ---------    ---------   ---------   ---------   ---------
     Total Cash Dividends                         --          --           --          --          --          --
                                           ---------   ---------    ---------   ---------   ---------   ---------


BALANCE DECEMBER 31, 2000                  $     104   $    (346)   $     104   $      36   $      47   $     263
                                           =========   =========    =========   =========   =========   =========

PSEG POWER - PSEG Power LLC
PSEG FOSSIL - PSEG FOSSIL LLC
PSEG NUCLEAR - PSEG NUCLEAR LLC
PSEG ER&T - PSEG Energy Resources & Trade LLC

PSEG POWER LLC
CONSOLIDATING BALANCE SHEET
December 31, 2000
(Millions of Dollars)

                                                         PSEG      INTERCOMPANY
                                                        POWER &    ELIMINATIONS    PSEG         PSEG         PSEG         PSEG
                                                         SUBS.      & RECLASS.     POWER       FOSSIL       NUCLEAR       ER&T
                                                       ---------    ---------    ---------    ---------    ---------    ---------
CURRENT ASSETS
  Cash and Cash Equivalents                            $      20    $      --    $       2    $      --    $       8    $      10
  Other Accounts Receivable                                  272           --           --           12           --          260
  Fuel                                                        58           --           --           13            4           41
  Materials and Supplies, net of  valuation reserves         107           --            7           31           69           --
  Prepayments                                                 10           --            2            4            4           --
  Other                                                       71           --           --            2           --           69
                                                       ---------    ---------    ---------    ---------    ---------    ---------
       Total Current Assets                                  538           --           11           62           85          380
                                                       ---------    ---------    ---------    ---------    ---------    ---------

PROPERTY, PLANT AND EQUIPMENT
  Electric - Generation                                    2,699           --           63        2,046          586           --
  Other                                                        6           --           --           --            5           --
                                                       ---------    ---------    ---------    ---------    ---------    ---------
       Total                                               2,705           --           63        2,046          591           --
Accumulated depreciation and amortization                 (1,070)          --          (20)        (748)        (302)          --
                                                       ---------    ---------    ---------    ---------    ---------    ---------
       Net Property, Plant and Equipment                   1,635           --           43        1,298          289           --
                                                       ---------    ---------    ---------    ---------    ---------    ---------

NONCURRENT ASSETS
 Deferred Income Taxes and ITC                               669           --          669           --           --           --
 Long-Term Investments, net of accumulated
      amortization and net of valuation allowances            13       (1,477)       1,460           17           --           13
 Nuclear Decommissioning Fund                                716           --           --           --          716           --
 Other Special Funds                                          37           --           35            2           --           --
 Other                                                        26            5           15           40           (2)         (32)
                                                       ---------    ---------    ---------    ---------    ---------    ---------
       Total Noncurrent Assets                             1,461       (1,472)       2,179           59          714          (19)
                                                       ---------    ---------    ---------    ---------    ---------    ---------

TOTAL                                                  $   3,634    $  (1,472)   $   2,233    $   1,419    $   1,088    $     361
                                                       =========    =========    =========    =========    =========    =========


                                                            TFC
                                                         ---------
CURRENT ASSETS
  Cash and Cash Equivalents                              $      --
  Other Accounts Receivable                                     --
  Fuel                                                          --
  Materials and Supplies, net of  valuation reserves            --
  Prepayments                                                   --
  Other                                                         --
                                                         ---------
       Total Current Assets                                     --
                                                         ---------

PROPERTY, PLANT AND EQUIPMENT
  Electric - Generation                                          4
  Other                                                          1
                                                         ---------
       Total                                                     5
Accumulated depreciation and amortization                       --
                                                         ---------
       Net Property, Plant and Equipment                         5
                                                         ---------

NONCURRENT ASSETS
 Deferred Income Taxes and ITC                                  --
 Long-Term Investments, net of accumulated
      amortization and net of valuation allowances              --
 Nuclear Decommissioning Fund                                   --
 Other Special Funds                                            --
 Other                                                          --
                                                         ---------
       Total Noncurrent Assets                                  --
                                                         ---------

TOTAL                                                    $       5
                                                         =========

PSEG POWER - PSEG Power LLC
PSEG FOSSIL - PSEG FOSSIL LLC
PSEG NUCLEAR - PSEG NUCLEAR LLC
PSEG ER&T - PSEG Energy Resources & Trade LLC

PSEG POWER LLC
CONSOLIDATING BALANCE SHEET
December 31, 2000
(Millions of Dollars)

                                                PSEG     INTERCOMPANY
                                              POWER &    ELIMINATIONS     PSEG         PSEG        PSEG         PSEG
                                               SUBS.      & RECLASS.      POWER       FOSSIL      NUCLEAR       ER&T          TFC
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
CURRENT LIABILITIES
  Accounts Payable                           $     494    $       6    $     115    $     414    $      (9)   $     (32)   $      --
  Other                                             87           --           40          (30)          18           59           --
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
       Total Current Liabilities                   581            6          155          384            9           27           --
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------

NONCURRENT LIABILITIES
  Nuclear Decommissioning                          716           --           --           --          716           --           --
  OPEB Costs                                         6           --            4            2           --           --           --
  Other                                            277           --           20          213           --           44           --
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
       Total Noncurrent Liabilities                999           --           24          215          716           44           --
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------

COMMITMENTS AND CONTINGENT LIABILITIES              --           --           --           --           --           --           --
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------

CAPITALIZATION:
  LONG TERM DEBT                                 2,786           --        2,786           --           --           --           --
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------

  COMMON STOCKHOLDERS' EQUITY:
    Common Stock                                    --           (1)          --           --           --           --            1
    Contributed Capital                            150       (1,131)         150          784          316           27            4
    Basis Adjustment                              (986)          --         (986)          --           --           --           --
    Retained Earnings                              104         (346)         104           36           47          263           --
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
       Total Common Stockholders' Equity          (732)      (1,478)        (732)         820          363          290            5
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
            Total Capitalization                 2,054       (1,478)       2,054          820          363          290            5
                                             ---------    ---------    ---------    ---------    ---------    ---------    ---------
TOTAL                                        $   3,634    $  (1,472)   $   2,233    $   1,419    $   1,088    $     361    $       5
                                             =========    =========    =========    =========    =========    =========    =========

PSEG POWER - PSEG Power LLC
PSEG FOSSIL - PSEG FOSSIL LLC
PSEG NUCLEAR - PSEG NUCLEAR LLC
PSEG ER&T - PSEG Energy Resources & Trade LLC

PSEG FOSSIL LLC
CONSOLIDATING STATEMENT OF INCOME
For The Year Ended December 31, 2000
(Millions of Dollars)

                                                        PSEG        INTERCOMPANY       PSEG         PSEG POWER
                                                     FOSSIL LLC     ELIMINATIONS      FOSSIL         NEW YORK
                                                      & SUBS.        & RECLASS.        LLC             INC
                                                     ---------       ---------      ---------       ---------
OPERATING REVENUES
   Electric Generation Revenues                      $     197       $      --      $     169       $      28
                                                     ---------       ---------      ---------       ---------
OPERATING EXPENSES
   Electric Energy Costs                                    27              --              3              24
   Operation and Maintenance                                89              --             81               8
   Depreciation and Amortization                            34              --             33               1
   Taxes Other Than Income Taxes                             6              --              3               3
                                                     ---------       ---------      ---------       ---------
          Total Operating Expenses                         156              --            120              36
                                                     ---------       ---------      ---------       ---------
OPERATING INCOME                                            41              --             49              (8)
Other Income and Deductions                                 (9)             --             (9)             --
Interest Expense                                             4              --              5              (1)
                                                     ---------       ---------      ---------       ---------
INCOME BEFORE INCOME TAXES                                  36              --             45              (9)
Income Taxes                                                --              --             --              --
                                                     ---------       ---------      ---------       ---------
NET INCOME                                           $      36       $      --      $      45       $      (9)
                                                     =========       =========      =========       =========

PSEG FOSSIL LLC
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
(Millions of Dollars)

                                               PSEG       INTERCOMPANY       PSEG       PSEG POWER
                                            FOSSIL LLC    ELIMINATIONS      FOSSIL       NEW YORK
                                             & SUBS.       & RECLASS.        LLC            INC
                                            ---------      ---------      ---------      ---------
BALANCE JANUARY 1, 2000                     $      --      $      --      $      --      $      --

     Net Income                                    36              9             36             (9)

                                            ---------      ---------      ---------      ---------
                 Total                             36              9             36             (9)
                                            ---------      ---------      ---------      ---------

Cash Dividends:
Common Stock                                       --             --             --             --
                                            ---------      ---------      ---------      ---------
     Total Cash Dividends                          --             --             --             --
                                            ---------      ---------      ---------      ---------

BALANCE DECEMBER 31, 2000                   $      36      $       9      $      36      $      (9)
                                            =========      =========      =========      =========

PSEG FOSSIL LLC
CONSOLIDATING BALANCE SHEET
December 31, 2000
(Millions of Dollars)

                                                                 PSEG      INTERCOMPANY     PSEG       PSEG POWER
                                                              FOSSIL LLC   ELIMINATIONS    FOSSIL       NEW YORK
                                                               & SUBS.      & RECLASS.      LLC           INC
                                                              ---------     ---------    ---------     ---------
CURRENT ASSETS
  Cash and Cash Equivalents                                   $      --     $      --    $      --     $      --
  Other Accounts Receivable                                          12            --            5             7
  Fuel                                                               13            --           --            13
  Materials and Supplies, net of  valuation reserves                 31            --           29             2
  Prepayments                                                         4            --            1             3
  Other                                                               2            --           --             2
                                                              ---------     ---------    ---------     ---------
       Total Current Assets                                          62            --           35            27
                                                              ---------     ---------    ---------     ---------

PROPERTY, PLANT AND EQUIPMENT
  Electric - Generation                                           2,046            --        2,017            29
                                                              ---------     ---------    ---------     ---------
       Total                                                      2,046            --        2,017            29
Accumulated depreciation and amortization                          (748)           --         (747)           (1)
                                                              ---------     ---------    ---------     ---------
       Net Property, Plant and Equipment                          1,298            --        1,270            28
                                                              ---------     ---------    ---------     ---------

NONCURRENT ASSETS
 Long-Term Investments, net of accumulated
      amortization and net of valuation allowances                   17            --           17            --
 Other Special Funds                                                  2            --            2            --
 Other                                                               40            --           --            40
                                                              ---------     ---------    ---------     ---------
       Total Noncurrent Assets                                       59            --           19            40
                                                              ---------     ---------    ---------     ---------

TOTAL                                                         $   1,419     $      --    $   1,324     $      95
                                                              =========     =========    =========     =========

PSEG FOSSIL LLC
CONSOLIDATING BALANCE SHEET
December 31, 2000
(Millions of Dollars)

                                                      PSEG        INTERCOMPANY       PSEG         PSEG POWER
                                                   FOSSIL LLC     ELIMINATIONS      FOSSIL         NEW YORK
                                                    & SUBS.        & RECLASS.        LLC             INC
                                                   ---------       ---------      ---------       ---------
CURRENT LIABILITIES
  Accounts Payable                                 $     414       $      --      $     363       $      51
  Other                                                  (30)             --            (39)              9
                                                   ---------       ---------      ---------       ---------
       Total Current Liabilities                         384              --            324              60
                                                   ---------       ---------      ---------       ---------

NONCURRENT LIABILITIES
  OPEB Costs                                               2              --             --               2
  Other                                                  213              --            197              16
                                                   ---------       ---------      ---------       ---------
       Total Noncurrent Liabilities                      215              --            197              18
                                                   ---------       ---------      ---------       ---------

COMMITMENTS AND CONTINGENT LIABILITIES                    --              --             --              --
                                                   ---------       ---------      ---------       ---------


  COMMON STOCKHOLDERS' EQUITY:
    Contributed Capital                                  784              --            758              26
    Retained Earnings                                     36              --             45              (9)
                                                   ---------       ---------      ---------       ---------
       Total Common Stockholders' Equity                 820              --            803              17
                                                   ---------       ---------      ---------       ---------
            Total Capitalization                         820              --            803              17
                                                   ---------       ---------      ---------       ---------
TOTAL                                              $   1,419       $      --      $   1,324       $      95
                                                   =========       =========      =========       =========

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
(Millions of Dollars)

                                                           PSEG
                                                          ENERGY     INTERCOMPANY    PSEG                                   PSEG
                                                         HOLDINGS    ELIMINATIONS   ENERGY        PSEG         PSEG        ENERGY
                                                          CONSOL.     & RECLASS.   HOLDINGS      GLOBAL      RESOURCES  TECHNOLOGIES
                                                         ---------    ---------    ---------    ---------    ---------    ---------
REVENUES:
     Income from partnerships/joint ventures             $     158    $      --    $      --    $     156    $      --    $       2
     Income from capital lease agreements                      163           --           --           --          163           --
     Income from operating leases                                8           --           --           --            8           --
     Investment gains                                           35           --           --           --           34           --
     Interest and dividend income                                8           --            1            1            2            4
     Mechanical service contract revenues                      299           --           --           --           --          299
     Consulting and O&M fees                                    32           --           --           12           --           20
     Energy supply revenues                                     67           --           --           --           --           67
     DSM revenues                                               25           --           --           --           --           25
     Interest and other - associated cos.                       --         (141)          99           --           --           --
     Equity in subsidiary earnings                              --         (119)         119           --           --           --
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Total revenues                                                 795         (260)         219          169          207          417
                                                         ---------    ---------    ---------    ---------    ---------    ---------

OPERATING EXPENSES:
     Cost of energy sales                                       69           --           --           --           --           69
     Operation and maintenance                                 293           --           --           --            4          288
     Depreciation and amortization                              13           --           --            1            5            7
     Restructure costs                                           7           --           --           --           --            7
     Administrative and general                                121          (11)          18           49            8           57
                                                         ---------    ---------    ---------    ---------    ---------    ---------

Total operating expenses                                       503          (11)          18           50           17          428
                                                         ---------    ---------    ---------    ---------    ---------    ---------

OPERATING INCOME                                               292         (249)         201          119          190          (11)
                                                         ---------    ---------    ---------    ---------    ---------    ---------

OTHER INCOME                                                     3           --           --            3           --           --
                                                         ---------    ---------    ---------    ---------    ---------    ---------

INTEREST EXPENSE:
     PSEG Capital Corporation                                   --          (42)          --           16           25            1
     PSEG Energy Holdings Inc.                                  --          (88)          --           35           52            1
     Enterprise Group Development Corp.                         --           --           --           --           --           --
     PSEG Energy Technologies Inc.                              --           --           --           --           --           --
     PSEG                                                       --           --           --           --           --           --
     Other                                                     158           --           90           23            2            1
     Capitalized interest                                      (21)          --           --          (21)          --           --
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Net interest expense                                           137         (130)          90           53           79            3
                                                         ---------    ---------    ---------    ---------    ---------    ---------

INCOME BEFORE INCOME TAXES                                     158         (119)         111           69          111          (14)
                                                         ---------    ---------    ---------    ---------    ---------    ---------

INCOME TAXES:
     Current                                                  (129)          --           (3)          15         (137)          (4)
     Deferred                                                  175           --           --           (3)         178           --
     Investment and energy tax credits - net                    (1)          --           --           --           (1)          --
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Total income taxes                                              45           --           (3)          12           40           (4)
                                                         ---------    ---------    ---------    ---------    ---------    ---------

MINORITY INTERESTS                                              (1)          --           --           (1)          --           --
                                                         ---------    ---------    ---------    ---------    ---------    ---------

NET INCOME                                                     114         (119)         114           58           71          (10)
                                                         ---------    ---------    ---------    ---------    ---------    ---------

     Preferred stock dividend requirements                      24          (24)          24           18            6           --
                                                         ---------    ---------    ---------    ---------    ---------    ---------

EARNINGS AVAILABLE TO COMMON STOCK                       $      90    $     (95)   $      90    $      40    $      65    $     (10)
                                                         =========    =========    =========    =========    =========    =========

                                                                         PSEG
                                                             EGDC       CAPITAL      ECFC
                                                          ---------    ---------   ---------
REVENUES:
     Income from partnerships/joint ventures              $      --    $      --   $      --
     Income from capital lease agreements                        --           --          --
     Income from operating leases                                --           --          --
     Investment gains                                             1           --          --
     Interest and dividend income                                --           --          --
     Mechanical service contract revenues                        --           --          --
     Consulting and O&M fees                                     --           --          --
     Energy supply revenues                                      --           --          --
     DSM revenues                                                --           --          --
     Interest and other - associated cos                         --           42          --
     Equity in subsidiary earnings                               --           --          --
                                                          ---------    ---------   ---------
Total revenues                                                    1           42          --
                                                          ---------    ---------   ---------

OPERATING EXPENSES:
     Cost of energy sales                                        --           --          --
     Operation and maintenance                                    1           --          --
     Depreciation and amortization                               --           --          --
     Restructure costs                                           --           --          --
     Administrative and general                                  --           --          --
                                                          ---------    ---------   ---------
Total operating expenses                                          1           --          --
                                                          ---------    ---------   ---------

OPERATING INCOME                                                 --           42          --
                                                          ---------    ---------   ---------

OTHER INCOME                                                     --           --          --
                                                          ---------    ---------   ---------

INTEREST EXPENSE:
     PSEG Capital Corporation                                    --           --          --
     PSEG Energy Holdings Inc.                                   --           --          --
     Enterprise Group Development Corp.                          --           --          --
     PSEG Energy Technologies Inc.                               --           --          --
     PSEG                                                        --           --          --
     Other                                                       --           42          --
     Capitalized interest                                        --           --          --
                                                          ---------    ---------   ---------
Net interest expense                                             --           42          --
                                                          ---------    ---------   ---------

INCOME BEFORE INCOME TAXES                                       --           --          --
                                                          ---------    ---------   ---------

INCOME TAXES:
     Current                                                     --           --          --
     Deferred                                                    --           --          --
     Investment and energy tax credits - net                     --           --          --
                                                          ---------    ---------   ---------
Total income taxes                                               --           --          --
                                                          ---------    ---------   ---------

MINORITY INTERESTS                                               --           --          --
                                                          ---------    ---------   ---------

NET INCOME                                                       --           --          --
                                                          ---------    ---------   ---------

     Preferred stock dividend requirements                       --           --          --
                                                          ---------    ---------   ---------

EARNINGS AVAILABLE TO COMMON STOCK                        $      --    $      --   $      --
                                                          =========    =========   =========

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
(Millions of Dollars)

                                                           PSEG
                                                          ENERGY     INTERCOMPANY    PSEG                                   PSEG
                                                         HOLDINGS    ELIMINATIONS   ENERGY        PSEG         PSEG        ENERGY
                                                          CONSOL.     & RECLASS.   HOLDINGS      GLOBAL      RESOURCES  TECHNOLOGIES
                                                         ---------    ---------    ---------    ---------    ---------    ---------
     BALANCE JANUARY 1, 2000                             $     276    $    (123)   $     276    $      95    $     177    $     (49)

     NET INCOME                                                114         (119)         114           58           71          (10)

                                                         ---------    ---------    ---------    ---------    ---------    ---------
                TOTAL                                          390         (242)         390          153          248          (59)
                                                         ---------    ---------    ---------    ---------    ---------    ---------

     DIVIDENDS DECLARED                                         37          (71)          37           29           42           --
                                                         ---------    ---------    ---------    ---------    ---------    ---------


                                                         ---------    ---------    ---------    ---------    ---------    ---------
      BALANCE DECEMBER 31, 2000                          $     353    $    (171)   $     353    $     124    $     206    $     (59)
                                                         =========    =========    =========    =========    =========    =========

                                                                        PSEG
                                                            EGDC       CAPITAL      ECFC
                                                         ---------    ---------   ---------
     BALANCE JANUARY 1, 2000                             $    (100)   $      --   $      --

     NET INCOME                                                 --           --          --

                                                         ---------    ---------   ---------
                TOTAL                                         (100)          --          --
                                                         ---------    ---------   ---------

     DIVIDENDS DECLARED                                         --           --          --
                                                         ---------    ---------   ---------


                                                         ---------    ---------   ---------
      BALANCE DECEMBER 31, 2000                          $    (100)   $      --   $      --
                                                         =========    =========   =========

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
(Millions of Dollars)

                                                     PSEG
                                                    ENERGY     INTERCOMPANY    PSEG                                   PSEG
                                                   HOLDINGS    ELIMINATIONS   ENERGY        PSEG         PSEG        ENERGY
                                                    CONSOL.     & RECLASS.   HOLDINGS      GLOBAL      RESOURCES  TECHNOLOGIES
                                                   ---------    ---------    ---------    ---------    ---------    ---------
ASSETS

CURRENT ASSETS
     Cash and temporary cash investments           $      22    $      --    $      --    $      12    $       4    $       6
     Accounts receivable:
       Trade                                             137           --           --           27           --          110
          Allowance for doubtful accounts                 (5)          --           --           --           --           (5)
       Other                                               2           --            1           --           --            1
       PSEG Service Corp                                  --           (1)          --            1           --           --
       PSEG Power                                         52           --           --           52           --           --
       PSEG                                               13          (16)           4           19           --            6
       Other associated companies                         --          (42)          26           --           --           --
     Notes receivable:
       Associated companies                               --       (1,708)       1,072           --           --           --
       Other                                              23           --            2            4           --           17
     Interest and dividends receivable                     2           --           --            1            1           --
     Inventory                                             1           --           --           --           --            1
     Cost and earnings in excess of billings              27           --           --           --           --           27
     Assets held for sale                                 48           --           --           35           --           --
     Restricted cash                                       2           --           --            2           --           --
     Prepayments                                           4           --           --            1           --            3
                                                   ---------    ---------    ---------    ---------    ---------    ---------
 Total Current Assets                                    328       (1,767)       1,105          154            5          166
                                                   ---------    ---------    ---------    ---------    ---------    ---------

PROPERTY AND EQUIPMENT
     Real estate                                         108           --           --           --           71           --
     Generation assets                                     9           --           --            9           --           --
     Furniture and equipment                              43           --            2            4            1           36
     Construction work in progress                       172           --           --          172           --           --
     Other                                                16           --           --            3           --           13
     Accum. depr. and amortization                       (50)          --           (2)          (2)         (15)         (31)
     Valuation allowances                                 (5)          --           --           --           --           --
                                                   ---------    ---------    ---------    ---------    ---------    ---------
 Property and Equipment-net                              293           --           --          186           57           18
                                                   ---------    ---------    ---------    ---------    ---------    ---------

INVESTMENTS
     Subsidiaries                                         --       (1,962)       1,962           --           --           --
     Capital lease agreements                          2,259           --           --           --        2,259           --
     Limited partnerships                                479           --           --          240          239           --
     General partnerships                                 46           --           --           22           --           --
     Corporate joint ventures                          1,584           --           --        1,584           --           --
     Securities                                            6           --           --           --            6           --
     DSM investments                                      56           --           --           --           --           56
     Other investments                                     8           --           --           --            4            4
     Valuation allowances                                (15)          --           --           --           (6)          --
                                                   ---------    ---------    ---------    ---------    ---------    ---------
 Total Investments                                     4,423       (1,962)       1,962        1,846        2,502           60
                                                   ---------    ---------    ---------    ---------    ---------    ---------

OTHER ASSETS
     Long-term receivables                                59           --           --           59           --           --
     Deferred project costs                               12           --           --           10           --            2
     Prepaid pension costs                                 3           --           --            2           --            1
     Goodwill                                             55           --           --           --           --           55
     Other                                                25          (11)           8           14           --           10
                                                   ---------    ---------    ---------    ---------    ---------    ---------
 Total Other Assets                                      154          (11)           8           85           --           68
                                                   ---------    ---------    ---------    ---------    ---------    ---------

 TOTAL ASSETS                                      $   5,198    $  (3,740)   $   3,075    $   2,271    $   2,564    $     312
                                                   =========    =========    =========    =========    =========    =========

                                                                  PSEG
                                                      EGDC       CAPITAL      ECFC
                                                   ---------    ---------   ---------
ASSETS

CURRENT ASSETS
     Cash and temporary cash investments           $      --    $      --   $      --
     Accounts receivable:
       Trade                                              --           --          --
          Allowance for doubtful accounts                 --           --          --
       Other                                              --           --
       PSEG Service Corp                                  --           --          --
       PSEG Power                                         --           --          --
       PSEG                                               --           --          --
       Other associated companies                         --           16          --
     Notes receivable:
       Associated companies                                1          635          --
       Other                                              --           --          --
     Interest and dividends receivable                    --           --          --
     Inventory                                            --           --          --
     Cost and earnings in excess of billings              --           --          --
     Assets held for sale                                 13           --          --
     Restricted cash                                      --           --          --
     Prepayments                                          --           --          --
                                                   ---------    ---------   ---------
 Total Current Assets                                     14          651          --
                                                   ---------    ---------   ---------

PROPERTY AND EQUIPMENT
     Real estate                                          37           --          --
     Generation assets                                    --           --          --
     Furniture and equipment                              --           --          --
     Construction work in progress                        --           --          --
     Other                                                --           --          --
     Accum. depr. and amortization                        --           --          --
     Valuation allowances                                 (5)          --          --
                                                   ---------    ---------   ---------
 Property and Equipment-net                               32           --          --
                                                   ---------    ---------   ---------

INVESTMENTS
     Subsidiaries                                         --           --          --
     Capital lease agreements                             --           --          --
     Limited partnerships                                 --           --          --
     General partnerships                                 24           --          --
     Corporate joint ventures                             --           --          --
     Securities                                           --           --          --
     DSM investments                                      --           --          --
     Other investments                                    --           --          --
     Valuation allowances                                 (9)          --          --
                                                   ---------    ---------   ---------
 Total Investments                                        15           --          --
                                                   ---------    ---------   ---------

OTHER ASSETS
     Long-term receivables                                --           --          --
     Deferred project costs                               --           --          --
     Prepaid pension costs                                --           --          --
     Goodwill                                             --           --          --
     Other                                                 4           --          --
                                                   ---------    ---------   ---------
 Total Other Assets                                        4           --          --
                                                   ---------    ---------   ---------

 TOTAL ASSETS                                      $      65    $     651   $      --
                                                   =========    =========   =========

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
(Millions of Dollars)

                                                     PSEG
                                                    ENERGY     INTERCOMPANY    PSEG                                   PSEG
                                                   HOLDINGS    ELIMINATIONS   ENERGY        PSEG         PSEG        ENERGY
                                                    CONSOL.     & RECLASS.   HOLDINGS      GLOBAL      RESOURCES  TECHNOLOGIES
                                                   ---------    ---------    ---------    ---------    ---------    ---------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
         Trade                                     $      55    $      --    $      --    $      12    $      --    $      43
         Taxes                                             6           --            4           --            1            1
         Other                                            31           --            6            9            3           13
         Interest                                         31           --           23            6            1           --
         Associated companies                              5          (59)           6           20           32            6
      Billings in excess of costs and earnings            18           --           --           --           --           18
      Notes payable:
         PSEG Capital Corporation                         --         (635)          --          185          438           12
         PSEG Energy Holdings                             --       (1,072)          --          484          560           28
         Enterprise Group Development Corp.               --           (1)          --           --           --           --
         Enterprise Capital Funding Corp.                 --           --           --           --           --           --
         Revolving credit facility                       392           --          392           --           --           --
         Other                                            90           --           --           90           --           --
      Current portion of long-term debt                  267           --           --           96            1           --
                                                   ---------    ---------    ---------    ---------    ---------    ---------
 Total Current Liabilities                               895       (1,767)         431          902        1,036          121
                                                   ---------    ---------    ---------    ---------    ---------    ---------


TOTAL LONG-TERM DEBT                                   1,432           --          695          234           23            1
                                                   ---------    ---------    ---------    ---------    ---------    ---------


DEFERRED CREDITS
      Deferred income taxes                            1,062          (11)          (5)          21        1,057           --
      Deferred investment and energy tax credits           9           --           --            9           --           --
      Deferred revenues                                   16           --           --           16           --           --
      Other long-term payables                            12           --            2            3            1            6
                                                   ---------    ---------    ---------    ---------    ---------    ---------
 Total Deferred Taxes and Other Liabilities            1,099          (11)          (3)          49        1,058            6
                                                   ---------    ---------    ---------    ---------    ---------    ---------


MINORITY INTERESTS                                        23           --           --           23           --           --
                                                   ---------    ---------    ---------    ---------    ---------    ---------


STOCKHOLDER'S EQUITY
      Common stock                                        --         (171)          --           63          107           --
      Preferred stock                                    509         (509)         509          375          134           --
      Contributed capital                              1,090       (1,111)       1,090          704           --          243
      Retained earnings                                  353         (171)         353          124          206          (59)
      Accumulated Other Comprehensive Loss              (203)          --           --         (203)          --           --
                                                   ---------    ---------    ---------    ---------    ---------    ---------
 Total Stockholder's Equity                            1,749       (1,962)       1,952        1,063          447          184
                                                   ---------    ---------    ---------    ---------    ---------    ---------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                            $   5,198    $  (3,740)   $   3,075    $   2,271    $   2,564    $     312
                                                   =========    =========    =========    =========    =========    =========

                                                                  PSEG
                                                      EGDC       CAPITAL      ECFC
                                                   ---------    ---------   ---------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
         Trade                                     $      --    $      --   $      --
         Taxes                                            --           --          --
         Other                                            --           --          --
         Interest                                         --            1          --
         Associated companies                             --           --          --
      Billings in excess of costs and earnings            --           --          --
      Notes payable:
         PSEG Capital Corporation                         --           --          --
         PSEG Energy Holdings                             --           --          --
         Enterprise Group Development Corp.               --            1          --
         Enterprise Capital Funding Corp.                 --           --          --
         Revolving credit facility                        --           --          --
         Other                                            --           --          --
      Current portion of long-term debt                   --          170          --
                                                   ---------    ---------   ---------
 Total Current Liabilities                                --          172          --
                                                   ---------    ---------   ---------


TOTAL LONG-TERM DEBT                                      --          479          --
                                                   ---------    ---------   ---------


DEFERRED CREDITS
      Deferred income taxes                               --           --          --
      Deferred investment and energy tax credits          --           --          --
      Deferred revenues                                   --           --          --
      Other long-term payables                            --           --          --
                                                   ---------    ---------   ---------
 Total Deferred Taxes and Other Liabilities               --           --          --
                                                   ---------    ---------   ---------


MINORITY INTERESTS                                        --           --          --
                                                   ---------    ---------   ---------


STOCKHOLDER'S EQUITY
      Common stock                                         1           --          --
      Preferred stock                                     --           --          --
      Contributed capital                                164           --          --
      Retained earnings                                 (100)          --          --
      Accumulated Other Comprehensive Loss                --           --          --
                                                   ---------    ---------   ---------
 Total Stockholder's Equity                               65           --          --
                                                   ---------    ---------   ---------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                            $      65    $     651   $      --
                                                   =========    =========   =========

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                 PSEG      INTERCOMPANY
                                              RESOURCES    ELIMINATIONS       PSEG           RCMC
                                                CONSOL.     & RECLASS.      RESOURCES     CONSOL. (A)       RCIC            RCSC
                                             -----------    -----------    -----------    -----------    -----------    -----------
REVENUES:
      Income (loss) from partnerships        $      (354)   $        --    $       176    $    (3,227)   $        --    $        --
      Income from capital lease agreements       162,678             --         68,118         48,284         11,787             --
      Investment gains (losses)                   34,823             --         37,629           (384)            --             --
      Interest and dividend income                 2,112             --          1,448             --             --             --
      Operating Lease Income                       7,490             --          7,490             --             --             --
      Other                                          100             --             40             34             --              6
      Equity in subsidiary earnings                   --        (64,645)        64,645             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------
Total revenues                                   206,849        (64,645)       179,547         44,707         11,787              6
                                             -----------    -----------    -----------    -----------    -----------    -----------

OPERATING EXPENSES:
      Operation and maintenance                    3,864             --          3,864             --             --             --
      Depreciation and amortization                4,730             --          3,701             --             --             --
      Administrative and general                   7,896             --          7,738             15              3              6
                                             -----------    -----------    -----------    -----------    -----------    -----------
Total operating expenses                          16,490             --         15,303             15              3              6
                                             -----------    -----------    -----------    -----------    -----------    -----------

OPERATING INCOME                                 190,359        (64,645)       164,244         44,692         11,784             --
                                             -----------    -----------    -----------    -----------    -----------    -----------

INTEREST EXPENSE:
      PSEG Capital Corporation                    24,877             --         22,232          2,402            156             --
      Enterprise Capital Funding Corp.                --             --             --             --             --             --
      Energy Holdings Inc.                        52,047             --         46,659          4,894            318             --
      Other                                        2,268             --          2,114             --             --             --
      Capitalized interest                            --             --             --             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------
Net interest expense                              79,192             --         71,005          7,296            474             --
                                             -----------    -----------    -----------    -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                       111,167        (64,645)        93,239         37,396         11,311             --
                                             -----------    -----------    -----------    -----------    -----------    -----------

INCOME TAXES:
      Current                                   (137,506)            --       (102,789)       (21,662)       (11,133)            --
      Deferred                                   177,962             --        125,039         35,539         15,092             --
      Investment and energy tax credits - net       (550)            --           (272)          (278)            --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------
Total income taxes                                39,906             --         21,978         13,598          3,959             --
                                             -----------    -----------    -----------    -----------    -----------    -----------

MINORITY INTERESTS                                    --             --             --             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------

NET INCOME                                        71,261        (64,645)        71,261         23,798          7,352             --
                                             -----------    -----------    -----------    -----------    -----------    -----------

PREFERRED STOCK DIVIDEND REQUIREMENT               6,276             --          6,276             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------

EARNINGS AVAILABLE TO COMMON STOCK           $    64,985    $   (64,645)   $    64,985    $    23,798    $     7,352    $        --
                                             ===========    ===========    ===========    ===========    ===========    ===========

(A) Exceeds 2% of Enterprise's consolidated assets. For additional information, see Item I.

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                              PSRC SC        PSRC SC        PSRC SC       PSRC SC        THE
                                                RCFC            ONE            TWO           THREE          FOUR     WATER SOURCE
                                             -----------    -----------    -----------    -----------   -----------   -----------
REVENUES:
      Income (loss) from partnerships        $        --    $        --    $        --    $        --   $        --   $        --
      Income from capital lease agreements            --             --             --             --            --            --
      Investment gains (losses)                       --             --             --             --            --            --
      Interest and dividend income                    --             --             --             --            --            --
      Operating Lease Income                          --             --             --             --            --            --
      Other                                           --              6              5              5             4            --
      Equity in subsidiary earnings                   --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------
Total revenues                                        --              6              5              5             4            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

OPERATING EXPENSES:
      Operation and maintenance                       --             --             --             --            --            --
      Depreciation and amortization                   --             --             --             --            --            --
      Administrative and general                       8              6              5              5             4            --
                                             -----------    -----------    -----------    -----------   -----------   -----------
Total operating expenses                               8              6              5              5             4            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

OPERATING INCOME                                      (8)            --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

INTEREST EXPENSE:
      PSEG Capital Corporation                        87             --             --             --            --            --
      Enterprise Capital Funding Corp.                --             --             --             --            --            --
      Energy Holdings Inc.                           177             --             --             --            --            --
      Other                                           --             --             --             --            --            --
      Capitalized interest                            --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------
Net interest expense                                 264             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

INCOME BEFORE INCOME TAXES                          (272)            --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

INCOME TAXES:
      Current                                        (95)            --             --             --            --            --
      Deferred                                        --             --             --             --            --            --
      Investment and energy tax credits - net         --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------
Total income taxes                                   (95)            --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

MINORITY INTERESTS                                    --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

NET INCOME                                          (177)            --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

PREFERRED STOCK DIVIDEND REQUIREMENT                  --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

EARNINGS AVAILABLE TO COMMON STOCK           $      (177)   $        --    $        --    $        --   $        --   $        --
                                             ===========    ===========    ===========    ===========   ===========   ===========

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                PSGMC                                                                PSEG COLLINS
                                               CONSOL.     PSRC, INC.        ENTECH     PSRC I, INC.  PSRC II, INC.     CONSOL.
                                             -----------   -----------    -----------    -----------   -----------    -----------
REVENUES:
      Income (loss) from partnerships        $        --   $        --    $        --    $        --   $     2,697    $        --
      Income from capital lease agreements            --         2,521             --             --            --         15,344
      Investment gains (losses)                       --            --             --             --        (2,421)            --
      Interest and dividend income                    --            --             --             --           664             --
      Operating Lease Income                          --            --             --             --            --             --
      Other                                           --            --             --             --            --             --
      Equity in subsidiary earnings                   --            --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------
Total revenues                                        --         2,521             --             --           940         15,344
                                             -----------   -----------    -----------    -----------   -----------    -----------

OPERATING EXPENSES:
      Operation and maintenance                       --            --             --             --            --             --
      Depreciation and amortization                   --         1,029             --             --            --             --
      Administrative and general                      --            72             --             --            36             --
                                             -----------   -----------    -----------    -----------   -----------    -----------
Total operating expenses                              --         1,101             --             --            36             --
                                             -----------   -----------    -----------    -----------   -----------    -----------

OPERATING INCOME                                      --         1,420             --             --           904         15,344
                                             -----------   -----------    -----------    -----------   -----------    -----------

INTEREST EXPENSE:
      PSEG Capital Corporation                        --            --             --             --            --             --
      Enterprise Capital Funding Corp.                --            --             --             --            --             --
      Energy Holdings Inc.                            --            --             --             --            --             --
      Other                                           --            --             --             --           154             --
      Capitalized interest                            --            --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------
Net interest expense                                  --            --             --             --           154             --
                                             -----------   -----------    -----------    -----------   -----------    -----------

INCOME BEFORE INCOME TAXES                            --         1,420             --             --           750         15,344
                                             -----------   -----------    -----------    -----------   -----------    -----------

INCOME TAXES:
      Current                                         --        (2,741)            --             --           915             --
      Deferred                                        --         3,292             --             --        (1,000)            --
      Investment and energy tax credits - net         --            --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------
Total income taxes                                    --           551             --             --           (85)            --
                                             -----------   -----------    -----------    -----------   -----------    -----------

MINORITY INTERESTS                                    --            --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------

NET INCOME                                            --           870             --             --           835         15,344
                                             -----------   -----------    -----------    -----------   -----------    -----------

PREFERRED STOCK DIVIDEND REQUIREMENT                  --            --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------

EARNINGS AVAILABLE TO COMMON STOCK           $        --   $       870    $        --   $        --    $       835    $    15,344
                                             ===========   ===========    ===========    ===========   ===========    ===========

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                 PSEG      INTERCOMPANY
                                              RESOURCES    ELIMINATIONS       PSEG           RCMC
                                                CONSOL.     & RECLASS.      RESOURCES     CONSOL. (A)       RCIC            RCSC
                                             -----------    -----------    -----------    -----------    -----------    -----------
BALANCE  JANUARY 1, 2000                     $   177,082    $  (131,673)   $   177,082    $    89,609    $    29,924    $       (39)

NET INCOME                                        71,261        (64,645)        71,261         23,798          7,352             --
                                             -----------    -----------    -----------    -----------    -----------    -----------

           TOTAL                                 248,343       (196,318)       248,343        113,407         37,276            (39)
                                             -----------    -----------    -----------    -----------    -----------    -----------

DIVIDENDS DECLARED (Incl. Preferred
 Stock Dividends)                                 42,276             --         42,276             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------

BALANCE  DECEMBER 31, 2000                   $   206,067    $  (196,318)   $   206,067    $   113,407    $    37,276    $       (39)
                                             ===========    ===========    ===========    ===========    ===========    ===========

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                              PSRC SC        PSRC SC        PSRC SC       PSRC SC        THE
                                                RCFC            ONE            TWO           THREE          FOUR     WATER SOURCE
                                             -----------    -----------    -----------    -----------   -----------   -----------
BALANCE  JANUARY 1, 2000                     $     5,959    $        (3)   $        (3)   $        --   $        --   $    (1,055)

NET INCOME                                          (177)            --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

           TOTAL                                   5,782             (3)            (3)            --            --        (1,055)
                                             -----------    -----------    -----------    -----------   -----------   -----------

DIVIDENDS DECLARED (Incl. Preferred
 Stock Dividends)                                     --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

BALANCE  DECEMBER 31, 2000                   $     5,782    $        (3)   $        (3)   $        --   $        --   $    (1,055)
                                             ===========    ===========    ===========    ===========   ===========   ===========

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                PSGMC                                                                PSEG COLLINS
                                               CONSOL.     PSRC, INC.        ENTECH     PSRC I, INC.  PSRC II, INC.     CONSOL.
                                             -----------   -----------    -----------    -----------   -----------    -----------
BALANCE  JANUARY 1, 2000                     $        --   $     4,115    $      (977)   $        --   $     2,746    $     1,395

NET INCOME                                            --           870             (0)            --           835         15,344
                                             -----------   -----------    -----------    -----------   -----------    -----------

           TOTAL                                      --         4,985           (977)            --         3,581         16,739
                                             -----------   -----------    -----------    -----------   -----------    -----------

DIVIDENDS DECLARED (Incl. Preferred
 Stock Dividends)                                     --            --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------

BALANCE  DECEMBER 31, 2000                   $        --   $     4,985    $      (977)   $        --   $     3,581    $    16,739
                                             ===========   ===========    ===========    ===========   ===========    ===========

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                 PSEG      INTERCOMPANY
                                              RESOURCES    ELIMINATIONS       PSEG           RCMC
                                                CONSOL.     & RECLASS.      RESOURCES     CONSOL. (A)       RCIC            RCSC
                                             -----------    -----------    -----------    -----------    -----------    -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments    $     3,436    $        --    $     2,940    $        25    $        --    $         5
      Accounts and Notes receivable:
        Trade                                         --             --             --             --             --             --
        Other                                        386             --             55             --            332             --
        PSE&G                                         --             --             --             --             --             --
        PSEG                                          --             --             --             --             --             --
        Other associated companies                     0       (409,260)       113,121         46,103             --             --
      Notes receivable:                               --             --             --             --             --             --
        Associated companies                          --             --             --             --             --             --
         Other                                        --             --             --             --             --             --
      Interest & dividend receivable                 653             --             --             --             --             --
      Prepayments                                     26             --             26             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------
 Total Current Assets                              4,501       (409,260)       116,142         46,128            332              5
                                             -----------    -----------    -----------    -----------    -----------    -----------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                 64,265             --         50,301             --             --             --
      Other                                        8,103             --          7,518             --             --             --
      Accum. depr. and amortization              (14,646)            --         (5,072)            --             --             --
      Valuation allowances                            --             --             --             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------
 Property, Plant and Equipment-net                57,722             --         52,747             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------

INVESTMENTS
      Subsidiaries                                    --     (1,182,330)     1,182,330             --             --             --
      Capital lease agreements                 2,259,136             --        844,544        788,311        110,938             --
      Partnership interests / Other              243,424             --          2,350          2,406             --             --
      Corporate joint ventures                        --             --             --             --             --             --
      Securities                                   6,009             --            400             --             --             --
      Valuation allowances                        (6,604)            --         (6,604)            --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------
 Total Investments                             2,501,965     (1,182,330)     2,023,020        790,717        110,938             --
                                             -----------    -----------    -----------    -----------    -----------    -----------

OTHER ASSETS
      Special funds-pension                          151             --            151             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------
 Total Other Assets                                  151             --            151             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------

 TOTAL ASSETS                                $ 2,564,339    $(1,591,590)   $ 2,192,059    $   836,846    $   111,269    $         5
                                             ===========    ===========    ===========    ===========    ===========    ===========

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                              PSRC SC        PSRC SC        PSRC SC       PSRC SC        THE
                                                RCFC            ONE            TWO           THREE          FOUR     WATER SOURCE
                                             -----------    -----------    -----------    -----------   -----------   -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments    $        --    $         5    $         5    $         5   $         1   $        --
      Accounts and Notes receivable:
        Trade                                         --             --             --             --            --            --
        Other                                         --             --             --             --            --            --
        PSE&G                                         --             --             --             --            --            --
        PSEG                                          --             --             --             --            --            --
        Other associated companies                12,930              2              2              5             9            30
      Notes receivable:
        Associated companies                          --             --             --             --            --            --
         Other                                        --             --             --             --            --            --
      Interest & dividend receivable                  --             --             --             --            --            --
      Prepayments                                     --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------
 Total Current Assets                             12,930              7              7             10            10            30
                                             -----------    -----------    -----------    -----------   -----------   -----------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                     --             --             --             --            --            --
      Other                                           --             --             --             --            --            --
      Accum. depr. and amortization                   --             --             --             --            --            --
      Valuation allowances                            --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------
 Property, Plant and Equipment-net                    --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

INVESTMENTS
      Subsidiaries                                    --             --             --             --            --            --
      Capital lease agreements                        --             --             --             --            --            --
      Partnership interests / Other                   --             --             --             --            --            --
      Corporate joint ventures                        --             --             --             --            --            --
      Securities                                      --             --             --             --            --            --
      Valuation allowances                            --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------
 Total Investments                                    --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

OTHER ASSETS
      Special funds-pension                           --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------
 Total Other Assets                                   --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------

 TOTAL ASSETS                                $    12,930    $         7    $         7    $        10   $        10   $        30
                                             ===========    ===========    ===========    ===========   ===========   ===========

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                PSGMC                                                                PSEG COLLINS
                                               CONSOL.     PSRC, INC.        ENTECH     PSRC I, INC.  PSRC II, INC.     CONSOL.
                                             -----------   -----------    -----------    -----------   -----------    -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments    $        --   $        13    $        --    $        --   $       437    $        --
      Accounts and Notes receivable:
        Trade                                         --            --             --             --            --             --
        Other                                         --            --             --             --            --             --
        PSE&G                                         --            --             --             --            --             --
        PSEG                                          --            --             --             --            --             --
        Other associated companies                    --            --             44             --       216,540             --
      Notes receivable:
        Associated companies                          --            --             --             --            --             --
         Other                                        --            --             --             --            --             --
      Interest & dividend receivable                  --            --             --             --           653             --
      Prepayments                                                   --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------
 Total Current Assets                                 --            13             44             --       217,630             --
                                             -----------   -----------    -----------    -----------   -----------    -----------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                     --        13,963             --             --            --             --
      Other                                           --           585             --             --            --             --
      Accum. depr. and amortization                   --        (9,574)            --             --            --             --
      Valuation allowances                            --            --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------
 Property, Plant and Equipment-net                    --         4,975             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------

INVESTMENTS
      Subsidiaries                                    --            --             --             --            --             --
      Capital lease agreements                        --        44,900             --             --            --        152,781
      Partnership interests / Other                   --            --             --             --       238,668             --
      Corporate joint ventures                        --            --             --             --            --             --
      Securities                                      --            --             --             --         5,609             --
      Valuation allowances                                          --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------
 Total Investments                                    --        44,900             --             --       244,277        152,781
                                             -----------   -----------    -----------    -----------   -----------    -----------

OTHER ASSETS
      Special funds-pension                           --            --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------
 Total Other Assets                                   --            --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------

 TOTAL ASSETS                                $        --   $    49,888    $        44    $        --   $   461,907    $   152,781
                                             ===========   ===========    ===========    ===========   ===========    ===========

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                 PSEG      INTERCOMPANY
                                              RESOURCES    ELIMINATIONS       PSEG           RCMC
                                                CONSOL.     & RECLASS.      RESOURCES     CONSOL. (A)       RCIC            RCSC
                                             -----------    -----------    -----------    -----------    -----------    -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY


CURRENT LIABILITIES
       Accounts payable:
          Trade                              $        --    $        --    $        --    $        --    $        --    $        --
          Taxes                                    1,267             --          1,012            255             --             --
          Other                                    3,164             --          2,697            326              7             --
          Interest                                   699             --             --            111             --             --
          Associated companies                    31,836       (409,260)       326,264        103,010          5,283             34
       Notes payable:
          PSEG Capital Corporation               437,621             --        365,307         65,685          4,260             --
          Enterprise Capital Funding Corp.            --             --             --             --             --             --
          Enterprise Group Development Corp.          --             --             --             --             --             --
          Energy Holdings Inc.                   560,147             --        539,100         19,117          1,240             --
          U.S.Energy Incorporated                     --             --             --             --             --             --
       Current portion of long-term debt             789             --            789             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------
 Total Current Liabilities                     1,035,523       (409,260)     1,235,169        188,505         10,789             34
                                             -----------    -----------    -----------    -----------    -----------    -----------


TOTAL LONG-TERM DEBT                              22,945             --         22,945             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------


DEFERRED CREDITS
 Deferred income taxes                         1,057,617             --        485,857        480,972         57,374             --
 Deferred investment
   and energy tax credits                            165             --             --             --            165             --
 Other                                               821             --            821             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------
 Total Deferred Credits                        1,058,603             --        486,678        480,972         57,539             --
                                             -----------    -----------    -----------    -----------    -----------    -----------


STOCKHOLDER'S EQUITY
       Capital stock                             107,001            (67)       107,001              2              1             10
       Preferred stock                           134,200             --        134,200             --             --             --
       Contributed capital                            --       (985,946)            --         53,959          5,663             --
       Retained earnings                         206,067       (196,317)       206,067        113,407         37,276            (39)
                                             -----------    -----------    -----------    -----------    -----------    -----------
 Total Stockholder's Equity                      447,268     (1,182,330)       447,268        167,368         42,941            (29)
                                             -----------    -----------    -----------    -----------    -----------    -----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                      $ 2,564,339    $(1,591,590)   $ 2,192,060    $   836,846    $   111,269    $         5
                                             ===========    ===========    ===========    ===========    ===========    ===========

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                              PSRC SC        PSRC SC        PSRC SC       PSRC SC        THE
                                                RCFC            ONE            TWO           THREE          FOUR     WATER SOURCE
                                             -----------    -----------    -----------    -----------   -----------   -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY


CURRENT LIABILITIES
       Accounts payable:
          Trade                              $        --    $        --    $        --    $        --   $        --   $        --
          Taxes                                       --             --             --             --            --            --
          Other                                      101             --             --             --            --            --
          Interest                                    --             --             --             --            --            --
          Associated companies                        57             --             --             --            --            --
       Notes payable:
          PSEG Capital Corporation                 2,370             --             --             --            --            --
          Enterprise Capital Funding Corp.            --             --             --             --            --            --
          Enterprise Group Development Corp.          --             --             --             --            --            --
          Energy Holdings Inc.                       690             --             --             --            --            --
          U.S.Energy Incorporated                     --             --             --             --            --            --
       Current portion of long-term debt              --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------
 Total Current Liabilities                         3,218             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------


TOTAL LONG-TERM DEBT                                  --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------


DEFERRED CREDITS
 Deferred income taxes                               117             --             --             --            --            58
 Deferred investment
   and energy tax credits                             --             --             --             --            --            --
 Other                                                --             --             --             --            --            --
                                             -----------    -----------    -----------    -----------   -----------   -----------
 Total Deferred Credits                              117             --             --             --            --            58
                                             -----------    -----------    -----------    -----------   -----------   -----------


STOCKHOLDER'S EQUITY
       Capital stock                                   1             10             10             10            10            10
       Preferred stock                                --             --             --             --            --            --
       Contributed capital                         3,812             --             --             --            --         1,017
       Retained earnings                           5,782             (3)            (3)            --            --        (1,055)
                                             -----------    -----------    -----------    -----------   -----------   -----------
 Total Stockholder's Equity                        9,595              7              7             10            10           (28)
                                             -----------    -----------    -----------    -----------   -----------   -----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                      $    12,930    $         7    $         7    $        10   $        10   $        30
                                             ===========    ===========    ===========    ===========   ===========   ===========

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                PSGMC                                                                PSEG COLLINS
                                               CONSOL.     PSRC, INC.        ENTECH     PSRC I, INC.  PSRC II, INC.     CONSOL.
                                             -----------   -----------    -----------    -----------   -----------    -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY


CURRENT LIABILITIES
       Accounts payable:
          Trade                              $        --   $        --    $        --    $        --   $        --    $        --
          Taxes                                       --            --             --             --            --             --
          Other                                       --            10             --             --            --            (20)
          Interest                                    --            --             --             --           588             --
          Associated companies                        --         6,427             --             --            --             20
       Notes payable:
          PSEG Capital Corporation                    --            --             --             --            --             --
          Enterprise Capital Funding Corp.            --            --             --             --            --             --
          Enterprise Group Development Corp.          --            --             --             --            --             --
          Energy Holdings Inc.                        --            --             --             --            --             --
          U.S.Energy Incorporated                     --            --             --             --            --             --
       Current portion of long-term debt              --            --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------
 Total Current Liabilities                            --         6,437             --             --           588              0
                                             -----------   -----------    -----------    -----------   -----------    -----------


TOTAL LONG-TERM DEBT                                  --            --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------


DEFERRED CREDITS
 Deferred income taxes                                --        23,932              2             --         9,304             --
 Deferred investment
   and energy tax credits                             --            --             --             --            --             --
 Other                                                --            --             --             --            --             --
                                             -----------   -----------    -----------    -----------   -----------    -----------
 Total Deferred Credits                               --        23,932              2             --         9,304             --
                                             -----------   -----------    -----------    -----------   -----------    -----------


STOCKHOLDER'S EQUITY
       Capital stock                                  --             1              1             --             1             --
       Preferred stock                                --            --             --             --            --             --
       Contributed capital                            --        14,534          1,018             --       448,434        136,042
       Retained earnings                              --         4,985           (977)            --         3,581         16,739
                                             -----------   -----------    -----------    -----------   -----------    -----------
 Total Stockholder's Equity                           --        19,519             43             --       452,015        152,781
                                             -----------   -----------    -----------    -----------   -----------    -----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                      $        --   $    49,888    $        44    $        --   $   461,907    $   152,781
                                             ===========   ===========    ===========    ===========   ===========    ===========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                      INTERCOMPANY
                                                              RCMC    ELIMINATIONS
                                                             CONSOL.    & RECLASS.     RCMC        RCMCSC   RCMC, INC.  RCMC I, INC.
                                                           ---------    ---------   ---------    ---------   ---------    ---------
REVENUES:
      Income from partnerships                             $  (3,227)   $      --   $      --    $      --   $  (3,227)   $      --
      Income from capital lease agreements                    48,284           --      44,966           --          65        3,253
      Investment gains (losses)                                 (384)          --          --           --        (384)          --
      Interest and dividend income                                --           --          --           --          --           --
      Other                                                       34           --          30            5          --           --
      Equity in subsidiary earnings                               --        2,413      (2,413)          --          --           --
                                                           ---------    ---------   ---------    ---------   ---------    ---------
Total revenues                                                44,707        2,413      42,583            5      (3,546)       3,253
                                                           ---------    ---------   ---------    ---------   ---------    ---------

OPERATING EXPENSES:
      Operation and maintenance                                   --           --          --           --          --           --
      Depreciation and amortization                               --           --          --           --          --           --
      Administrative and general                                  15           --          81            5         126         (196)
                                                           ---------    ---------   ---------    ---------   ---------    ---------
Total operating expenses                                          15           --          81            5         126         (196)
                                                           ---------    ---------   ---------    ---------   ---------    ---------

OPERATING INCOME                                              44,692        2,413      42,502           --      (3,672)       3,449
                                                           ---------    ---------   ---------    ---------   ---------    ---------

INTEREST EXPENSE:
      PSEG Capital Corporation                                 2,402           --       1,404           --          --          998
      Enterprise Capital Funding Corp.                            --           --          --           --          --           --
      Energy Holdings Inc.                                     4,894           --       2,861           --          --        2,033
      Other                                                       --           --          --           --          --           --
      Capitalized interest                                        --           --          --           --          --           --
                                                           ---------    ---------   ---------    ---------   ---------    ---------
Net interest expense                                           7,296           --       4,265           --          --        3,031
                                                           ---------    ---------   ---------    ---------   ---------    ---------

INCOME BEFORE INCOME TAXES                                    37,396        2,413      38,237           --      (3,672)         418
                                                           ---------    ---------   ---------    ---------   ---------    ---------

INCOME TAXES:
      Current                                                (21,662)          --     (30,884)          --      14,013       (4,792)
      Deferred                                                35,539           --      45,602           --     (15,297)       5,234
      Investment and energy tax credits - net                   (278)          --        (278)          --          --           --
                                                           ---------    ---------   ---------    ---------   ---------    ---------
Total income taxes                                            13,598           --      14,440           --      (1,284)         443
                                                           ---------    ---------   ---------    ---------   ---------    ---------

MINORITY INTERESTS                                                --           --          --           --          --           --
                                                           ---------    ---------   ---------    ---------   ---------    ---------

NET INCOME                                                 $  23,798    $   2,413   $  23,798    $      --   $  (2,388)   $     (25)
                                                           =========    =========   =========    =========   =========    =========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                               INTERCOMPANY
                                                      RCMC     ELIMINATIONS
                                                     CONSOL.    & RECLASS.        RCMC        RCMCSC     RCMC, INC.    RCMC I, INC.
                                                    ---------    ---------     ---------    ---------     ---------     ---------
BALANCE  JANUARY 1, 2000                            $  89,609    $ (16,959)    $  89,609    $     (16)    $  13,517     $   3,458

NET INCOME                                             23,798        2,413        23,798           --        (2,388)          (25)
                                                    ---------    ---------     ---------    ---------     ---------     ---------

           TOTAL                                      113,407      (14,546)      113,407          (16)       11,129         3,433
                                                    ---------    ---------     ---------    ---------     ---------     ---------

DIVIDENDS DECLARED                                         --      (11,273)           --           --        11,273            --
                                                    ---------    ---------     ---------    ---------     ---------     ---------

BALANCE  DECEMBER 31, 2000                          $ 113,407    $  (3,273)    $ 113,407    $     (16)    $    (144)    $   3,433
                                                    =========    =========     =========    =========     =========     =========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                     INTERCOMPANY
                                                            RCMC     ELIMINATIONS
                                                           CONSOL.    & RECLASS.      RCMC      RCMCSC    RCMC, INC.  RCMC I, INC.
                                                          ---------   ---------    ---------   ---------   ---------   ---------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments                 $      25   $      --    $      --   $       6   $      10   $       9
      Accounts  and Notes receivable:                            --          --           --          --          --          --
        Trade                                                    --          --           --          --          --          --
        Other                                                    --          --           --          --          --          --
        PSE&G                                                    --          --           --          --          --          --
        PSEG                                                     --          --           --          --          --          --
        Other associated companies                           46,103          --           --          --      40,393       5,710
      Notes receivable:                                          --          --           --          --          --          --
        Associated companies                                     --          --           --          --          --          --
      Prepayments                                                --          --           --          --          --          --
                                                          ---------   ---------    ---------   ---------   ---------   ---------
 Total Current Assets                                        46,128          --           --           6      40,403       5,719
                                                          ---------   ---------    ---------   ---------   ---------   ---------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                --          --           --          --          --          --
      Other                                                      --          --           --          --          --          --
      Accum. depr. and amortization                              --          --           --          --          --          --
      Valuation allowances                                       --          --           --          --          --          --
                                                          ---------   ---------    ---------   ---------   ---------   ---------
 Property, Plant and Equipment-net                               --          --           --          --          --          --
                                                          ---------   ---------    ---------   ---------   ---------   ---------

INVESTMENTS
      Subsidiaries                                               --     (29,453)      29,453          --          --          --
      Capital lease agreements                              788,311          --      576,675          --      32,542     179,094
      Partnership interests                                   2,406          --           --          --       2,406          --
      Corporate joint ventures                                   --          --           --          --          --          --
      Securities                                                 --          --           --          --          --          --
      Valuation allowances                                       --          --           --          --          --          --
                                                          ---------   ---------    ---------   ---------   ---------   ---------
 Total Investments                                          790,717     (29,453)     606,129          --      34,949     179,094
                                                          ---------   ---------    ---------   ---------   ---------   ---------

OTHER ASSETS
      Other                                                      --          --           --          --          --          --
                                                          ---------   ---------    ---------   ---------   ---------   ---------
 Total Other Assets                                              --          --           --          --          --          --
                                                          ---------   ---------    ---------   ---------   ---------   ---------

 TOTAL ASSETS                                             $ 836,846   $ (29,453)   $ 606,129   $       6   $  75,352   $ 184,812
                                                          =========   =========    =========   =========   =========   =========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                   INTERCOMPANY
                                                          RCMC     ELIMINATIONS
                                                         CONSOL.    & RECLASS.      RCMC      RCMCSC     RCMC, INC.   RCMC I, INC.
                                                        ---------   ---------    ---------   ---------    ---------    ---------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                         $      --   $      --    $      --   $      --    $      --    $      --
          Taxes                                               255          --           --          --           --          255
          Other                                               326          --          326          --           --           --
          Interest                                            111          --           --          --          111           --
          Associated companies                            103,010          --      102,341          11           27          632
       Notes payable:                                          --          --           --          --           --           --
          PSEG Capital Corporation                         65,685          --       38,391          --           --       27,294
          Enterprise Capital Funding Corp.                     --          --           --          --           --           --
          Enterprise Group Development Corp.                   --          --           --          --           --           --
          Energy Holdings Inc.                             19,117          --       11,174          --           --        7,944
          U.S.Energy Incorporated                              --          --           --          --           --           --
       Current portion of long-term debt                       --          --           --          --           --           --
                                                        ---------   ---------    ---------   ---------    ---------    ---------
 Total Current Liabilities                                188,505          --      152,231          11          138       36,125
                                                        ---------   ---------    ---------   ---------    ---------    ---------


TOTAL LONG-TERM DEBT                                           --          --           --          --           --           --
                                                        ---------   ---------    ---------   ---------    ---------    ---------


DEFERRED CREDITS
 Deferred income taxes                                    480,972          --      286,529          --       34,575      159,868
 Deferred investment                                           --          --           --          --           --           --
   and energy tax credits                                      --          --           --          --           --           --
 Other                                                         --          --           --          --           --           --
                                                        ---------   ---------    ---------   ---------    ---------    ---------
 Total Deferred Credits                                   480,972          --      286,529          --       34,575      159,868
                                                        ---------   ---------    ---------   ---------    ---------    ---------


STOCKHOLDER'S EQUITY
       Capital stock                                            2          (3)           2           1            1            1
       Preferred stock                                         --          --           --          --           --           --
       Contributed capital                                 53,959     (26,177)      53,959          10       40,782      (14,615)
       Retained earnings                                  113,407      (3,273)     113,407         (16)        (144)       3,433
                                                        ---------   ---------    ---------   ---------    ---------    ---------
 Total Stockholder's Equity                               167,368     (29,453)     167,368          (5)      40,639      (11,181)
                                                        ---------   ---------    ---------   ---------    ---------    ---------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                 $ 836,846   $ (29,453)   $ 606,129   $       6    $  75,352    $ 184,812
                                                        =========   =========    =========   =========    =========    =========

PSEG GLOBAL INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)


                                                                                                                 PSEG
                                                                 PSEG     INTERCOMPANY                      GLOBAL HOLDING
                                                                GLOBAL    ELIMINATIONS    PSEG     PSEG USA     COMPANY     PSEG NJ
                                                                CONSOL.    & RECLASS.    GLOBAL     CONSOL.     CONSOL.     CONSOL.
                                                              ----------   ----------   --------   ---------   ---------   ---------
REVENUES:
      Income from partnerships                                $ 156,705           --    $ 1,129    $ 77,493    $ 52,116    $ 25,967
      Income from capital lease agreements                           --           --         --          --          --          --
      Unrealized gains (losses) on investments                       --           --         --          --          --          --
      Interest and dividend income                                  514           --         --         330         184          --
      Other                                                      12,184           --      1,650       8,644       1,840          50
      Equity in subsidiary earnings                                  --      (97,635)    97,635          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------
TOTAL REVENUES                                                  169,403      (97,635)   100,414      86,467      54,140      26,017
                                                              ---------    ---------    -------    --------    --------    --------

OPERATING EXPENSES:
      Operation and maintenance                                      --           --         --          --          --          --
      Depreciation and amortization                               1,028           --        360         619          49          --
      Administrative and general                                 48,942           --     40,502       2,754       4,908         778
                                                              ---------    ---------    -------    --------    --------    --------
TOTAL OPERATING EXPENSES                                         49,970           --     40,862       3,373       4,957         778
                                                              ---------    ---------    -------    --------    --------    --------

OPERATING INCOME                                                119,433      (97,635)    59,552      83,094      49,183      25,239
                                                              ---------    ---------    -------    --------    --------    --------

OTHER INCOME
      Foreign currency Translation Gain/Loss                      2,858           --         --         (18)      2,876  `       --
      Realized gains (losses) on investments                        272           --          4          18          --         250
      Other                                                          17           --         17          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------
TOTAL OTHER INCOME                                                3,147           --         21          --       2,876         250
                                                              ---------    ---------    -------    --------    --------    --------

INTEREST EXPENSE:
      PSEG Capital Corporation                                   16,339           --     15,882         320          --         137
      PSEG Energy Holdings                                       34,420           --     32,033         664       1,445         278
      Enterprise Capital Funding Corp.                               --           --         --          --          --          --
      Other Associated Companies                                     --           --         --          --          --          --
      Other                                                      23,319           --     (2,046)     13,668      11,697          --
      Capitalized interest                                      (20,760)          --    (20,760)         --          --          --
                                                              ---------    ---------    -------    --------    --------    --------
NET INTEREST EXPENSE                                             53,318           --     25,109      14,652      13,142         415
                                                              ---------    ---------    -------    --------    --------    --------

INCOME BEFORE INCOME TAXES                                       69,262      (97,635)    34,464      68,442      38,917      25,074
                                                              ---------    ---------    -------    --------    --------    --------

INCOME TAXES:
      Current                                                    15,669           --    (18,797)     26,002        (623)      9,087
      Deferred                                                   (2,803)          --     (4,502)     (3,301)      4,333         667
      Investment and energy tax credits - net                      (313)          --        (25)       (288)         --          --
                                                              ---------    ---------    -------    --------    --------    --------
TOTAL INCOME TAXES                                               12,553           --    (23,324)     22,413       3,710       9,754
                                                              ---------    ---------    -------    --------    --------    --------

MINORITY INTERESTS                                               (1,079)          --         --          --      (1,079)         --
                                                              ---------    ---------    -------    --------    --------    --------

INCOME FROM CONTINUING OPERATIONS                                57,788      (97,635)    57,788      46,029      36,286      15,320
                                                              ---------    ---------    -------    --------    --------    --------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes             --           --         --          --          --          --
      Gain on Sale of Discontinued Operations - Net of Taxes         --           --         --          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------
INCOME FROM DISCONTINUED OPERATIONS                                  --           --         --          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------

NET INCOME                                                       57,788      (97,635)    57,788      46,029      36,286      15,320
                                                              ---------    ---------    -------    --------    --------    --------

      Preferred Dividend Requirement                             17,610           --     17,610          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------

EARNINGS AVAIABLE TO COMMON STOCK                                40,178      (97,635)    40,178      46,029      36,286      15,320
                                                              =========    =========    =======    ========    ========    ========

 PSEG GLOBAL INC.
 CONSOLIDATING STATEMENT OF RETAINED EARNINGS
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                                                                                 PSEG
                                                                 PSEG     INTERCOMPANY                      GLOBAL HOLDING
                                                                GLOBAL    ELIMINATIONS    PSEG     PSEG USA     COMPANY     PSEG NJ
                                                                CONSOL.    & RECLASS.    GLOBAL     CONSOL.     CONSOL.     CONSOL.
                                                              ----------   ----------   --------   ---------   ---------   ---------

BALANCE  JANUARY 1, 2000                                         95,519     (105,020)    95,519      19,354    $     --      85,666

NET INCOME                                                       57,788      (97,635)    57,788      46,029      36,286      15,320

                                                              ---------    ---------    -------    --------    --------    --------
      TOTAL                                                     153,307     (202,655)   153,307      65,383      36,286     100,986
                                                              ---------    ---------    -------    --------    --------    --------

DIVIDENDS DECLARED                                               28,893       30,641     28,893          --     (30,641)         --
                                                              ---------    ---------    -------    --------    --------    --------


                                                              ---------    ---------    -------    --------    --------    --------
BALANCE  DECEMBER 31, 2000                                      124,414     (233,296)   124,414      65,383      66,927     100,986
                                                              =========    =========    =======    ========    ========    ========

 PSEG GLOBAL INC.
 CONSOLIDATING BALANCE SHEET
 DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                                                                             PSEG
                                                   PSEG       INTERCOMPANY                               GLOBAL HOLDING
                                                  GLOBAL      ELIMINATIONS        PSEG        PSEG USA      COMPANY        PSEG NJ
                                                  CONSOL.      & RECLASS.        GLOBAL        CONSOL.      CONSOL.        CONSOL.
                                               ------------   ------------    ------------   ----------   ------------   -----------
 ASSETS

 CURRENT ASSETS
       Cash and temporary cash investments     $    12,472    $        --       $      34    $   7,823    $     4,615    $       --
       Accounts  and Notes receivable:                                 --
         Trade                                      27,204             --           5,054       11,103         11,001            46
         Other                                         279             --             567         (327)            39            --
         PSE&G                                       1,091             --             710           --            381            --
         PSEG                                       18,809             --          18,809           --             --            --
         PSEG Power                                 51,852             --          51,852           --
         PSEG Energy Holdings                           --             41            (507)                        466
         Other associated companies                     --     (1,001,277)        339,028      362,265        219,574        80,410
       Notes receivable:                                                                                           --            --
         Associated companies                           --             --              --           --             --            --
          Other                                      3,844             --              --        3,844             --            --
       Interest receivable                             711             --              --          704              7            --
       Assets held for sale                         34,984             --                                                    34,984
       Restricted Cash                               2,339             --              --           --          2,339            --
       Prepayments                                     290             --              65          222              3            --
                                               -----------    -----------     -----------    ---------    -----------    ----------

 Total Current Assets                              153,875     (1,001,236)        415,612      385,634        238,425       115,440
                                               -----------    -----------     -----------    ---------    -----------    ----------
 PROPERTY, PLANT AND EQUIPMENT
       Real estate                                      --             --              --           --             --            --
       Other                                       187,911             --           1,848        4,432        181,631            --
       Accum. depr. and amortization                (1,871)            --            (545)      (1,222)          (104)           --
       Valuation allowances                             --             --              --           --             --            --
                                               -----------    -----------     -----------    ---------    -----------
                                                                                                                         ----------
 Property, Plant and Equipment-net                 186,040             --           1,303        3,210        181,527            --
                                               -----------    -----------     -----------    ---------    -----------    ----------
 INVESTMENTS
       Subsidiaries                                     --     (1,631,737)      1,631,716           21             --            --
       Capital lease agreements                         --             --              --           --             --            --
       Partnership interests                       505,231             --           9,180      252,314        243,737            --
       Corporate joint ventures                  1,340,527             --          14,612      234,188      1,091,727            --
       Securities                                       --             --              --           --             --            --
       Valuation allowances                             --             --              --           --             --            --
                                               -----------    -----------     -----------    ---------    -----------    ----------
 Total Investments                               1,845,758     (1,618,248)      1,655,508      486,523      1,335,464            --
                                               -----------    -----------     -----------    ---------    -----------    ----------
 OTHER ASSETS
       Long-term receivables                        59,406             --              --       59,406             --            --
       Other                                        26,205             --           3,522        5,130         17,553            --
                                               -----------    -----------     -----------    ---------    -----------    ----------
 Total Other Assets                                 85,611             --           3,522       64,536         17,553            --
                                               -----------    -----------     -----------    ---------    -----------    ----------

 TOTAL ASSETS                                  $ 2,271,284    $(2,632,973)    $ 2,075,945    $ 939,903    $ 1,772,969    $  115,440
                                               ===========    ===========     ===========    =========    ===========    ==========

 PSEG GLOBAL INC.
 CONSOLIDATING BALANCE SHEET
 DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                                                                             PSEG
                                                   PSEG       INTERCOMPANY                               GLOBAL HOLDING
                                                  GLOBAL      ELIMINATIONS        PSEG        PSEG USA      COMPANY        PSEG NJ
                                                  CONSOL.      & RECLASS.        GLOBAL        CONSOL.      CONSOL.        CONSOL.
                                               ------------   ------------    ------------   ----------   ------------   -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

 CURRENT LIABILITIES
       Accounts payable:
          Trade                                $    11,731    $        --       $   1,051    $   6,128    $     4,472    $       80
          Taxes                                        144             --           3,967         (293)        (3,812)          282
          Other                                      9,309             --           5,458        3,806             45            --
          Interest                                   6,235             --              --        2,037          4,198            --
          Associated companies                      19,795       (998,803)        342,391      137,717        537,503           987
       Notes payable:                                                                                              --            --
          PSEG Capital Corporation                 184,960             --         179,069        4,153             --         1,738
          PSEG Energy Holdings                     483,438             --         463,482        7,342          9,541         3,073
          Other                                     90,671             --              --           --         90,671            --
       Current portion of long-term debt            96,003             --              --       96,003             --            --
                                               -----------    -----------     -----------    ---------    -----------    ----------
 Total Current Liabilities                         902,286       (998,803)        995,418      256,893        642,618         6,160
                                               -----------    -----------     -----------    ---------    -----------    ----------

 TOTAL LONG-TERM DEBT                              234,160             --              --       63,998        170,162            --
                                               -----------    -----------     -----------    ---------    -----------    ----------

 DEFERRED CREDITS
 Deferred income taxes                              21,263             --          12,147       13,939        (12,090)        7,267
 Deferred investment                                                                                               --
   and energy tax credits                            8,457             --           1,035        7,422             --            --
 Other                                              18,890             --           4,036       13,273            564         1,017
                                               -----------    -----------     -----------    ---------    -----------    ----------
 Total Deferred Credits                             48,610             --          17,218       34,634        (11,526)        8,284
                                               -----------    -----------     -----------    ---------    -----------    ----------

 MINORITY INTEREST                                  22,919            (20)             --           --         22,939            --
                                               -----------    -----------     -----------    ---------    -----------    ----------

 STOCKHOLDER'S EQUITY
       Capital stock                               437,880            (20)        437,880           10             --            10
       Stock Subs Payable                               --           (108)             --          108             --            --
       Contributed capital                         703,938     (1,593,425)        703,938      521,426      1,071,999            --
       Retained earnings                           124,414       (233,296)        124,414       65,383         66,927       100,986
       Cumulative Translation Adjustment          (202,923)       192,699        (202,923)      (2,549)      (190,150)           --
                                               -----------    -----------     -----------    ---------    -----------    ----------
 Total Stockholder's Equity                      1,063,309     (1,634,150)      1,063,309      584,378        948,776       100,986
                                               -----------    -----------     -----------    ---------    -----------    ----------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                        $ 2,271,284    $(2,632,973)    $ 2,075,945    $ 939,903    $ 1,772,969    $  115,440
                                               ===========    ===========     ===========    =========    ===========    ==========

 PSEG USA
 CONSOLIDATING STATEMENT OF INCOME
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                                          INTERCOMPANY                                       PSEG
                                                               PSEG USA   ELIMINATIONS    PSEG       PSEG        PSEG       PROJECT
                                                                CONSOL.    & RECLASS.     USA      CONEMAUGH     TRACY     SERVICES
                                                              ----------   ----------   --------   ---------   ---------   ---------
 REVENUES:
      Income from partnerships                                $  77,493    $      --    $ 37,338   $     --    $  3,330    $     --
      Income from capital lease agreements                           --           --          --         --          --          --
      Unrealized gains (losses) on investments                       --           --          --         --          --          --
      Realized gains (losses) on investments                         --           --          --         --          --          --
      Interest and dividend income                                  330           --          --         --          --          --
      Other                                                       8,644           --          --         --         284          --
      Equity in subsidiary earnings                                  --      (28,346)     28,345         --          --          --
                                                              ---------    ---------    --------   --------    --------    --------
 TOTAL REVENUES                                                  86,467      (28,346)     65,683         --       3,614          --
                                                              ---------    ---------    --------   --------    --------    --------

 OPERATING EXPENSES:
      Operation and maintenance                                      --           --          --         --          --          --
      Depreciation and amortization                                 619           --         207         --          --          --
      Administrative and general                                  2,754           --       8,198          2           6           1
                                                              ---------    ---------    --------   --------    --------    --------

 TOTAL OPERATING EXPENSES                                         3,373           --       8,405          2           6           1
                                                              ---------    ---------    --------   --------    --------    --------

 OPERATING INCOME                                                83,094      (28,346)     57,278         (2)      3,608          (1)
                                                              ---------    ---------    --------   --------    --------    --------

 OTHER INCOME
      Foreign currency Translation Gain/Loss                        (18)          --          --         --          --          --
      Gain on sale                                                   18           --          --         --          --          --
                                                              ---------    ---------    --------   --------    --------    --------
 TOTAL OTHER INCOME                                                  --           --          --         --          --          --
                                                              ---------    ---------    --------   --------    --------    --------

 INTEREST EXPENSE:
      PSEG Capital Corporation                                      320           --         320         --          --          --
      Energy Holdings                                               664           --         664         --          --          --
      Other Associated Companies                                     --           --          --         --          --          --
      Other                                                      13,668           --        (349)        --          --          --
      Capitalized interest                                           --           --          --         --          --          --
                                                              ---------    ---------    --------   --------    --------    --------
 NET INTEREST EXPENSE                                            14,652           --         635         --          --          --
                                                              ---------    ---------    --------   --------    --------    --------

 INCOME BEFORE INCOME TAXES                                      68,442      (28,346)     56,643         (2)      3,608          (1)
                                                              ----------   ----------   ---------  ---------   ---------   ---------

 INCOME TAXES:
      Current                                                    26,002           --      16,725        902       1,313          50
      Deferred                                                   (3,301)          --      (5,899)      (779)        157         (50)
      Investment and energy tax credits - net                      (288)          --        (213)        --          --          --
                                                              ---------    ---------    --------   --------    --------    --------
 TOTAL INCOME TAXES                                              22,413           --      10,613        123       1,470          --
                                                              ---------    ---------    --------   --------    --------    --------

 MINORITY INTERESTS                                                  --           --          --         --          --          --
                                                              ---------    ---------    --------   --------    --------    --------

 INCOME FROM CONTINUING OPERATIONS                               46,029      (28,346)     46,030       (125)      2,138          (1)
                                                              ---------    ---------    --------   --------    --------    --------

 DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes             --           --          --         --          --          --
      Gain on Sale of Discontinued Operations - Net of Taxes         --           --          --         --          --          --
                                                              ---------    ---------    --------   --------    --------    --------
 INCOME FROM DISCONTINUED OPERATIONS                                 --           --          --         --          --          --
                                                              ---------    ---------    --------   --------    --------    --------

 NET INCOME                                                   $  46,029    $ (28,346)   $ 46,030   $   (125)   $  2,138    $     (1)
                                                              =========    =========    ========   ========    ========    ========

 PSEG USA
 CONSOLIDATING STATEMENT OF INCOME
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                                                                                              PSEG
                                                                  PSEG                    PSEG       PSEG                    INDIA
                                                                  GWF         PSEG       DEBLOIS     MOUNT       PSEG       PRIVATE
                                                                CONSOL.     LEASING    INVESTMENT   CARMEL      MEXICO        LTD.
                                                              ----------   ----------   --------   ---------   ---------   ---------
 REVENUES:
      Income from partnerships                                $     371    $      --    $    --    $     --    $     --    $     --
      Income from capital lease agreements                           --           --         --          --          --          --
      Unrealized gains (losses) on investments                       --           --         --          --          --          --
      Realized gains (losses) on investments                         --           --         --          --          --          --
      Interest and dividend income                                   --           --         --          --          --          --
      Other                                                          --           --         --          --          --          --
      Equity in subsidiary earnings                                  --           --         --          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------
 TOTAL REVENUES                                                     371           --         --          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------

 OPERATING EXPENSES:
      Operation and maintenance                                      --           --         --          --          --          --
      Depreciation and amortization                                  --           --         --          --          --          20
      Administrative and general                                     71           --         --          --          --       2,316
                                                              ---------    ---------    -------    --------    --------    --------
 TOTAL OPERATING EXPENSES                                            71           --         --          --          --       2,336
                                                              ---------    ---------    -------    --------    --------    --------

 OPERATING INCOME                                                   300           --         --          --          --      (2,336)
                                                              ---------    ---------    -------    --------    --------    --------

 OTHER INCOME
      Foreign currency Translation Gain/Loss                         --           --         --          --          --         (47)
      Gain on sale                                                   --           --         --          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------
 TOTAL OTHER INCOME                                                  --           --         --          --          --         (47)
                                                              ---------    ---------    -------    --------    --------    --------

 INTEREST EXPENSE:
      PSEG Capital Corporation                                       --           --         --          --          --          --
      Energy Holdings                                                --           --         --          --          --          --
      Other Associated Companies                                     --           --         --          --          --          --
      Other                                                          --           --         --          --          --         (17)
      Capitalized interest                                           --           --         --          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------
 NET INTEREST EXPENSE                                                --           --         --          --          --         (17)
                                                              ---------    ---------    -------    --------    --------    --------

 INCOME BEFORE INCOME TAXES                                         300           --         --          --          --      (2,366)
                                                              ---------    ---------    -------    --------    --------    --------

 INCOME TAXES:
      Current                                                       178           --          2          92          --          --
      Deferred                                                      (50)          --         --         (62)         --        (820)
      Investment and energy tax credits - net                        --           --         --          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------
 TOTAL INCOME TAXES                                                 128           --          2          30          --        (820)
                                                              ---------    ---------    -------    --------    --------    --------

 MINORITY INTERESTS                                                  --           --         --          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------

 INCOME FROM CONTINUING OPERATIONS                                  172           --         (2)        (30)         --      (1,546)
                                                              ---------    ---------    -------    --------    --------    --------

 DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes             --           --         --          --          --          --
      Gain on Sale of Discontinued Operations - Net of Taxes         --           --         --          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------
 INCOME FROM DISCONTINUED OPERATIONS                                 --           --         --          --          --          --
                                                              ---------    ---------    -------    --------    --------    --------

 NET INCOME                                                   $     172    $      --    $    (2)   $    (30)   $     --    $ (1,546)
                                                              =========    =========    =======    ========    ========    ========

 PSEG USA
 CONSOLIDATING STATEMENT OF INCOME
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                                                                   PSEG
                                                                                        PSEG       ASIA        PSEG       PSEG US
                                                                 PSEG              INTERNATIONAL   INC.        INDIA     SERVICES
                                                                 BAJA       CEMAS     SERVICES    CONSOL.       INC.        INC.
                                                              ---------   ---------   --------   ---------   ---------   ---------
 REVENUES:
      Income from partnerships                                $      --   $   4,951   $    --    $     --    $     --    $     --
      Income from capital lease agreements                           --          --        --          --          --          --
      Unrealized gains (losses) on investments                       --          --        --          --          --          --
      Realized gains (losses) on investments                         --          --        --          --          --          --
      Interest and dividend income                                   --          --        --          --          --          --
      Other                                                          --         369        --         838          --          --
      Equity in subsidiary earnings                                  --           1        --          --          --          --
                                                              ---------   ---------   -------    --------    --------    --------
 TOTAL REVENUES                                                      --       5,321        --         838          --          --
                                                              ---------   ---------   -------    --------    --------    --------

 OPERATING EXPENSES:
      Operation and maintenance                                      --          --        --          --          --          --
      Depreciation and amortization                                  --          --        --          --          33          --
      Administrative and general                                     --          27     1,947         171           1         (55)
                                                              ---------   ---------   -------    --------    --------    --------
 TOTAL OPERATING EXPENSES                                            --          27     1,947         171          34         (55)
                                                              ---------   ---------   -------    --------    --------    --------

 OPERATING INCOME                                                    --       5,294    (1,947)        667         (34)         55
                                                              ---------   ---------   -------    --------    --------    --------

 OTHER INCOME
      Foreign currency Translation Gain/Loss                         --          --        19          (5)         --          --
      Gain on sale                                                   --          --        --          22          --          --
                                                              ---------   ---------   -------    --------    --------    --------
 TOTAL OTHER INCOME                                                  --          --        19          17          --          --
                                                              ---------   ---------   -------    --------    --------    --------

 INTEREST EXPENSE:
      PSEG Capital Corporation                                       --          --        --          --          --          --
      Energy Holdings                                                --          --        --          --          --          --
      Other Associated Companies                                     --          --        --          --          --          --
      Other                                                          --          --        --          (2)         --          --
      Capitalized interest                                           --          --        --          --          --          --
                                                              ---------   ---------   -------    --------    --------    --------
 NET INTEREST EXPENSE                                                --          --        --          (2)         --          --
                                                              ---------   ---------   -------    --------    --------    --------

 INCOME BEFORE INCOME TAXES                                          --       5,294    (1,928)        686         (34)         55
                                                              ---------   ---------   -------    --------    --------    --------

 INCOME TAXES:
      Current                                                        --         188       109         (31)        (37)         19
      Deferred                                                       --         427      (784)        271          25          --
      Investment and energy tax credits - net                        --          --        --          --          --          --
                                                              ---------   ---------   -------    --------    --------    --------
 TOTAL INCOME TAXES                                                  --         615      (675)        240         (12)         19
                                                              ---------   ---------   -------    --------    --------    --------

 MINORITY INTERESTS                                                  --          --        --          --          --          --
                                                              ---------   ---------   -------    --------    --------    --------

 INCOME FROM CONTINUING OPERATIONS                                   --       4,679    (1,253)        446         (22)         36
                                                              ---------   ---------   -------    --------    --------    --------

 DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes             --          --        --          --          --          --
      Gain on Sale of Discontinued Operations - Net of Taxes         --          --        --          --          --          --
                                                              ---------   ---------   -------    --------    --------    ---------
 INCOME FROM DISCONTINUED OPERATIONS                                 --          --        --          --          --          --
                                                              ---------   ---------   -------    --------    --------    --------

 NET INCOME                                                   $      --     $ 4,679   $(1,253)   $     446   $    (22)   $     36
                                                              =========   =========   =======    =========   ========    ========

 PSEG USA
 CONSOLIDATING STATEMENT OF INCOME
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                                      PSEG             PSEG
                                                                    AMERICAS      INTERNATIONAL       PSEG        PSEG
                                                                   DEVELOPMENT         INC.            NEW      HAWAIIAN
                                                                     CO. LLC          CONSOL.       HAMPSHIRE     MGT.
                                                                   -----------    --------------    ---------   -------
 REVENUES:
      Income from partnerships                                     $       --     $      23,618     $  4,577    $   69
      Income from capital lease agreements                                 --                --           --        --
      Unrealized gains (losses) on investments                             --                --           --        --
      Realized gains (losses) on investments                               --                --           --        --
      Interest and dividend income                                         --               330           --        --
      Other                                                                --             6,678           11        --
      Equity in subsidiary earnings                                        --                --           --        --
                                                                   ----------     -------------     --------    ------
 TOTAL REVENUES                                                            --            30,626        4,588        69
                                                                   ----------     -------------     --------    ------
 OPERATING EXPENSES:
      Operation and maintenance                                            --                --           --        --
      Depreciation and amortization                                        --               359           --        --
      Administrative and general                                           --            (9,748)          (3)       --
                                                                   ----------     -------------     --------    ------
 TOTAL OPERATING EXPENSES                                                  --            (9,389)          (3)       --
                                                                   ----------     -------------     --------    ------

 OPERATING INCOME                                                          --            40,015        4,591        69
                                                                   ----------     -------------     --------    ------
 OTHER INCOME
      Foreign currency Translation Gain/Loss                               --                15           --        --
      Gain on sale                                                                           (4)          --        --
                                                                   ----------     -------------     --------    ------
 TOTAL OTHER INCOME                                                        --                11           --        --
                                                                   ----------     -------------     --------    ------
 INTEREST EXPENSE:
      PSEG Capital Corporation                                             --                --           --        --
      Energy Holdings                                                      --                --           --        --
      Other Associated Companies                                           --                --           --        --
      Other                                                                --            14,036           --        --
      Capitalized interest                                                 --                --           --        --
                                                                   ----------     -------------     --------    ------
 NET INTEREST EXPENSE                                                      --            14,036           --        --
                                                                   ----------     -------------     --------    ------

 INCOME BEFORE INCOME TAXES                                                --            25,990        4,591        69
                                                                   ----------     -------------     --------    ------
 INCOME TAXES:
      Current                                                              --             3,895        1,831        28
      Deferred                                                             --             3,679         (198)       (1)
      Investment and energy tax credits - net                              --                --          (75)       --
                                                                   ----------     -------------     --------    ------
 TOTAL INCOME TAXES                                                        --             7,574        1,558        27
                                                                   ----------     -------------     --------    ------

 MINORITY INTERESTS                                                        --                --           --        --
                                                                   ----------     -------------     --------    ------

 INCOME FROM CONTINUING OPERATIONS                                         --            18,416        3,033        42
                                                                   ----------     -------------     --------    ------

 DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes                   --                --           --        --
      Gain on Sale of Discontinued Operations - Net of Taxes               --                --           --        --
                                                                   ----------     -------------     --------    ------
 INCOME FROM DISCONTINUED OPERATIONS                                       --                --           --        --
                                                                   ----------     -------------     ---------   -------

 NET INCOME                                                        $       --     $      18,416     $  3,033    $   42
                                                                   ==========     =============     ========    ======



 PSEG USA
 CONSOLIDATING STATEMENT OF INCOME
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                                     PSEG           PSEG               PSEG
                                                                   HAWAIIAN       KALAELOA            MIDWEST
                                                                   INVESTMENT       INC.        OPERATING CO. INC.
                                                                   ----------     --------      ------------------
 REVENUES:
      Income from partnerships                                     $   3,203      $    36             $--
      Income from capital lease agreements                                --           --              --
      Unrealized gains (losses) on investments                            --           --              --
      Realized gains (losses) on investments                              --           --              --
      Interest and dividend income                                        --           --              --
      Other                                                               --          464              --
      Equity in subsidiary earnings                                       --           --              --
                                                                   ---------      -------             ---
 TOTAL REVENUES                                                        3,203          500              --
                                                                   ---------      -------             ---
 OPERATING EXPENSES:
      Operation and maintenance                                           --           --              --
      Depreciation and amortization                                       --           --              --
      Administrative and general                                          86         (266)             --
                                                                   ---------      -------             ---
 TOTAL OPERATING EXPENSES                                                 86         (266)             --
                                                                   ---------      -------             ---

 OPERATING INCOME                                                      3,117          766              --
                                                                   ---------      -------             ---
 OTHER INCOME
      Foreign currency Translation Gain/Loss                              --           --              --
      Gain on sale                                                        --           --              --
                                                                   ---------      -------             ---
 TOTAL OTHER INCOME                                                       --           --              --
                                                                   ---------      -------             ---

 INTEREST EXPENSE:
      PSEG Capital Corporation                                            --           --              --
      Energy Holdings                                                     --           --              --
      Other Associated Companies                                          --           --              --
      Other                                                               --           --              --
      Capitalized interest                                                --           --              --
                                                                   ---------      -------             ---
 NET INTEREST EXPENSE                                                     --           --              --
                                                                   ---------      -------             ---

 INCOME BEFORE INCOME TAXES                                            3,117          766              --
                                                                   ---------      -------             ---

 INCOME TAXES:
      Current                                                            545          193              --
      Deferred                                                           676          107              --
      Investment and energy tax credits - net                             --           --              --
                                                                   ---------      -------             ---
 TOTAL INCOME TAXES                                                    1,221          300              --
                                                                   ---------      -------             ---

 MINORITY INTERESTS                                                       --           --              --
                                                                   ---------      -------             ---

 INCOME FROM CONTINUING OPERATIONS                                     1,896          466              --
                                                                   ---------      -------             ---
 DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes                  --           --              --
      Gain on Sale of Discontinued Operations - Net of Taxes              --           --              --
                                                                   ---------      -------             ---
 INCOME FROM DISCONTINUED OPERATIONS                                      --           --              --
                                                                   ---------      -------             ---

 NET INCOME                                                        $   1,896      $   466             $--
                                                                   =========      =======             ===

 PSEG USA
 CONSOLIDATING STATEMENT OF RETAINED EARNINGS
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                INTERCOMPANY                                                   PSEG
                                   PSEG USA     ELIMINATIONS       PSEG           PSEG         PSEG           PROJECT
                                   CONSOL.       & RECLASS.        USA          CONEMAUGH      TRACY         SERVICES
                                 ------------  -------------  -------------  ------------   ------------   ------------
BALANCE  JANUARY 1, 2000         $    19,354   $       (819)  $     19,354   $      (262)   $    (6,351)   $    (1,221)

NET INCOME                            46,029        (28,345)        46,030          (125)         2,138             (1)
                                 -----------   ------------   ------------   -----------    -----------    -----------
      TOTAL                           65,383        (29,164)        65,384          (387)        (4,213)        (1,222)
                                 -----------   ------------   ------------   -----------    -----------    -----------

DIVIDENDS DECLARED                        --        (17,001)            --            --             --             --
                                 -----------   ------------   ------------   -----------    -----------    -----------


                                 -----------   ------------   ------------   -----------    -----------    -----------
BALANCE  DECEMBER 31, 2000       $    65,383   $    (12,163)  $     65,384   $      (387)   $    (4,213)   $    (1,222)
                                 ===========   ============   ============   ===========    ===========    ===========

 PSEG USA
 CONSOLIDATING STATEMENT OF RETAINED EARNINGS
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                                                                               PSEG
                                     PSEG                                        PSEG                         INDIA
                                     GWF           PSEG           PSEG          MOUNT           PSEG         PRIVATE
                                   CONSOL.        LEASING        DEBLOIS        CARMEL         MEXICO          LTD.
                                 ------------  -------------  -------------  ------------   ------------   ------------
BALANCE  JANUARY 1, 2000         $    14,391   $     (1,685)  $     (1,733)  $    (2,449)   $        (7)   $      (487)

NET INCOME                               172             --             (2)          (30)            --         (1,546)
                                 -----------   ------------   ------------   -----------    -----------    -----------
      TOTAL                           14,563         (1,685)        (1,735)       (2,479)            (7)        (2,033)
                                 -----------   ------------   ------------   -----------    -----------    -----------

DIVIDENDS DECLARED                        --             --             --            --             --             --
                                 -----------   ------------   ------------   -----------    -----------    -----------


                                 -----------   ------------   ------------   -----------    -----------    -----------
BALANCE  DECEMBER 31, 2000       $    14,563   $     (1,685)  $     (1,735)  $    (2,479)   $        (7)   $    (2,033)
                                 ===========   ============   ============   ===========    ===========    ===========

 PSEG USA
 CONSOLIDATING STATEMENT OF RETAINED EARNINGS
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                                                PSEG
                                                                 PSEG           ASIA          PSEG             PSEG
                                    PSEG                     INTERNATIONAL      INC.          INDIA        US SERVICES
                                    BAJA          CEMAS        SERVICES        CONSOL.         INC.            INC.
                                ------------  -------------  -------------  ------------   ------------   ------------
BALANCE  JANUARY 1, 2000        $      (885)  $      8,465   $     (6,691)  $   (14,599)   $    (1,819)   $       (73)

NET INCOME                               --          4,679         (1,253)          446            (22)            36
                                -----------   ------------   ------------   -----------    -----------    -----------
      TOTAL                            (885)        13,144         (7,944)      (14,153)        (1,841)           (37)
                                -----------   ------------   ------------   -----------    -----------    -----------

DIVIDENDS DECLARED                       --             --             --            --             --             --
                                -----------   ------------   ------------   -----------    -----------    -----------


                                -----------   ------------   ------------   -----------    -----------    -----------
BALANCE  DECEMBER 31, 2000      $      (885)  $     13,144   $     (7,944)  $   (14,153)   $    (1,841)   $       (37)
                                ===========   ============   ============   ===========    ===========    ===========

PSEG USA
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                  PSEG           PSEG
                                AMERICAS     INTERNATIONAL      PSEG         PSEG         PSEG         PSEG             PSEG
                               DEVELOPMENT       INC.           NEW       HAWAIIAN      HAWAIIAN     KALAELOA          MIDWEST
                                CO. LLC         CONSOL.      HAMPSHIRE       MGT.      INVESTMENT      INC.       OPERATING CO. INC.
                              ------------   -------------   ---------    --------     ----------    --------     ------------------
BALANCE  JANUARY 1, 2000      $        --    $     (1,992)   $ 14,723     $   (53)     $   3,547     $    --           $  --

NET INCOME                             --          18,416       3,033          42          1,896         466              --

                              -----------    ------------    --------     -------      ---------     -------           -----
      TOTAL                            --          16,424      17,756         (11)         5,443         466              --
                              -----------    ------------    --------     -------      ---------     -------           -----

DIVIDENDS DECLARED                     --          17,001          --          --             --          --              --
                              -----------    ------------    --------     -------      ---------     -------           -----


                              -----------    ------------    --------     -------      ---------     -------           -----
BALANCE  DECEMBER 31, 2000    $        --    $       (577)   $ 17,756     $   (11)     $   5,443     $   466           $  --
                              ===========    ============    ========     =======      =========     =======           =====

 PSEG USA
 CONSOLIDATING BALANCE SHEET
 DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                              INTERCOMPANY                                                 PSEG
                                                PSEG USA      ELIMINATIONS      PSEG          PSEG           PSEG         PROJECT
                                                 CONSOL.       & RECLASS.       USA          CONEMAUGH       TRACY        SERVICES
                                              -------------  ------------   ------------  -------------  -------------  ------------
 ASSETS

 CURRENT ASSETS
    Cash and temporary cash investments       $      7,823   $        --    $       (36)  $         --   $         --   $        --
    Accounts  and Notes receivable:
      Trade                                         11,103            --          1,248             --            205            --
      Other                                           (327)           --           (340)            --             --            --
      PSE&G                                             --            --             --             --             --            --
      PSEG                                              --            --             --             --             --            --
     PSEG Energy Holdings                               --            --             --             --             --            --
      Other associated companies                   362,265      (252,277)       423,739          1,224             --             1
    Notes receivable:
      Associated companies                              --            --             --             --             --            --
      Other                                          3,844            --             --             --             --            --
    Interest receivable                                704            --             --             --             --            --
    Prepayments                                        222            --             85             --             --             3
                                              ------------   -----------    -----------   ------------   ------------   -----------
 Total Current Assets                              385,634      (252,277)       424,696          1,224            205             4
                                              ------------   -----------    -----------   ------------   ------------   -----------

 PROPERTY, PLANT AND EQUIPMENT
    Real estate                                         --            --             --             --             --            --
    Other                                            4,432            --          1,028             --             --            --
    Accum. depr. and amortization                   (1,222)           --           (304)            --             --            --
    Valuation allowances                                --            --             --             --             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------
 Property, Plant and Equipment--net                  3,210            --            724             --             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------

 INVESTMENTS
    Subsidiaries                                        21      (264,041)       264,041             --             --            --
    Capital lease agreements                            --            --             --             --             --            --
    Partnership interests                          252,314            --        105,354              2             --         7,580
    Corporate joint ventures                       234,188            --              1             --             --            --
    Securities                                          --            --             --             --             --            --
    Valuation allowances                                --            --             --             --             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------
 Total Investments                                 486,523      (264,041)       369,396              2             --         7,580
                                              ------------   -----------    -----------   ------------   ------------   ------------

 OTHER ASSETS
    Long-term receivables                           59,406
    Other                                            5,130            --             44             --             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------
 Total Other Assets                                 64,536            --             44             --             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------

 TOTAL ASSETS                                 $    939,903   $  (516,318)   $   794,860   $      1,226   $        205   $     7,584
                                              ============   ===========    ===========   ============   ============   ===========

 PSEG USA
 CONSOLIDATING BALANCE SHEET
 DECEMBER 31, 2000
 ($ IN THOUSANDS)


                                                                                                                            PSEG
                                                  PSEG                                        PSEG                         INDIA
                                                   GWF           PSEG           PSEG          MOUNT          PSEG         PRIVATE
                                                 CONSOL.       LEASING        DEBLOIS        CARMEL         MEXICO          LTD.
                                              -------------  ------------   ------------  -------------  -------------  ------------
 ASSETS

 CURRENT ASSETS
    Cash and temporary cash investments       $         --   $        --    $        --   $         --   $         --   $       774
    Accounts  and Notes receivable:
      Trade                                              2            --             --             --              1           114
      Other                                             --            --             --             --             --           211
      PSE&G                                             --            --             --             --             --            --
      PSEG                                              --            --             --             --             --            --
     PSEG Energy Holdings                               --            --             --             --             --            --
      Other associated companies                    40,236        41,601             --            146              9           200
    Notes receivable:
      Associated companies                              --            --             --             --             --            --
       Other                                            --            --             --             --             --            --
    Interest receivable                                 --            --             --             --             --            --
    Prepayments                                         --            --             --             --             --             1
                                              ------------   -----------    -----------   ------------   ------------   -----------
 Total Current Assets                               40,238        41,601             --            146             10         1,300
                                              ------------   -----------    -----------   ------------   ------------   -----------

 PROPERTY, PLANT AND EQUIPMENT
    Real estate                                         --            --             --             --             --            --
    Other                                               --            --             --             --             --           178
    Accum. depr. and amortization                       --            --             --             --             --           (22)
    Valuation allowances                                --            --             --             --             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------
 Property, Plant and Equipment--net                     --            --             --             --             --           156
                                              ------------   -----------    -----------   ------------   ------------   -----------

 INVESTMENTS
    Subsidiaries                                        --            --             --             --             --            --
    Capital lease agreements                            --            --             --             --             --            --
    Partnership interests                              262        (2,671)            --            198             --            --
    Corporate joint ventures                            --            --             --             --             --            --
    Securities                                          --            --             --             --             --            --
    Valuation allowances                                --            --             --             --             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------
 Total Investments                                     262        (2,671)            --            198             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------

 OTHER ASSETS
    Long-term receivables
    Other                                               --            --             --             --             --           327
                                              ------------   -----------    -----------   ------------   ------------   -----------
 Total Other Assets                                     --            --             --             --             --           327
                                              ------------   -----------    -----------   ------------   ------------   -----------

 TOTAL ASSETS                                 $     40,500    $    38,930   $        --   $        344   $         10   $     1,783
                                              ============   ============   ===========   ============   ============   ===========

 PSEG USA
 CONSOLIDATING BALANCE SHEET
 DECEMBER 31, 2000
 ($ IN THOUSANDS)


                                                                                              PSEG
                                                                               PSEG           ASIA                          PSEG
                                                  PSEG                     INTERNATIONAL      INC.          PSEG         US SERVICES
                                                  BAJA          CEMAS        SERVICES        CONSOL.        INDIA           INC.
                                              -------------  ------------   ------------  -------------  -------------  ------------
 ASSETS

 CURRENT ASSETS
    Cash and temporary cash investments       $         --   $        --    $        --   $       (234)  $         99   $        --
    Accounts  and Notes receivable:
      Trade                                              1           653             39            777              1             1
      Other                                             --            --             --            122              6            --
      PSE&G                                             --            --             --             --             --            --
      PSEG                                              --            --             --             --             --            --
     PSEG Energy Holdings                               --            --             --             --             --            --
      Other associated companies                     2,647        20,424          5,803          3,374          3,089           262
    Notes receivable:
      Associated companies                              --            --             --             --             --            --
       Other                                            --            --             --             --             --            --
    Interest receivable                                 --            --             --             --             --            --
    Prepayments                                         --            --             31             --             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------
 Total Current Assets                                2,648        21,077          5,873          4,039          3,195           263
                                              ------------   -----------    -----------   ------------   ------------   -----------

 PROPERTY, PLANT AND EQUIPMENT
    Real estate                                         --            --             --             --             --            --
    Other                                               --            --             --             --            173            --
    Accum. depr. and amortization                       --            --             --             --           (111)           --
    Valuation allowances                                --            --             --             --             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------
 Property, Plant and Equipment--net                     --            --             --             --             62            --
                                              ------------   -----------    -----------   ------------   ------------   -----------

 INVESTMENTS
    Subsidiaries                                        --            21             --             --             --            --
    Capital lease agreements                            --            --             --             --             --            --
    Partnership interests                               --        25,323             --            120             --            --
    Corporate joint ventures                            --            --             --             --             --            --
    Securities                                          --            --             --             --             --            --
    Valuation allowances                                --            --             --             --             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------
 Total Investments                                      --        25,344             --            120             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------

 OTHER ASSETS
    Long-term receivables
    Other                                               --            --            333          1,301             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------
 Total Other Assets                                     --            --            333          1,301             --            --
                                              ------------   -----------    -----------   ------------   ------------   -----------

 TOTAL ASSETS                                 $      2,648   $     46,421   $     6,206   $      5,460   $      3,257   $       263
                                              ============   ============   ===========   ============   ============   ===========

 PSEG USA
 CONSOLIDATING BALANCE SHEET
 DECEMBER 31, 2000
 ($ IN THOUSANDS)


                                                  PSEG            PSEG
                                                AMERICAS     INTERNATIONAL       PSEG
                                               DEVELOPMENT        INC.           NEW
                                                CO. LLC         CONSOL.       HAMPSHIRE
                                              -------------  ------------   ------------
 ASSETS

 CURRENT ASSETS
    Cash and temporary cash investments       $         --   $     7,220    $        --
    Accounts  and Notes receivable:
      Trade                                             --         7,787             39
      Other                                             --          (326)            --
      PSE&G                                             --            --             --
      PSEG                                              --            --             --
     PSEG Energy Holdings                               --            --             --
      Other associated companies                        --        57,891          8,564
    Notes receivable:
      Associated companies                              --            --             --
       Other                                            --         3,844             --
    Interest receivable                                 --           704             --
    Prepayments                                         --           101             --
                                              ------------   -----------    -----------
 Total Current Assets                                   --        77,221          8,603
                                              ------------   -----------    -----------

 PROPERTY, PLANT AND EQUIPMENT
    Real estate                                         --            --             --
    Other                                               --         3,053             --
    Accum. depr. and amortization                       --          (785)            --
    Valuation allowances                                --            --             --
                                              ------------   -----------    -----------
 Property, Plant and Equipment--net                     --         2,268             --
                                              ------------   -----------    -----------

 INVESTMENTS
    Subsidiaries                                        --            --             --
    Capital lease agreements                            --            --             --
    Partnership interests                               --       107,040          5,275
    Corporate joint ventures                            --       208,744             --
    Securities                                          --            --             --
    Valuation allowances                                --            --             --
                                              ------------   -----------    -----------
 Total Investments                                      --       315,784          5,275
                                              ------------   -----------    -----------

 OTHER ASSETS
    Long-term receivables                                         59,406
    Other                                               --         3,125             --
                                              ------------   -----------    -----------
 Total Other Assets                                     --        62,531             --
                                              ------------   -----------    -----------

 TOTAL ASSETS                                 $         --    $   457,804   $    13,878
                                              ============   ============   ===========


                                                                                              PSEG
                                                   PSEG            PSEG          PSEG        MIDWEST
                                                  HAWAIIAN       HAWAIIAN      KALAELOA     OPERATING
                                                    MGT.        INVESTMENT       INC.       CO. INC.
                                               -------------  -------------  ------------   ----------
 ASSETS

 CURRENT ASSETS
    Cash and temporary cash investments        $         --    $        --   $        --   $        --
    Accounts  and Notes receivable:
      Trade                                               1             --           234            --
      Other                                              --             --            --            --
      PSE&G                                              --             --            --            --
      PSEG                                               --             --            --            --
     PSEG Energy Holdings                                --             --            --            --
      Other associated companies                        101          5,177            54            --
    Notes receivable:
      Associated companies                               --             --            --            --
       Other                                             --             --            --            --
    Interest receivable                                  --             --            --            --
    Prepayments                                          --             --             1            --
                                               ------------   ------------   -----------    ----------
 Total Current Assets                                   102          5,177           289            --
                                               ------------   ------------   -----------    ----------

 PROPERTY, PLANT AND EQUIPMENT
    Real estate                                          --             --            --            --
    Other                                                --             --            --            --
    Accum. depr. and amortization                        --             --            --            --
    Valuation allowances                                 --             --            --            --
                                               ------------   ------------   -----------    ----------
 Property, Plant and Equipment--net                      --             --            --            --
                                               ------------   ------------   -----------    ----------

 INVESTMENTS
    Subsidiaries                                         --             --            --            --
    Capital lease agreements                             --             --            --            --
    Partnership interests                               393         28,176           705            --
    Corporate joint ventures                             --             --            --            --
    Securities                                           --             --            --            --
    Valuation allowances                                 --             --            --            --
                                               ------------   ------------   -----------     ---------
 Total Investments                                      393         28,176           705            --
                                               ------------   ------------   -----------     ---------

 OTHER ASSETS
    Long-term receivables
    Other                                                --             --            --            --
                                               ------------   ------------   -----------     ---------
 Total Other Assets                                      --             --            --            --
                                               ------------   ------------   -----------     ---------

 TOTAL ASSETS                                  $        495   $     33,353   $       994     $      --
                                               ============   ============   ===========     =========

PSEG USA
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                         INTERCOMPANY
                                                        PSEG USA         ELIMINATIONS              PSEG             PSEG
                                                         CONSOL.          & RECLASS.               USA            CONEMAUGH
                                                        ---------        ------------           ----------        ----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
         Accounts payable:
            Trade                                       $   6,128           $    --             $   2,687           $  --
            Taxes                                            (293)               --                  (590)              124
            Other                                           3,806                --                 1,734              --
            Interest                                        2,037                --                  --                --
            Associated companies                          137,717            (252,277)            171,897              --
         Notes payable:                                      --
            PSEG Capital Corporation                        4,153                --                 4,153              --
            PSEG Energy Holdings                            7,342                --                 7,342              --
            Enterprise Group Development Corp.               --                  --                  --                --
            Other Associated companies                       --                  --                  --                --
            U.S.Energy Incorporated                          --                  --                  --                --
         Current portion of long-term debt                 96,003                --                  --                --
                                                        ---------           ---------           ---------           -------
Total Current Liabilities                                 256,893            (252,277)            187,223               124
                                                        ---------           ---------           ---------           -------

TOTAL LONG-TERM DEBT                                       63,998                --                  --                --
                                                        ---------           ---------           ---------           -------

DEFERRED CREDITS
Deferred income taxes                                      13,939                --                16,329             1,484
Deferred investment
  and energy tax credits                                    7,422                --                 6,917              --
Other                                                      13,273                --                    12              --
                                                        ---------           ---------           ---------           -------
Total Deferred Credits                                     34,634                --                23,258             1,484
                                                        ---------           ---------           ---------           -------

MINORITY INTEREST                                            --                  --                  --                --
                                                        ---------           ---------           ---------           -------

STOCKHOLDER'S EQUITY
         Capital stock                                         10                (142)                 10                 5
         Stock Subs Payable                                   108                  (2)                108              --
         Contributed capital                              521,426            (254,283)            521,425              --
         Retained earnings                                 65,383             (12,163)             65,384              (387)
         Cumulative Translation Adjustment                 (2,549)              2,549              (2,549)             --
                                                        ---------           ---------           ---------           -------
Total Stockholder's Equity                                584,378            (264,041)            584,378              (382)
                                                        ---------           ---------           ---------           -------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                  $ 939,903           $(516,318)          $ 794,859           $ 1,226
                                                        =========           =========           =========           =======


                                                                         PSEG              PSEG
                                                         PSEG          PROJECT              GWF              PSEG             PSEG
                                                        TRACY          SERVICES           CONSOL.           LEASING         DEBLOIS
                                                        -----          --------           -------           -------         -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
         Accounts payable:
            Trade                                       $  --           $  --             $   --             $   --         $  --
            Taxes                                            91            --                    3                 (2)         --
            Other                                          --              --                 --                 --            --
            Interest                                       --              --                 --                 --            --
            Associated companies                          5,322           7,902             27,548              9,213         1,729
         Notes payable:
            PSEG Capital Corporation                       --              --                 --                 --            --
            PSEG Energy Holdings                           --              --                 --                 --            --
            Enterprise Group Development Corp.             --              --                 --                 --            --
            Other Associated companies                     --              --                 --                 --            --
            U.S.Energy Incorporated                        --              --                 --                 --            --
         Current portion of long-term debt                 --              --                 --                 --            --
                                                        -------         -------           --------           --------       -------
Total Current Liabilities                                 5,413           7,902             27,551              9,211         1,729
                                                        -------         -------           --------           --------       -------

TOTAL LONG-TERM DEBT                                       --              --                 --                 --            --
                                                        -------         -------           --------           --------       -------

DEFERRED CREDITS
Deferred income taxes                                    (1,000)            899               (266)              (540)            1
Deferred investment
  and energy tax credits                                   --              --                 --                 --            --
Other                                                      --              --                 --                 --            --
                                                        -------         -------           --------           --------       -------
Total Deferred Credits                                   (1,000)            899               (266)              (540)            1
                                                        -------         -------           --------           --------       -------

MINORITY INTEREST                                          --              --                 --                 --            --
                                                        -------         -------           --------           --------       -------

STOCKHOLDER'S EQUITY
         Capital stock                                        5               5                  5                  5             5
         Stock Subs Payable                                --              --                    2               --            --
         Contributed capital                               --              --               (1,355)            31,939          --
         Retained earnings                               (4,213)         (1,222)            14,563             (1,685)       (1,735)
         Cumulative Translation Adjustment                 --              --                 --                 --            --
                                                        -------         -------           --------           --------       -------
Total Stockholder's Equity                               (4,208)         (1,217)            13,215             30,259        (1,730)
                                                        -------         -------           --------           --------       -------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                  $   205         $ 7,584           $ 40,500           $ 38,930       $  --
                                                        =======         =======           ========           ========       =======


                                                                                          PSEG
                                                         PSEG                             INDIA
                                                         MOUNT             PSEG          PRIVATE            PSEG
                                                        CARMEL            MEXICO          LTD.              BAJA            CEMAS
                                                        ------            ------         --------           -----           -----
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
         Accounts payable:
            Trade                                       $  --             $--            $     2           $  --            $  --
            Taxes                                             8            --               --                --               --
            Other                                          --              --                225              --               --
            Interest                                       --              --               --                --               --
            Associated companies                          2,606             16               899              --                 12
         Notes payable:
            PSEG Capital Corporation                       --              --               --                --               --
            PSEG Energy Holdings                           --              --               --                --               --
            Enterprise Group Development Corp.             --              --               --                --               --
            Other Associated companies                     --              --               --                --               --
            U.S.Energy Incorporated                        --              --               --                --               --
         Current portion of long-term debt                 --              --               --                --               --
                                                        -------           ----           -------           -------          -------
Total Current Liabilities                                 2,614             16             1,126              --                 12
                                                        -------           ----           -------           -------          -------

TOTAL LONG-TERM DEBT                                       --              --               --                --               --
                                                        -------           ----           -------           -------          -------

DEFERRED CREDITS
Deferred income taxes                                     1,792            --             (1,083)             (168)           2,282
Deferred investment
  and energy tax credits                                   --              --               --                --               --
Other                                                      --              --                 18              --                845
                                                        -------           ----           -------           -------          -------
Total Deferred Credits                                    1,792            --             (1,065)             (168)           3,127
                                                        -------           ----           -------           -------          -------

MINORITY INTEREST                                          --              --               --                --               --
                                                        -------           ----           -------           -------          -------

STOCKHOLDER'S EQUITY
         Capital stock                                     --                1               100                 1             --
         Stock Subs Payable                                --              --               --                --               --
         Contributed capital                             (1,583)           --              3,655             3,700           30,138
         Retained earnings                               (2,479)            (7)           (2,033)             (885)          13,144
         Cumulative Translation Adjustment                 --              --               --                --               --
                                                        -------           ----           -------           -------          -------
Total Stockholder's Equity                               (4,062)            (6)            1,722             2,816           43,282
                                                        -------           ----           -------           -------          -------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                  $   344           $ 10           $ 1,783           $ 2,648          $46,421
                                                        =======           ====           =======           =======          =======


                                                                             PSEG                                          PSEG
                                                           PSEG              ASIA                         PSEG           AMERICAS
                                                       INTERNATIONAL         INC.            PSEG      US SERVICES     DEVELOPMENT
                                                         SERVICES           CONSOL.         INDIA         INC.           CO. LLC
                                                       -------------        -------         ------     -----------     ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
         Accounts payable:
            Trade                                       $     20           $   (144)        $  --           $--          $--
            Taxes                                           --                 --              --            --           --
            Other                                          1,628               (572)           --              29         --
            Interest                                        --                 --              --            --           --
            Associated companies                          11,629             22,262           5,183           270         --
         Notes payable:                                     --
            PSEG Capital Corporation                        --                 --              --            --           --
            PSEG Energy Holdings                            --                 --              --            --           --
            Enterprise Group Development Corp.              --                 --              --            --           --
            Other Associated companies                      --                 --              --            --           --
            U.S.Energy Incorporated                         --                 --              --            --           --
         Current portion of long-term debt                  --                 --              --            --           --
                                                        --------           --------         -------         -----        ---
Total Current Liabilities                                 13,277             21,546           5,183           299         --
                                                        --------           --------         -------         -----        ---

TOTAL LONG-TERM DEBT                                        --                 --              --            --           --
                                                        --------           --------         -------         -----        ---

DEFERRED CREDITS
Deferred income taxes                                     (1,173)            (5,733)            (86)         --           --
Deferred investment                                         --
  and energy tax credits                                    --                 --              --            --           --
Other                                                        846               --              --            --           --
                                                        --------           --------         -------         -----        ---
Total Deferred Credits                                      (327)            (5,733)            (86)         --           --
                                                        --------           --------         -------         -----        ---

MINORITY INTEREST                                           --                 --              --            --           --
                                                        --------           --------         -------         -----        ---

STOCKHOLDER'S EQUITY
         Capital stock                                      --                 --                 1             1         --
         Stock Subs Payable                                 --                 --              --            --           --
         Contributed capital                               1,200              3,800            --            --           --
         Retained earnings                                (7,944)           (14,153)         (1,841)          (37)        --
         Cumulative Translation Adjustment                  --                 --              --            --           --
                                                        --------           --------         -------         -----        ---
Total Stockholder's Equity                                (6,744)           (10,353)         (1,840)          (36)        --
                                                        --------           --------         -------         -----        ---

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                  $  6,206           $  5,460         $ 3,257         $ 263        $--
                                                        ========           ========         =======         =====        ===


                                                     PSEG
                                                 INTERNATIONAL       PSEG       PSEG        PSEG         PSEG            PSEG
                                                     INC.            NEW      HAWAIIAN    HAWAIIAN     KALAELOA        MIDWEST
                                                    CONSOL.       HAMPSHIRE     MGT.     INVESTMENT      INC.     OPERATING CO. INC.
                                                 -------------    ---------   --------   ----------    ---------  ------------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
         Accounts payable:
            Trade                                  $   3,559       $   --       $--         $  --        $   4         $--
            Taxes                                       --             --           2            40         31          --
            Other                                        724           --        --              38       --            --
            Interest                                   2,037           --        --            --         --            --
            Associated companies                     123,443           --        --              74        (11)         --
         Notes payable:                                 --
            PSEG Capital Corporation                    --             --        --            --         --            --
            PSEG Energy Holdings                        --             --        --            --         --            --
            Enterprise Group Development Corp.          --             --        --            --         --            --
            Other Associated companies                  --             --        --            --         --            --
            U.S.Energy Incorporated                     --             --        --            --         --            --
         Current portion of long-term debt            96,003           --        --            --         --            --
                                                   ---------       --------     -----       -------      -----         ---
Total Current Liabilities                            225,766           --           2           152         24          --
                                                   ---------       --------     -----       -------      -----         ---

TOTAL LONG-TERM DEBT                                  63,998           --        --            --         --            --
                                                   ---------       --------     -----       -------      -----         ---

DEFERRED CREDITS
Deferred income taxes                                 (4,206)           612        24         4,664        107          --
Deferred investment                                     --
  and energy tax credits                                --              505      --            --         --            --
Other                                                 11,552           --        --            --         --            --
                                                   ---------       --------     -----       -------      -----         ---
Total Deferred Credits                                 7,346          1,117        24         4,664        107          --
                                                   ---------       --------     -----       -------      -----         ---


MINORITY INTEREST                                       --             --        --            --         --            --
                                                   ---------       --------     -----       -------      -----         ---

STOCKHOLDER'S EQUITY
         Capital stock                                     1              5         1          --            1          --
         Stock Subs Payable                             --             --        --            --         --            --
         Contributed capital                         163,820         (5,000)      479        23,094        396          --
         Retained earnings                              (577)        17,756       (11)        5,443        466          --
         Cumulative Translation Adjustment            (2,549)          --        --            --         --            --
                                                   ---------       --------     -----       -------      -----         ---
Total Stockholder's Equity                           160,695         12,761       469        28,537        863          --
                                                   ---------       --------     -----       -------      -----         ---

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                             $ 457,805       $ 13,878     $ 495       $33,353      $ 994         $--
                                                   =========       ========     =====       =======      =====         ===

                                                    PSEG GLOBAL HOLDING COMPANY
                                                 CONSOLIDATING STATEMENT OF INCOME
                                               FOR THE YEAR ENDING DECEMBER 31, 2000
                                                         ($ IN THOUSANDS)
                                                                                                                            PSEG
                                                                       PSEG                                                GLOBAL
                                                                      GLOBAL                     PSEG                       INT'L
                                                                     HOLDING    INTERCOMPANY    GLOBAL                    HOLDINGS
                                                                     COMPANY    ELIMINATIONS    HOLDING      PSEG           LLC
                                                                     CONSOL.     & RECLASS.     COMPANY      ELCHO         CONSOL
                                                                   ----------   ------------  ----------   ---------     ---------
REVENUES:
          Income from partnerships                                  $ 52,116      $   --        $  --       $  --        $ 52,116
          Income from capital lease agreements                          --            --           --          --            --
          Unrealized gains (losses) on investments                      --            --           --          --            --
          Realized gains (losses) on investments                        --            --           --          --            --
          Interest and dividend income                                   184          --           --          --             184
          Other                                                        1,840          --           --          --           1,840
          Equity in subsidiary earnings                                 --         (36,286)      36,286        --            --
                                                                    --------      --------      -------     -------      --------
 TOTAL REVENUES                                                       54,140       (36,286)      36,286        --          54,140
                                                                    --------      --------      -------     -------      --------

 OPERATING EXPENSES:
          Operation and maintenance                                     --            --           --          --            --
          Depreciation and amortization                                   49          --           --          --              49
          Administrative and general                                   4,908          --           --         4,954           (46)
                                                                    --------      --------      -------     -------      --------
 TOTAL OPERATING EXPENSES                                              4,957          --           --         4,954             3
                                                                    --------      --------      -------     -------      --------

 OPERATING INCOME                                                     49,183       (36,286)      36,286      (4,954)       54,137
                                                                    --------      --------      -------     -------      --------

 OTHER INCOME:
          Foreign currency translation Gain/Loss                       2,876          --           --           (18)        2,894
                                                                    --------      --------      -------     -------      --------
 TOTAL OTHER INCOME                                                    2,876          --           --           (18)        2,894
                                                                    --------      --------      -------     -------      --------

 INTEREST EXPENSE:
          PSEG Capital Corporation                                      --            --           --          --            --
          Enterprise Capital Funding Corp.                              --            --           --          --            --
          Other Associated Companies                                   1,445          --           --          --           1,445
          Other                                                       11,697          --           --          --          11,697
          Capitalized interest                                          --            --           --          --            --
                                                                    --------      --------      -------     -------      --------
 NET INTEREST EXPENSE                                                 13,142          --           --          --          13,142
                                                                    --------      --------      -------     -------      --------

 INCOME BEFORE INCOME TAXES                                           38,917       (36,286)      36,286      (4,972)       43,889
                                                                    --------      --------      -------     -------      --------

 INCOME TAXES:
          Current                                                       (623)         --           --          --            (623)
          Deferred                                                     4,333          --           --          (500)        4,833
          Investment and energy tax credits - net                       --            --           --          --            --
                                                                    --------      --------      -------     -------      --------
 TOTAL INCOME TAXES                                                    3,710          --           --          (500)        4,210
                                                                    --------      --------      -------     -------      --------
 MINORITY INTERESTS                                                   (1,079)         --           --          --          (1,079)
                                                                    --------      --------      -------     -------      --------
 INCOME FROM CONTINUING OPERATIONS                                    36,286       (36,286)      36,286      (4,472)       40,758
                                                                    --------      --------      -------     -------      --------
 DISCONTINUED OPERATIONS
          Income from Discontinued Operations - Net of Taxes            --            --           --          --            --
          Gain on Sale of Discontinued Operations - Net of Taxes        --            --           --          --            --
                                                                    --------      --------      -------     -------      --------
 INCOME FROM DISCONTINUED OPERATIONS                                    --            --           --          --            --
                                                                    --------      --------      -------     -------      --------

 NET INCOME                                                         $ 36,286      $(36,286)     $36,286     $(4,472)     $ 40,758
                                                                    ========      ========      =======     =======      ========


                                                                                    PSEG
                                                                                    GLOBAL
                                                                   INTERCOMPANY     INT'L           PSEG
                                                                   ELIMINATIONS    HOLDINGS      AMERICAS
                                                                    & RECLASS.       LLC            LTD.
                                                                   ------------   -----------    ---------
REVENUES:
          Income from partnerships                                   $   --        $  --       $ 52,116
          Income from capital lease agreements                           --           --           --
          Unrealized gains (losses) on investments                       --           --           --
          Realized gains (losses) on investments                         --           --           --
          Interest and dividend income                                   --           --            184
          Other                                                          --           --          1,840
          Equity in subsidiary earnings                               (40,758)      40,758         --
                                                                     --------      -------     --------
 TOTAL REVENUES                                                       (40,758)      40,758       54,140
                                                                     --------      -------     --------

 OPERATING EXPENSES:                                                     --           --           --
          Operation and maintenance                                      --           --             49
          Depreciation and amortization                                  --           --            (46)
          Administrative and general                                 --------      -------     --------
                                                                         --           --              3
 TOTAL OPERATING EXPENSES                                            --------      -------     --------

                                                                      (40,758)      40,758       54,137
 OPERATING INCOME                                                    --------      -------     --------


 OTHER INCOME:
          Foreign currency translation Gain/Loss                         --           --          2,894
                                                                     --------      -------     --------
 TOTAL OTHER INCOME                                                      --           --          2,894
                                                                     --------      -------     --------

 INTEREST EXPENSE:                                                       --           --           --
          PSEG Capital Corporation                                       --           --           --
          Enterprise Capital Funding Corp.                               --           --          1,445
          Other Associated Companies                                     --           --         11,697
          Other                                                          --           --           --
          Capitalized interest                                       --------      -------     --------
                                                                         --           --         13,142
 NET INTEREST EXPENSE                                                --------      -------     --------

                                                                      (40,758)      40,758       43,889
 INCOME BEFORE INCOME TAXES                                          --------      -------     --------

                                                                         --           --           (623)
 INCOME TAXES:                                                           --           --          4,833
          Current                                                        --           --           --
          Deferred                                                   --------      -------     --------
          Investment and energy tax credits - net                        --           --          4,210
                                                                     --------      -------     --------
 TOTAL INCOME TAXES
                                                                         --           --         (1,079)
 MINORITY INTERESTS                                                  --------      -------     --------

 INCOME FROM CONTINUING OPERATIONS                                    (40,758)      40,758       40,758
                                                                     --------      -------     --------
 DISCONTINUED OPERATIONS
          Income from Discontinued Operations - Net of Taxes             --           --           --
          Gain on Sale of Discontinued Operations - Net of Taxes         --           --           --
                                                                     --------      -------     --------
 INCOME FROM DISCONTINUED OPERATIONS                                     --           --           --
                                                                     --------      -------     --------

 NET INCOME                                                          $(40,758)     $40,758     $ 40,758
                                                                     ========      =======     ========



                                                    PSEG GLOBAL HOLDING COMPANY
                                           CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                               FOR THE YEAR ENDING DECEMBER 31, 2000
                                                         ($ IN THOUSANDS)

                               PSEG                                              PSEG
                              GLOBAL                    PSEG                    GLOBAL                         PSEG
                             HOLDING   INTERCOMPANY    GLOBAL               INT'L HOLDINGS  INTERCOMPANY      GLOBAL       PSEG
                             COMPANY   ELIMINATIONS   HOLDING       PSEG          LLC       ELIMINATIONS  INT'L HOLDINGS  AMERICAS
                             CONSOL.    & RECLASS.    COMPANY       ELCHO       CONSOL       & RECLASS.        LLC         LTD.
                            ---------   ----------    --------    --------    ----------    -----------    ----------    --------

BALANCE  JANUARY 1, 2000     $   --      $(27,471)    $   --       $   797     $ 26,674      $   --        $   --        $ 26,674

NET INCOME                     36,286     (36,286)      36,286      (4,472)      40,758       (40,758)       40,758        40,758

                             --------    --------     --------     -------     --------      --------      --------      --------
           TOTAL               36,286     (63,757)      36,286      (3,675)      67,432       (40,758)       40,758        67,432
                             --------    --------     --------     -------     --------      --------      --------      --------

DIVIDENDS DECLARED            (30,641)      3,170      (30,641)       --         (3,170)       29,844       (29,844)       (3,170)
                             --------    --------     --------     -------     --------      --------      --------      --------

                             --------    --------     --------     -------     --------      --------      --------      --------
BALANCE  DECEMBER 31, 2000   $ 66,927    $(66,927)    $ 66,927     $(3,675)    $ 70,602      $(70,602)     $ 70,602      $ 70,602
                             ========    ========     ========     =======     ========      ========      ========      ========


                                          PSEG GLOBAL HOLDING COMPANY
                                          CONSOLIDATING BALANCE SHEET
                                               DECEMBER 31, 2000
                                                ($ IN THOUSANDS)


                                                        PSEG
                                                       GLOBAL                             PSEG
                                                       HOLDING       INTERCOMPANY        GLOBAL
                                                       COMPANY       ELIMINATIONS       HOLDING          PSEG
                                                       CONSOL.        & RECLASS.        COMPANY          ELCHO
                                                    -------------    -----------      -----------      ---------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments        $     4,615      $      --        $      --        $   1,824
         Accounts and Notes receivable:
            Trade                                        11,001             --               --            4,604
            Other                                            39             --               --             --
            PSE&G                                           381             --               --             --
            PSEG                                           --               --               --             --
            PSEG Energy Holdings                            466             --               --             --
            Other associated companies                  219,574             --               --           85,180
          Notes receivable:
            Associated companies                           --               --               --             --
             Other                                         --               --               --             --
          Interest receivable                                 7             --               --             --
          Restricted Cash                                 2,339             --               --             --
          Prepayments                                         3             --               --                3
                                                    -----------      -----------      -----------      ---------
 Total Current Assets                                   238,425             --               --           91,611
                                                    -----------      -----------      -----------      ---------

 PROPERTY, PLANT AND EQUIPMENT
          Real estate                                      --               --               --             --
          Other                                         181,631             --               --           54,620
          Accum. depr. and amortization                    (104)            --               --             --
          Valuation allowances                             --               --               --             --
                                                    -----------      -----------      -----------      ---------
 Property, Plant and Equipment - net                    181,527             --               --           54,620
                                                    -----------      -----------      -----------      ---------

 INVESTMENTS
          Subsidiaries                                     --           (948,776)         948,776           --
          Capital lease agreements                         --               --               --             --
          Partnership interests                         243,737             --               --             --
          Corporate joint ventures                    1,091,727             --               --           79,068
          Securities                                       --               --               --             --
          Valuation allowances                             --               --               --             --
                                                    -----------      -----------      -----------      ---------
 Total Investments                                    1,335,464         (948,776)         948,776         79,068
                                                    -----------      -----------      -----------      ---------

 OTHER ASSETS
          Other                                          17,553             --               --            1,946
                                                    -----------      -----------      -----------      ---------
 Total Other Assets                                      17,553             --               --            1,946
                                                    -----------      -----------      -----------      ---------
 TOTAL ASSETS                                       $ 1,772,969      $  (948,776)     $   948,776      $ 227,245
                                                    ===========      ===========      ===========      =========

                                                         PSEG
                                                        GLOBAL                        PSEG
                                                    INT'L HOLDINGS  INTERCOMPANY     GLOBAL            PSEG
                                                         LLC        ELIMINATIONS  INT'L HOLDINGS     AMERICAS
                                                        CONSOL       & RECLASS.        LLC              LTD.
                                                     -----------  -------------    ---------      ------------
CURRENT ASSETS
         Cash and temporary cash investments        $     2,791      $   --        $   --        $     2,791
         Accounts  and Notes receivable:
            Trade                                         6,397          --            --              6,397
            Other                                            39          --            --                 39
            PSE&G                                           381          --            --                381
            PSEG                                           --            --            --               --
            PSEG Energy Holdings                            446          --            --                466
            Other associated companies                  134,394          --            --            134,394
          Notes receivable:
            Associated companies                           --            --            --               --
             Other                                         --            --            --               --
          Interest receivable                                 7          --            --                  7
          Restricted Cash                                  --            --            --              2,339
          Prepayments                                      --            --            --               --
                                                    -----------      --------      --------      -----------
 Total Current Assets                                   146,814          --            --            146,814
                                                    -----------      --------      --------      -----------

 PROPERTY, PLANT AND EQUIPMENT
          Real estate                                      --            --            --               --
          Other                                         127,011          --            --            127,011
          Accum. depr. and amortization                    (104)         --            --               (104)
          Valuation allowances                             --            --            --               --
                                                    -----------      --------      --------      -----------
 Property, Plant and Equipment - net                    126,907          --            --            126,907
                                                    -----------      --------      --------      -----------

 INVESTMENTS
          Subsidiaries                                     --         (70,614)       70,614             --
          Capital lease agreements                         --            --            --               --
          Partnership interests                         243,737          --            --            243,737
          Corporate joint ventures                    1,012,659          --            --          1,012,659
          Securities                                       --            --            --               --
          Valuation allowances                             --            --            --               --
                                                    -----------      --------      --------      -----------
 Total Investments                                    1,256,396       (70,614)       70,614        1,256,396
                                                    -----------      --------      --------      -----------

 OTHER ASSETS
          Other                                          15,607          --            --             15,607
                                                    -----------      --------      --------      -----------
 Total Other Assets                                      15,607          --            --             15,607
                                                    -----------      --------      --------      -----------
 TOTAL ASSETS                                       $ 1,545,724      $(70,614)     $ 70,614      $ 1,545,724
                                                    ===========      ========      ========      ===========


                                                       PSEG
                                                      GLOBAL                            PSEG
                                                      HOLDING       INTERCOMPANY       GLOBAL
                                                      COMPANY       ELIMINATIONS       HOLDING          PSEG
                                                      CONSOL         & RECLASS         COMPANY          ELCHO
                                                    -----------      -----------      -----------      ---------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                  $     4,472             --        $      --        $      18
             Taxes                                       (3,812)            --               --             --
             Other                                           45             --               --             --
             Interest                                     4,198             --               --             --
             Associated companies                       537,503             --               --          108,824
          Notes payable:
             PSEG Capital Corporation                      --               --               --             --
             Enterprise Capital Funding Corp.              --               --               --             --
             Enterprise Group Development Corp.            --               --               --             --
             PSEG Energy Holdings Inc.                    9,541             --               --             --
             Other                                       90,671             --               --             --
          Current portion of long-term debt                --               --               --             --
                                                    -----------      -----------      -----------      ---------
 Total Current Liabilities                              642,618             --               --          108,842
                                                    -----------      -----------      -----------      ---------

 TOTAL LONG-TERM DEBT                                   170,162             --               --           34,607
                                                    -----------      -----------      -----------      ---------

 DEFERRED CREDITS
 Deferred income taxes                                  (12,090)            --               --             (573)
 Deferred investment                                       --               --               --             --
   and energy tax credits                                  --               --               --             --
 Other                                                      564             --               --             --
                                                    -----------      -----------      -----------      ---------
 Total Deferred Credits                                 (11,526)            --               --             (573)
                                                    -----------      -----------      -----------      ---------

MINORITY INTEREST                                        22,939                                            9,655
                                                    -----------      -----------      -----------      ---------

 STOCKHOLDER'S EQUITY
          Capital stock                                    --                (12)            --             --
          Stock Subs Payable                               --                 (1)            --             --
          Contributed capital                         1,071,999       (1,071,986)       1,071,999         78,389
          Retained earnings                              66,927          (66,927)          66,927         (3,675)
          Cumulative Translation Adjustment            (190,150)         190,150         (190,150)          --
                                                    -----------      -----------      -----------      ---------
 Total Stockholder's Equity                             948,776         (948,776)         948,776         74,714
                                                    -----------      -----------      -----------      ---------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                             $ 1,772,969      $  (948,776)     $   948,776      $ 227,245
                                                    ===========      ===========      ===========      =========


                                                         PSEG
                                                        GLOBAL                        PSEG
                                                    INT'L HOLDINGS  INTERCOMPANY     GLOBAL            PSEG
                                                         LLC        ELIMINATIONS  INT'L HOLDINGS     AMERICAS
                                                        CONSOL       & RECLASS.        LLC              LTD.
                                                     -----------  -------------    ---------      ------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY (CONTINUED)

CURRENT LIABILITIES
          Accounts payable:
             Trade                                   $     4,454          --        $   --        $     4,454
             Taxes                                        (3,812)         --            --             (3,812)
             Other                                            45          --            --                 45
             Interest                                      4,198          --            --              4,198
             Associated companies                        428,679          --            --            428,679
          Notes payable:
             PSEG Capital Corporation                       --            --            --               --
             Enterprise Capital Funding Corp.               --            --            --               --
             Enterprise Group Development Corp.             --            --            --               --
             PSEG Energy Holdings Inc.                     9,541          --            --              9,541
             Other                                        90,671          --            --             90,671
          Current portion of long-term debt                 --            --            --               --
                                                     -----------      --------      --------      -----------
 Total Current Liabilities                               533,776          --            --            533,776
                                                     -----------      --------      --------      -----------

 TOTAL LONG-TERM DEBT                                    135,555          --            --            135,555
                                                     -----------      --------      --------      -----------

 DEFERRED CREDITS
 Deferred income taxes                                   (11,517)         --            --            (11,517)
 Deferred investment                                        --            --            --               --
   and energy tax credits                                   --            --            --               --
 Other                                                       564          --            --                564
                                                     -----------      --------      --------      -----------
 Total Deferred Credits                                  (10,953)         --            --            (10,953)
                                                     -----------      --------      --------      -----------

MINORITY INTEREST                                         13,284          --            --            13,284
                                                     -----------      --------      --------      -----------

 STOCKHOLDER'S EQUITY
          Capital stock                                       12          --            --                 12
          Stock Subs Payable                                   1           (12)           12                1
          Contributed capital                            993,597          --            --            993,597
          Retained earnings                               70,602       (70,602)       70,602           70,602
          Cumulative Translation Adjustment             (190,150)         --            --           (190,150)
                                                     -----------      --------      --------      -----------
 Total Stockholder's Equity                              874,062       (70,614)       70,614          874,062
                                                     -----------      --------      --------      -----------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                              $ 1,545,724      $(70,614)     $ 70,614      $ 1,545,724
                                                     ===========      ========      ========      ===========


PSEG INTERNATIONAL INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)


                                                                         PSEG                                             PSEG
                                                                    INTERNATIONAL     INTERCOMPANY        PSEG          AMERICAS
                                                                         INC.         ELIMINATIONS    INTERNATIONAL       INC.
                                                                       CONSOL.         & RECLASS.         INC.           CONSOL.
                                                                   --------------    -------------    -------------   --------------
REVENUES:
         Income from partnerships                                     $ 23,618         $     --         $     --         $ 23,618
         Income from capital lease agreements                               --               --               --               --
         Unrealized gains (losses) on investments                           --               --               --               --
         Realized gains (losses) on investments                             --               --               --               --
         Interest and dividend income                                      330               --               --              330
         Other                                                           6,678               --               --            6,678
         Equity in subsidiary earnings                                      --          (18,416)          18,416               --
                                                                      --------         --------         --------         --------
TOTAL REVENUES                                                          30,626          (18,416)          18,416           30,626
                                                                      --------         --------         --------         --------
OPERATING EXPENSES:
         Operation and maintenance                                          --               --               --               --
         Depreciation and amortization                                     359               --               --               --
         Administrative and general                                     (9,748)              --               --            2,195
                                                                      --------         --------         --------         --------
TOTAL OPERATING EXPENSES                                                (9,389)              --               --            2,195
                                                                      --------         --------         --------         --------
OPERATING INCOME                                                        40,015          (18,416)          18,416           28,431
                                                                      --------         --------         --------         --------
OTHER INCOME
         Foreign currency Translation Gain/Loss                             15               --               --              (15)
         Gain on Sale                                                       (4)              --               --               --
                                                                      --------         --------         --------         --------
TOTAL OTHER INCOME                                                          11               --               --              (15)
                                                                      --------         --------         --------         --------
INTEREST EXPENSE:
         PSEG Capital Corporation                                           --               --               --               --
         Enterprise Capital Funding Corp.                                   --               --               --               --
         Other Associated Companies                                         --               --               --               --
         Other                                                          14,036               --               --           14,018
         Capitalized interest                                               --               --               --               --
                                                                      --------         --------         --------         --------
NET INTEREST EXPENSE                                                    14,036               --               --           14,018
                                                                      --------         --------         --------         --------
INCOME BEFORE INCOME TAXES                                              25,990          (18,416)          18,416           14,398
                                                                      --------         --------         --------         --------
INCOME TAXES:
         Current                                                         3,895               --             (823)           4,370
         Deferred                                                        3,679               --              823             (511)
         Investment and energy tax credits - net                            --               --               --               --
                                                                      --------         --------         --------         --------
TOTAL INCOME TAXES                                                       7,574               --               --            3,859
                                                                      --------         --------         --------         --------
MINORITY INTERESTS                                                          --               --               --               --
                                                                      --------         --------         --------         --------
INCOME FROM CONTINUING OPERATIONS                                       18,416          (18,416)          18,416           10,539
                                                                      --------         --------         --------         --------
DISCONTINUED OPERATIONS
         Income from Discontinued Operations - Net of Taxes                 --               --               --               --
         Gain on Sale of Discontinued Operations - Net of Taxes             --               --               --               --
                                                                      --------         --------         --------         --------
INCOME FROM DISCONTINUED OPERATIONS                                         --               --               --               --
                                                                      --------         --------         --------         --------
NET INCOME                                                            $ 18,416         $(18,416)        $ 18,416         $ 10,539
                                                                      ========         ========         ========         ========




                                                                                                      PSEG
                                                                       PSEG            PSEG          BERMUDA
                                                                     AMERICAS          BARKA         HOLDINGS             ECI
                                                                     SERVICES          INC.           II INC.        INTERNATIONAL
                                                                       INC.           CONSOL.         CONSOL.         DEVELOPMENT
                                                                   -------------   -------------  --------------     -------------
REVENUES:
         Income from partnerships                                     $    --           $--           $    --              $--
         Income from capital lease agreements                              --            --                --               --
         Unrealized gains (losses) on investments                          --            --                --               --
         Realized gains (losses) on investments                            --            --                --               --
         Interest and dividend income                                      --            --                --               --
         Other                                                             --            --                --               --
         Equity in subsidiary earnings                                     --            --                --               --
                                                                      -------           ---           -------              ---
TOTAL REVENUES                                                             --            --                --               --
                                                                      -------           ---           -------              ---
OPERATING EXPENSES:
         Operation and maintenance                                         --            --                --               --
         Depreciation and amortization                                     10            --                70               --
         Administrative and general                                     1,595             2             1,503               --
                                                                      -------           ---           -------              ---
TOTAL OPERATING EXPENSES                                                1,605             2             1,573               --
                                                                      -------           ---           -------              ---
OPERATING INCOME                                                       (1,605)           (2)           (1,573)              --
                                                                      -------           ---           -------              ---
OTHER INCOME
         Foreign currency Translation Gain/Loss                            --            --                --               --
         Gain on Sale                                                      --            --                --               --
                                                                      -------           ---           -------              ---
TOTAL OTHER INCOME                                                         --            --                --               --
                                                                      -------           ---           -------              ---
INTEREST EXPENSE:
         PSEG Capital Corporation                                          --            --                --               --
         Enterprise Capital Funding Corp.                                  --            --                --               --
         Other Associated Companies                                        --            --                --               --
         Other                                                             --            --                --               --
         Capitalized interest                                              --            --                --               --
                                                                      -------           ---           -------              ---
NET INTEREST EXPENSE                                                       --            --                --               --
                                                                      -------           ---           -------              ---
INCOME BEFORE INCOME TAXES                                             (1,605)           (2)           (1,573)              --
                                                                      -------           ---           -------              ---
INCOME TAXES:
         Current                                                          290            --                --               --
         Deferred                                                        (853)           --              (531)              --
         Investment and energy tax credits - net                           --            --                --               --
                                                                      -------           ---           -------              ---
TOTAL INCOME TAXES                                                       (563)           --              (531)              --
                                                                      -------           ---           -------              ---
MINORITY INTERESTS                                                         --            --                --               --
                                                                      -------           ---           -------              ---
INCOME FROM CONTINUING OPERATIONS                                      (1,042)           (2)           (1,042)              --
                                                                      -------           ---           -------              ---
DISCONTINUED OPERATIONS
         Income from Discontinued Operations - Net of Taxes                --            --                --               --
         Gain on Sale of Discontinued Operations - Net of Taxes            --            --                --               --
                                                                      -------           ---           -------              ---
INCOME FROM DISCONTINUED OPERATIONS                                        --            --                --               --
                                                                      -------           ---           -------              ---
NET INCOME                                                            $(1,042)          $(2)          $(1,042)             $--
                                                                      =======           ===           =======              ===


PSEG INTERNATIONAL INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)


                                                                                         PSEG             CHINA            PSEG
                                                                                        PUNJAB          HOLDINGS        FULL MOON
                                                                        PSEG            ENERGY            LTD.             LTD
                                                                        LTD.           CO. LTD.          CONSOL        (MAURITIUS)
                                                                   --------------    -------------    -------------   -------------
REVENUES:
         Income from partnerships                                    $     --            $--              $--              $--
         Income from capital lease agreements                              --             --               --               --
         Unrealized gains (losses) on investments                          --             --               --               --
         Realized gains (losses) on investments                            --             --               --               --
         Interest and dividend income                                      --             --               --               --
         Other                                                             --             --               --               --
         Equity in subsidiary earnings                                     --             --               --               --
                                                                     --------            ---              ---              ---
TOTAL REVENUES                                                             --             --               --               --
                                                                     --------            ---              ---              ---
OPERATING EXPENSES:
         Operation and maintenance                                         --             --               --               --
         Depreciation and amortization                                    279             --               --               --
         Administrative and general                                   (15,075)            --                3                2
                                                                     --------            ---              ---              ---
TOTAL OPERATING EXPENSES                                              (14,796)            --                3                2
                                                                     --------            ---              ---              ---
OPERATING INCOME                                                       14,796             --               (3)              (2)
                                                                     --------            ---              ---              ---
OTHER INCOME
         Foreign currency Translation Gain/Loss                            30             --               --               --
         Gain on Sale                                                      (4)            --               --               --
                                                                     --------            ---              ---              ---
TOTAL OTHER INCOME                                                         26             --               --               --
                                                                     --------            ---              ---              ---
INTEREST EXPENSE:
         PSEG Capital Corporation                                          --             --               --               --
         Enterprise Capital Funding Corp.                                  --             --               --               --
         Other Associated Companies                                        --             --               --               --
         Other                                                             18             --               --               --
         Capitalized interest                                              --             --               --               --
                                                                     --------            ---              ---              ---
NET INTEREST EXPENSE                                                       18             --               --               --
                                                                     --------            ---              ---              ---
INCOME BEFORE INCOME TAXES                                             14,804             --               (3)              (2)
                                                                     --------            ---              ---              ---
INCOME TAXES:
         Current                                                           --             --               --               --
         Deferred                                                       4,817             --               --               --
         Investment and energy tax credits - net                           --             --               --               --
                                                                     --------            ---              ---              ---
TOTAL INCOME TAXES                                                      4,817             --               --               --
                                                                     --------            ---              ---              ---
MINORITY INTERESTS                                                         --             --               --               --
                                                                     --------            ---              ---              ---
INCOME FROM CONTINUING OPERATIONS                                       9,987             --               (3)              (2)
                                                                     --------            ---              ---              ---
DISCONTINUED OPERATIONS
         Income from Discontinued Operations - Net of Taxes                --             --               --               --
         Gain on Sale of Discontinued Operations - Net of Taxes            --             --               --               --
                                                                     --------            ---              ---              ---
INCOME FROM DISCONTINUED OPERATIONS                                        --             --               --               --
                                                                     --------            ---              ---              ---
NET INCOME                                                           $  9,987            $--              $(3)             $(2)
                                                                     ========            ===              ===              ===





                                                                                                                      PSEG
                                                                       PSEG            PSEG           PSEG          PONTIANAK
                                                                     PONTIANAK      PHILIPPINE        ZHOU             LTD
                                                                        LTD          HOLDINGS       KOU POWER      (MALAYSIA)
                                                                    (MAURITIUS)         LLC            LTD           CONSOL
                                                                   -------------   -------------  --------------  -------------
REVENUES:
         Income from partnerships                                       $--             $ --           $--            $--
         Income from capital lease agreements                            --               --            --             --
         Unrealized gains (losses) on investments                        --               --            --             --
         Realized gains (losses) on investments                          --               --            --             --
         Interest and dividend income                                    --               --            --             --
         Other                                                           --               --            --             --
         Equity in subsidiary earnings                                   --               --            --             --
                                                                        ---             ----           ---            ---
TOTAL REVENUES                                                           --               --            --             --
                                                                        ---             ----           ---            ---
OPERATING EXPENSES:
         Operation and maintenance                                       --               --            --             --
         Depreciation and amortization                                   --               --            --             --
         Administrative and general                                      --               22            --              5
                                                                        ---             ----           ---            ---
TOTAL OPERATING EXPENSES                                                 --               22            --              5
                                                                        ---             ----           ---            ---
OPERATING INCOME                                                         --              (22)           --             (5)
                                                                        ---             ----           ---            ---
OTHER INCOME
         Foreign currency Translation Gain/Loss                          --               --            --             --
         Gain on Sale                                                    --               --            --             --
                                                                        ---             ----           ---            ---
TOTAL OTHER INCOME                                                       --               --            --             --
                                                                        ---             ----           ---            ---
INTEREST EXPENSE:
         PSEG Capital Corporation                                        --               --            --             --
         Enterprise Capital Funding Corp.                                --               --            --             --
         Other Associated Companies                                      --               --            --             --
         Other                                                           --               --            --             --
         Capitalized interest                                            --               --            --             --
                                                                        ---             ----           ---            ---
NET INTEREST EXPENSE                                                     --               --            --             --
                                                                        ---             ----           ---            ---
INCOME BEFORE INCOME TAXES                                               --              (22)           --             (5)
                                                                        ---             ----           ---            ---
INCOME TAXES:
         Current                                                         --               58            --             --
         Deferred                                                        --              (65)           --             (1)
         Investment and energy tax credits - net                         --               --            --             --
                                                                        ---             ----           ---            ---
TOTAL INCOME TAXES                                                       --               (7)           --             (1)
                                                                        ---             ----           ---            ---
MINORITY INTERESTS                                                       --               --            --             --
                                                                        ---             ----           ---            ---
INCOME FROM CONTINUING OPERATIONS                                        --              (15)           --             (4)
                                                                        ---             ----           ---            ---
DISCONTINUED OPERATIONS
         Income from Discontinued Operations - Net of Taxes              --               --            --             --
         Gain on Sale of Discontinued Operations - Net of Taxes          --               --            --             --
                                                                        ---             ----           ---            ---
INCOME FROM DISCONTINUED OPERATIONS                                      --               --            --             --
                                                                        ---             ----           ---            ---
NET INCOME                                                              $--             $(15)          $--            $(4)
                                                                        ===             ====           ===            ===


PSEG INTERNATIONAL INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                            PSEG                                                    PSEG
                                                       INTERNATIONAL      INTERCOMPANY          PSEG              AMERICAS
                                                            INC.          ELIMINATIONS      INTERNATIONAL           INC.
                                                          CONSOL.          & RECLASS.           INC.               CONSOL.
                                                      --------------     --------------     --------------     --------------
BALANCE JANUARY 1, 2000                                   $ (1,992)        $    157           $ (1,992)           $26,616

NET INCOME                                                  18,416          (18,416)            18,416             10,539

                                                          --------         --------           --------            -------
           TOTAL                                            16,424          (18,259)            16,424             37,155
                                                          --------         --------           --------            -------

DIVIDENDS DECLARED                                          17,001               --             (9,274)            26,674
                                                          --------         --------           --------            -------


                                                          --------         --------           --------            -------
BALANCE  DECEMBER 31, 2000                                $   (577)        $(18,259)          $ 25,698            $10,481
                                                          ========         ========           ========            =======






                                                           PSEG                                BERMUDA
                                                         AMERICAS             PSEG             HOLDINGS             ECI
                                                         SERVICES             BARKA               II           INTERNATIONAL
                                                           INC.                INC.            CONSOL.          DEVELOPMENT
                                                      --------------     --------------     --------------     --------------
BALANCE JANUARY 1, 2000                                  $(1,636)             $(3)              $(5,705)             $--

NET INCOME                                                (1,042)              (2)               (1,042)              --

                                                         -------              ---               -------              ---
           TOTAL                                          (2,678)              (5)               (6,747)              --
                                                         -------              ---               -------              ---

DIVIDENDS DECLARED                                            --               --                  (399)              --
                                                         -------              ---               -------              ---


                                                         -------              ---               -------              ---
BALANCE  DECEMBER 31, 2000                               $(2,678)             $(5)              $(6,348)             $--
                                                         =======              ===               =======              ===



PSEG INTERNATIONAL INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)


                                                                              PSEG              CHINA             PSEG
                                                                             PUNJAB            HOLDINGS         FULL MOON
                                                           PSEG              ENERGY              LTD.              LTD
                                                           LTD.             CO. LTD.            CONSOL          (MAURITIUS)
                                                      --------------     --------------     --------------     --------------
BALANCE JANUARY 1, 2000                                 $(11,462)           $(1,621)             $--                $--

NET INCOME                                                 9,987                 --               (3)                (2)

                                                        --------            -------              ---                ---
           TOTAL                                          (1,475)            (1,621)              (3)                (2)
                                                        --------            -------              ---                ---

DIVIDENDS DECLARED                                            --                 --               --                 --
                                                        --------            -------              ---                ---


                                                        --------            -------              ---                ---
BALANCE  DECEMBER 31, 2000                              $ (1,475)           $(1,621)             $(3)               $(2)
                                                        ========            =======              ===                ===






                                                                                                                   PSEG
                                                          PSEG                PSEG              PSEG             PONTIANAK
                                                        PONTIANAK          PHILIPPINE           ZHOU                LTD
                                                          LTD               HOLDINGS          KOU POWER          (MALAYSIA)
                                                       (MAURITIUS)            LLC                LTD               CONSOL
                                                      --------------     --------------     --------------     --------------
BALANCE JANUARY 1, 2000                                    $--              $(4,110)             $(7)             $(2,229)

NET INCOME                                                  --                  (15)              --                   (4)

                                                           ---              -------              ---              -------
           TOTAL                                            --               (4,125)              (7)              (2,233)
                                                           ---              -------              ---              -------

DIVIDENDS DECLARED                                          --                   --               --                   --
                                                           ---              -------              ---              -------


                                                           ---              -------              ---              -------
BALANCE  DECEMBER 31, 2000                                 $--              $(4,125)             $(7)             $(2,233)
                                                           ===              =======              ===              =======


PSEG INTERNATIONAL INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)


                                                        PSEG                                                 PSEG
                                                   INTERNATIONAL     INTERCOMPANY          PSEG            AMERICAS
                                                        INC.         ELIMINATIONS      INTERNATIONAL         INC.
                                                      CONSOL.         & RECLASS.            INC.            CONSOL.
                                                   -------------     -------------     -------------     --------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments        $   7,220          $      --          $     --         $  6,038
         Accounts and Notes receivable:
           Trade                                        7,787                 --                 1             7,596
           Other                                         (326)                --                --               --
           PSE&G                                           --                 --                --               --
           PSEG                                            --                 --                --               --
           PSEG Energy Holdings                            --                 --                --               --
           Other associated companies                  57,891             (9,514)           18,717           45,750
         Notes receivable:                                 --                 --
           Associated companies                            --                 --                --               --
            Other                                       3,844                 --                --            3,844
         Interest receivable                              704                 --                --              704
         Prepayments                                      101                 --                --                9
                                                    ---------          ---------          --------         --------
 Total Current Assets                                  77,221             (9,514)           18,718           63,941
                                                    ---------          ---------          --------         --------
PROPERTY, PLANT AND EQUIPMENT
         Real estate                                       --                 --                --               --
         Other                                          3,053                 --                --               --
         Accum. depr. and amortization                   (785)                --                --               --
         Valuation allowances                              --                 --                --               --
                                                    ---------          ---------          --------         --------
 Property, Plant and Equipment - net                    2,268                 --                --               --
                                                    ---------          ---------          --------         --------
INVESTMENTS
         Subsidiaries                                      --           (166,058)          166,058               --
         Capital lease agreements                          --                 --                --               --
         Partnership interests                        107,040                 --                --          107,040
         Corporate joint ventures                     208,744                 --                --          205,167
         Securities                                        --                 --                --               --
         Valuation allowances                              --                 --                --               --
                                                    ---------          ---------          --------         --------
 Total Investments                                    315,784           (166,058)          166,058          312,207
                                                    ---------          ---------          --------         --------
OTHER ASSETS
         Long-term receivables                         59,406                 --                --           59,406
         Other                                          3,125                 --                --            2,255
                                                    ---------          ---------          --------         --------
 Total Other Assets                                    62,531                 --                --           61,661
                                                    ---------          ---------          --------         --------
 TOTAL ASSETS                                       $ 457,804          $(175,572)         $184,776         $437,809
                                                    =========          =========          ========         ========


                                                                                          PSEG
                                                       PSEG                              BERMUDA
                                                      AMERICAS           PSEG            HOLDINGS            ECI
                                                      SERVICES          BARKA             II INC.        INTERNATIONAL
                                                        INC.             INC.             CONSOL.         DEVELOPMENT
                                                   -------------     -------------     -------------     -------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments            $ 103             $--              $ (79)             $--
         Accounts and Notes receivable:
           Trade                                           21              --                 --               --
           Other                                           --              --                 (7)              --
           PSE&G                                           --              --                 --               --
           PSEG                                            --              --                 --               --
           PSEG Energy Holdings                            --              --                 --               --
           Other associated companies                      32              --                 70               --
         Notes receivable:
           Associated companies                            --              --                 --               --
            Other                                          --              --                 --               --
         Interest receivable                               --              --                 --               --
         Prepayments                                       --              --                 --               --
                                                        -----             ---              -----              ---
 Total Current Assets                                     156              --                (16)              --
                                                        -----             ---              -----              ---
PROPERTY, PLANT AND EQUIPMENT
         Real estate                                       --              --                 --               --
         Other                                             30              --                248               --
         Accum. depr. and amortization                    (16)             --               (187)              --
         Valuation allowances                              --              --                 --               --
                                                        -----             ---              -----              ---
 Property, Plant and Equipment - net                       14              --                 61               --
                                                        -----             ---              -----              ---
INVESTMENTS
         Subsidiaries                                      --              --                 --               --
         Capital lease agreements                          --              --                 --               --
         Partnership interests                             --              --                 --               --
         Corporate joint ventures                          --              --                  8               --
         Securities                                        --              --                 --               --
         Valuation allowances                              --              --                 --               --
                                                        -----             ---              -----              ---
 Total Investments                                         --              --                  8               --
                                                        -----             ---              -----              ---
OTHER ASSETS
         Long-term receivables
         Other                                             28              --                407               --
                                                        -----             ---              -----              ---
 Total Other Assets                                        28              --                407               --
                                                        -----             ---              -----              ---
 TOTAL ASSETS                                           $ 198             $--              $ 460              $--
                                                        =====             ===              =====              ===


PSEG INTERNATIONAL INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)


                                                                          PSEG             CHINA             PSEG
                                                                         PUNJAB           HOLDINGS         FULL MOON
                                                       PSEG              ENERGY             LTD.              LTD
                                                       LTD.             CO. LTD.           CONSOL         (MAURITIUS)
                                                   -------------     -------------     -------------     -------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments          $ 1,155             $ 3               $--               $--
         Accounts and Notes receivable:
           Trade                                          145              --                12                --
           Other                                         (319)             --                --                --
           PSE&G                                           --              --                --                --
           PSEG                                            --              --                --                --
           PSEG Energy Holdings                            --              --                --                --
           Other associated companies                   1,759              19                --                --
         Notes receivable:                                 --              --                --
           Associated companies                            --              --                --                --
            Other                                          --              --                --                --
         Interest receivable                               --              --                --                --
         Prepayments                                       92              --                --                --
                                                      -------             ---               ---               ---
 Total Current Assets                                   2,832              22                12                --
                                                      -------             ---               ---               ---
PROPERTY, PLANT AND EQUIPMENT
         Real estate                                       --              --                --                --
         Other                                          2,775              --                --                --
         Accum. depr. and amortization                   (582)             --                --                --
         Valuation allowances                              --              --                --                --
                                                      -------             ---               ---               ---
 Property, Plant and Equipment-net                      2,193              --                --                --
                                                      -------             ---               ---               ---
INVESTMENTS
         Subsidiaries                                      --              --                --                --
         Capital lease agreements                          --              --                --                --
         Partnership interests                             --              --                --                --
         Corporate joint ventures                         469              --                --                --
         Securities                                        --              --                --                --
         Valuation allowances                              --              --                --                --
                                                      -------             ---               ---               ---
 Total Investments                                        469              --                --                --
                                                      -------             ---               ---               ---
OTHER ASSETS
         Long-term receivables
         Other                                            435              --                --                --
                                                      -------             ---               ---               ---
 Total Other Assets                                       435              --                --                --
                                                      -------             ---               ---               ---
 TOTAL ASSETS                                         $ 5,929             $22               $12               $--
                                                      =======             ===               ===               ===

                                                                                                             PSEG
                                                       PSEG              PSEG              PSEG           PONTIANAK
                                                     PONTIANAK        PHILIPPINE           ZHOU              LTD
                                                        LTD            HOLDINGS          KOU POWER        (MALAYSIA)
                                                    (MAURITIUS)          LLC                LTD             CONSOL
                                                   -------------     -------------     -------------     -------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments             $--             $   --             $--              $   --
         Accounts and Notes receivable:
           Trade                                          --                 --              12                  --
           Other                                          --                 --              --                  --
           PSE&G                                          --                 --              --                  --
           PSEG                                           --                 --              --                  --
           PSEG Energy Holdings                           --                 --              --                  --
           Other associated companies                     --                 --              --               1,058
         Notes receivable:
           Associated companies                           --                 --              --                  --
            Other                                         --                 --              --                  --
         Interest receivable                              --                 --              --                  --
         Prepayments                                      --                 --              --                  --
                                                         ---             ------             ---              ------
 Total Current Assets                                     --                 --              12               1,058
                                                         ---             ------             ---              ------
PROPERTY, PLANT AND EQUIPMENT
         Real estate                                      --                 --              --                  --
         Other                                            --                 --              --                  --
         Accum. depr. and amortization                    --                 --              --                  --
         Valuation allowances                             --                 --              --                  --
                                                         ---             ------             ---              ------
 Property, Plant and Equipment-net                        --                 --              --                  --
                                                         ---             ------             ---              ------
INVESTMENTS
         Subsidiaries                                     --                 --              --                  --
         Capital lease agreements                         --                 --              --                  --
         Partnership interests                            --                 --              --                  --
         Corporate joint ventures                         --              3,100              --                  --
         Securities                                       --                 --              --                  --
         Valuation allowances                             --                 --              --                  --
                                                         ---             ------             ---              ------
 Total Investments                                        --              3,100              --                  --
                                                         ---             ------             ---              ------
OTHER ASSETS
         Long-term receivables
         Other                                            --                 --              --                  --
                                                         ---             ------             ---              ------
 Total Other Assets                                       --                 --              --                  --
                                                         ---             ------             ---              ------
 TOTAL ASSETS                                            $--             $3,100             $12              $1,058
                                                         ===             ======             ===              ======

PSEG INTERNATIONAL INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                         PSEG
                                                    INTERNATIONAL             INTERCOMPANY                PSEG
                                                         INC.                 ELIMINATIONS            INTERNATIONAL
                                                       CONSOL.                 & RECLASS.                 INC.
                                                    -------------            -------------            --------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                    $   3,559                $    --                   $    --
             Taxes                                         --                       --                        --
             Other                                          724                     --                        --
             Interest                                     2,037                     --                        --
             Associated companies                       123,443                   (9,514)                   23,259
          Notes payable:                                   --
             PSEG Capital Corporation                      --                       --                        --
             Enterprise Capital Funding Corp.              --                       --                        --
             Enterprise Group Development Corp.            --                       --                        --
             Enterprise Diversified Holdings Inc.          --                       --                        --
             U.S.Energy Incorporated                       --                       --                        --
          Current portion of long-term debt              96,003                     --                        --
                                                      ---------                ---------                 ---------
 Total Current Liabilities                              225,766                   (9,514)                   23,259
                                                      ---------                ---------                 ---------

TOTAL LONG-TERM DEBT                                     63,998                     --                        --
                                                      ---------                ---------                 ---------

DEFERRED CREDITS
 Deferred income taxes                                   (4,206)                    --                         823
 Deferred investment                                       --                       --                        --
   and energy tax credits                                  --                       --                        --
 Other                                                   11,552                     --                        --
                                                      ---------                ---------                 ---------
 Total Deferred Credits                                   7,346                     --                         823
                                                      ---------                ---------                 ---------

MINORITY INTEREST                                          --                       --                        --
                                                      ---------                ---------                 ---------

STOCKHOLDER'S EQUITY
          Capital stock                                       1                      (25)                        1
          Stock Subs Payable                               --                        (13)                       13
          Contributed capital                           163,820                 (147,761)                  134,982
          Retained earnings                                (577)                 (18,259)                   25,698
          Cumulative Translation Adjustment              (2,549)                    --                        --
                                                      ---------                ---------                 ---------
 Total Stockholder's Equity                             160,695                 (166,058)                  160,694
                                                      ---------                ---------                 ---------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                               $ 457,805                $(175,572)                $ 184,776
                                                      =========                =========                 =========


                                                                                                            PSEG
                                                        PSEG              PSEG                             BERMUDA
                                                      AMERICAS          AMERICAS           PSEG           HOLDINGS
                                                        INC.            SERVICES           BARKA           II INC.
                                                       CONSOL.            INC.             INC.            CONSOL.
                                                      --------          --------        ----------        --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                    $     38         $    150           $   --            $   --
             Taxes                                        --               --                 --                --
             Other                                          18              118               --                --
             Interest                                    2,037             --                 --                --
             Associated companies                       75,331            3,475                  5             9,541
          Notes payable:                                  --
             PSEG Capital Corporation                     --               --                 --                --
             Enterprise Capital Funding Corp.             --               --                 --                --
             Enterprise Group Development Corp.           --               --                 --                --
             Enterprise Diversified Holdings Inc.         --               --                 --                --
             U.S.Energy Incorporated                      --               --                 --                --
          Current portion of long-term debt             96,003             --                 --                --
                                                      --------         --------           --------          --------
 Total Current Liabilities                             173,427            3,743                  5             9,541
                                                      --------         --------           --------          --------

TOTAL LONG-TERM DEBT                                    63,998             --                 --                --
                                                      --------         --------           --------          --------

DEFERRED CREDITS
 Deferred income taxes                                   1,890             (867)              --              (2,733)
 Deferred investment                                      --               --                 --                --
   and energy tax credits                                 --               --                 --                --
 Other                                                  11,414             --                 --                --
                                                      --------         --------           --------          --------
 Total Deferred Credits                                 13,304             (867)              --              (2,733)
                                                      --------         --------           --------          --------

MINORITY INTEREST                                         --               --                 --                --
                                                      --------         --------           --------          --------

STOCKHOLDER'S EQUITY
          Capital stock                                      1             --                 --                --
          Stock Subs Payable                              --               --                 --                --
          Contributed capital                          176,598             --                 --                --
          Retained earnings                             10,481           (2,678)                (5)           (6,348)
          Cumulative Translation Adjustment               --               --                 --                --
                                                      --------         --------           --------          --------
 Total Stockholder's Equity                            187,080           (2,678)                (5)           (6,348)
                                                      --------         --------           --------          --------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                               $437,809         $    198           $   --            $    460
                                                      ========         ========           ========          ========


                                                                                          PSEG              CHINA           PSEG
                                                           ECI                           PUNJAB           HOLDINGS        FULL MOON
                                                      INTERNATIONAL       PSEG           ENERGY             LTD.             LTD.
                                                       DEVELOPMENT        LTD.          CO. LTD.           CONSOL.       (MAURITIUS)
                                                      -------------     --------        --------          --------       ----------

LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                         $--          $ 3,366           $  --             $  --          $  --
             Taxes                                          --             --                --                --             --
             Other                                          --              588              --                --             --
             Interest                                       --             --                --                --             --
             Associated companies                           --            3,643             2,515                 3              2
          Notes payable:                                                                                                      --
             PSEG Capital Corporation                       --             --                --                --             --
             Enterprise Capital Funding Corp.               --             --                --                --             --
             Enterprise Group Development Corp.             --             --                --                --             --
             Enterprise Diversified Holdings Inc.           --             --                --                --             --
             U.S.Energy Incorporated                        --             --                --                --             --
          Current portion of long-term debt                 --             --                --                --             --
                                                           ---          -------           -------           -------        -------
 Total Current Liabilities                                  --            7,597             2,515                 3              2
                                                           ---          -------           -------           -------        -------

TOTAL LONG-TERM DEBT                                        --             --                --                --             --
                                                           ---          -------           -------           -------        -------

DEFERRED CREDITS
 Deferred income taxes                                      --             (331)             (872)             --             --
 Deferred investment                                        --             --                --                --             --
   and energy tax credits                                   --             --                --                --             --
 Other                                                      --              138              --                --             --
                                                           ---          -------           -------           -------        -------
 Total Deferred Credits                                     --             (193)             (872)             --             --
                                                           ---          -------           -------           -------        -------

MINORITY INTEREST                                           --             --                --                --             --
                                                           ---          -------           -------           -------        -------

STOCKHOLDER'S EQUITY
          Capital stock                                     --             --                --                  12           --
          Stock Subs Payable                                --             --                --                --             --
          Contributed capital                               --             --                --                --             --
          Retained earnings                                 --           (1,475)           (1,621)               (3)            (2)
          Cumulative Translation Adjustment                 --             --                --                --             --
                                                           ---          -------           -------           -------        -------
 Total Stockholder's Equity                                 --           (1,475)           (1,621)                9             (2)
                                                           ---          -------           -------           -------        -------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                     $--          $ 5,929           $    22           $    12        $  --
                                                           ===          =======           =======           =======        =======

                                                                                                               PSEG
                                                           PSEG            PSEG             PSEG             PONTIANAK
                                                        PONTIANAK       PHILIPPINE          ZHOU                LTD.
                                                           LTD.          HOLDINGS         KOU POWER         (MALAYSIA)
                                                       (MAURITIUS)         LLC               LTD.             CONSOL.
                                                       -----------     -----------       ----------         -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                         $--          $   --             $   --             $      5
             Taxes                                          --              --                 --                 --
             Other                                          --              --                 --                 --
             Interest                                       --              --                 --                 --
             Associated companies                           --            11,888                  8              3,287
          Notes payable:                                                                                          --
             PSEG Capital Corporation                       --              --                 --                 --
             Enterprise Capital Funding Corp.               --              --                 --                 --
             Enterprise Group Development Corp.             --              --                 --                 --
             Enterprise Diversified Holdings Inc.           --              --                 --                 --
             U.S.Energy Incorporated                        --              --                 --                 --
          Current portion of long-term debt                 --              --                 --                 --
                                                           ---          --------           --------           --------
 Total Current Liabilities                                  --            11,888                  8              3,292
                                                           ---          --------           --------           --------

TOTAL LONG-TERM DEBT                                        --              --                 --                 --
                                                           ---          --------           --------           --------

DEFERRED CREDITS
 Deferred income taxes                                      --            (2,114)                (1)                (1)
 Deferred investment                                        --              --                 --                 --
   and energy tax credits                                   --              --                 --                 --
 Other                                                      --              --                 --                 --
                                                           ---          --------           --------           --------
 Total Deferred Credits                                     --            (2,114)                (1)                (1)
                                                           ---          --------           --------           --------

MINORITY INTEREST                                           --              --                 --                 --
                                                           ---          --------           --------           --------

STOCKHOLDER'S EQUITY
          Capital stock                                     --              --                   12               --
          Stock Subs Payable                                --              --                 --                 --
          Contributed capital                               --              --                 --                 --
          Retained earnings                                 --            (4,125)                (7)            (2,233)
          Cumulative Translation Adjustment                 --            (2,549)              --                 --
                                                           ---          --------           --------           --------
 Total Stockholder's Equity                                 --            (6,674)                 5             (2,233)
                                                           ---          --------           --------           --------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                    $--          $  3,100           $     12           $  1,058
                                                           ===          ========           ========           ========

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                  PSEG
                                                                AMERICAS    INTERCOMPANY     PSEG                 ANDINA
                                                                  INC.      ELIMINATIONS   AMERICAS    CUYANA    ELECTRICA
                                                                 CONSOL.     & RECLASS.      INC.       INC.       INC.
                                                                --------    ------------   --------    ------    ---------
REVENUES:
   Income from partnerships                                     $ 23,618    $        --    $    --     $  --     $     --
   Income from capital lease agreements                               --             --         --        --           --
   Unrealized gains (losses) on investments                           --             --         --        --           --
   Realized gains (losses) on investments                             --             --         --        --           --
   Interest and dividend income                                      330             --         --        --           --
   Other                                                           6,678             --      3,678        --           --
   Equity in subsidiary earnings                                      --        (10,073)    10,073        --           --
                                                                --------    -----------    -------     ------    ---------
TOTAL REVENUES                                                    30,626        (10,073)    13,751        --           --
                                                                --------    -----------    -------     ------    ---------

OPERATING EXPENSES:
   Operation and maintenance                                          --             --         --        --           --
   Depreciation and amortization                                      --             --         --        --           --
   Administrative and general                                      2,195             --      1,596        --           --
                                                                --------    -----------    -------     ------    ---------
TOTAL OPERATING EXPENSES                                           2,195             --      1,596        --           --
                                                                --------    -----------    -------     ------    ---------

OPERATING INCOME                                                  28,431        (10,073)    12,155        --           --
                                                                --------    -----------    -------     ------    ---------
OTHER INCOME
   Foreign currency Translation Gain/Loss                            (15)            --         --        --           --
                                                                --------    -----------    -------     ------    ---------
TOTAL OTHER INCOME                                                   (15)            --         --        --           --
                                                                --------    -----------    -------     ------    ---------

INTEREST EXPENSE:
   PSEG Capital Corporation                                           --             --         --        --           --
   Enterprise Capital Funding Corp.                                   --             --         --        --           --
   Other Associated Companies                                         --             --         --        --           --
   Other                                                          14,018             --     (1,519)       --           --
   Capitalized interest                                               --             --         --        --           --
                                                                --------    -----------    -------     ------    ---------
NET INTEREST EXPENSE                                              14,018             --     (1,519)       --           --
                                                                --------    -----------    -------     ------    ---------

INCOME BEFORE INCOME TAXES                                        14,398        (10,073)    13,674        --           --
                                                                --------    -----------    -------     ------    ---------
INCOME TAXES:
   Current                                                         4,370             --      4,025        --           --
   Deferred                                                         (511)            --       (890)       --           --
   Investment and energy tax credits - net                            --             --         --        --           --
                                                                --------    -----------    -------     ------    ---------
TOTAL INCOME TAXES                                                 3,859             --      3,135        --           --
                                                                --------    -----------    -------     ------    ---------

MINORITY INTERESTS                                                    --             --         --        --           --
                                                                --------    -----------    -------     ------    ---------

INCOME FROM CONTINUING OPERATIONS                                 10,539        (10,073)    10,539        --           --
                                                                --------    -----------    -------     ------    ---------
DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes                 --             --         --        --           --
   Gain on Sale of Discontinued Operations - Net of Taxes             --             --         --        --           --
                                                                --------    -----------    -------     ------    ---------
INCOME FROM DISCONTINUED OPERATIONS                                   --             --         --        --           --
                                                                --------    -----------    -------     ------    ---------

NET INCOME                                                      $ 10,539    $   (10,073)  $ 10,539     $  --     $     --
                                                                ========    ===========    =======     ======    =========

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                  PSEG              PSEG
                                                             TEXGEN HOLDINGS       GLOBAL          PSEG          PSEG         PSEG
                                                                  INC.         FUNDING II LLC   LA PLATA II   LA PLATA I     GLOBAL
                                                                 CONSOL.           CONSOL          (US)          (US)       MGT INC.
                                                             ---------------   ---------------  -----------   ----------    --------
REVENUES:
   Income from partnerships                                  $        6,852    $       16,766   $       --    $      --     $    --
   Income from capital lease agreements                                  --                --           --           --          --
   Unrealized gains (losses) on investments                              --                --           --           --          --
   Realized gains (losses) on investments                                --                --           --           --          --
   Interest and dividend income                                          --               330           --           --          --
   Other                                                              3,000                --           --           --          --
   Equity in subsidiary earnings                                         --                --           --           --          --
                                                             --------------    --------------   -----------   ----------    -------
TOTAL REVENUES                                                        9,852            17,096           --           --          --
                                                             --------------    --------------   -----------   ----------    -------

OPERATING EXPENSES:
   Operation and maintenance                                             --                --           --           --          --
   Depreciation and amortization                                         --                --           --           --          --
   Administrative and general                                          (372)              438           --           --         533
                                                             --------------    --------------   -----------   ----------    -------
TOTAL OPERATING EXPENSES                                               (372)              438           --           --         533
                                                             --------------    --------------   -----------   ----------    -------

OPERATING INCOME                                                     10,224            16,658           --           --        (533)
                                                             --------------    --------------   -----------   ----------    -------

OTHER INCOME
   Foreign currency Translation Gain/Loss                                --                --           --           --         (15)
                                                             --------------    --------------   -----------   ----------    -------
TOTAL OTHER INCOME                                                       --                --           --           --         (15)
                                                             --------------    --------------   -----------   ----------    -------

INTEREST EXPENSE:
   PSEG Capital Corporation                                              --                --           --           --          --
   Enterprise Capital Funding Corp.                                      --                --           --           --          --
   Other Associated Companies                                            --                --           --           --          --
   Other                                                               (440)           15,977           --           --          --
   Capitalized interest                                                  --                --           --           --          --
                                                             --------------    --------------   -----------   ----------    -------
NET INTEREST EXPENSE                                                   (440)           15,977           --           --          --
                                                             --------------    --------------   -----------   ----------    -------

INCOME BEFORE INCOME TAXES                                           10,664               681           --           --        (548)
                                                             --------------    --------------   -----------   ----------    -------

INCOME TAXES:
   Current                                                            5,481            (5,136)          --           --          --
   Deferred                                                            (782)            1,216           --           --         (55)
   Investment and energy tax credits - net                               --                --           --           --          --
                                                             --------------    --------------   -----------   ----------    -------
TOTAL INCOME TAXES                                                    4,699            (3,920)          --           --         (55)
                                                             --------------    --------------   -----------   ----------    -------

MINORITY INTERESTS                                                       --                --           --           --          --
                                                             --------------    --------------   -----------   ----------    -------

INCOME FROM CONTINUING OPERATIONS                                     5,965             4,601           --           --        (493)
                                                             --------------    --------------   -----------   ----------    -------

DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes                    --                --           --           --          --
   Gain on Sale of Discontinued Operations - Net of Taxes                --                --           --           --          --
                                                             --------------    --------------   -----------   ----------    -------
INCOME FROM DISCONTINUED OPERATIONS                                      --                --           --           --          --
                                                             --------------    --------------   -----------   ----------    -------

NET INCOME                                                   $        5,965    $        4,601   $       --    $      --     $  (493)
                                                             ==============    ==============   ===========   ==========    =======

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                           PSEG
                                                         AMERICAS         INTERCOMPANY          PSEG                    ANDINA
                                                           INC.           ELIMINATIONS        AMERICAS      CUYANA     ELECTRICA
                                                          CONSOL.          & RECLASS.           INC.         INC.        INC.
                                                         --------         ------------        ---------     ------     ---------
BALANCE  JANUARY 1, 2000                                 $ 26,616         $    (5,299)        $ 26,616      $  --      $     --

NET INCOME                                                 10,539             (10,073)          10,539         --            --

                                                         --------         -----------         --------      ------     ---------
           TOTAL                                           37,155             (15,372)          37,155         --            --
                                                         --------         -----------         --------      ------     ---------

DIVIDENDS DECLARED                                         26,674                  --           26,674         --            --
                                                         --------         -----------         --------      ------     ---------

                                                         --------         -----------         --------      ------     ---------
BALANCE  DECEMBER 31, 2000                               $ 10,481         $   (15,372)        $ 10,481      $  --      $     --
                                                         ========         ===========         ========      ======     =========

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                 PSEG             PSEG
                                                           TEXGEN HOLDINGS       GLOBAL           PSEG         PSEG        PSEG
                                                                 INC.        FUNDING II LLC   LA PLATA II   LA PLATA I    GLOBAL
                                                                CONSOL.          CONSOL           (US)         (US)      MGT INC.
                                                           ---------------   --------------   -----------   ----------   --------
BALANCE  JANUARY 1, 2000                                   $        3,653    $       1,646    $       --    $      --    $    --

NET INCOME                                                          5,965            4,601            --           --       (493)

                                                           --------------    -------------    -----------   ----------   -------
           TOTAL                                                    9,618            6,247            --           --       (493)
                                                           --------------    -------------    -----------   ----------   -------

DIVIDENDS DECLARED                                                     --               --            --           --         --
                                                           --------------    -------------    -----------   ----------   -------


                                                           --------------    -------------    -----------   ----------   -------
BALANCE  DECEMBER 31, 2000                                 $        9,618          $ 6,247    $       --    $      --    $  (493)
                                                           ==============    =============    ===========   ==========   =======

PSEG AMERICAS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                  PSEG
                                                AMERICAS     INTERCOMPANY      PSEG                  ANDINA
                                                  INC.       ELIMINATIONS    AMERICAS     CUYANA    ELECTRICA
                                                 CONSOL.      & RECLASS.       INC.        INC.        INC.
                                               ----------    ------------   ----------   -------    ---------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments         $   6,038     $        --    $      --    $   --     $     --
   Accounts  and Notes receivable:
     Trade                                         7,596              --           --        --           --
     Other                                            --              --                     --           --
     PSE&G                                            --              --           --        --           --
     PSEG                                             --              --           --        --           --
     PSEG Energy Holdings                             --              --           --        --           --
     Other associated companies                   45,750         (58,468)      67,790        --           --
   Notes receivable:                                  --
     Associated companies                             --              --           --        --           --
      Other                                        3,844              --        3,844        --           --
   Interest receivable                               704              --          704        --           --
   Prepayments                                         9              --            9        --           --
                                               ---------     -----------    ---------    -------    ---------
Total Current Assets                              63,941         (58,468)      72,347        --           --
                                               ---------     -----------    ---------    -------    ---------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                        --              --           --        --           --
   Other                                              --              --           --        --           --
   Accum. depr. and amortization                      --              --           --        --           --
   Valuation allowances                               --              --           --        --           --
                                               ---------     -----------    ---------    -------    ---------
 Property, Plant and Equipment-net                    --              --           --        --           --
                                               ---------     -----------    ---------    -------    ---------

INVESTMENTS
   Subsidiaries                                       --        (182,239)     182,239        --           --
   Capital lease agreements                           --              --           --        --           --
   Partnership interests                         107,040              --           --        --           --
   Corporate joint ventures                      205,167              --        3,130        --           --
   Securities                                         --              --           --        --           --
   Valuation allowances                               --              --           --        --           --
                                               ---------     -----------    ---------    -------    ---------
 Total Investments                               312,207        (182,239)     185,369        --           --
                                               ---------     -----------    ---------    -------    ---------

OTHER ASSETS
   Long-term receivables                          59,406                       59,406
   Other                                           2,255              --        2,255        --           --
                                               ---------     -----------    ---------    -------    ---------
 Total Other Assets                               61,661              --       61,661        --           --
                                               ---------     -----------    ---------    -------    ---------

 TOTAL ASSETS                                  $ 437,809     $  (240,707)   $ 319,377    $   --     $     --
                                               =========     ===========    =========    =======    =========

PSEG AMERICAS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                    PSEG             PSEG
                                              TEXGEN HOLDINGS       GLOBAL          PSEG          PSEG        PSEG
                                                    INC.        FUNDING II LLC   LA PLATA II   LA PLATA I    GLOBAL
                                                   CONSOL.          CONSOL.         (US)          (US)      MGT INC.
                                              ---------------   --------------   -----------   ----------   --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments        $           --    $       5,929    $       --    $      --    $   109
   Accounts  and Notes receivable:
     Trade                                             5,502            2,094            --           --         --
     Other                                                --               --            --           --         --
     PSE&G                                                --               --            --           --         --
     PSEG                                                 --               --            --           --         --
     PSEG Energy Holdings                                                  --            --           --         --
     Other associated companies                        8,207           28,221            --           --         --
   Notes receivable:                                      --               --
     Associated companies                                 --               --            --           --         --
      Other                                               --               --            --           --         --
   Interest receivable                                    --               --            --           --         --
   Prepayments                                            --               --            --           --         --
                                              --------------    -------------    ----------    ---------    -------
 Total Current Assets                                 13,709           36,244            --           --        109
                                              --------------    -------------    ----------    ---------    -------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                            --               --            --           --         --
   Other                                                  --               --            --           --         --
   Accum. depr. and amortization                          --               --            --           --         --
   Valuation allowances                                   --               --            --           --         --
                                              --------------    -------------    ----------    ---------    -------
 Property, Plant and Equipment-net                        --               --            --           --         --
                                              --------------    -------------    ----------    ---------    -------

INVESTMENTS
   Subsidiaries                                           --               --            --           --         --
   Capital lease agreements                               --               --            --           --         --
   Partnership interests                             107,040               --            --           --         --
   Corporate joint ventures                               --          162,716            51       39,270         --
   Securities                                             --               --            --           --         --
   Valuation allowances                                   --               --            --           --         --
                                              --------------    -------------    ----------    ---------    -------
 Total Investments                                   107,040          162,716            51       39,270         --
                                              --------------    -------------    ----------    ---------    -------

OTHER ASSETS
   Long-term receivables
   Other                                                  --               --            --           --         --
                                              --------------    -------------    ----------    ---------    -------
 Total Other Assets                                       --               --            --           --         --
                                              --------------    -------------    ----------    ---------    -------

 TOTAL ASSETS                                 $      120,749    $     198,960    $       51    $  39,270    $   109
                                              ==============    =============    ==========    =========    =======

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                            PSEG
                                                          AMERICAS        INTERCOMPANY         PSEG                     ANDINA
                                                            INC.          ELIMINATIONS       AMERICAS       CUYANA     ELECTRICA
                                                           CONSOL.         & RECLASS.          INC.          INC.        INC.
                                                         ----------       ------------      ----------      ------     ---------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                             $      38        $        --       $      28       $  --      $     --
       Taxes                                                    --                 --              --          --            --
       Other                                                    18                 --              --          --            --
       Interest                                              2,037                 --              --          --            --
       Associated companies                                 75,331            (58,468)        126,331          --            --
    Notes payable:                                              --
       PSEG Capital Corporation                                 --                 --              --          --            --
       Enterprise Capital Funding Corp.                         --                 --              --          --            --
       Enterprise Group Development Corp.                       --                 --              --          --            --
       Enterprise Diversified Holdings Inc.                     --                 --              --          --            --
       U.S.Energy Incorporated                                  --                 --              --          --            --
    Current portion of long-term debt                       96,003                 --              --          --            --
                                                         ---------        -----------       ---------       ------     --------
 Total Current Liabilities                                 173,427            (58,468)        126,359          --            --
                                                         ---------        -----------       ---------       ------     --------

TOTAL LONG-TERM DEBT                                        63,998                 --              --          --            --
                                                         ---------        -----------       ---------       ------     --------

DEFERRED CREDITS
 Deferred income taxes                                       1,890                 --             743          --            --
 Deferred investment                                            --
   and energy tax credits                                       --                 --              --          --            --
 Other                                                      11,414                 --           5,196          --            --
                                                         ---------        -----------       ---------       ------     --------
 Total Deferred Credits                                     13,304                 --           5,939          --            --
                                                         ---------        -----------       ---------       ------     --------

MINORITY INTEREST                                               --                 --              --          --            --
                                                         ---------        -----------       ---------       ------     --------


STOCKHOLDER'S EQUITY
    Capital stock                                                1                 (1)              1          --            --
    Stock Subs Payable                                          --                 (3)             --          --            --
    Contributed capital                                    176,598           (166,863)        176,598          --            --
    Retained earnings                                       10,481            (15,372)         10,481          --            --
    Cumulative Translation Adjustment                           --                 --              --          --            --
                                                         ---------        -----------       ---------       ------     --------
 Total Stockholder's Equity                                187,080           (182,239)        187,079          --            --
                                                         ---------        -----------       ---------       ------     --------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                  $ 437,809         $ (240,707)      $ 319,377       $  --      $     --
                                                         =========        ===========       =========       ======     ========

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                            PSEG                PSEG
                                                      TEXGEN HOLDINGS          GLOBAL           PSEG          PSEG         PSEG
                                                            INC.           FUNDING II LLC    LA PLATA II   LA PLATA I     GLOBAL
                                                          CONSOL.              CONSOL           (US)          (US)       MGT INC.
                                                      ---------------      --------------    -----------   ----------    --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                          $           --        $         11     $       --     $     --      $   --
       Taxes                                                      --                  --             --           --          --
       Other                                                      --                  18             --           --          --
       Interest                                                   --               2,037             --           --          --
       Associated companies                                    6,306                 505             --           --         657
    Notes payable:                                                --                  --
       PSEG Capital Corporation                                   --                  --             --           --          --
       Enterprise Capital Funding Corp.                           --                  --             --           --          --
       Enterprise Group Development Corp.                         --                  --             --           --          --
       Enterprise Diversified Holdings Inc.                       --                  --             --           --          --
       U.S.Energy Incorporated                                    --                  --             --           --          --
    Current portion of long-term debt                             --              96,003             --           --          --
                                                      --------------       -------------     ----------    ---------     -------
 Total Current Liabilities                                     6,306              98,574             --           --         657
                                                      --------------       -------------     ----------    ---------     -------


TOTAL LONG-TERM DEBT                                              --              63,998             --           --          --
                                                      --------------       -------------     ----------    ---------     -------

DEFERRED CREDITS
 Deferred income taxes                                          (782)              1,984             --           --         (55)
 Deferred investment                                              --                  --
   and energy tax credits                                         --                  --             --           --          --
 Other                                                         6,218                  --             --           --          --
                                                      --------------       -------------     ----------    ---------     -------
 Total Deferred Credits                                        5,436               1,984             --           --         (55)
                                                      --------------       -------------     ----------    ---------     -------
MINORITY INTEREST                                                 --                  --             --           --          --
                                                      --------------       -------------     ----------    ---------     -------

STOCKHOLDER'S EQUITY
    Capital stock                                                 --                   1             --           --          --
    Stock Subs Payable                                             2                   1             --           --          --
    Contributed capital                                       99,387              28,155             51       39,270          --
    Retained earnings                                          9,618               6,247             --           --        (493)
    Cumulative Translation Adjustment                                                 --             --           --          --
                                                      --------------       -------------     ----------    ---------     -------
 Total Stockholder's Equity                                  109,007              34,404             51       39,270        (493)
                                                      --------------       -------------     ----------    ---------     -------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                               $      120,749       $     198,960     $       51    $  39,270     $   109
                                                      ==============       =============     ==========    =========     =======

PSEG AMERICAS LTD
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                                   PSEG
                                                                                 AMERICA         INTERCOMPANY           PSEG
                                                                                   LTD           ELIMINATIONS         AMERICAS
                                                                                  CONSOL          & RECLASS.             LTD.
                                                                              -------------      -------------     ----------------
REVENUES:
     Income from partnerships                                                $      52,116      $        --       $         14,015
     Income from capital lease agreements                                             --                 --                   --
     Unrealized gains (losses) on investments                                         --                 --                   --
     Realized gains (losses) on investments                                           --                 --                   --
     Interest and dividend income                                                      184               --                   --
     Other                                                                           1,840                                   1,840
     Equity in subsidiary earnings                                                    --              (10,284)              10,284
                                                                             -------------      -------------     ----------------
TOTAL REVENUES                                                                      54,140            (10,284)              26,139
                                                                             -------------      -------------     ----------------

OPERATING EXPENSES:
     Operation and maintenance                                                        --                 --                   --
     Depreciation and amortization                                                      49               --                   --
     Administrative and general                                                        (46)                                   (729)
                                                                             -------------      -------------     ----------------
TOTAL OPERATING EXPENSES                                                                 3               --                   (729)
                                                                             -------------      -------------     ----------------

OPERATING INCOME                                                                    54,137            (10,284)              26,868
                                                                             -------------      -------------     ----------------

OTHER INCOME
     Foreign currency Translation Gain/Loss                                          2,894               --                   --
                                                                             -------------      -------------     ----------------
TOTAL OTHER INCOME                                                                   2,894               --                   --
                                                                             -------------      -------------     ----------------

INTEREST EXPENSE:
     PSEG Capital Corporation                                                         --                 --                   --
     Enterprise Capital Funding Corp.                                                 --                 --                   --
     Other Associated Companies                                                      1,445               --                   --
     Other                                                                          11,697               --                (12,811)
     Capitalized interest                                                             --                 --                   --
                                                                             -------------      -------------     ----------------
NET INTEREST EXPENSE                                                                13,142               --                (12,811)
                                                                             -------------      -------------     ----------------

INCOME BEFORE INCOME TAXES                                                          43,889            (10,284)              39,679
                                                                             -------------      -------------     ----------------

INCOME TAXES:
     Current                                                                          (623)              --                   --
     Deferred                                                                        4,833               --                   --
     Investment and energy tax credits - net                                          --                 --                   --
                                                                             -------------      -------------     ----------------
TOTAL INCOME TAXES                                                                   4,210               --                   --
                                                                             -------------      -------------     ----------------

MINORITY INTERESTS                                                                  (1,079)                                 (1,079)
                                                                             -------------      -------------     ----------------

INCOME FROM CONTINUING OPERATIONS                                                   40,758            (10,284)              40,758
                                                                             -------------      -------------     ----------------

DISCONTINUED OPERATIONS
     Income from Discontinued Operations - Net of Taxes                               --                 --                   --
     Gain on Sale of Discontinued Operations - Net of Taxes                           --                 --                   --
                                                                             -------------      -------------     ----------------
INCOME FROM DISCONTINUED OPERATIONS                                                   --                 --                   --
                                                                             -------------      -------------     ----------------

NET INCOME                                                                   $      40,758      $     (10,284)    $         40,758
                                                                             =============      =============     ================





                                                                                                     PSEG              ANDINA
                                                                                  PSEG             AMERICAS           MENDOZA I
                                                                                  PERU           HOLDINGS INC.        COMPANY
                                                                                   LLC             (CAYMAN)           (CAYMAN)
                                                                             -------------      -------------     ----------------
REVENUES:
     Income from partnerships                                                $        --        $        --       $           --
     Income from capital lease agreements                                             --                 --                   --
     Unrealized gains (losses) on investments                                         --                 --                   --
     Realized gains (losses) on investments                                           --                 --                   --
     Interest and dividend income                                                     --                 --                   --
     Other                                                                                               --                   --
     Equity in subsidiary earnings                                                    --                 --                   --
                                                                             -------------      -------------     ----------------
TOTAL REVENUES                                                                        --                 --                   --
                                                                             -------------      -------------     ----------------

OPERATING EXPENSES:
     Operation and maintenance                                                        --                 --                   --
     Depreciation and amortization                                                    --                 --                   --
     Administrative and general                                                                          --                   --
                                                                             -------------      -------------     ----------------
TOTAL OPERATING EXPENSES                                                              --                 --                   --
                                                                             -------------      -------------     ----------------

OPERATING INCOME                                                                      --                 --                   --
                                                                             -------------      -------------     ----------------

OTHER INCOME
     Foreign currency Translation Gain/Loss                                           --                 --                   --
                                                                             -------------      -------------     ----------------
TOTAL OTHER INCOME                                                                    --                 --                   --
                                                                             -------------      -------------     ----------------

INTEREST EXPENSE:
     PSEG Capital Corporation                                                         --                 --                   --
     Enterprise Capital Funding Corp.                                                 --                 --                   --
     Other Associated Companies                                                       --                 --                   --
     Other                                                                            --                 --                   --
     Capitalized interest                                                             --                 --                   --
                                                                             -------------      -------------     ----------------
NET INTEREST EXPENSE                                                                  --                 --                   --
                                                                             -------------      -------------     ----------------

INCOME BEFORE INCOME TAXES                                                            --                 --                   --
                                                                             -------------      -------------     ----------------

INCOME TAXES:
     Current                                                                          --                 --                   --
     Deferred                                                                         --                 --                   --
     Investment and energy tax credits - net                                          --                 --                   --
                                                                             -------------      -------------     ----------------
TOTAL INCOME TAXES                                                                    --                 --                   --
                                                                             -------------      -------------     ----------------

MINORITY INTERESTS                                                                                       --                   --
                                                                             -------------      -------------     ----------------

INCOME FROM CONTINUING OPERATIONS                                                     --                 --                   --
                                                                             -------------      -------------     ----------------

DISCONTINUED OPERATIONS
     Income from Discontinued Operations - Net of Taxes                               --                 --                   --
     Gain on Sale of Discontinued Operations - Net of Taxes                           --                 --                   --
                                                                             -------------      -------------     ----------------
INCOME FROM DISCONTINUED OPERATIONS                                                   --                 --                   --
                                                                             -------------      -------------     ----------------

NET INCOME                                                                   $        --        $        --       $           --
                                                                             =============      =============     ================

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)


                                                                             PSEG                    VENERGY
                                                                            BRAZIL                DISTRIBUIDORA         TERRA ROXA I
                                                                         OPERATING CO                  DOS                  LTDA.
                                                                           (CAYMAN)                 (CAYMAN)              (CAYMAN)
                                                                        --------------            --------------       -------------
REVENUES:
      Income from partnerships                                          $         --              $         --         $        --
      Income from capital lease agreements                                        --                        --                  --
      Unrealized gains (losses) on investments                                    --                        --                  --
      Realized gains (losses) on investments                                      --                        --                  --
      Interest and dividend income                                                --                        --                  --
      Other                                                                       --                        --                  --
      Equity in subsidiary earnings                                               --                        --                  --
                                                                        --------------            --------------       -------------
TOTAL REVENUES                                                                    --                        --                  --
                                                                        --------------            --------------       -------------

OPERATING EXPENSES:
      Operation and maintenance                                                   --                        --                  --
      Depreciation and amortization                                               --                        --                  --
      Administrative and general                                                  --                        --                  --
                                                                        --------------            --------------       -------------
TOTAL OPERATING EXPENSES                                                          --                        --                  --
                                                                        --------------            --------------       -------------

OPERATING INCOME                                                                  --                        --                  --
                                                                        --------------            --------------       -------------

OTHER INCOME

      Foreign currency Translation Gain/Loss                                      --                        --                  --
                                                                        --------------            --------------       -------------
TOTAL OTHER INCOME                                                                --                        --                  --
                                                                        --------------            --------------       -------------

INTEREST EXPENSE:
      PSEG Capital Corporation                                                    --                        --                  --
      Enterprise Capital Funding Corp.                                            --                        --                  --
      Other Associated Companies                                                  --                        --                  --
      Other                                                                       --                        --                  --
      Capitalized interest                                                        --                        --                  --
                                                                        --------------            --------------       -------------
NET INTEREST EXPENSE                                                              --                        --                  --
                                                                        --------------            --------------       -------------

INCOME BEFORE INCOME TAXES                                                        --                        --                  --
                                                                        --------------            --------------       -------------

INCOME TAXES:
      Current                                                                     --                        --                  --
      Deferred                                                                    --                        --                  --
      Investment and energy tax credits - net                                     --                        --                  --
                                                                        --------------            --------------       -------------
TOTAL INCOME TAXES                                                                --                        --                  --
                                                                        --------------            --------------       -------------

MINORITY INTERESTS                                                                --                        --                  --
                                                                        --------------            --------------       -------------

INCOME FROM CONTINUING OPERATIONS                                                 --                        --                  --
                                                                        --------------            --------------       -------------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes                          --                        --                  --
      Gain on Sale of Discontinued Operations - Net of Taxes                      --                        --                  --
                                                                        --------------            --------------       -------------
INCOME FROM DISCONTINUED OPERATIONS                                               --                        --                  --
                                                                        --------------            --------------       -------------

NET INCOME                                                              $         --              $         --         $        --
                                                                        ==============            ==============       =============



                                                                        RAYO-ANDINO                 RAYO-ANDINO        TRANSAMERICA
                                                                          GESTORA                    INVERSORA            ENERGY
                                                                          COMPANY                     COMPANY            COMPANY
                                                                         (CAYMAN)                     (CAYMAN)           (CAYMAN)
                                                                        -------------               ------------       -------------
REVENUES:
      Income from partnerships                                          $        --                 $       --         $        --
      Income from capital lease agreements                                       --                         --                  --
      Unrealized gains (losses) on investments                                   --                         --                  --
      Realized gains (losses) on investments                                     --                         --                  --
      Interest and dividend income                                               --                         --                  --
      Other                                                                      --                         --                  --
      Equity in subsidiary earnings                                              --                         --                  --
                                                                        -------------               ------------       -------------
TOTAL REVENUES                                                                   --                         --                  --
                                                                        -------------               ------------       -------------

OPERATING EXPENSES:
      Operation and maintenance                                                  --                         --                  --
      Depreciation and amortization                                              --                         --                  --
      Administrative and general                                                 --                         --                  --
                                                                        -------------               ------------       -------------
TOTAL OPERATING EXPENSES                                                         --                         --                  --
                                                                        -------------               ------------       -------------

OPERATING INCOME                                                                 --                         --                  --
                                                                        -------------               ------------       -------------

OTHER INCOME

      Foreign currency Translation Gain/Loss                                     --                         --                  --
                                                                        -------------               ------------       -------------
TOTAL OTHER INCOME                                                               --                         --                  --
                                                                        -------------               ------------       -------------

INTEREST EXPENSE:
      PSEG Capital Corporation                                                   --                         --                  --
      Enterprise Capital Funding Corp.                                           --                         --                  --
      Other Associated Companies                                                 --                         --                  --
      Other                                                                      --                         --                  --
      Capitalized interest                                                       --                         --                  --
                                                                        -------------               ------------       -------------
NET INTEREST EXPENSE                                                             --                         --                  --
                                                                        -------------               ------------       -------------

INCOME BEFORE INCOME TAXES                                                       --                         --                  --
                                                                        -------------               ------------       -------------

INCOME TAXES:
      Current                                                                    --                         --                  --
      Deferred                                                                   --                         --                  --
      Investment and energy tax credits - net                                    --                         --                  --
                                                                        -------------               ------------       -------------
TOTAL INCOME TAXES                                                               --                         --                  --
                                                                        -------------               ------------       -------------

MINORITY INTERESTS                                                               --                         --                  --
                                                                        -------------               ------------       -------------

INCOME FROM CONTINUING OPERATIONS                                                --                         --                  --
                                                                        -------------               ------------       -------------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes                         --                         --                  --
      Gain on Sale of Discontinued Operations - Net of Taxes                     --                         --                  --
                                                                        -------------               ------------       -------------
INCOME FROM DISCONTINUED OPERATIONS                                              --                         --                  --
                                                                        -------------               ------------       -------------

NET INCOME                                                              $        --                 $       --         $        --
                                                                        =============               ============       =============


PSEG AMERICAS LTD
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                                                      PSEG
                                                                                                     CAYMAN               PSEG
                                                                                  PSEG              AMERICAS            PERU POWER
                                                                                 BRAZIL             COMPANY                LTD.
                                                                                  LTDA.              CONSOL.             (CAYMAN)
                                                                             -------------        -------------       --------------
REVENUES:
     Income from partnerships                                                $        --          $         (27)      $         --
     Income from capital lease agreements                                             --                   --                   --
     Unrealized gains (losses) on investments                                         --                   --                   --
     Realized gains (losses) on investments                                           --                   --                   --
     Interest and dividend income                                                     --                   --                   --
     Other                                                                            --                   --                   --
     Equity in subsidiary earnings                                                    --                   --                   --
                                                                             -------------        -------------       --------------
TOTAL REVENUES                                                                        --                    (27)                --
                                                                             -------------        -------------       --------------

OPERATING EXPENSES:
     Operation and maintenance                                                        --                   --                   --
     Depreciation and amortization                                                      49                 --                   --
     Administrative and general                                                      1,923                  (51)                --
                                                                             -------------        -------------       --------------
TOTAL OPERATING EXPENSES                                                             1,972                  (51)                --
                                                                             -------------        -------------       --------------

OPERATING INCOME                                                                    (1,972)                  24                 --
                                                                             -------------        -------------       --------------

OTHER INCOME
     Foreign currency Translation Gain/Loss                                            (23)                --                   --
                                                                             -------------        -------------       --------------
TOTAL OTHER INCOME                                                                     (23)                --                   --
                                                                             -------------        -------------       --------------

INTEREST EXPENSE:
     PSEG Capital Corporation                                                         --                   --                   --
     Enterprise Capital Funding Corp.                                                 --                   --                   --
     Other Associated Companies                                                       --                   --                   --
     Other                                                                            --                   --                   --
     Capitalized interest                                                             --                   --                   --
                                                                             -------------        -------------       --------------
NET INTEREST EXPENSE                                                                  --                   --                   --
                                                                             -------------        -------------       --------------

INCOME BEFORE INCOME TAXES                                                          (1,995)                  24                 --
                                                                             -------------        -------------       --------------

INCOME TAXES:
     Current                                                                          --                   --                   --
     Deferred                                                                         (199)                   2                 --
     Investment and energy tax credits - net                                          --                   --                   --
                                                                             -------------        -------------       --------------
TOTAL INCOME TAXES                                                                    (199)                   2                 --
                                                                             -------------        -------------       --------------

MINORITY INTERESTS                                                                    --                   --                   --
                                                                             -------------        -------------       --------------

INCOME FROM CONTINUING OPERATIONS                                                   (1,796)                  22                 --
                                                                             -------------        -------------       --------------

DISCONTINUED OPERATIONS
     Income from Discontinued Operations - Net of Taxes                               --                   --                   --
     Gain on Sale of Discontinued Operations - Net of Taxes                           --                   --                   --
                                                                             -------------        -------------       --------------
INCOME FROM DISCONTINUED OPERATIONS                                                   --                   --                   --
                                                                             -------------        -------------       --------------

NET INCOME                                                                   $      (1,796)       $          22       $         --
                                                                             =============        =============       ==============



                                                                               VENERGY                               AMERICAS
                                                                               HOLDINGS              PSEG            OPERATING
                                                                                COMPANY           ELECTRICA           COMPANY
                                                                               (CAYMAN)            (CAYMAN)            CONSOL.
                                                                             -------------      -------------     ----------------
                                                                                                                        done
REVENUES:
     Income from partnerships                                                $        (762)     $        --       $          7,325
     Income from capital lease agreements                                             --                 --                   --
     Unrealized gains (losses) on investments                                         --                 --                   --
     Realized gains (losses) on investments                                           --                 --                   --
     Interest and dividend income                                                     --                 --                    184
     Other                                                                            --                 --                   --
     Equity in subsidiary earnings                                                    --                 --                   --
                                                                             -------------      -------------     ----------------
TOTAL REVENUES                                                                        (762)              --                  7,509
                                                                             -------------      -------------     ----------------

OPERATING EXPENSES:
     Operation and maintenance                                                        --                 --                   --
     Depreciation and amortization                                                    --                 --                   --
     Administrative and general                                                     (1,053)              --                    353
                                                                             -------------      -------------     ----------------
TOTAL OPERATING EXPENSES                                                            (1,053)              --                    353
                                                                             -------------      -------------     ----------------

OPERATING INCOME                                                                       291               --                  7,156
                                                                             -------------      -------------     ----------------

OTHER INCOME
     Foreign currency Translation Gain/Loss                                           --                 --                   --
                                                                             -------------      -------------     ----------------
TOTAL OTHER INCOME                                                                    --                 --                   --
                                                                             -------------      -------------     ----------------

INTEREST EXPENSE:
     PSEG Capital Corporation                                                         --                 --                   --
     Enterprise Capital Funding Corp.                                                 --                 --                   --
     Other Associated Companies                                                       --                 --                   --
     Other                                                                            --                 --                 17,952
     Capitalized interest                                                             --                 --                   --
                                                                             -------------      -------------     ----------------
NET INTEREST EXPENSE                                                                  --                 --                 17,952
                                                                             -------------      -------------     ----------------

INCOME BEFORE INCOME TAXES                                                             291               --                (10,796)
                                                                             -------------      -------------     ----------------

INCOME TAXES:
     Current                                                                          --                 --                   --
     Deferred                                                                           29               --                   --
     Investment and energy tax credits - net                                          --                 --                   --
                                                                             -------------      -------------     ----------------
TOTAL INCOME TAXES                                                                      29               --                   --
                                                                             -------------      -------------     ----------------

MINORITY INTERESTS                                                                    --                                      --
                                                                             -------------      -------------     ----------------

INCOME FROM CONTINUING OPERATIONS                                                      262               --                (10,796)
                                                                             -------------      -------------     ----------------

DISCONTINUED OPERATIONS
     Income from Discontinued Operations - Net of Taxes                               --                 --                   --
     Gain on Sale of Discontinued Operations - Net of Taxes                           --                 --                   --
                                                                             -------------      -------------     ----------------
INCOME FROM DISCONTINUED OPERATIONS                                                   --                 --                   --
                                                                             -------------      -------------     ----------------

NET INCOME                                                                   $         262      $        --       $        (10,796)
                                                                             =============      =============     ================

PSEG AMERICAS LTD
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)


                                                                                 PSEG              PSEG                PSEG
                                                                               BRAZIL II         BRAZIL III          WILDWOOD I
                                                                                COMPANY           COMPANY               LTD.
                                                                             -------------     -------------     ----------------
REVENUES:
     Income from partnerships                                                $        --       $        --       $         (1,263)
     Income from capital lease agreements                                             --                --                   --
     Unrealized gains (losses) on investments                                         --                --                   --
     Realized gains (losses) on investments                                           --                --                   --
     Interest and dividend income                                                     --                --                   --
     Other                                                                            --                --                   --
     Equity in subsidiary earnings                                                    --                --                   --
                                                                             -------------     -------------     ----------------
TOTAL REVENUES                                                                        --                --                 (1,263)
                                                                             -------------     -------------     ----------------

OPERATING EXPENSES:
     Operation and maintenance                                                        --                --                   --
     Depreciation and amortization                                                    --                --                   --
     Administrative and general                                                       --                --                    116
                                                                             -------------     -------------     ----------------
TOTAL OPERATING EXPENSES                                                              --                --                    116
                                                                             -------------     -------------     ----------------

OPERATING INCOME                                                                      --                --                 (1,379)
                                                                             -------------     -------------     ----------------

OTHER INCOME
     Foreign currency Translation Gain/Loss                                           --                --                   --
                                                                             -------------     -------------     ----------------
TOTAL OTHER INCOME                                                                    --                --                   --
                                                                             -------------     -------------     ----------------

INTEREST EXPENSE:
     PSEG Capital Corporation                                                         --                --                   --
     Enterprise Capital Funding Corp.                                                 --                --                   --
     Other Associated Companies                                                       --                --                   --
     Other                                                                            --                --                      2
     Capitalized interest                                                             --                --                   --
                                                                             -------------     -------------     ----------------
NET INTEREST EXPENSE                                                                  --                --                      2
                                                                             -------------     -------------     ----------------

INCOME BEFORE INCOME TAXES                                                            --                --                 (1,381)
                                                                             -------------     -------------     ----------------

INCOME TAXES:
     Current                                                                          --                --                   --
     Deferred                                                                         --                --                    (97)
     Investment and energy tax credits - net                                          --                --                   --
                                                                             -------------     -------------     ----------------
TOTAL INCOME TAXES                                                                    --                --                    (97)
                                                                             -------------     -------------     ----------------

MINORITY INTERESTS                                                                    --                --                   --
                                                                             -------------     -------------     ----------------

INCOME FROM CONTINUING OPERATIONS                                                     --                --                 (1,284)
                                                                             -------------     -------------     ----------------

DISCONTINUED OPERATIONS
     Income from Discontinued Operations - Net of Taxes                               --                --                   --
     Gain on Sale of Discontinued Operations - Net of Taxes                           --                --                   --
                                                                             -------------     -------------     ----------------
INCOME FROM DISCONTINUED OPERATIONS                                                   --                --                   --
                                                                             -------------     -------------     ----------------

NET INCOME                                                                   $        --       $        --       $         (1,284)
                                                                             =============     =============     ================








                                                                                 PSEG               PSEG                PSEG
                                                                                GLOBAL            CHILEAN              BRAZIL
                                                                              FUNDING II        EQUITY II LTD.       INVESTMENT
                                                                                 CORP.             CONSOL.             CONSOL.
                                                                             -------------      --------------    ----------------
REVENUES:
     Income from partnerships                                                $        --        $       9,155     $         18,415
     Income from capital lease agreements                                             --                 --                   --
     Unrealized gains (losses) on investments                                         --                 --                   --
     Realized gains (losses) on investments                                           --                 --                   --
     Interest and dividend income                                                     --                 --                   --
     Other                                                                            --                 --                   --
     Equity in subsidiary earnings                                                    --                 --                   --
                                                                             -------------      -------------     ----------------
TOTAL REVENUES                                                                        --                9,155               18,415
                                                                             -------------      -------------     ----------------

OPERATING EXPENSES:
     Operation and maintenance                                                        --                 --                   --
     Depreciation and amortization                                                    --                 --                   --
     Administrative and general                                                       --                 (303)                 707
                                                                             -------------      -------------     ----------------
TOTAL OPERATING EXPENSES                                                              --                 (303)                 707
                                                                             -------------      -------------     ----------------

OPERATING INCOME                                                                      --                9,458               17,708
                                                                             -------------      -------------     ----------------

OTHER INCOME
     Foreign currency Translation Gain/Loss                                           --                 --                  2,917
                                                                             -------------      -------------     ----------------
TOTAL OTHER INCOME                                                                    --                 --                  2,917
                                                                             -------------      -------------     ----------------

INTEREST EXPENSE:
     PSEG Capital Corporation                                                         --                 --                   --
     Enterprise Capital Funding Corp.                                                 --                 --                   --
     Other Associated Companies                                                       --                 --                  1,445
     Other                                                                            --                 --                  6,537
     Capitalized interest                                                             --                 --                   --
                                                                             -------------      -------------     ----------------
NET INTEREST EXPENSE                                                                  --                 --                  7,982
                                                                             -------------      -------------     ----------------

INCOME BEFORE INCOME TAXES                                                            --                9,458               12,643
                                                                             -------------      -------------     ----------------

INCOME TAXES:
     Current                                                                          --                 --                    389
     Deferred                                                                         --                  946                1,264
     Investment and energy tax credits - net                                          --                 --                   --
                                                                             -------------      -------------     ----------------
TOTAL INCOME TAXES                                                                    --                  946                1,653
                                                                             -------------      -------------     ----------------

MINORITY INTERESTS                                                                    --                 --                   --
                                                                             -------------      -------------     ----------------

INCOME FROM CONTINUING OPERATIONS                                                     --                8,512               10,990
                                                                             -------------      -------------     ----------------

DISCONTINUED OPERATIONS
     Income from Discontinued Operations - Net of Taxes                               --                 --                   --
     Gain on Sale of Discontinued Operations - Net of Taxes                           --                 --                   --
                                                                             -------------      -------------     ----------------
INCOME FROM DISCONTINUED OPERATIONS                                                   --                 --                   --
                                                                             -------------      -------------     ----------------

NET INCOME                                                                   $        --        $       8,512     $         10,990
                                                                             =============      =============     ================

PSEG AMERICAS LTD
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)



                                                                                                                        PSEG
                                                                                 PSEG               PSEG               BERMUDA
                                                                                SALALAH           INDIA CO.          HOLDINGS III
                                                                                CONSOL.            CONSOL.             CONSOL.
                                                                             -------------      -------------     -----------------
REVENUES:
     Income from partnerships                                                $        --        $        --       $           --
     Income from capital lease agreements                                             --                 --                   --
     Unrealized gains (losses) on investments                                         --                 --                   --
     Realized gains (losses) on investments                                           --                 --                   --
     Interest and dividend income                                                     --                 --                   --
     Other                                                                            --                 --                   --
     Equity in subsidiary earnings                                                    --                 --                   --
                                                                             -------------      -------------     ----------------
TOTAL REVENUES                                                                        --                 --                   --
                                                                             -------------      -------------     ----------------

OPERATING EXPENSES:
     Operation and maintenance                                                        --                 --                   --
     Depreciation and amortization                                                    --                 --                   --
     Administrative and general                                                     (1,093)               (84)                 (65)
                                                                             -------------      -------------     ----------------
TOTAL OPERATING EXPENSES                                                            (1,093)               (84)                 (65)
                                                                             -------------      -------------     ----------------

OPERATING INCOME                                                                     1,093                 84                   65
                                                                             -------------      -------------     ----------------

OTHER INCOME
     Foreign currency Translation Gain/Loss                                           --                 --                   --
                                                                             -------------      -------------     ----------------
TOTAL OTHER INCOME                                                                    --                 --                   --
                                                                             -------------      -------------     ----------------

INTEREST EXPENSE:
     PSEG Capital Corporation                                                         --                 --                   --
     Enterprise Capital Funding Corp.                                                 --                 --                   --
     Other Associated Companies                                                       --                 --                   --
     Other                                                                            --                   17                 --
     Capitalized interest                                                             --                 --                   --
                                                                             -------------      -------------     ----------------
NET INTEREST EXPENSE                                                                  --                   17                 --
                                                                             -------------      -------------     ----------------

INCOME BEFORE INCOME TAXES                                                           1,093                 67                   65
                                                                             -------------      -------------     ----------------

INCOME TAXES:
     Current                                                                          --                 --                   --
     Deferred                                                                          109                 10                    6
     Investment and energy tax credits - net                                          --                 --                   --
                                                                             -------------      -------------     ----------------
TOTAL INCOME TAXES                                                                     109                 10                    6
                                                                             -------------      -------------     ----------------

MINORITY INTERESTS                                                                    --                 --                   --
                                                                             -------------      -------------     ----------------

INCOME FROM CONTINUING OPERATIONS                                                      984                 57                   59
                                                                             -------------      -------------     ----------------

DISCONTINUED OPERATIONS
     Income from Discontinued Operations - Net of Taxes                               --                 --                   --
     Gain on Sale of Discontinued Operations - Net of Taxes                           --                 --                   --
                                                                             -------------      -------------     ----------------
INCOME FROM DISCONTINUED OPERATIONS                                                   --                 --                   --
                                                                             -------------      -------------     ----------------

NET INCOME                                                                   $         984      $          57     $             59
                                                                             =============      =============     ================





                                                                               PSEG              PSEG            PSEG
                                                                               INT'L             CHINA         AMERICAS      PSEG
                                                                            HOLDING CO.           INC.            II      LUXEMBOURG
                                                                               CONSOL.          CONSOL.          LTD.       S.A.R.L.
                                                                            -----------        ---------       --------   ----------
REVENUES:
     Income from partnerships                                               $      --          $   5,258       $   --      $    --
     Income from capital lease agreements                                          --               --             --           --
     Unrealized gains (losses) on investments                                      --               --             --           --
     Realized gains (losses) on investments                                        --               --             --           --
     Interest and dividend income                                                  --               --             --           --
     Other                                                                         --               --             --           --
     Equity in subsidiary earnings                                                 --               --             --           --
                                                                            -----------        ---------       --------    ---------
TOTAL REVENUES                                                                     --              5,258           --           --
                                                                            -----------        ---------       --------    ---------

OPERATING EXPENSES:
     Operation and maintenance                                                     --               --             --           --
     Depreciation and amortization                                                 --               --             --           --
     Administrative and general                                                      50              183           --           --
                                                                            -----------        ---------       --------    ---------
TOTAL OPERATING EXPENSES                                                             50              183           --           --
                                                                            -----------        ---------       --------    ---------

OPERATING INCOME                                                                    (50)           5,075           --           --
                                                                            -----------        ---------       --------    ---------

OTHER INCOME
     Foreign currency Translation Gain/Loss                                        --               --             --           --
                                                                            -----------        ---------       --------    ---------
TOTAL OTHER INCOME                                                                 --               --             --           --
                                                                            -----------        ---------       --------    ---------

INTEREST EXPENSE:
     PSEG Capital Corporation                                                      --               --             --           --
     Enterprise Capital Funding Corp.                                              --               --             --           --
     Other Associated Companies                                                    --               --             --           --
     Other                                                                         --               --             --           --
     Capitalized interest                                                          --               --             --           --
                                                                            -----------        ---------       --------    ---------
NET INTEREST EXPENSE                                                               --               --             --           --
                                                                            -----------        ---------       --------    ---------

INCOME BEFORE INCOME TAXES                                                          (50)           5,075           --           --
                                                                            -----------        ---------       --------    ---------

INCOME TAXES:
     Current                                                                       --             (1,012 )         --           --
     Deferred                                                                        (5)           2,768           --           --
     Investment and energy tax credits - net                                       --               --             --           --
                                                                            -----------        ---------       --------    ---------
TOTAL INCOME TAXES                                                                   (5)           1,756           --           --
                                                                            -----------        ---------       --------    ---------

MINORITY INTERESTS                                                                 --               --             --           --
                                                                            -----------        ---------       --------    ---------

INCOME FROM CONTINUING OPERATIONS                                                   (45)           3,319           --           --
                                                                            -----------        ---------       --------    ---------

DISCONTINUED OPERATIONS
     Income from Discontinued Operations - Net of Taxes                            --               --             --           --
     Gain on Sale of Discontinued Operations - Net of Taxes                        --               --             --           --
                                                                            -----------        ---------       --------    ---------
INCOME FROM DISCONTINUED OPERATIONS                                                --               --             --           --
                                                                            -----------        ---------       --------    ---------

NET INCOME                                                                  $       (45)       $   3,319       $   --      $    --
                                                                            ===========        =========       ========    =========

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)


                                       PSEG
                                     AMERICAS            INTERCOMPANY             PSEG
                                       LTD.              ELIMINATIONS           AMERICAS
                                     CONSOL.              & RECLASS.              LTD.
                                    ---------            ------------           ---------
BALANCE  JANUARY 1, 2000            $ 26,674                $ 18,735             $ 26,674

NET INCOME                            40,758                 (10,284)              40,758

                                    --------                --------             --------
           TOTAL                      67,432                   8,451               67,432
                                    --------                --------             --------

DIVIDENDS DECLARED                    (3,170)                   --                    809
                                    --------                --------             --------


                                    --------                --------             --------
BALANCE  DECEMBER 31, 2000          $ 70,602                $  8,451             $ 66,623
                                    ========                ========             ========


                                        PSEG                 PSEG                ANDINA
                                        PERU             HOLDINGS INC.           COMPANY
                                         LLC               (CAYMAN)             (CAYMAN)
                                      -------            --------------         ----------
BALANCE  JANUARY 1, 2000              $   (1)               $   --               $   --

NET INCOME                               --                     --                   --

                                      ------                -------              -------
           TOTAL                          (1)                   --                   --
                                      ------                -------              -------

DIVIDENDS DECLARED                       --                     --                   --
                                      ------                -------              -------


                                      ------                -------              -------
BALANCE  DECEMBER 31, 2000            $   (1)               $   --               $   --
                                      ======                =======              =======


                                       PSEG                 VENERGY
                                      BRAZIL             DISTRIBUIDORA        TERRA ROXA I
                                   OPERATING CO.              DOS                LTDA.
                                     (CAYMAN)              (CAYMAN)             (CAYMAN)
                                   -------------         --------------       -------------
BALANCE  JANUARY 1, 2000              $  --                 $   --               $   --

NET INCOME                               --                     --                   --

                                      ------                -------              -------
           TOTAL                         --                     --                   --
                                      ------                -------              -------

DIVIDENDS DECLARED                       --                     --                   --
                                      ------                -------              -------


                                      ------                -------              -------
BALANCE  DECEMBER 31, 2000            $  --                 $   --               $   --
                                      ======                =======              =======



                                    RAYO-ANDINO           RAYO-ANDINO         TRANSAMERICA
                                      GESTORA              INVERSORA             ENERGY
                                      COMPANY               COMPANY              COMPANY
                                     (CAYMAN)              (CAYMAN)             (CAYMAN)
                                    -----------           -----------         ------------
BALANCE  JANUARY 1, 2000              $  --                 $   --               $   --

NET INCOME                               --                     --                   --

                                      ------                -------              -------
           TOTAL                         --                     --                   --
                                      ------                -------              -------

DIVIDENDS DECLARED                       --                     --                   --
                                      ------                -------              -------


                                      ------                -------              -------
BALANCE  DECEMBER 31, 2000            $  --                 $   --               $   --
                                      ======                =======              =======


                                                        PSEG
                                                       CAYMAN                 PSEG
                                      PSEG            AMERICAS             PERU POWER
                                     BRAZIL            COMPANY                LTD.
                                      LTDA.            CONSOL.              (CAYMAN)
                                    -------           ---------         --------------
BALANCE  JANUARY 1, 2000            $(2,767)          $  (378)              $   --

NET INCOME                           (1,796)               22                   --

                                    -------           -------               -------
           TOTAL                     (4,563)             (356)                  --
                                    -------           -------               -------

DIVIDENDS DECLARED                     --                --                     --
                                    -------           -------               -------


                                    -------           -------               -------
BALANCE  DECEMBER 31, 2000          $(4,563)          $  (356)              $   --
                                    =======           =======               =======


                                                                              PSEG
                                      VENERGY                               AMERICAS
                                     HOLDINGS             PSEG              OPERATING
                                      COMPANY           ELECTRICA            COMPANY
                                     (CAYMAN)           (CAYMAN)             CONSOL.
                                    ---------            --------           ---------
BALANCE  JANUARY 1, 2000            $   (513)            $   --             $(29,236)

NET INCOME                               262                 --              (10,796)

                                    --------             -------             -------
           TOTAL                        (251)                --              (40,032)
                                    --------             -------             -------

DIVIDENDS DECLARED                      --                   --                 --
                                    --------             -------             -------


                                    --------             -------             -------
BALANCE  DECEMBER 31, 2000          $   (251)            $   --             $(40,032)
                                    ========             =======             =======


                                       PSEG                PSEG                PSEG
                                    BRAZIL II           BRAZIL III          WILDWOOD I
                                     COMPANY             COMPANY               LTD.
                                    ---------            ---------          -----------
BALANCE  JANUARY 1, 2000            $   --               $   --             $   (130)

NET INCOME                              --                   --               (1,284)

                                    --------             -------             -------
           TOTAL                        --                   --               (1,414)
                                    --------             -------             -------

DIVIDENDS DECLARED                      --                   --                 --
                                    --------             -------             -------


                                    --------             -------             -------
BALANCE  DECEMBER 31, 2000          $   --               $   --              $(1,414)
                                    ========             =======             =======


                                      PSEG                 PSEG               PSEG
                                     GLOBAL              CHILEAN             BRAZIL
                                   FUNDING II         EQUITY II LTD.       INVESTMENT
                                     CORP.               CONSOL.             CONSOL.
                                   ----------         --------------       -----------
BALANCE  JANUARY 1, 2000            $   --               $ 7,518             $15,135

NET INCOME                              --                 8,512              10,990

                                    --------             -------             -------
           TOTAL                        --                16,030              26,125
                                    --------             -------             -------

DIVIDENDS DECLARED                      --                  --                  --
                                    --------             -------             -------


                                    --------             -------             -------
BALANCE  DECEMBER 31, 2000          $   --               $16,030             $26,125
                                    ========             =======             =======


                                      PSEG                PSEG                PSEG
                                     SALALAH            INDIA CO.      BERMUDA HOLDINGS III
                                   INVESTMENT          INVESTMENT          INVESTMENT
                                     CONSOL.             CONSOL.             CONSOL.
                                   ----------          -----------     --------------------
BALANCE  JANUARY 1, 2000            $   (51)             $  (490)            $(4,171)

NET INCOME                              984                   57                  59

                                    -------              -------             -------
           TOTAL                        933                 (433)             (4,112)
                                    -------              -------             -------

DIVIDENDS DECLARED                     --                   --                (3,979)
                                    -------              -------             -------


                                    -------              -------             -------
BALANCE  DECEMBER 31, 2000          $   933              $  (433)            $  (133)
                                    =======              =======             =======


                                        PSEG                    PSEG              PSEG               PSEG
                               INTERNATIONAL HOLDING CO.       CHINA            AMERICAS          LUXEMBOURG
                                     INVESTMENT                 INC.               II              S.A.R.L.
                                       CONSOL.                CONSOL.             LTD.
                               -------------------------      -------           ---------        -----------
BALANCE  JANUARY 1, 2000              $   (40)               $(3,611)           $   --             $   --

NET INCOME                                (45)                 3,319                --                 --

                                      -------                -------            -------            -------
           TOTAL                          (85)                  (292)               --                 --
                                      -------                -------            -------            -------

DIVIDENDS DECLARED                       --                     --                  --                 --
                                      -------                -------            -------            -------


                                      -------                -------            -------            -------
BALANCE  DECEMBER 31, 2000            $   (85)               $  (292)           $   --             $   --
                                      =======                =======            =======            =======


PSEG AMERICAS LTD.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                         PSEG
                                                        AMERICAS          INTERCOMPANY                 PSEG           PSEG
                                                          LTD.            ELIMINATIONS               AMERICAS         PERU
                                                         CONSOL.           & RECLASS.                  LTD.            LLC
                                                      ------------        ------------            -----------       --------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments          $     2,791           $      --             $     1,231          $--
         Accounts  and Notes receivable:
           Trade                                            6,397                  --                     830           --
           Other                                               39                  --                    --             --
           PSE&G                                              381                  --                    --             --
           PSEG                                              --                    --                    --             --
           PSEG Energy Holdings                               466
           Other associated companies                     134,394               (29,928)              157,479           --
         Notes receivable:                                   --
           Associated companies                              --                    --                    --             --
            Other                                            --                    --                    --             --
         Interest receivable                                    7                  --                    --             --
         Restricted Cash                                    2,339
         Prepayments                                         --                    --                    --             --
                                                      -----------           -----------           -----------          ---
 Total Current Assets                                     146,814               (29,928)              159,540           --
                                                      -----------           -----------           -----------          ---

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                         --                    --                    --             --
         Other                                            127,011                  --                    --             --
         Accum. depr. and amortization                       (104)                 --                    --             --
         Valuation allowances                                --                    --                    --             --
                                                      -----------           -----------           -----------          ---
 Property, Plant and Equipment-net                        126,907                  --                    --             --
                                                      -----------           -----------           -----------          ---

INVESTMENTS
         Subsidiaries                                        --                (788,227)              788,227           --
         Capital lease agreements                            --                       .                  --             --
         Partnership interests                            243,737                  --                    --             --
         Corporate joint ventures                       1,012,659                  --                 204,142           --
         Securities                                          --                    --                    --             --
         Valuation allowances                                --                    --                    --             --
                                                      -----------           -----------           -----------          ---
 Total Investments                                      1,256,396              (788,227)              992,369           --
                                                      -----------           -----------           -----------          ---

OTHER ASSETS
         Other                                             15,607                  --                      32           --
                                                      -----------           -----------           -----------          ---
 Total Other Assets                                        15,607                  --                      32           --
                                                      -----------           -----------           -----------          ---

 TOTAL ASSETS                                         $ 1,545,724           $  (818,155)          $ 1,151,941          $--
                                                      ===========           ===========           ===========          ===


                                                     PSEG           ANDINA          PSEG              VENERGY
                                                   AMERICAS       MENDOZA I        BRAZIL          DISTRIBUIDORA       TERRA ROXA I
                                                 HOLDINGS INC.     COMPANY      OPERATING CO            DOS                LTDA.
                                                   (CAYMAN)        (CAYMAN)       (CAYMAN)           (CAYMAN)            (CAYMAN)
                                                 -------------   ----------    --------------     ---------------      -------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments          $--           $--            $--                  $--                $--
         Accounts  and Notes receivable:
           Trade                                       --            --             --                   --                 --
           Other                                       --            --             --                   --                 --
           PSE&G                                       --            --             --                   --                 --
           PSEG                                        --            --             --                   --                 --
           PSEG Energy Holdings
           Other associated companies                  --            --             --                   --                 --
         Notes receivable:
           Associated companies                        --            --             --                   --                 --
            Other                                      --            --             --                   --                 --
         Interest receivable                           --            --             --                   --                 --
         Restricted Cash
         Prepayments                                   --            --             --                   --                 --
                                                      ---           ---            ---                  ---                ---
 Total Current Assets                                  --            --             --                   --                 --
                                                      ---           ---            ---                  ---                ---

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                   --            --             --                   --                 --
         Other                                         --            --             --                   --                 --
         Accum. depr. and amortization                 --            --             --                   --                 --
         Valuation allowances                          --            --             --                   --                 --
                                                      ---           ---            ---                  ---                ---
 Property, Plant and Equipment-net                     --            --             --                   --                 --
                                                      ---           ---            ---                  ---                ---

INVESTMENTS
         Subsidiaries                                  --            --             --                   --                 --
         Capital lease agreements                      --            --             --                   --                 --
         Partnership interests                         --            --             --                   --                 --
         Corporate joint ventures                      --            --             --                   --                 --
         Securities                                    --            --             --                   --                 --
         Valuation allowances                          --            --             --                   --                 --
                                                      ---           ---            ---                  ---                ---
 Total Investments                                     --            --             --                   --                 --
                                                      ---           ---            ---                  ---                ---

OTHER ASSETS
         Other                                         --            --             --                   --                 --
                                                      ---           ---            ---                  ---                ---
 Total Other Assets                                    --            --             --                   --                 --
                                                      ---           ---            ---                  ---                ---

 TOTAL ASSETS                                         $--           $--            $--                  $--                $--
                                                      ===           ===            ===                  ===                ===


                                                                                                                         SEG
                                                   RAYO-ANDINO      RAYO-ANDINO     TRANSAMERICA                        CAYMAN
                                                    GESTORA          INVERSORA         ENERGY          PSEG            AMERICAS
                                                    COMPANY           COMPANY          COMPANY        BRAZIL            COMPANY
                                                   (CAYMAN)          (CAYMAN)         (CAYMAN)         LTDA.            CONSOL.
                                                  -----------      ------------     -------------     ------           --------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments          $--              $--              $--           $   119           $  --
         Accounts  and Notes receivable:
           Trade                                       --               --               --              --                --
           Other                                       --               --               --                 9              --
           PSE&G                                       --               --               --              --                --
           PSEG                                        --               --               --              --                --
           PSEG Energy Holdings                                                                                            --
           Other associated companies                  --               --               --                 8             3,705
         Notes receivable:                                                                                                 --
           Associated companies                        --               --               --              --                --
            Other                                      --               --               --              --                --
         Interest receivable                           --               --               --              --                --
         Restricted Cash
         Prepayments                                   --               --               --              --                --
                                                      ---              ---              ---           -------           -------
 Total Current Assets                                  --               --               --               136             3,705
                                                      ---              ---              ---           -------           -------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                   --               --               --              --                --
         Other                                         --               --               --               179              --
         Accum. depr. and amortization                 --               --               --              (104)             --
         Valuation allowances                          --               --               --              --                --
                                                      ---              ---              ---           -------           -------
 Property, Plant and Equipment-net                     --               --               --                75              --
                                                      ---              ---              ---           -------           -------

INVESTMENTS
         Subsidiaries                                  --               --               --              --                --
         Capital lease agreements                      --               --               --              --                --
         Partnership interests                         --               --               --              --                --
         Corporate joint ventures                      --               --               --              --              34,517
         Securities                                    --               --               --              --                --
         Valuation allowances                          --               --               --              --                --
                                                      ---              ---              ---           -------           -------
 Total Investments                                     --               --               --              --              34,517
                                                      ---              ---              ---           -------           -------

OTHER ASSETS
         Other                                         --               --               --                21              --
                                                      ---              ---              ---           -------           -------
 Total Other Assets                                    --               --               --                21              --
                                                      ---              ---              ---           -------           -------

 TOTAL ASSETS                                         $--              $--              $--           $   232           $38,222
                                                      ===              ===              ===           =======           =======


                                                                                                         PSEG
                                                       PSEG             VENERGY                         AMERICAS
                                                    PERU POWER         HOLDINGS           PSEG         OPERATING        PSEG
                                                       LTD.             COMPANY         ELECTRICA       COMPANY       BRAZIL II
                                                     (CAYMAN)          (CAYMAN)         (CAYMAN)        CONSOL.        COMPANY
                                                    ----------         --------         ---------      ---------      ---------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments          $   --            $   --            $--          $      1          $--
         Accounts  and Notes receivable:
           Trade                                          --                  13           --               831           --
           Other                                          --                --             --              --             --
           PSE&G                                          --                --             --              --             --
           PSEG                                           --                --             --              --             --
           PSEG Energy Holdings                           --
           Other associated companies                     --                  23           --              --             --
         Notes receivable:                                --
           Associated companies                           --                --             --              --             --
            Other                                         --                --             --              --             --
         Interest receivable                              --                --             --                 7           --
         Restricted Cash                                  --                --             --             2,339           --
         Prepayments                                      --                --             --              --             --
                                                      --------          --------          ---          --------          ---
 Total Current Assets                                     --                  36           --             3,178           --
                                                      --------          --------          ---          --------          ---

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                      --                --             --              --             --
         Other                                            --                --             --              --             --
         Accum. depr. and amortization                    --                --             --              --             --
         Valuation allowances                             --                --             --              --             --
                                                      --------          --------          ---          --------          ---
 Property, Plant and Equipment-net                        --                --             --              --             --
                                                      --------          --------          ---          --------          ---

INVESTMENTS
         Subsidiaries                                     --                --             --              --             --
         Capital lease agreements                         --                --             --              --             --
         Partnership interests                            --                --             --              --             --
         Corporate joint ventures                         --              41,578           --           217,778           --
         Securities                                       --                --             --              --             --
         Valuation allowances                             --                --             --              --             --
                                                      --------          --------          ---          --------          ---
 Total Investments                                        --              41,578           --           217,778           --
                                                      --------          --------          ---          --------          ---

OTHER ASSETS
         Other                                            --                --             --              --             --
                                                      --------          --------          ---          --------          ---
 Total Other Assets                                       --                --             --              --             --
                                                      --------          --------          ---          --------          ---

 TOTAL ASSETS                                         $   --            $ 41,614          $--          $220,956          $--
                                                      ========          ========          ===          ========          ===


                                                                                      PSEG             PSEG               PSEG
                                                     PSEG            PSEG            GLOBAL          CHILEAN             BRAZIL
                                                  BRAZIL III      WILDWOOD I       FUNDING II     EQUITY II LTD.       INVESTMENT
                                                   COMPANY           LTD.            CORP.           CONSOL.            CONSOL.
                                                  ----------      ----------       ----------     --------------       ----------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments          $--          $   --            $   --            $      4          $    242
         Accounts  and Notes receivable:
           Trade                                       --              --                   1                 1              --
           Other                                       --              --                --                --                --
           PSE&G                                       --              --                --                --                 381
           PSEG                                        --              --                --                --                --
           PSEG Energy Holdings                                                                            --                 466
           Other associated companies                  --              --                --                 114                68
         Notes receivable:
           Associated companies                        --              --                --                --                --
            Other                                      --              --                --                --                --
         Interest receivable                           --              --                --                --                --
         Restricted Cash
         Prepayments                                   --              --                --                --                --
                                                      ---          --------          --------          --------          --------
 Total Current Assets                                  --              --                   1               119             1,157
                                                      ---          --------          --------          --------          --------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                   --              --                --                --                --
         Other                                         --              --                --                --                --
         Accum. depr. and amortization                 --              --                --                --                --
         Valuation allowances                          --              --                --                --                --
                                                      ---          --------          --------          --------          --------
 Property, Plant and Equipment-net                     --              --                --                --                --
                                                      ---          --------          --------          --------          --------

INVESTMENTS
         Subsidiaries                                  --              --                --                --                --
         Capital lease agreements                      --              --                --                --                --
         Partnership interests                         --              --                --             243,737              --
         Corporate joint ventures                      --            57,133              --                --             295,439
         Securities                                    --              --                --                --                --
         Valuation allowances                          --              --                --                --                --
                                                      ---          --------          --------          --------          --------
 Total Investments                                     --            57,133              --             243,737           295,439
                                                      ---          --------          --------          --------          --------

OTHER ASSETS
         Other                                         --              --                --                --                  13
                                                      ---          --------          --------          --------          --------
 Total Other Assets                                    --              --                --                --                  13
                                                      ---          --------          --------          --------          --------

 TOTAL ASSETS                                         $--          $ 57,133          $      1          $243,856          $296,609
                                                      ===          ========          ========          ========          ========


                                                                                   PSEG                  PSEG
                                                       PSEG         PSEG          BERMUDA            INTERNATIONAL
                                                     SALALAH      INDIA CO.      HOLDINGS III         HOLDING CO.
                                                    INVESTMENT    INVESTMENT      INVESTMENT          INVESTMENT
                                                      CONSOL.       CONSOL.        CONSOL.              CONSOL.
                                                    ----------    ----------      ----------          ----------

ASSETS

CURRENT ASSETS
         Cash and temporary cash investments          $   --        $    280       $      5             $    884
         Accounts  and Notes receivable:
           Trade                                          --            --             --                  4,720
           Other                                          --               6             24                 --
           PSE&G                                          --            --             --                   --
           PSEG                                           --            --             --                   --
           PSEG Energy Holdings                           --            --             --
           Other associated companies                     --              49             66                   86
         Notes receivable:                                --            --             --
           Associated companies                           --            --             --                   --
            Other                                         --            --             --                   --
         Interest receivable                              --            --             --                   --
         Restricted Cash
         Prepayments                                      --            --             --                   --
                                                      --------      --------       --------             --------
 Total Current Assets                                     --             335             95                5,690
                                                      --------      --------       --------             --------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                      --            --             --                   --
         Other                                            --            --             --                126,832
         Accum. depr. and amortization                    --            --             --                   --
         Valuation allowances                             --            --             --                   --
                                                      --------      --------       --------             --------
 Property, Plant and Equipment-net                        --            --             --                126,832
                                                      --------      --------       --------             --------

INVESTMENTS
         Subsidiaries                                     --            --             --                   --
         Capital lease agreements                         --            --             --                   --
         Partnership interests                            --            --             --                   --
         Corporate joint ventures                          169        24,650         24,496                9,361
         Securities                                       --            --             --                   --
         Valuation allowances                             --            --             --                   --
                                                      --------      --------       --------             --------
 Total Investments                                         169        24,650         24,496                9,361
                                                      --------      --------       --------             --------

OTHER ASSETS
         Other                                           2,793          --               87               12,660
                                                      --------      --------       --------             --------
 Total Other Assets                                      2,793          --               87               12,660
                                                      --------      --------       --------             --------

 TOTAL ASSETS                                         $  2,962      $ 24,985       $ 24,678             $154,543
                                                      ========      ========       ========             ========


                                                       PSEG               PSEG               PSEG
                                                      CHINA             AMERICAS          LUXEMBOURG
                                                       INC.                II              S.A.R.L.
                                                     CONSOL.              LTD
                                                     -------            --------          ----------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments          $   --            $   --            $     25
         Accounts  and Notes receivable:
           Trade                                             1              --                --
           Other                                          --                --                --
           PSE&G                                          --                --                --
           PSEG                                           --                --                --
           PSEG Energy Holdings
           Other associated companies                    2,713                11              --
         Notes receivable:
           Associated companies                           --                --                --
            Other                                         --                --                --
         Interest receivable                              --                --                --
         Restricted Cash
         Prepayments                                      --                --                --
                                                      --------          --------          --------
 Total Current Assets                                    2,714                11                25
                                                      --------          --------          --------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                      --                --                --
         Other                                            --                --                --
         Accum. depr. and amortization                    --                --                --
         Valuation allowances                             --                --                --
                                                      --------          --------          --------
 Property, Plant and Equipment-net                        --                --                --
                                                      --------          --------          --------

INVESTMENTS
         Subsidiaries                                     --                --                --
         Capital lease agreements                         --                --                --
         Partnership interests                            --                --                --
         Corporate joint ventures                      103,396              --                --
         Securities                                       --                --                --
         Valuation allowances                             --                --                --
                                                      --------          --------          --------
 Total Investments                                     103,396              --                --
                                                      --------          --------          --------

OTHER ASSETS
         Other                                               1              --                --
                                                      --------          --------          --------
 Total Other Assets                                          1              --                --
                                                      --------          --------          --------

 TOTAL ASSETS                                         $106,111          $     11          $     25
                                                      ========          ========          ========

PSEG AMERICAS LTD.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2000
($ IN THOUSANDS)

                                                               PSEG
                                                             AMERICAS           INTERCOMPANY             PSEG
                                                               LTD.             ELIMINATIONS            AMERICAS
                                                             CONSOL.             & RECLASS.               LTD.
                                                           -----------          ------------            --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                         $     4,454           $      --             $      --
             Taxes                                              (3,812)                 --                    --
             Other                                                  45                  --                    --
             Interest                                            4,198                  --                    --
             Associated companies                              428,679               (29,928)              187,438
          Notes payable:                                          --
             PSEG Capital Corporation                             --                    --                    --
             Enterprise Capital Funding Corp.                     --                    --                    --
             Enterprise Group Development Corp.                   --                    --                    --
             Enterprise Diversified Holdings Inc.                9,541                  --                    --
             Other                                              90,671                  --                  90,671
          Current portion of long-term debt                       --                    --                    --
                                                           -----------           -----------           -----------
 Total Current Liabilities                                     533,776               (29,928)              278,109
                                                           -----------           -----------           -----------

TOTAL LONG-TERM DEBT                                           135,555                  --                    --
                                                           -----------           -----------           -----------


DEFERRED CREDITS
 Deferred income taxes                                         (11,517)                 --                    (356)
 Deferred investment                                              --
   and energy tax credits                                         --                    --                    --
 Other                                                             564                  --                     126
                                                           -----------           -----------           -----------
 Total Deferred Credits                                        (10,953)                 --                    (230)
                                                                                 -----------           -----------

MINORITY INTEREST                                               13,284                 7,012                  --
                                                           -----------           -----------           -----------

STOCKHOLDER'S EQUITY
          Capital stock                                             12                   (15)                   12
          Stock Subs Payable                                         1                   (12)                    1
          Contributed capital                                  993,597              (990,609)              997,576
          Retained earnings                                     70,602                 8,451                66,623
          Cumulative Translation Adjustment                   (190,150)              186,946              (190,150)
                                                           -----------           -----------           -----------
 Total Stockholder's Equity                                    874,062              (795,239)              874,062
                                                           -----------           -----------           -----------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                     $ 1,545,724           $  (818,155)          $ 1,151,941
                                                           ===========           ===========           ===========


                                                                        PSEG            ANDINA         PSEG            VENERGY
                                                          PSEG          AMERICAS       MENDOZA I      BRAZIL        DISTRIBUIDORA
                                                          PERU        HOLDINGS INC.     COMPANY    OPERATING CO          DOS
                                                          LLC           (CAYMAN)       (CAYMAN)      (CAYMAN)         (CAYMAN)
                                                          ----        -------------   ----------   -------------    -------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                         $--           $--              $--           $--            $--
             Taxes                                          --            --               --            --             --
             Other                                          --            --               --            --             --
             Interest                                       --            --               --            --             --
             Associated companies                            1            --               --            --             --
          Notes payable:
             PSEG Capital Corporation                       --            --               --            --             --
             Enterprise Capital Funding Corp.               --            --               --            --             --
             Enterprise Group Development Corp.             --            --               --            --             --
             Enterprise Diversified Holdings Inc.           --            --               --            --             --
             Other                                          --            --               --            --             --
          Current portion of long-term debt                 --            --               --            --             --
                                                           ---           ---              ---           ---            ---
 Total Current Liabilities                                   1            --               --            --             --
                                                           ---           ---              ---           ---            ---

TOTAL LONG-TERM DEBT                                        --            --               --            --             --
                                                           ---           ---              ---           ---            ---

DEFERRED CREDITS
 Deferred income taxes                                      --            --               --            --             --
 Deferred investment
   and energy tax credits                                   --            --               --            --             --
 Other                                                      --            --               --            --             --
                                                           ---           ---              ---           ---            ---
 Total Deferred Credits                                     --            --               --            --             --
                                                           ---           ---              ---           ---            ---

MINORITY INTEREST                                           --            --               --            --             --
                                                           ---           ---              ---           ---            ---

STOCKHOLDER'S EQUITY
          Capital stock                                     --            --               --            --             --
          Stock Subs Payable                                --            --               --            --             --
          Contributed capital                               --            --               --            --             --
          Retained earnings                                 (1)           --               --            --             --
          Cumulative Translation Adjustment                 --            --               --            --             --
                                                           ---           ---              ---           ---            ---
 Total Stockholder's Equity                                 (1)           --               --            --             --
                                                           ---           ---              ---           ---            ---

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                     $--           $--              $--           $--            $--
                                                           ===           ===              ===           ===            ===


                                                                        RAYO-ANDINO    RAYO-ANDINO         TRANSAMERICA
                                                        TERRA ROXA I      GESTORA       INVERSORA             ENERGY        PSEG
                                                            LTDA.         COMPANY        COMPANY              COMPANY      BRAZIL
                                                          (CAYMAN)        (CAYMAN)      (CAYMAN)             (CAYMAN)       LTDA.
                                                        ------------    -----------    -----------        --------------   -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                         $--            $--              $--                 $--          $  --
             Taxes                                          --             --               --                  --             --
             Other                                          --             --               --                  --             --
             Interest                                       --             --               --                  --             --
             Associated companies                           --             --               --                  --            4,955
          Notes payable:
             PSEG Capital Corporation                       --             --               --                  --             --
             Enterprise Capital Funding Corp.               --             --               --                  --             --
             Enterprise Group Development Corp.             --             --               --                  --             --
             Enterprise Diversified Holdings Inc.           --             --               --                  --             --
             Other                                          --             --               --                  --             --
          Current portion of long-term debt                 --             --               --                  --             --
                                                           ---            ---              ---                 ---          -------
 Total Current Liabilities                                  --             --               --                  --            4,955
                                                           ---            ---              ---                 ---          -------

TOTAL LONG-TERM DEBT                                        --             --               --                  --             --
                                                           ---            ---              ---                 ---          -------

DEFERRED CREDITS
 Deferred income taxes                                      --             --               --                  --             (475)
 Deferred investment
   and energy tax credits                                   --             --               --                  --             --
 Other                                                      --             --               --                  --             --
                                                           ---            ---              ---                 ---          -------
 Total Deferred Credits                                     --             --               --                  --             (475)
                                                           ---            ---              ---                 ---          -------

MINORITY INTEREST                                           --             --               --                  --             --
                                                           ---            ---              ---                 ---          -------

STOCKHOLDER'S EQUITY
          Capital stock                                     --             --               --                  --             --
          Stock Subs Payable                                --             --               --                  --             --
          Contributed capital                               --             --               --                  --              315
          Retained earnings                                 --             --               --                  --           (4,563)
          Cumulative Translation Adjustment                 --             --               --                  --             --
                                                           ---            ---              ---                 ---          -------
 Total Stockholder's Equity                                 --             --               --                  --           (4,248)
                                                           ---            ---              ---                 ---          -------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                     $--            $--              $--                 $--          $   232
                                                           ===            ===              ===                 ===          =======


                                                             PSEG                                                          PSEG
                                                            CAYMAN            PSEG         VENERGY                       AMERICAS
                                                           AMERICAS        PERU POWER     HOLDINGS           PSEG        OPERATING
                                                           COMPANY            LTD.         COMPANY         ELECTRICA      COMPANY
                                                           CONSOL.          (CAYMAN)      (CAYMAN)         (CAYMAN)       CONSOL.
                                                          ---------        ----------     --------         ---------    ----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                         $    --             $--          $    --             $--      $     554
             Taxes                                              --              --               --              --           --
             Other                                              --              --               --              --           --
             Interest                                           --              --               --              --          4,198
             Associated companies                             10,284            --              3,083            --        135,924
          Notes payable:                                        --                                                            --
             PSEG Capital Corporation                           --              --               --              --           --
             Enterprise Capital Funding Corp.                   --              --               --              --           --
             Enterprise Group Development Corp.                 --              --               --              --           --
             Enterprise Diversified Holdings Inc.               --              --               --              --           --
             Other                                              --              --               --              --           --
          Current portion of long-term debt                     --              --               --              --           --
                                                           ---------           ---          ---------           ---      ---------
 Total Current Liabilities                                    10,284            --              3,083            --        140,676
                                                           ---------           ---          ---------           ---      ---------

TOTAL LONG-TERM DEBT                                            --              --               --              --          9,990
                                                           ---------           ---          ---------           ---      ---------

DEFERRED CREDITS
 Deferred income taxes                                           611            --                (28)           --           --
 Deferred investment                                            --                                                            --
   and energy tax credits                                       --              --               --              --           --
 Other                                                          --              --               --              --           --
                                                           ---------           ---          ---------           ---      ---------
 Total Deferred Credits                                          611            --                (28)           --           --
                                                           ---------           ---          ---------           ---      ---------

MINORITY INTEREST                                               --              --               --              --             20
                                                           ---------           ---          ---------           ---      ---------

STOCKHOLDER'S EQUITY
          Capital stock                                         --              --               --              --           --
          Stock Subs Payable                                    --              --               --              --           --
          Contributed capital                                 27,683            --             38,810            --        110,302
          Retained earnings                                     (356)           --               (251)           --        (40,032)
          Cumulative Translation Adjustment                     --              --               --              --           --
                                                           ---------           ---          ---------           ---      ---------
 Total Stockholder's Equity                                   27,327            --             38,559            --         70,270
                                                           ---------           ---          ---------           ---      ---------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                     $  38,222           $--          $  41,614           $--      $ 220,956
                                                           =========           ===          =========           ===      =========


                                                                                                         PSEG              PSEG
                                                           PSEG         PSEG           PSEG             GLOBAL           CHILEAN
                                                        BRAZIL II    BRAZIL III     WILDWOOD I        FUNDING II      EQUITY II LTD.
                                                         COMPANY      COMPANY          LTD.             CORP.            CONSOL.
                                                        ---------    ----------     ----------        ----------      --------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                         $--          $--          $    --             $    --        $       5
             Taxes                                          --           --               --                  --             --
             Other                                          --           --               --                  --             --
             Interest                                       --           --               --                  --             --
             Associated companies                           --           --                881                --           11,103
          Notes payable:
             PSEG Capital Corporation                       --           --               --                  --             --
             Enterprise Capital Funding Corp.               --           --               --                  --             --
             Enterprise Group Development Corp.             --           --               --                  --             --
             Enterprise Diversified Holdings Inc.           --           --               --                  --             --
             Other                                          --           --               --                  --             --
          Current portion of long-term debt                 --           --               --                  --             --
                                                           ---          ---          ---------           ---------      ---------
 Total Current Liabilities                                  --           --                881                --           11,108
                                                           ---          ---          ---------           ---------      ---------

TOTAL LONG-TERM DEBT                                        --           --               --                  --             --
                                                           ---          ---          ---------           ---------      ---------

DEFERRED CREDITS
 Deferred income taxes                                      --           --               (106)               --           (2,280)
 Deferred investment
   and energy tax credits                                   --           --               --                  --             --
 Other                                                      --           --               --                  --             --
                                                           ---          ---          ---------           ---------      ---------
 Total Deferred Credits                                     --           --               (106)               --           (2,280)
                                                           ---          ---          ---------           ---------      ---------

MINORITY INTEREST                                           --           --               --                  --             --
                                                           ---          ---          ---------           ---------      ---------

STOCKHOLDER'S EQUITY
          Capital stock                                     --           --               --                     1              1
          Stock Subs Payable                                --           --               --                  --             --
          Contributed capital                               --           --             57,772                --          255,549
          Retained earnings                                 --           --             (1,414)               --           16,030
          Cumulative Translation Adjustment                 --           --               --                  --          (36,552)
                                                           ---          ---          ---------           ---------      ---------
 Total Stockholder's Equity                                 --           --             56,358                   1        235,028
                                                           ---          ---          ---------           ---------      ---------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                     $--          $--          $  57,133           $       1      $ 243,856
                                                           ===          ===          =========           =========      =========


                                                              PSEG          PSEG           PSEG                  PSEG
                                                             BRAZIL        SALALAH       INDIA CO.       BERMUDA HOLDINGS III
                                                           INVESTMENT    INVESTMENT     INVESTMENT            INVESTMENT
                                                             CONSOL.       CONSOL.        CONSOL.              CONSOL.
                                                           ----------    ----------     ----------       --------------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                         $       7       $ --         $   --                 $   --
             Taxes                                               410         --             --                     --
             Other                                                32           13           --                     --
             Interest                                           --           --             --                     --
             Associated companies                             48,074        1,742          3,894                  1,466
          Notes payable:                                        --           --             --                     --
             PSEG Capital Corporation                           --           --             --                     --
             Enterprise Capital Funding Corp.                   --           --             --                     --
             Enterprise Group Development Corp.                 --           --             --                     --
             Enterprise Diversified Holdings Inc.              9,541         --             --                     --
             Other                                              --           --             --                     --
          Current portion of long-term debt                     --           --             --                     --
                                                           ---------       ------       --------               --------
 Total Current Liabilities                                    58,064        1,755          3,894                  1,466
                                                           ---------       ------       --------               --------

TOTAL LONG-TERM DEBT                                            --           --             --                     --
                                                           ---------       ------       --------               --------

DEFERRED CREDITS
 Deferred income taxes                                       (13,716)         105           (256)                  (102)
 Deferred investment
   and energy tax credits                                       --           --             --                     --
 Other                                                           193         --             --                     --
                                                           ---------       ------       --------               --------
 Total Deferred Credits                                      (13,523)         105           (256)                  (102)
                                                           ---------       ------       --------               --------

MINORITY INTEREST                                               --           --             --                     --
                                                           ---------       ------       --------               --------

STOCKHOLDER'S EQUITY
          Capital stock                                         --           --             --                     --
          Stock Subs Payable                                    --           --             --                     --
          Contributed capital                                376,198          169         21,780                 23,447
          Retained earnings                                   26,125          933           (433)                  (133)
          Cumulative Translation Adjustment                 (150,255)
                                                           ---------       ------       --------               --------
 Total Stockholder's Equity                                  252,068        1,102         21,347                 23,314
                                                           ---------       ------       --------               --------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                     $ 296,609       $2,962       $ 24,985               $ 24,678
                                                           =========       ======       ========               ========


                                                              PSEG                PSEG           PSEG
                                                    INTERNATIONAL HOLDING CO.    CHINA         AMERICAS        PSEG
                                                           INVESTMENT             INC.            II        LUXEMBOURG
                                                             CONSOL.            CONSOL.          LTD         S.A.R.L.
                                                    -------------------------   -------        --------     -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                         $   3,888           $    --             $--          $--
             Taxes                                              --                (4,222)           --           --
             Other                                              --                  --              --           --
             Interest                                           --                  --              --           --
             Associated companies                              7,921              41,830            11           --
          Notes payable:                                        --
             PSEG Capital Corporation                           --                  --              --           --
             Enterprise Capital Funding Corp.                   --                  --              --           --
             Enterprise Group Development Corp.                 --                  --              --           --
             Enterprise Diversified Holdings Inc.               --                  --              --           --
             Other                                              --                  --              --           --
          Current portion of long-term debt                     --                  --              --           --
                                                           ---------           ---------           ---          ---
 Total Current Liabilities                                    11,809              37,608            11           --
                                                           ---------           ---------           ---          ---

TOTAL LONG-TERM DEBT                                         125,565                --              --           --
                                                           ---------           ---------           ---          ---

DEFERRED CREDITS
 Deferred income taxes                                           (24)              5,110            --           --
 Deferred investment
   and energy tax credits                                       --                  --              --           --
 Other                                                           245                --              --           --
                                                           ---------           ---------           ---          ---
 Total Deferred Credits                                          221               5,110            --           --
                                                           ---------           ---------           ---          ---

MINORITY INTEREST                                              6,252                --              --           --
                                                           ---------           ---------           ---          ---

STOCKHOLDER'S EQUITY
          Capital stock                                           12                   1            --           --
          Stock Subs Payable                                      12                --              --           --
          Contributed capital                                 10,896              63,684            --           25
          Retained earnings                                      (85)               (292)           --           --
          Cumulative Translation Adjustment                     (139)               --              --           --
                                                           ---------           ---------           ---          ---
 Total Stockholder's Equity                                   10,696              63,393            --           25
                                                           ---------           ---------           ---          ---

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                     $ 154,543           $ 106,111           $11          $25
                                                           =========           =========           ===          ===

 PSEG ENERGY TECHNOLOGIES INC.
 CONSOLIDATING STATEMENT OF INCOME
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)



                                       PSEG ENERGY       INTERCOMPANY
                                       TECHNOLOGIES      ELIMINATIONS      PSEG ENERGY                                    LIBER RICH
                                         CONSOL.          & RECLASS        TECHNOLOGIES    PSCRC     FLUIDICS   ARDEN       & SONS
                                       ------------      ------------      ------------    -----     --------   ------    ----------
 REVENUES:
    Electric Sales                     $     24,206      $         --      $     24,206   $    --    $     --  $     --   $      --
    Gas Sales                                43,192                --            43,192        --          --        --          --
    Consulting & Fee Revenue                 19,660                --            19,660        --          --        --          --
    Mechanical Service Contracts            299,158                --                --        --      70,197    29,399      11,376
    DSM-Revenue                              24,664                --                11    24,653          --        --          --
                                       ------------      ------------      ------------   -------   ---------  --------   ---------
 Total Sales                                410,880                --            87,069    24,653      70,197    29,399      11,376
                                       ------------      ------------      ------------   -------   ---------  --------   ---------

 COST OF SALES:
    Energy Supply                            69,044              (689)           69,548        --         185        --          --
                                       ------------      ------------      ------------   -------   ---------  --------   ---------
 Total Cost of Sales                         69,044              (689)           69,548        --         185        --          --
                                       ------------      ------------      ------------   -------   ---------  --------   ---------

 Gross Margin                               341,836               689            17,521    24,653      70,012    29,399      11,376

    Interest Income                           4,252            (3,926)            5,017     1,732         384       473          17
    Interest Income-Assoc. Co.                   37                --                37        --          --        --          --
    Investment in subsidiaries                   -             12,818           (12,818)       --          --        --          --
    Joint Ventures                            1,545              (391)               --        --          --       142          --
                                       ------------      ------------      ------------   -------   ---------  --------   ---------
 Total Operating Revenues                   347,670             9,190             9,757    26,385      70,396    30,014      11,393
                                       ------------      ------------      ------------   -------   ---------  --------   ---------

 OPERATING EXPENSES:
    Operation and maintenance               287,618              (105)           (1,675)    8,091      64,388    25,306      11,402
    Administrative and general               63,741               546            17,023     3,028       7,225     4,574       2,660
    Goodwill Amort.                           2,286                --             2,286        --          --        --          --
    Depreciation & Amort.                     4,968                --             2,569        --         400       266          --
                                       ------------      ------------      ------------   -------   ---------  --------   ---------
 Total Operating Expenses                   358,613               441            20,203    11,119      72,013    30,145      14,062
                                       ------------      ------------      ------------   -------   ---------  --------   ---------

 OPERATING INCOME                           (10,943)            8,749           (10,446)   15,266      (1,617)     (131)     (2,669)

 INTEREST EXPENSE                             2,880            (3,884)            4,439        --         586        74          95

 TAXES:
    Taxes-Current                            (4,558)               --            (5,553)    6,157      (1,096)     (236)       (961)
    Taxes-Deferred                              377                --               310        79         324       215          (6)
                                       ------------      ------------      ------------   -------   ---------  --------   ---------
 Total Taxes                                 (4,181)               --            (5,243)    6,236        (772)      (21)       (967)
                                       ------------      ------------      ------------   -------   ---------  --------   ---------

 NET INCOME/(LOSS)                     $     (9,642)     $     12,633      $     (9,642)  $ 9,030   $  (1,431) $   (183)  $  (1,797)
                                       ============      ============      ============   =======   =========  ========   =========

 PSEG ENERGY TECHNOLOGIES INC.
 CONSOLIDATING STATEMENT OF INCOME
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)


                                                                              FRANK A.
                                                                              MCBRIDE
                                                   RICH FIRE      STRUBLE     COMPANY    EAST COAST   BARHAM    TOUGHER     CENTRAL
                                                  ------------  -----------  ----------  ----------  --------  ---------  ---------
 REVENUES:
    Electric Sales                                $         --  $        --  $       --  $       --  $     --
    Gas Sales                                               --           --          --          --        --
    Consulting & Fee Revenue                                --           --          --          --        --
    Mechanical Service Contracts                         3,787       10,901      93,427       4,062    30,974     35,708      9,328
    DSM-Revenue                                             --           --          --          --        --
                                                  ------------  -----------  ----------  ----------  --------  ---------  ---------
 Total Sales                                             3,787       10,901      93,427       4,062    30,974     35,708      9,328
                                                  ------------  -----------  ----------  ----------  --------  ---------  ---------

 COST OF SALES:
    Energy Supply                                           --           --          --          --        --
                                                  ------------  -----------  ----------  ----------  --------  ---------  ---------
 Total Cost of Sales                                        --           --          --          --        --         --         --
                                                  ------------  -----------  ----------  ----------  --------  ---------  ---------

 Gross Margin                                            3,787       10,901      93,427       4,062    30,974     35,708      9,328

    Interest Income                                         --            8         393          --        39        103         12
    Interest Income-Assoc. Co.                              --           --          --          --        --
    Investment in subsidiaries                              --           --          --          --        --
    Joint Ventures                                          --           --         320          --     1,474
                                                  ------------  -----------  ----------  ----------  --------  ---------  ---------
 Total Operating Revenues                                3,787       10,909      94,140       4,062    32,487     35,811      9,340
                                                  ------------  -----------  ----------  ----------  --------  ---------  ---------

 OPERATING EXPENSES:
    Operation and maintenance                            3,206        6,533      81,974       3,548    28,891     46,003     10,057
    Administrative and general                           1,119        4,484      14,154       1,402     4,417      1,577      1,533
    Goodwill Amort.                                         --           --          --                    --
    Depreciation & Amort.                                   50          119       1,037         151        91        256         30
                                                  ------------  -----------  ----------  ----------  --------  ---------  ---------
 Total Operating Expenses                                4,375       11,136      97,164       5,101    33,399     47,836     11,620
                                                  ------------  -----------  ----------  ----------  --------  ---------  ---------

 OPERATING INCOME                                         (588)        (227)     (3,024)     (1,039)     (913)   (12,025)    (2,280)

 INTEREST EXPENSE                                           11           41         212          90       113        896        208

 TAXES:
    Taxes-Current                                         (208)         (99)       (569)       (383)     (442)      (297)      (871)
    Taxes-Deferred                                          (6)           9        (540)         (8)       --
                                                  ------------  -----------  ----------  ----------  --------  ---------  ---------
 Total Taxes                                              (214)         (90)     (1,109)       (391)     (442)      (297)      (871)
                                                  ------------  -----------  ----------  ----------  --------  ---------  ---------

 NET INCOME/(LOSS)                                $       (385) $      (178) $   (2,127) $     (738) $   (584) $ (12,624) $  (1,617)
                                                  ============  ===========  ==========  ==========  ========  =========  =========

 PSEG ENERGY TECHNOLOGIES INC.
 CONSOLIDATING STATEMENT OF RETAINED EARNINGS
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                             PSEG ENERGY    INTERCOMPANY
                                            TECHNOLOGIES    ELIMINATIONS   PSEG ENERGY                                   LIBER RICH
                                               CONSOL.       & RECLASS     TECHNOLOGIES    PSCRC    FLUIDICS    ARDEN      & SONS
                                            ------------    ------------   ------------    ------   --------    -----    ----------

 BALANCE  JANUARY 1, 2000                        (49,208)         (4,169)       (49,208)    4,785        686      643          (608)

 NET INCOME/(LOSS)                                (9,642)         12,633         (9,642)    9,030     (1,431)    (183)       (1,797)

                                            ------------    ------------   ------------    ------   --------    -----    ----------
            TOTAL                                (58,850)          8,464        (58,850)   13,815       (745)     460        (2,405)
                                            ------------    ------------   ------------    ------   --------    -----    ----------

 DIVIDENDS DECLARED                                   --              --             --        --         --       --            --
                                            ------------    ------------   ------------    ------   --------    -----    ----------


 BALANCE  DECEMBER 31, 2000                      (58,850)          8,464        (58,850)   13,815       (745)     460        (2,405)
                                            ------------    ------------   ------------    ------   --------    -----    ----------

 PSEG ENERGY TECHNOLOGIES INC.
 CONSOLIDATING STATEMENT OF RETAINED EARNINGS
 FOR THE YEAR ENDING DECEMBER 31, 2000
 ($ IN THOUSANDS)

                                                                        FRANK A.
                                                                        MCBRIDE
                                              RICH FIRE     STRUBLE     COMPANY     EAST COAST     BARHAM     TOUGHER     CENTRAL
                                              ---------     -------     -------     ----------     ------     -------     -------
 BALANCE  JANUARY 1, 2000                          (546)       (422)       (700)           331         --          --          --

 NET INCOME/(LOSS)                                 (385)       (178)     (2,127)          (738)      (584)    (12,624)     (1,617)

                                              ---------     -------     -------     ----------     ------     -------     -------
            TOTAL                                  (931)       (600)     (2,827)          (407)      (584)    (12,624)     (1,617)
                                              ---------     -------     -------     ----------     ------     -------     -------

 DIVIDENDS DECLARED                                  --          --          --             --         --          --          --
                                              ---------     -------     -------     ----------     ------     -------     -------


 BALANCE  DECEMBER 31, 2000                        (931)       (600)     (2,827)          (407)      (584)    (12,624)     (1,617)
                                              ---------     -------     -------     ----------     ------     -------     -------

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)


                                              PSEG ENERGY    INTERCOMPANY
                                             TECHNOLOGIES    ELIMINATIONS   PSEG ENERGY                                  LIBER RICH
                                                CONSOL.        & RECLASS    TECHNOLOGIES    PSCRC    FLUIDICS    ARDEN     & SONS
                                             ------------    ------------   ------------    ------   --------    -----   ----------
ASSETS

CURRENT ASSETS
      Cash & Cash Equivalents                       6,059              --           (350)     (357)        23     (514)         934
      Escrow Deposit                                   98              --             98        --         --       --           --
   Trade Receivable:                                   --                             --
      Energy Supply - Gas & Electric                2,503              --          2,503        --         --       --           --
      Business Solutions                           99,235                          2,138        --     27,639    7,996        3,031
      DSM Receivable                                                   --                       --         --       --           --
      Allow. For Doubtful Accts.                   (4,876)             --         (1,454)   (2,760)        --      (10)         (48)
      A/R-Assoc. Companies                          5,651         (20,439)        24,119        --         37       --           --
      A/R-Other Receivables                         8,594              --            597     7,826         --       --           --
      Notes Receivable                             16,898              --         16,898        --         --       --           --
      N/R-Assoc. Companies                             --         (73,281)        30,599    36,122         --    6,560           --
       Deferred Hedge Loss                             --              --             --        --         --       --           --
      Inventory                                     1,104              --             --        --         --       --           --
      Cost & Earnings in Excess of Billings        27,367              --          6,555        --      8,787    1,791          131
      Prepayments                                   2,956              --            794        --        (39)     238          540
      Interest Receivable                             372              --            372        --         --       --           --
                                             ------------    ------------   ------------    ------   --------   ------   ----------
Total Current Assets                              165,961         (93,720)        82,869    40,831     36,447   16,061        4,588
                                             ------------    ------------   ------------    ------   --------   ------   ----------

PROPERTY, PLANT AND EQUIPMENT
      Office Furniture                             29,476              --          1,384        --      5,547    2,004        1,607
      Office Equipment                              1,305              --          1,305        --         --       --           --
      Computers - Desktop                           5,356              --          5,356        --         --       --           --
      Software - Bus Sol                               84              --             84        --         --       --           --
      Intangible Assets                             7,026              --          7,026        --         --       --           --
      Automobiles                                      69              --             69        --         --       --           --
      Misc. Equipment - Bus Sol                     4,620              --          4,620        --         --       --           --
      Construction in Progress                         --              --             --        --         --       --           --
      Franchise Fees                                1,000              --          1,000        --         --       --           --
      Leasehold Improvements                          258              --            258        --         --       --           --
      Accum. Depr. & Amort.                       (31,653)             --        (11,977)       --     (4,174)  (1,467)      (1,356)
                                             ------------    ------------   ------------    ------   --------   ------   ----------
Property, Plant and Equipment-net                  17,541              --          9,125        --      1,373      537          251
                                             ------------    ------------   ------------    ------   --------   ------   ----------

INVESTMENTS
      Marketable Securities                            --              --             --                   --       --           --
      Investment in subsidiaries                       --        (117,823)       117,823        --         --       --           --
      Joint Ventures                                3,691          (4,532)            --        --         --    1,488           --
      DSM Investments-Energy Tech.                  8,536              --          8,755      (219)        --       --           --
      DSM Investments                              47,849              --             10    47,839         --       --           --
                                             ------------    ------------   ------------    ------   --------   ------   ----------
Total Investments                                  60,076        (122,355)       126,588    47,620               1,488           --
                                             ------------    ------------   ------------    ------   --------   ------   ----------

OTHER ASSETS
      Accum Def Inc Tax                             7,597              --            727     6,870         --       --           --
      Other                                         4,526              --          2,698        --        399      161         (329)
      Special Fund - Pension                          763              --            763        --         --       --           --
      Goodwill                                     55,559              --         55,559        --         --       --           --
                                             ------------    ------------   ------------    ------   --------   ------   ----------
Total Other Assets                                 68,445              --         59,747     6,870        399      161         (329)
                                             ------------    ------------   ------------    ------   --------   ------   ----------

TOTAL ASSETS                                      312,023        (216,075)       278,329    95,321     38,219   18,247        4,510
                                             ============    ============   ============    ======   ========   ======   ==========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                           FRANK A.
                                                                           MCBRIDE
                                                 RICH FIRE     STRUBLE     COMPANY     EAST COAST     BARHAM     TOUGHER    CENTRAL
                                                 ---------     -------     --------    ----------     ------     -------    -------
ASSETS

CURRENT ASSETS
      Cash & Cash Equivalents                         (236)        772        2,160           129      2,258       1,192         48
      Escrow Deposit                                    --          --           --            --         --          --         --
   Trade Receivable:
      Energy Supply - Gas & Electric                    --          --           --            --         --          --         --
      Business Solutions                             1,649       2,818       25,569         1,018     11,328      11,865      4,185
      DSM Receivable                                    --          --           --            --         --          --         --
      Allow. For Doubtful Accts.                        --         (44)        (560)           --         --          --         --
      A/R-Assoc. Companies                              --          --        1,657            --        278          --         --
      A/R-Other Receivables                             --          --          171            --         --          --         --
      Notes Receivable                                  --          --           --            --         --          --         --
      N/R-Assoc. Companies                              --          --           --            --         --          --         --
       Deferred Hedge Loss                              --          --           --            --         --          --         --
      Inventory                                         --          --          283            --         --         821         --
      Cost & Earnings in Excess of Billings            173          --        5,886            --        683       2,345      1,017
      Prepayments                                       --          69          612             8         72         271        391
      Interest Receivable                               --          --           --            --         --          --         --
                                                 ---------     -------     --------    ----------     ------     -------    -------
Total Current Assets                                 1,586       3,615       35,776         1,155     14,618      16,494      5,641
                                                 ---------     -------     --------    ----------     ------     -------    -------

PROPERTY, PLANT AND EQUIPMENT
      Office Furniture                                 685       1,729        8,441         1,057      1,496       4,372      1,155
      Office Equipment                                  --          --           --            --         --          --         --
      Computers - Desktop                               --          --           --            --         --          --         --
      Software - Bus Sol                                --          --           --            --         --          --         --
      Intangible Assets                                 --          --           --            --         --          --         --
      Automobiles                                       --          --           --            --         --          --         --
      Misc. Equipment - Bus Sol                         --          --           --            --         --          --         --
      Construction in Progress                          --          --           --            --         --          --         --
      Franchise Fees                                    --          --           --            --         --          --         --
      Leasehold Improvements                            --          --           --            --         --          --         --
      Accum. Depr. & Amort.                           (525)       (879)      (5,724)         (543)      (851)     (3,672)      (485)
                                                 ---------     -------     --------    ----------     ------     -------    -------
Property, Plant and Equipment-net                      160         850        2,717           514        645         700        670
                                                 ---------     -------     --------    ----------     ------     -------    -------

INVESTMENTS
      Marketable Securities                             --          --           --            --         --          --         --
      Investment in subsidiaries                        --          --           --            --         --          --         --
      Joint Ventures                                    --          --        5,017            --      1,718          --         --
      DSM Investments-Energy Tech.                      --          --           --            --         --          --         --
      DSM Investments                                   --          --           --            --         --          --         --
                                                 ---------     -------     --------    ----------     ------     -------    -------
Total Investments                                       --          --        5,017            --      1,718          --         --
                                                 ---------     -------     --------    ----------     ------     -------    -------

OTHER ASSETS
      Accum Def Inc Tax                                 --          --           --            --         --          --         --
      Other                                             --          35          975            20         --         609        (42)
      Special Fund - Pension                            --          --           --            --         --          --         --
      Goodwill                                          --          --           --            --         --          --         --
                                                 ---------     -------     --------    ----------     ------     -------    -------
Total Other Assets                                      --          35          975            20         --         609        (42)
                                                 ---------     -------     --------    ----------     ------     -------    -------

TOTAL ASSETS                                         1,746       4,500       44,485         1,689     16,981      17,803      6,269
                                                 =========     =======     ========    ==========     ======     =======    =======

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)


                                              PSEG ENERGY    INTERCOMPANY
                                             TECHNOLOGIES    ELIMINATIONS   PSEG ENERGY                                  LIBER RICH
                                                CONSOL.        & RECLASS    TECHNOLOGIES    PSCRC    FLUIDICS    ARDEN     & SONS
                                             ------------    ------------   ------------    ------   --------   ------   ----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   A/P-Accrued                                     13,329              --          4,337       233       (662)     790          537
   A/P-Trade                                       41,638              --          1,321        --     12,091    3,833        1,978
   Billings in Excess of Costs & Earnings          17,639              --             --        --      4,263    2,395          159
   Taxes Payable                                      803              --            (80)      837         --       --           --
   Other  A/P - Margin                                233              --             --        --         --       13           --
   Deferred Hedge Gains                                --              --             --        --         --       --           --
   A/P-Associated Companies                         6,093         (20,439)         2,575     4,357      5,193    3,722          284
   N/P-Associated Companies                        40,362         (73,278)        83,044        --     14,167       --        2,441
   Current Portion of L/T Debt                         19              --             --        --         --       --           --
                                             ------------    ------------   ------------    ------   --------   ------   ----------
Total Current Liabilities                         120,116         (93,717)        91,197     5,427     35,052   10,753        5,399
                                             ------------    ------------   ------------    ------   --------   ------   ----------
DEFERRED LIABILITIES
   Other Deferred Balance                           1,145              --          1,749        --       (609)      --           --
   Long Term Payables                               1,321              --             --        --         --       --          232
   Long Term Lease Obligations                         59              --             --        --         --       --           --
   Deferred Revenue                                   121              --             --        --         --       --           --
   Deferred Revenue - DSM                           3,974              --             95     3,879         --       --           --
   Non-Qualified Pension Accrual                      808              --            808        --         --       --           --
                                             ------------    ------------   ------------    ------   --------   ------   ----------
Total Deferred liabilities                          7,428              --          2,652     3,879       (609)      --          232
                                             ------------    ------------   ------------    ------   --------   ------   ----------
STOCKHOLDER'S EQUITY
   Capital Stock                                       10            (129)            10        10         --       --           --
   Contributed Capital                            243,319        (130,693)       243,320    72,190      4,521    7,034        1,284
   Net Unrealized Gain/(Loss) on Mkt. Sec.             --              --             --        --         --       --           --
   Retained Earnings                              (58,850)          8,464        (58,850)   13,815       (745)     460       (2,405)
                                             ------------    ------------   ------------    ------   --------   ------   ----------
Total Stockholder's Equity                        184,479        (122,358)       184,480    86,015      3,776    7,494       (1,121)
                                             ------------    ------------   ------------    ------   --------   ------   ----------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                            312,023        (216,075)       278,329    95,321     38,219   18,247        4,510
                                             ============    ============   ============    ======   ========   ======   ==========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                           FRANK A.
                                                                           MCBRIDE
                                                 RICH FIRE     STRUBLE     COMPANY     EAST COAST     BARHAM     TOUGHER    CENTRAL
                                                 ---------     -------     --------    ----------     ------     -------    -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   A/P-Accrued                                         (99)        332        4,674           401        465       2,124        197
   A/P-Trade                                           174         457        4,812           196      7,395       4,802      4,579
   Billings in Excess of Costs & Earnings              198          --        3,831                    2,532       3,686        576
   Taxes Payable                                        --          --           46            --         --          --         --
   Other  A/P - Margin                                  --          --          117            --        104          --         --
   Deferred Hedge Gains                                 --          --           --            --         --          --         --
   A/P-Associated Companies                            667       2,162        7,103           445      1,592      (1,881)       314
   N/P-Associated Companies                            427       1,172          121           795      1,500       9,429        544
   Current Portion of L/T Debt                          --          --           --            --         19         --          --
                                                 ---------     -------     --------    ----------     ------     -------    -------
Total Current Liabilities                            1,367       4,123       20,703         1,837     13,606      18,160      6,210
                                                 ---------     -------     --------    ----------     ------     -------    -------
DEFERRED LIABILITIES
   Other Deferred Balance                               --          --            5            --         --          --         --
   Long Term Payables                                  109         312           --            --         20         539        109
   Long Term Lease Obligations                          --          --           59            --         --          --         --
   Deferred Revenue                                     --         120            1            --         --          --         --
   Deferred Revenue - DSM                               --          --           --            --         --          --         --
   Non-Qualified Pension Accrual                        --          --           --            --         --          --         --
                                                 ---------     -------     --------    ----------     ------     -------    -------
Total Deferred liabilities                             109         432           66            --         20         539        109
                                                 ---------     -------     --------    ----------     ------     -------    -------
STOCKHOLDER'S EQUITY
   Capital Stock                                        --           2           --            --        100          --         17
   Contributed Capital                               1,201         543       26,543           259      3,839      11,728      1,550
   Net Unrealized Gain/(Loss) on Mkt. Sec.              --          --           --            --         --          --         --
   Retained Earnings                                  (931)       (600)      (2,827)         (407)      (584)    (12,624)    (1,617)
                                                 ---------     -------     --------    ----------     ------     -------    -------
Total Stockholder's Equity                             270         (55)      23,717          (148)     3,356        (896)       (50)
                                                 ---------     -------     --------    ----------     ------     -------    -------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                               1,746       4,500       44,485         1,689     16,981      17,803      6,269
                                                 =========     =======     ========    ==========     ======     =======    =======

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                    PSEG ENERGY      INTERCOMPANY
                                                    TECHNOLOGIES     ELIMINATIONS     PSEG ENERGY
                                                       CONSOL.        & RECLASS       TECHNOLOGIES     PSCRC      FLUIDICS
                                                    ------------     ------------     ------------   ---------    ---------
REVENUES:
             Electric Sales                          $  24,206        $      --        $  24,206      $      --    $      --
             Gas Sales                                  43,192               --           43,192             --           --
             Consulting & Fee Revenue                   19,660               --           19,660             --           --
             Mechanical Service Contracts              289,258               --               11             --       70,197
             DSM-Revenue                                24,653               --               --         24,653           --
                                                     ---------        ---------        ---------      ---------    ---------
Total Sales                                            400,969               --           87,069         24,653        70,197
                                                     ---------        ---------        ---------      ---------    ---------

COST OF SALES:
             Energy Supply                              65,871               --           65,686             --          185
                                                     ---------        ---------        ---------      ---------    ---------
Total Cost of Sales                                     65,871               --           65,686             --          185
                                                     ---------        ---------        ---------      ---------    ---------

Gross Margin                                           335,098               --           21,383         24,653       70,012

             Interest Income                             4,251           (3,927)           5,017          1,732          384
             Interest Income-Assoc. Co.                     37               --               37             --           --
             Investment in subsidiaries                     --           12,818          (12,818)            --           --
             Joint Ventures                              1,936               --               --            320           --
                                                     ---------        ---------        ---------      ---------    ---------
Total Operating Revenues                               341,322            8,891           13,619         26,385       70,396
                                                     ---------        ---------        ---------      ---------    ---------

OPERATING EXPENSES:
             Operation and maintenance                 278,688               --           (1,675)         8,091       64,388
             Administrative and general                 73,116               --           20,885          3,028        7,225
             Goodwill Amort                              2,286               --            2,286             --           --
             Depreciation & Amort                        4,925               --            2,569             --          400
                                                     ---------        ---------        ---------      ---------    ---------
Total Operating Expenses                               359,015               --           24,065         11,119       72,678
                                                     ---------        ---------        ---------      ---------    ---------

OPERATING INCOME                                       (17,693)           8,891          (10,446)        15,266       (1,617)

INTEREST EXPENSE                                         2,628           (3,927)           4,439             --          568

TAXES:
             Taxes-Current                             (11,058)              --           (5,553)         6,157       (1,096)
             Taxes-Deferred                                377               --              310             79          324
                                                     ---------        ---------        ---------      ---------    ---------
Total Taxes                                            (10,681)              --           (5,243)         6,236         (772)
                                                     ---------        ---------        ---------      ---------    ---------

NET INCOME/(LOSS)                                    $  (9,640)       $  12,818        $  (9,642)     $   9,030    $  (1,431)
                                                     =========        =========        =========      =========    =========



                                                       ARDEN
                                                     ---------
REVENUES:
             Electric Sales                          $      --
             Gas Sales                                      --
             Consulting & Fee Revenue                       --
             Mechanical Service Contracts               28,006
             DSM-Revenue                                    --
                                                     ---------
Total Sales                                             28,006
                                                     ---------

COST OF SALES:
             Energy Supply                                  --
                                                     ---------
Total Cost of Sales                                         --
                                                     ---------

Gross Margin                                            28,006

             Interest Income                               473
             Interest Income-Assoc. Co.                     --
             Investment in subsidiaries                     --
             Joint Ventures                                142
                                                     ---------
Total Operating Revenues                                28,621
                                                     ---------

OPERATING EXPENSES:
             Operation and maintenance                  23,908
             Administrative and general                  4,524
             Goodwill Amort                                 --
             Depreciation & Amort                          246
                                                     ---------
Total Operating Expenses                                28,678
                                                     ---------

OPERATING INCOME                                           (57)

INTEREST EXPENSE                                            --

TAXES:
             Taxes-Current                                (236)
             Taxes-Deferred                                215
                                                     ---------
Total Taxes                                                (21)
                                                     ---------

NET INCOME/(LOSS)                                    $     (36)
                                                     =========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                                           FRANK A.
                                                   LIBER RICH                              MCBRIDE
                                                    & SONS      RICH FIRE     STRUBLE      COMPANY     EAST COAST
                                                   ---------    ---------    ---------    ---------    ---------
REVENUES:
             Electric Sales                        $      --    $      --    $      --    $      --    $      --
             Gas Sales                                    --           --           --           --           --
             Consulting & Fee Revenue                     --           --           --           --           --
             Mechanical Service Contracts             11,376        3,787       10,901       88,471        4,062
             DSM-Revenue                                  --           --           --           --           --
                                                   ---------    ---------    ---------    ---------    ---------
Total Sales                                           11,376        3,787       10,901       88,471        4,062
                                                   ---------    ---------    ---------    ---------    ---------

COST OF SALES:
             Energy Supply                                --           --           --           --           --
                                                   ---------    ---------    ---------    ---------    ---------
Total Cost of Sales                                       --           --           --           --           --
                                                   ---------    ---------    ---------    ---------    ---------

Gross Margin                                          11,376        3,787       10,901       88,471        4,062

             Interest Income                              17           --            8          393           --
             Interest Income-Assoc. Co.                   --           --           --           --           --
             Investment in subsidiaries                   --           --           --           --           --
             Joint Ventures                               --           --           --          320           --
                                                   ---------    ---------    ---------    ---------    ---------
Total Operating Revenues                              11,393        3,787       10,909       89,184        4,062
                                                   ---------    ---------    ---------    ---------    ---------

OPERATING EXPENSES:
             Operation and maintenance                11,402        3,206        6,533       77,456        3,548
             Administrative and general                2,660        1,119        4,484       13,933        1,402
             Goodwill Amort                               --           --           --           --
             Depreciation & Amort                         --           50          119        1,015          151
                                                   ---------    ---------    ---------    ---------    ---------
Total Operating Expenses                              14,062        4,375       11,136       92,404        5,101
                                                   ---------    ---------    ---------    ---------    ---------

OPERATING INCOME                                      (2,669)        (588)        (227)      (3,220)      (1,039)

INTEREST EXPENSE                                          95           11           41          107           90

TAXES:
             Taxes-Current                              (961)        (208)         (99)        (569)        (383)
             Taxes-Deferred                               (6)          (6)           9         (540)          (8)
                                                   ---------    ---------    ---------    ---------    ---------
Total Taxes                                             (967)        (214)         (90)      (1,109)        (391)
                                                   ---------    ---------    ---------    ---------    ---------

NET INCOME/(LOSS)                                  $  (1,797)   $    (385)   $    (178)   $  (2,218)   $    (738)
                                                   =========    =========    =========    =========    =========



                                                      BARHAM       TOUGHER
                                                     ---------    ---------
REVENUES:
             Electric Sales                          $      --
             Gas Sales                                      --
             Consulting & Fee Revenue                       --
             Mechanical Service Contracts               27,411       35,708
             DSM-Revenue                                    --
                                                     ---------    ---------
Total Sales                                             27,411       35,708
                                                     ---------    ---------

COST OF SALES:
             Energy Supply                                  --
                                                     ---------    ---------
Total Cost of Sales                                         --           --
                                                     ---------    ---------

Gross Margin                                            27,411       35,708

             Interest Income                                39          103
             Interest Income-Assoc. Co.                     --
             Investment in subsidiaries                     --
             Joint Ventures                              1,474
                                                     ---------    ---------
Total Operating Revenues                                28,924       35,811
                                                     ---------    ---------

OPERATING EXPENSES:
             Operation and maintenance                  25,771       46,003
             Administrative and general                  4,246        8,077
             Goodwill Amort                                 --
             Depreciation & Amort                           89          256
                                                     ---------    ---------
Total Operating Expenses                                30,106       54,336
                                                     ---------    ---------

OPERATING INCOME                                        (1,182)     (18,525)

INTEREST EXPENSE                                            82          896

TAXES:
             Taxes-Current                                (442)      (6,797)
             Taxes-Deferred                                 --
                                                     ---------    ---------
Total Taxes                                               (442)      (6,797)
                                                     ---------    ---------

NET INCOME/(LOSS)                                    $    (822)   $ (12,624)
                                                     =========    =========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                   PSEG ENERGY    INTERCOMPANY
                                                   TECHNOLOGIES   ELIMINATIONS  PSEG ENERGY
                                                      CONSOL.      & RECLASS    TECHNOLOGIES    PSCRC        FLUIDICS       ARDEN
                                                     ---------     ---------     ---------     ---------    ---------     ---------
BALANCE  JANUARY 1, 2000                             $ (49,208)    $  (4,169)    $ (49,208)    $   4,785    $     686     $     643

NET INCOME/(LOSS)                                       (9,640)       12,818        (9,642)        9,030       (1,431)          (36)

                                                     ---------     ---------     ---------     ---------    ---------     ---------
           TOTAL                                       (58,848)        8,649       (58,850)       13,815         (745)          607
                                                     ---------     ---------     ---------     ---------    ---------     ---------

DIVIDENDS DECLARED                                          --            --            --            --           --            --
                                                     ---------     ---------     ---------     ---------    ---------     ---------


BALANCE  DECEMBER 31, 2000                           $ (58,848)    $   8,649     $ (58,850)    $  13,815    $    (745)    $     607
                                                     ---------     ---------     ---------     ---------    ---------     ---------

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                                    FRANK A.
                                           LIBER RICH                               MCBRIDE
                                             & SONS      RICH FIRE     STRUBLE      COMPANY    EAST COAST      BARHAM      TOUGHER
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
BALANCE  JANUARY 1, 2000                    $    (608)   $    (546)   $    (422)   $    (700)   $     331    $      --

NET INCOME/(LOSS)                              (1,797)        (385)        (178)      (2,218)        (738)        (822)     (12,624)

                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
           TOTAL                               (2,405)        (931)        (600)      (2,918)        (407)        (822)     (12,624)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

DIVIDENDS DECLARED                                 --           --           --           --           --           --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------


BALANCE  DECEMBER 31, 2000                  $  (2,405)   $    (931)   $    (600)   $  (2,918)   $    (407)   $    (822)   $ (12,624)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                       PSEG ENERGY   INTERCOMPANY
                                                       TECHNOLOGIES  ELIMINATIONS PSEG ENERGY
                                                           CONSOL.    & RECLASS   TECHNOLOGIES    PSCRC      FLUIDICS       ARDEN
                                                         ---------    ---------    ---------    ---------    ---------    ---------
ASSETS

CURRENT ASSETS
           Cash & Cash Equivalents                       $   4,076    $      --    $    (350)   $    (357)   $      23    $    (524)
           Escrow Deposit                                       98           --           98           --           --           --
   Trade Receivable:
           Energy Supply - Gas & Electric                    2,503           --        2,503           --           --           --
           Business Solutions                               78,884           --        2,138           --       27,639        7,156
           DSM Receivable                                       --           --           --           --           --           --
           Allow. For Doubtful Accts                        (4,876)          --       (1,454)      (2,760)          --          (10)
           A/R-Assoc. Companies                              7,182      (18,353)      24,119           --           37           --
           A/R-Other Receivables                             8,594           --          597        7,826           --           --
           Notes Receivable                                 16,898           --       16,898           --           --           --
           N/R-Assoc. Companies                             60,822      (20,719)      30,599       44,382           --        6,560
            Deferred Hedge Loss                                 --           --           --           --           --           --
           Inventory                                           283           --           --           --           --           --
           Cost & Earnings in Excess of Billings            21,544           --        6,555           --        8,787          560
           Prepayments                                       2,216           --          794           --          (39)         238
           Interest Receivable                                 372           --          372           --           --           --
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Total Current Assets                                       198,596      (39,072)      82,869       49,091       36,447       13,980
                                                         ---------    ---------    ---------    ---------    ---------    ---------

PROPERTY, PLANT AND EQUIPMENT
           Office Furniture                                 23,844           --        1,384           --        5,547        1,963
           Office Equipment                                  1,305           --        1,305           --           --           --
           Computers - Desktop                               5,356           --        5,356           --           --           --
           Software - Bus Sol                                   84           --           84           --           --           --
           Intangible Assets                                 7,026           --        7,026           --           --           --
           Automobiles                                          69           --           69           --           --           --
           Misc. Equipment - Bus Sol                         4,620           --        4,620           --           --           --
           Construction in Progress                             --           --           --           --           --           --
           Franchise Fees                                    1,000           --        1,000           --           --           --
           Leasehold Improvements                              258           --          258           --           --           --
           Accum. Depr. & Amort                            (27,496)          --      (11,977)          --       (4,174)      (1,467)
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Property, Plant and Equipment-net                           16,066           --        9,125           --        1,373          496
                                                         ---------    ---------    ---------    ---------    ---------    ---------

INVESTMENTS
           Marketable Securities                             1,718           --           --           --           --
           Investment in subsidiaries                           --     (117,823)     117,823           --           --           --
           Joint Ventures                                    6,505           --           --           --           --        1,488
           DSM Investments-Energy Tech                       8,755           --        8,755           --           --           --
           DSM Investments                                  39,370           --           10       39,360           --           --
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Total Investments                                           56,348     (117,823)     126,588       39,360           --        1,488
                                                         ---------    ---------    ---------    ---------    ---------    ---------

OTHER ASSETS
           Accum Def Inc Tax                                 7,597           --          727        6,870           --           --
           Other                                             3,959           --        2,698           --          399          161
           Special Fund - Pension                              763           --          763           --           --           --
           Goodwill                                         55,559           --       55,559           --           --           --
                                                         ---------    ---------    ---------    ---------    ---------    ---------
Total Other Assets                                          67,878           --       59,747        6,870          399          161
                                                         ---------    ---------    ---------    ---------    ---------    ---------

TOTAL ASSETS                                             $ 338,888    $(156,895)   $ 278,329    $  95,321    $  38,219    $  16,125
                                                         =========    =========    =========    =========    =========    =========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                                             FRANK A.
                                                     LIBER RICH                              MCBRIDE
                                                      & SONS      RICH FIRE     STRUBLE      COMPANY     EAST COAST
                                                     ---------    ---------    ---------    ---------    ---------
ASSETS

CURRENT ASSETS
             Cash & Cash Equivalents                 $     934    $    (236)   $     772    $   1,788    $     129
             Escrow Deposit                                 --           --           --           --           --
   Trade Receivable:
             Energy Supply - Gas & Electric                 --           --           --           --           --
             Business Solutions                          3,031        1,649        2,818       23,418        1,018
             DSM Receivable                                 --           --           --           --           --
             Allow. For Doubtful Accts                     (48)          --          (44)        (560)          --
             A/R-Assoc. Companies                           --           --           --        1,379           --
             A/R-Other Receivables                          --           --           --          171           --
             Notes Receivable                               --           --           --           --           --
             N/R-Assoc. Companies                           --           --           --           --           --
              Deferred Hedge Loss                           --           --           --           --           --
             Inventory                                      --           --           --          283           --
             Cost & Earnings in Excess of Billings         131          173           --        4,655           --
             Prepayments                                   540           --           69          573            8
             Interest Receivable                            --           --           --           --           --
                                                     ---------    ---------    ---------    ---------    ---------
Total Current Assets                                     4,588        1,586        3,615       31,707        1,155
                                                     ---------    ---------    ---------    ---------    ---------

PROPERTY, PLANT AND EQUIPMENT
             Office Furniture                            1,607          685        1,729        8,388        1,057
             Office Equipment                               --           --           --           --           --
             Computers - Desktop                            --           --           --           --           --
             Software - Bus Sol                             --           --           --           --           --
             Intangible Assets                              --           --           --           --           --
             Automobiles                                    --           --           --           --           --
             Misc. Equipment - Bus Sol                      --           --           --           --           --
             Construction in Progress                       --           --           --           --           --
             Franchise Fees                                 --           --           --           --           --
             Leasehold Improvements                         --           --           --           --           --
             Accum. Depr. & Amort                       (1,356)        (525)        (879)      (5,724)        (543)
                                                     ---------    ---------    ---------    ---------    ---------
Property, Plant and Equipment-net                          251          160          850        2,664          514
                                                     ---------    ---------    ---------    ---------    ---------

INVESTMENTS
             Marketable Securities                          --           --           --           --           --
             Investment in subsidiaries                     --           --           --           --           --
             Joint Ventures                                 --           --           --        5,017           --
             DSM Investments-Energy Tech                    --           --           --           --           --
             DSM Investments                                --           --           --           --           --
                                                     ---------    ---------    ---------    ---------    ---------
Total Investments                                           --           --           --        5,017           --
                                                     ---------    ---------    ---------    ---------    ---------

OTHER ASSETS
             Accum Def Inc Tax                              --           --           --           --           --
             Other                                        (329)          --           35          975           20
             Special Fund - Pension                         --           --           --           --           --
             Goodwill                                       --           --           --           --           --
                                                     ---------    ---------    ---------    ---------    ---------
Total Other Assets                                        (329)          --           35          975           20
                                                     ---------    ---------    ---------    ---------    ---------

TOTAL ASSETS                                         $   4,510    $   1,746    $   4,500    $  40,363    $   1,689
                                                     =========    =========    =========    =========    =========

                                                         BARHAM       TOUGHER
                                                        ---------    ---------
ASSETS

CURRENT ASSETS
             Cash & Cash Equivalents                    $   1,897        1,192
             Escrow Deposit                                    --
   Trade Receivable:
             Energy Supply - Gas & Electric                    --
             Business Solutions                            10,017       11,865
             DSM Receivable                                    --
             Allow. For Doubtful Accts                         --
             A/R-Assoc. Companies                              --
             A/R-Other Receivables                             --
             Notes Receivable                                  --
             N/R-Assoc. Companies                              --
              Deferred Hedge Loss                              --
             Inventory                                         --          821
             Cost & Earnings in Excess of Billings            683        2,345
             Prepayments                                       33          271
             Interest Receivable                               --
                                                        ---------    ---------
Total Current Assets                                       12,630       16,494
                                                        ---------    ---------

PROPERTY, PLANT AND EQUIPMENT
             Office Furniture                               1,484        4,372
             Office Equipment                                  --
             Computers - Desktop                               --
             Software - Bus Sol                                --
             Intangible Assets                                 --
             Automobiles                                       --
             Misc. Equipment - Bus Sol                         --
             Construction in Progress                          --
             Franchise Fees                                    --
             Leasehold Improvements                            --
             Accum. Depr. & Amort                            (851)      (3,672)
                                                        ---------    ---------
Property, Plant and Equipment-net                             633          700
                                                        ---------    ---------

INVESTMENTS
             Marketable Securities                          1,718
             Investment in subsidiaries                        --
             Joint Ventures                                    --
             DSM Investments-Energy Tech                       --
             DSM Investments                                   --
                                                        ---------    ---------
Total Investments                                           1,718           --
                                                        ---------    ---------

OTHER ASSETS
             Accum Def Inc Tax                                 --
             Other                                             --          609
             Special Fund - Pension                            --
             Goodwill                                          --
                                                        ---------    ---------
Total Other Assets                                             --          609
                                                        ---------    ---------

TOTAL ASSETS                                            $  14,981    $  17,803
                                                        =========    =========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                         PSEG ENERGY   INTERCOMPANY
                                                         TECHNOLOGIES  ELIMINATIONS PSEG ENERGY
                                                            CONSOL.     & RECLASS   TECHNOLOGIES    PSCRC     FLUIDICS      ARDEN
                                                           ---------    ---------    ---------    ---------   ---------    ---------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
           A/P-Accrued                                     $  11,444    $      --    $   4,337    $     644   $    (662)   $     790
           A/P-Trade                                          29,801           --        1,321          246      12,091        3,219
          Billings in Excess of Costs & Earnings              12,716           --           --           --       4,263        2,389
          Taxes Payable                                          121           --          (80)         180          --           --
          Other  A/P - Margin                                     --           --           --           --          --           --
          Deferred Hedge Gains                                    --           --           --           --          --           --
          A/P-Associated Companies                            27,912          (72)       2,575        4,357       5,193        3,722
          N/P-Associated Companies                            60,985      (42,682)      83,044           --      14,167           --
          Current Portion of L/T Debt                             19           --           --           --          --           --
                                                           ---------    ---------    ---------    ---------   ---------    ---------
Total Current Liabilities                                    142,998      (42,754)      91,197        5,427      35,052       10,120
                                                           ---------    ---------    ---------    ---------   ---------    ---------

DEFERRED LIABILITIES
          Other Deferred Balance                               1,145           --        1,749           --        (609)          --
          Long Term Payables                                     673           --           --           --          --           --
          Long Term Lease Obligations                             59           --           --           --          --           --
          Deferred Revenue                                       121           --           --           --          --           --
          Deferred Revenue - DSM                               3,974           --           95        3,879          --           --
          Non-Qualified Pension Accrual                          808           --          808           --          --           --
                                                           ---------    ---------    ---------    ---------   ---------    ---------
Total Deferred liabilities                                     6,780           --        2,652        3,879        (609)          --
                                                           ---------    ---------    ---------    ---------   ---------    ---------

STOCKHOLDER'S EQUITY
          Capital Stock                                          122           --           10           10          --           --
          Contributed Capital                                234,905     (118,311)     243,319       72,190       4,521        5,372
          Net Unrealized Gain/(Loss) on Mkt. Sec                  --           --           --           --          --           --
          Retained Earnings                                  (63,942)     (13,855)     (58,849)      13,815        (745)         633
                                                           ---------    ---------    ---------    ---------   ---------    ---------
Total Stockholder's Equity                                   171,085     (132,166)     184,480       86,015       3,776        6,005
                                                           ---------    ---------    ---------    ---------   ---------    ---------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                     $ 320,863    $(174,920)   $ 278,329    $  95,321   $  38,219    $  16,125
                                                           =========    =========    =========    =========   =========    =========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 2000
($ IN THOUSANDS)

                                                                                              FRANK A.
                                                      LIBER RICH                              MCBRIDE
                                                        & SONS     RICH FIRE     STRUBLE      COMPANY     EAST COAST
                                                      ---------    ---------    ---------    ---------    ---------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
             A/P-Accrued                              $     537    $     (99)   $     332    $   4,699    $     401
             A/P-Trade                                    1,978          174          457        3,461          196
            Billings in Excess of Costs & Earnings          159          198           --        3,500           --
            Taxes Payable                                    --           --           --           21           --
            Other  A/P - Margin                              --           --           --           --           --
            Deferred Hedge Gains                             --           --           --           --           --
            A/P-Associated Companies                        284          667        2,162        7,045          445
            N/P-Associated Companies                      2,441          427        1,172          121          795
            Current Portion of L/T Debt                      --           --           --           --           --
                                                      ---------    ---------    ---------    ---------    ---------
Total Current Liabilities                                 5,399        1,367        4,123       18,847        1,837
                                                      ---------    ---------    ---------    ---------    ---------

DEFERRED LIABILITIES
            Other Deferred Balance                           --           --           --            5           --
            Long Term Payables                              232          109          312           --           --
            Long Term Lease Obligations                      --           --           --           59           --
            Deferred Revenue                                 --           --          120            1           --
            Deferred Revenue - DSM                           --           --           --           --           --
            Non-Qualified Pension Accrual                    --           --           --           --           --
                                                      ---------    ---------    ---------    ---------    ---------
Total Deferred liabilities                                  232          109          432           66           --
                                                      ---------    ---------    ---------    ---------    ---------

STOCKHOLDER'S EQUITY
            Capital Stock                                    --           --            2           --           --
            Contributed Capital                           1,283        1,201          562       24,460          308
            Net Unrealized Gain/(Loss) on Mkt. Sec           --           --           --           --           --
            Retained Earnings                            (2,404)        (931)        (619)      (3,010)        (456)
                                                      ---------    ---------    ---------    ---------    ---------
Total Stockholder's Equity                               (1,121)         270          (55)      21,450         (148)
                                                      ---------    ---------    ---------    ---------    ---------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                $   4,510    $   1,746    $   4,500    $  40,363    $   1,689
                                                      =========    =========    =========    =========    =========



                                                        BARHAM      TOUGHER
                                                       ---------   ---------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
             A/P-Accrued                               $     465       2,124
             A/P-Trade                                     6,658       4,802
            Billings in Excess of Costs & Earnings         2,207       3,686
            Taxes Payable                                     --
            Other  A/P - Margin                               --
            Deferred Hedge Gains                              --
            A/P-Associated Companies                       1,534      (1,881)
            N/P-Associated Companies                       1,500       9,429
            Current Portion of L/T Debt                       19
                                                       ---------   ---------
Total Current Liabilities                                 12,383      18,160
                                                       ---------   ---------

DEFERRED LIABILITIES
            Other Deferred Balance                            --
            Long Term Payables                                20         539
            Long Term Lease Obligations                       --
            Deferred Revenue                                  --
            Deferred Revenue - DSM                            --
            Non-Qualified Pension Accrual                     --
                                                       ---------   ---------
Total Deferred liabilities                                    20         539
                                                       ---------   ---------

STOCKHOLDER'S EQUITY
            Capital Stock                                    100      (1,654)
            Contributed Capital                               --       7,147
            Net Unrealized Gain/(Loss) on Mkt. Sec            --
            Retained Earnings                              2,479      (6,389)
                                                       ---------   ---------
Total Stockholder's Equity                                 2,579        (896)
                                                       ---------   ---------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                 $  14,982   $  17,803
                                                       =========   =========

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(i)

                                     BHILAI


                   -----------------------------------------
                                      PSEG
                   -----------------------------------------
                                       |
                                       |     100%
                   -----------------------------------------
                                Energy Holdings
                   -----------------------------------------
                                       |
                                       |     100%
                   -----------------------------------------
                                  PSEG Global
                   -----------------------------------------
                                       |
                                       |     100%
                   -----------------------------------------
                                PSEG Global USA
                   -----------------------------------------
                                       |
                                       |     100%
                   -----------------------------------------
                            PSEG International, Inc.
                   -----------------------------------------
                                       |
                                       |     100%
                   -----------------------------------------
                        PSEG (Bermuda) Holdings II, Ltd.
                   -----------------------------------------
                                       |
                                       |     100%
                   -----------------------------------------
                        PSEG Bhilai Energy Company Ltd.
                   -----------------------------------------
                                       |
                                       |      45%
                   -----------------------------------------
                      Bhilai Power Supply Company Limited
                   -----------------------------------------

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(ii)

                                      CTSN


                              -------------------
                                      PSEG
                              -------------------
                                       |
                                       |   100%
                              -------------------
                                Energy Holdings
                              -------------------
                                       |
                                       |   100%
                              -------------------
                                  PSEG Global
                              -------------------
                                       |
                                       |   100%
                              -------------------
                                PSEG Global USA
                              -------------------
                                       |
                                       |   100%
                              -------------------
                                     CEMAS
                              -------------------
                                       |
                    ----------------------------------------
            4.95%   |                                      |
          -------------------                              |
                  ASNI                                     |
          -------------------                              |
                    |                                      |
                    |                                      |  18.63%
                    |    62.74%                   -------------------
                    |----------------------------         ISN
                                                  -------------------
                                                           |
                                                           |   88%
                                                  -------------------
                                                          CTSN
                                                  -------------------

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(iii)

                                     CUPPI



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                Energy Holdings
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                  PSEG Global
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                          PSEG Global Holding Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                     PSEG Global International Holdings LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                               PSEG Americas Ltd.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                PSEG China Inc.
                     --------------------------------------
                                        |
                                        |      50%
                     --------------------------------------
                          Meiya Power Company Limited
                     --------------------------------------
                                        |
                                        |    100%
                               ------------------
                                     CUPPI
                               ------------------
                                        |
                                        |     30%
                               ------------------
                                    Jingyuan
                               ------------------

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(iv)

                                       ZHL



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                Energy Holdings
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                  PSEG Global
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                          PSEG Global Holding Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                     PSEG Global International Holdings LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                               PSEG Americas Ltd.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                PSEG China Inc.
                     --------------------------------------
                                        |
                                        |     50%
                     --------------------------------------
                          Meiya Power Company Limited
                     --------------------------------------
                                        |
                                        |    100%
                               ------------------
                                       ZHL
                               ------------------
                                        |
                                        |     60%
                               ------------------
                                     GZMHCL
                               ------------------

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(v)

                                       TMC



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                Energy Holdings
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                  PSEG Global
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                          PSEG Global Holding Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                     PSEG Global International Holdings LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                               PSEG Americas Ltd.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                PSEG China Inc.
                     --------------------------------------
                                        |
                                        |     50%
                     --------------------------------------
                          Meiya Power Company Limited
                     --------------------------------------
                                        |
                                        |    100%
                               ------------------
                                       TMC
                               ------------------
                                        |
                                        |     80%
                               ------------------
                                      TMCC
                               ------------------

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(vi)

                                       RGE



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                Energy Holdings
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                  PSEG Global
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                          PSEG Global Holding Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                     PSEG Global International Holdings LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                               PSEG Americas, Ltd.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                         PSEG Brazil Investment Company
                     --------------------------------------
                                        |
                                        |     100%
                             -----------------------
                               Pampa Energia Ltda.
                             -----------------------
                                        |
                      100%              |              100%
                      ------------------------------------
                      |                                   |
           -----------------------          -------------------------
             PSEG Brazil Company              PSEG Brazil I Company
           -----------------------          -------------------------
                      |                                   |
                      -----------------   --------------
                        50%            | |          50%
                            -------------------------
                                IPE Energia S.A.
                            -------------------------
                                        |
                                        |  32.28%
                            -------------------------
                            Rio Grande Energia, S.A.
                            -------------------------

                                                                       Exhibit C

                  Organizational Chart - Response 4(b)(vii), (viii)

                                   EDEN, EDES



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                Energy Holdings
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                  PSEG Global
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                          PSEG Global Holding Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                     PSEG Global International Holdings LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                               PSEG Americas Ltd.
                     --------------------------------------
                                        |
                                        |      90%
                     --------------------------------------
                         PSEG Americas Operating Company
                     --------------------------------------
                                        |
                                        |    99.99%
                     --------------------------------------
                          PSEG Operating Argentina S.A.
                     --------------------------------------
                                        |
                           33.34%       |        33.34%
                                 ----------------
                                 |               |
                            ----------     ----------
                               EDEN           EDES
                            ----------     ----------

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(ix)

                                       TGM



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                Energy Holdings
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                  PSEG Global
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                          PSEG Global Holding Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                     PSEG Global International Holdings LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                               PSEG Americas Ltd.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                             PSEG Americas II, Ltd.
                     --------------------------------------
                                        |
                                        |     50%
                               ------------------
                                       TGV
                               ------------------
                                        |
                                        |  17.13%
                               ------------------
                                       TGM
                               ------------------

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(x)

                                     EDELAP


                                              100%
                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                Energy Holdings
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                  PSEG Global
                     --------------------------------------
                                        |
                                        |
              100%   --------------------------------------   100%
                     |                                    |
--------------------------------------       -----------------------------------
      PSEG Global Holding Company                       PSEG Global USA
--------------------------------------       -----------------------------------
              100%   |                                    |   100%
--------------------------------------       -----------------------------------
PSEG Global International Holdings LLC            PSEG International, Inc.
--------------------------------------       -----------------------------------
              100%   |                                    |   100%
      ---------------------------            ---------------------------
          PSEG Americas Ltd.                      PSEG Americas, Inc.
      ---------------------------            ---------------------------
                     |                                    |
                     |                       ---------------------------
              100%   |                100%   |                          | 33.33%
      ---------------------------    ----------------------    -----------------
           Wildwood I Ltd.                 La Plata I             La Plata II
      ---------------------------    ----------------------    -----------------
                     |                33.33%  |                         |
                     |               ----------------------         1%  |
                     |               La Plata Partners LP   ------------
                     |               ----------------------
                     |                100%    |
                     |               ----------------------
                     |               La Plata Holdings Inc.
             33.33%  | Cl. B comn    ----------------------
                     |                100%    |  Cl. A Prfd
                     |               ----------------------
                      --------------       Camille Ltd.     ------------------
                                     ----------------------                   |
                                              |                               |
                                         ------------------                   |
                     100%          |                 |   40%                  |
                    --------------------         ---------------              |
                    Luz de la Plata S.A.      /---  COINELEC                  |
                    --------------------     / -----------------              |
                    31.942% Cl. B  |    51% Cl. A    |   51% Cl. A            |
                    --------------------   /     ---------------              |
                           EDELAP   ----- /       Central Dique               |
                    --------------------         ---------------              |
                                   |                                          |
                                   -------------------------------------------
                                                    7.058% of Cl. B

                                                                       Exhibit C

                               Organizational Chart - Response 4(b)
                                         (xi),(xii),(xiii)

                                     CAGUA, MARACAY, VALENCIA



                              --------------------------------------
                                               PSEG
                              --------------------------------------
                                                 |
                                                 |     100%
                              --------------------------------------
                                         Energy Holdings
                              --------------------------------------
                                                 |
                                                 |     100%
                              --------------------------------------
                                           PSEG Global
                              --------------------------------------
                                                 |
                                                 |     100%
                              --------------------------------------
                                   PSEG Global Holding Company
                              --------------------------------------
                                                 |
                                                 |     100%
                              --------------------------------------
                              PSEG Global International Holdings LLC
                              --------------------------------------
                                                 |
                                                 |     100%
                              --------------------------------------
                                        PSEG Americas Ltd.
                              --------------------------------------
                                                 |
                                                 |     100%
                              --------------------------------------
                                      Venergy Holdings Company
                              --------------------------------------
                                                 |
                                                 |      50%
                              --------------------------------------
                                         Turboven Company
                              --------------------------------------
                                                 |

          ----------------------------------------------------------------------------------
  100%    |               100%     |                100%      |                            |     100%
----------------------  ------------------------  -------------------------  ----------------------------
Turboven Cagua Company  Turboven Maracay Company  Turboven Valencia Company  Turboven La Victoria Company
----------------------  ------------------------  -------------------------  ----------------------------

                                                                       Exhibit C

                Organizational Chart - Response 4(b)(xiv),(xv)

                           PPN Energy, PPN Operations



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                Energy Holdings
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                  PSEG Global
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                          PSEG Global Holding Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                     PSEG Global International Holdings LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                               PSEG Americas Ltd.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                               PSEG India Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                 PSEG EAMS Ltd.
                     --------------------------------------
                                        |
                     --------------------------------------
            100%     |                                    |    100%
  -----------------------------------      ------------------------------------
        PSEG Operations Ltd.                     PSEG PPN Energy Company Ltd.
  -----------------------------------      ------------------------------------
                     |                                    |
            100%     |                                    |     20%
  -----------------------------------      ------------------------------------
    PSEG PPN Operations Private Ltd.       PPN Power Generating Company Limited
  -----------------------------------      ------------------------------------

                                                                       Exhibit C

                   Organizational Chart - Response 4(b)(xvi)

                                    CARTHAGE



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                Energy Holdings
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                  PSEG Global
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                          PSEG Global Holding Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                     PSEG Global International Holdings LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                               PSEG Americas Ltd.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                       PSEG International Holding Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                      PSEG International Holding II Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                             PSEG International Ltd.
                     --------------------------------------
                                        |
                                        |       60%
                     --------------------------------------
                           Carthage Power Company Sarl
                     --------------------------------------

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(xvii)

                                   TRI-SAKTHI



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                Energy Holdings
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                  PSEG Global
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                          PSEG Global Holding Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                     PSEG Global International Holdings LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                               PSEG Americas Ltd.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                        PSEG (Bermuda) Holdings III Ltd.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                 PSEG India Ltd.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
      |------------          PSEG North Chennai Ltd.
      |              --------------------------------------
      |                                 |
      |                                 |       26%
      |              --------------------------------------
     50%                 Tri-Sakthi Investments Limited
      |              --------------------------------------
      |                                 |
      |                                 |       50%
      |              --------------------------------------
      |------------     Tri-Sakthi Energy Private Limited
                     --------------------------------------

                                                                       Exhibit C

                      Organizational Chart - Response 4(b)
                                (xviii),(xix),(xx)
                           Guadalupe, Archer, Odessa



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                Energy Holdings
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                  PSEG Global
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                 PSEG Global USA
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                             PSEG International Inc.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                               PSEG Americas Inc.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                            PSEG Texgen Holdings Inc.
                     --------------------------------------
                                        |
                        100% ----------------------- 100%
                             |                     |
                   -------------------    -------------------
                    PSEG Texgen I Inc.    PSEG Texgen II Inc.
                   -------------------    -------------------
                             |                     |
                        0.5% ----------------------- 49.5%
                                        |
                     --------------------------------------
                           Texas Independent Energy LP
                     --------------------------------------
                                        |

        ------------------------------------------------------------------------------------------------------
        |                    |                  |                 |                   |                       |
------------------  -------------------  ---------------  ----------------  ---------------------  ----------------------
Guadalupe Power I,  Guadalupe Power II,  Archer Power I,  Archer Power II,  Odessa-Ector Power I,  Odessa-Ector Power II,
      LLC                   LLC                LLC              LLC                 LLC                     LLC
------------------  -------------------  ---------------  ----------------  ---------------------  ----------------------
        |                    |                  |                 |                   |                       |
  1% GP  --------------------             1% GP -------------------             1% GP -------------------------
        |                                       |                                     |
---------------------------- 99% LP  ------------------------- 99% LP    ------------------------------- 99% LP
Guadalupe Power Partners, LP         Archer Power Partners, LP           Odessa-Ector Power Partners, LP
----------------------------         -------------------------           -------------------------------

                                                                       Exhibit C

                Organizational Chart - Response 4(b)(xxi)(xxii)
                             Chilquinta, Luz del Sur


                              Chilquinta
                    -------------------------------
                    Public Service Enterprise Group
                             Incorporated
                             (New Jersey)
                    -------------------------------
                                    |
                    -------------------------------
                       PSEG Energy Holdings Inc.
                             (New Jersey)
                    -------------------------------
                                    |

                    -------------------------------
                            PSEG Global Inc.          --------------------------------------
                              (New Jersey)                                                  |
                    -------------------------------                                         |
                                    |                                                       |
                    -------------------------------                                         |
                          PSEG Global USA Inc.                                              |
          --------            (New Jersey)                                                  |
          |         -------------------------------                                         |
          |                         |                                                       |
     -----------    -------------------------------                           ---------------------------
        PSEG            PSEG International Inc.                               PSEG Global Holding Company
      Chilquinta              (Delaware)                                                (Cayman)
     Finance LLC    -------------------------------                           ---------------------------
     (Delaware)                     |                                                       |
     -----------    -------------------------------                           ---------------------------
          |                PSEG Americas Inc.                                  PSEG Global International
          |                   (Delaware)           --------                            Holdings LLC
    -50%--          -------------------------------        |                             (Delaware)
    |                               |                      |                  ---------------------------
  -----------                       |                      |                                |
  Chilquinta                 -------------                0.1%                      ----------------
   Energia                    PSEG Global                  |                              PSEG
  Finance Co.                 Funding II                   |                           Americas Ltd.
     LLC                          LLC                      |                            (Bermuda)
  (Delaware)                  (Delaware)                   |                        ----------------
  -----------                              -------------                 |                                |
                                    |                      |               -----------------------------------
                             -------------                 |               |                |                 |
                              PSEG Global                  |         -------------     ------------     ----50%-----
                                Funding                    |         PSEG Chilean      PSEG Global        Peruvian
                                 Corp.     ----     ---------------  Equity II Ltd.    Funding II       Opportunity
                              (Delaware)      |     |      |            (Cayman)          Corp.             SAC
                             -------------    |     |      |                           (Delaware)         (Peru)
                              100%  |         |    50%     |         -------------     ------------     -------------
                             -------------    |     |      |               |
                              PSEG Global     |     |      |               |
                              Funding III   80%     | --------------       |
                                Company       |     |     Sempra           |
                               (Cayman)       |     |     Energy         99.9%
                             -------------    |     |  International       |
                               20%  |         |     |      Chile           |
                             -------------    |     |     Holdings I       |
                              Asociacion o    |     |       B.V.           |
                 ----------    Cuentas en  ----     |  (Netherlands)   -------------
                 |           Participacion          | --------------   PSEG Chilean
                 |              (Chile)             |      |            Equity Ltd.
                 |           -------------          | 50%  |              (Cayman)   ---------
                 |             100% |               |      |           -------------         |
                 |           -------------          |      |               |                 |
                 |               PSEG            --------  |               |                50%
              99.99%            Finance          Tecnored  |               |             ------------
                 |              Company             S.A.   |               |             Inversiones
                 |             (Cayman)           (Chile)  |               |               Sempra-
                 |           -------------       --------  |--50%----------|-----------   PSEG Chile
                 |            0.01% |                |                     |                 S.A.
                 |           -------------           |                     |               (Chile)
                 |             PSEG Peru             |                     |             ------------
                 |---------       SRL                |                     |               99.9999%
                                (Peru)               |                 0.00005%                |
                             -------------           |                     |             ------------
    ---------------------0.01%-----------------------|                     |             Inversiones
    |                                                |                     |               Sempra-
    |                      -----------1%-------------|                     |-----------  PSEG Chile II
    |                      |                                                                S.A.
    |                      |                                                              (Chile)
    |                      |                                                             -------------
    |                      |                                                                99.99%
    |                      |                                                                   |
    |                      |                                                             -------------
    |                      |                                                               Chilquinta
    |                      |                                                              Energia S.A.
    |                      |                                                                 (Chile)
    |                      |                                                             -------------
    |                      |----------------------------------------------------------------------------
    |                      |                        |        |           |      |               |       |
    |                -----99%-----                  |        |           |      |               |       |
    |                    I.T.O.                     |        |           |      |               |       |
    |                International                  |        |           |      |               |       |
    |                  Technical                    |        |           |      |               |       |
    |                  Operators                    |        |           |      |               |       |
    |                    A.V.V.                     |        |           |      |               |       |
    |                   (Aruba)                     |        |           |      |               |       |
    |                -------------                  |        |           |      |               |       |


    |----------------------------------             |        |           |      |               |       |
    |                  |              |             |        |           |      |               |
--99.99%---            |         ----100%-----      |   ---75.61%----    |      |               | ------51%------
 Chilquinta      ----55.3%----      Energy          |     Compania       | --52.5%---           |  Distribuidora
 Argentina          Ontario        Business         |-- Electrica del -- | Luzlinares           | Parral S.A./Luz
   S.A.          Quinta A.V.V.   International      ||   Litoral S.A.  | |    S.A.              |     Par S.A.
(Argentina)        (Aruba)*          A.V.V.         ||     (Chile)     | |  (Chile)             |    (Chile)
-----------      -------------     (Aruba)          ||  -------------- | | ----------           | ---------------
                     |           -------------      ||                 | |                      |
                     |                |             ||                 | |                      |
                     |      |--3.83%--              ||                 | |                      |
             -3.718%--61.16%                        ||0.01%       99.5%| |                      |
             |              |                       |      |           | |                      |
             |              |                       |      |            ---0.5%---         --68.97%--
         --------      -----------               ---99.99%--            Generadora         Energia de
          Tecsur       Luz del Sur                                       Electrica         Casablanca
         S.A.A.**       S.A.A.***                Energas S.A.            Sauce los            S.A.
         (Peru)          (Peru)                    (Chile)               Andes S.A.         (Chile)
         --------      -----------               -----------             (Chile)           -----------
                            |                                           ----------
                --------------------------------------------------            |
                |                             |                  |        20% |
 0.00005%  --99.9999%--                       |                  |            |
            Empresa de                   --99.9999%--       -----100%----     -----80%----
           Distribucion                  Inmobiliaria        Luz del Sur      Inmobiliaria
           Electrica de -- 0.00005%----  Luz del Sur        International      del Litoral
           Canete S.A.                     S.A.****             A.V.V.             S.A.
             (Peru)                        (Peru)              (Aruba)           (Chile)
           ------------                  ------------       -------------     ------------

*    Peruvian Opportunity Company SAC owns 44.7% of Ontario Quinta A.V.V.
**   I.T.O. International Technical Operators A.V.V. owns 31.510% of Tecsur S.A.A.
***  Peruvian Opportunity Company SAC owns 22.89% of Luz del Sur S.A.A.
**** Other investors own the remaining 0.0001% of Inmobiliaria Luz del Sur S.A.


                                                                       Exhibit C

                   Organizational Chart - Response 4 (b) (xxiii)
                                   AES Parana



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                 Energy Holdings
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                   PSEG Global
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                           PSEG Global Holding Company
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                     PSEG Global International Holdings LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                               PSEG Americas Ltd.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                            PSEG Cayman Americas Co.
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                           PSEG Cayman Americas V Co.
                     --------------------------------------
                                        |
                                        |

        -----------------------------------------------------------------------------------------------------
        |                    |                         |                          |                         |
   >
33.33%  |           33%      |           33.33%        |                 33.33%   |                         |         33.33%
----------------   -------------------  ------------------------------  ---------------------  -----------------------------
  Shazia S.R.L.     AES Parana S.C.A.    AES Parana Operations S.R.L.    AES Parana Gas S.A.    AES Parana Propiedades S.A.
----------------   -------------------  ------------------------------  ---------------------  -----------------------------

                                                                       Exhibit C

                Organizational Chart - Response 4(b) (xxiv)(xxxi)

                         PSEG Fossil LLC, Power New York



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                 PSEG Power LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                 PSEG Fossil LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                 Power New York
                     --------------------------------------

                                                                       Exhibit C

                   Organizational Chart - Response 4(b) (xxv)

                                PSEG Nuclear LLC



                     --------------------------------------
                                      PSEG
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                 PSEG Power LLC
                     --------------------------------------
                                        |
                                        |     100%
                     --------------------------------------
                                PSEG Nuclear LLC
                     --------------------------------------

                    Organizational Chart - Response 4(b)(xxvi)

                               PSEG CHORZOW B.V.

                               -----------------
                                     Public
                                    Service
                                   Enterprise
                                     Group
                                  Incorporated
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Energy
                                 Holdings Inc.
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Global
                                      Inc.
                                  (New Jersey)
                               -----------------
                                        |
                                        |----------------------------
                                        |                            |
                               -----------------            -----------------
                                  PSEG Global                  PSEG Global
                                    Holding                      USA Inc.
                                    Company                    (New Jersey)
                                    (Cayman)                -----------------
                               -----------------                     |
                                        |                            |
                                        |                   -----------------
                               -----------------                   PSEG
                                  PSEG Europe                 International
                                   (Delaware)                      Inc.
                                      Inc.                      (Delaware)
                                   (Delaware)               -----------------
                               -----------------                     |
                                        |                            |
                                        |                   -----------------
                               -----------------               PSEG Europe
                                  PSEG Europe                      Ltd.
                                      B.V.                        (U.K.)
                                 (Netherlands)              -----------------
                               -----------------                     |
                                        |                            |
                                        |                   -----------------
                               -----------------                   PSEG
                                  PSEG Silesia                  Technical
                                      B.V.                    Services Ltd.
                                 (Netherlands)                    (U.K.)
                               -----------------            -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Chorzow
                                      B.V.
                                 (Netherlands)
                               -----------------
                                        |
                                        | 54.17%
                               -----------------
                               Elektrocieplownia
                                    Chorzow
                                 Elcho S.z.o.o.
                                    (Poland)
                               -----------------

                    Organizational Chart - Response 4(b)(xxvii)

                           PSEG Rongjiang Hydropower Ltd.


                               -----------------
                                     Public
                                    Service
                                   Enterprise
                                     Group
                                  Incorporated
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Energy
                                 Holdings Inc.
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Global
                                      Inc.
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Global
                                    Holding
                                    Company
                                    (Cayman)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Global
                                 International
                                  Holdings LLC
                                   (Delaware)
                               -----------------
                                        |
                                        |
                               -----------------
                                      PSEG
                                 Americas Ltd.
                                   (Bermuda)
                               -----------------
                                        |
                                        |
                               -----------------
                                   PSEG China
                                      Inc.
                                   (Delaware)
                               -----------------
                                        |
                                        | 50%
                               -----------------
                                  Meiya Power
                                    Company
                                    Limited
                                   (Bermuda)
                               -----------------
                                        |
                                        |
                               -----------------
                                      PSEG
                                   Rongjiang
                                   Hydropower
                                      Ltd.
                                  (Mauritius)
                               -----------------
                                        |
                       ---------------------------------
                      |                                 |
                      | 55%                         80% |
             -----------------                  -----------------
                   Guangxi                            Guangxi
                  Rongjiang                          Rongjiiang
                Meiya Company                          Meiya
                     Ltd.                            Hydropower
                    (PRC)                           Company Ltd.
             -----------------                         (PRC)
                                                -----------------

                    Organizational Chart - Response 4(b)(xxviii)

                               Kalaeloa Partners, LP


                               -----------------
                                     Public
                                    Service
                                   Enterprise
                                     Group
                                  Incorporated
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Energy
                                 Holdings Inc.
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Global
                                      Inc.
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Global
                                    USA Inc.
                                  (New Jersey)
                               -----------------
                                        |
                                        |
               ---------------------------------------------------
              |                         |                         |
       -----------------       -----------------         -----------------
             PSEG                     PSEG                      PSEG
         Kalaeloa Inc.              Hawaiian                  Hawaiian
          (Delaware)               Management                Investment
       -----------------              Inc.                      Inc.
              |                    (Delaware)                (Delaware)
               |               -----------------         -----------------
                |                       |                48.49%   |
                 |                      | 1% GP --------   LP  ---
                  |                                  |
                   |                                 |
                    |                       -----------------
                  1% GP                          Kalaeloa
                      |                         Investment
                       |                       Partners, LP
                        |                       (Delaware)
                         |                  -----------------
                          |                          |
                           |                         | 99% LP
                            |               -----------------
                             |                    Kalaeloa
                               ------------    Partners, L.P.
                                                 (Delaware)
                                            -----------------

                    Organizational Chart - Response 4(b)(xxix)

                               Meiya Electric Asia Ltd.


                               -----------------
                                     Public
                                    Service
                                   Enterprise
                                     Group
                                  Incorporated
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Energy
                                 Holdings Inc.
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Global
                                      Inc.
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Global
                                    Holding
                                    Company
                                    (Cayman)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Global
                                 International
                                  Holdings LLC
                                   (Delaware)
                               -----------------
                                        |
                                        |
                               -----------------
                                      PSEG
                                 Americas Ltd.
                                   (Bermuda)
                               -----------------
                                        |
                                        |
                               -----------------
                                   PSEG China
                                      Inc.
                                   (Delaware)
                               -----------------
                                        |
                                        | 50%
                               -----------------
                                  Meiya Power
                                    Company
                                    Limited
                                   (Bermuda)
                               -----------------
                                        |
                                        |
                               -----------------
                                  Meiya Power
                                     China
                                 Holdings Ltd.
                                   (Caymans)
                               -----------------
                                        |
                                        |
                               -----------------
                                  Meiya Power
                                 International
                                  Holdings I,
                                      Ltd.
                                   (Caymans)
                               -----------------
                                        |
                                        |
                               -----------------
                                 Meiya Electric
                                   Asia, Ltd.
                                  (Mauritius)
                               -----------------
                                        |
                                        | 92%
                               -----------------
                                    Nantong
                                  Entergy Heat
                                    & Power
                                  Company Ltd.
                                    (China)
                               -----------------

                    Organizational Chart - Response 4(b)(xxx)

                      Shanghai Wei-Gang Energy Company Ltd.


                               -----------------
                                     Public
                                    Service
                                   Enterprise
                                     Group
                                  Incorporated
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Energy
                                 Holdings Inc.
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Global
                                      Inc.
                                  (New Jersey)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Global
                                    Holding
                                    Company
                                    (Cayman)
                               -----------------
                                        |
                                        |
                               -----------------
                                  PSEG Global
                                 International
                                  Holdings LLC
                                   (Delaware)
                               -----------------
                                        |
                                        |
                               -----------------
                                      PSEG
                                 Americas Ltd.
                                   (Bermuda)
                               -----------------
                                        |
                                        |
                               -----------------
                                   PSEG China
                                      Inc.
                                   (Delaware)
                               -----------------
                                        |
                                        | 50%
                               -----------------
                                  Meiya Power
                                    Company
                                    Limited
                                   (Bermuda)
                               -----------------
                                        |
                                        |
                               -----------------
                                      PSEG
                                    Shanghai
                                      BFG
                                    Company
                                    (Cayman)
                               -----------------
                                        |
                                        | 50%
                               -----------------
                                     CanAm
                                  Energy China
                                 Holdings, LLC
                                   (Delaware)
                               -----------------
                                        |
                                        | 65%
                               -----------------
                                    Shanghai
                                    Wei-Gang
                                     Energy
                                  Company Ltd.
                                    (China)
                               -----------------